SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12

U.S. PLASTIC LUMBER CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11(c)-(2).

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

$

☒	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

U.S. PLASTIC LUMBER CORP.

2300 W. Glades Rd., Suite 440W
Boca Raton, Florida 33431
(561) 394-3511

February   , 2002

Dear Stockholders:

     The board of directors and officers of U.S. Plastic Lumber Corp., a Nevada corporation, cordially invite you to attend the Special Meeting of Stockholders (the “Special Meeting”) to be held on March   , 2002 at our corporate offices located at 2300 W. Glades Road, Suite 440W, Boca Raton, Florida 33431 at 2:00 p.m. (Eastern Standard Time) or any adjournment or postponement of the Special Meeting.

     We entered into the purchase agreement dated as of December 29, 2001 and the amendment thereto dated as of February 12, 2002 (the “Purchase Agreement”) with New CEI Inc. (the “Purchaser”) and Clean Earth, Inc. (“Clean Earth”), our wholly-owned subsidiary. Pursuant to the Purchase Agreement, we agreed to sell all of the outstanding capital stock of Clean Earth (“Clean Earth Sale Transaction”) which together with its subsidiaries comprise our environmental recycling division. We cannot complete the Clean Earth Sale Transaction unless our stockholders approve it by casting the majority of outstanding shares of our common stock “FOR” the Clean Earth Sale Transaction. The enclosed proxy statement contains, among other things, a discussion of the Clean Earth Sale Transaction. The board of directors recommends that you consider the enclosed materials carefully.

     At the Special Meeting, you will be asked to consider and vote upon the proposals (i) to approve the Clean Earth Sale Transaction, (ii) to act upon the adjournment or postponement of the Special Meeting, if necessary, to permit further solicitation of proxies if we lack sufficient votes to approve the Clean Earth Sale Transaction at the time of the Special Meeting, and (iii) to transact such other matters as may properly come before the Special Meeting or any adjournment or postponement of the Special Meeting.

     We are undergoing a liquidity crisis. We entered into a forbearance agreement with certain of our senior lenders that requires us to sell Clean Earth. If we are not successful in closing the Clean Earth Sale Transaction, we will be in breach of the forbearance agreement with these senior lenders that could lead the senior lenders to seek to foreclose on our assets. Additionally, our failure to close the Clean Earth Sale Transaction will prevent us from curing our liquidity crisis, which will adversely affect our ability to operate as a going concern. However, there can be no assurance that the closing of the Clean Earth Sale Transaction will cure such liquidity crisis. See “Special Considerations” on page 60.

     OUR BOARD OF DIRECTORS CAREFULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE CLEAN EARTH SALE TRANSACTION AS WELL AS OTHER ALTERNATIVES AVAILABLE TO US. BASED ON ITS REVIEW, OUR BOARD HAS DETERMINED THAT THE CLEAN EARTH SALE TRANSACTION IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND OUR STOCKHOLDERS. IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, WHETHER OR NOT YOU ATTEND THE SPECIAL MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

     The board has unanimously approved the Clean Earth Sale Transaction and recommends that stockholders vote “FOR” approval of the Clean Earth Sale Transaction by marking the enclosed proxy card “FOR” the approval of the Clean Earth Sale Transaction and returning the proxy card in the accompanying self-addressed, postage-prepaid envelope. Your early response will be greatly appreciated. Of course, you are also welcome to attend the Special Meeting and vote your shares in person.

Sincerely,

/s/ MARK S. ALSENTZER

Mark S. Alsentzer
Chairman, President and Chief Executive Officer

     THE CLEAN EARTH SALE TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

This proxy statement and a proxy card are being first mailed to stockholders on or about February   , 2002.

U.S. PLASTIC LUMBER CORP.

2300 W. Glades Rd., Suite 440W
Boca Raton, Florida 33431
(561) 394-3511

NOTICE OF THE SPECIAL MEETING OF THE STOCKHOLDERS

TO BE HELD ON MARCH   , 2002

To the Stockholders of U.S. Plastic Lumber Corp.:

     Notice is hereby given that the Special Meeting of the Stockholders (the “Special Meeting”) of U.S. Plastic Lumber Corp., a Nevada corporation (the “Company”), will be held at the corporate offices of the Company located at 2300 W. Glades Road, Suite 440W, Boca Raton, Florida 33431 on March   , 2002 at 2:00 p.m. (Eastern Standard Time) for the following purposes:

1. To consider and vote upon a proposal to approve the sale of all of the outstanding capital stock of Clean Earth, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, which together with its subsidiaries comprise our environmental recycling division, to New CEI Inc. (the “Purchaser”) pursuant to the terms and conditions of the purchase agreement dated as of December 29, 2001 and the amendment thereto dated as of February 12, 2002 (the “Purchase Agreement”) entered into by the foregoing parties and the transactions contemplated by the Purchase Agreement (the “Clean Earth Sale Transaction”), as more fully described in the accompanying proxy statement. A copy of the Purchase Agreement is attached as Appendix A to the enclosed proxy statement.

2. To act upon the adjournment or postponement of the Special Meeting, if necessary, to permit further solicitation of proxies if we lack sufficient votes to approve the Clean Earth Sale Transaction at the time of the Special Meeting.

3. To transact such other matters as may properly come before the Special Meeting or any adjournment or postponement of the Special Meeting.

     Registration and seating for the Special Meeting will begin at 1:30 p.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Please note that if your shares, or the shares of the person or entity for whom you are the duly appointed proxy, are held in “street name” (i.e., through a broker or other nominee), for admittance to the Special Meeting you will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Special Meeting.

     By resolution of the board of directors of the Company, only stockholders of record of the Company’s common stock at the close of business on February 13, 2002 are entitled to the notice of and to vote at the Special Meeting and any adjournment or postponement of the Special Meeting. A list of the Company’s stockholders of record, as of the close of business on February 13, 2002, will be available at the Special Meeting for examination by any stockholder, a stockholder’s agent or attorney.

     EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD, WHICH IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, AS SOON AS POSSIBLE IN THE ACCOMPANYING SELF-ADDRESSED, POSTAGE-PREPAID ENVELOPE. IF YOU DO ATTEND THE SPECIAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

By Order of the Board of Directors,

/s/ BRUCE C. ROSETTO

Bruce C. Rosetto
Secretary

February   , 2002

Boca Raton, Florida

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
QUESTIONS AND ANSWERS RELATING TO THE CLEAN EARTH SALE TRANSACTION	10
GENERAL INFORMATION	14
Date, Time, Place and Purpose of the Special Meeting	14
Record Date and Shares Entitled to Vote	14
Quorum and Voting Rights	14
Solicitation of Proxies	14
Revocation of Proxies	15
PROPOSAL ONE: THE CLEAN EARTH SALE TRANSACTION	15
Business Currently Conducted	16
Description of Business to be Sold — Environmental Recycling Division	20
Description of Remaining Business — Plastic Lumber Operation	25
Summary of the Purchase Agreement	31
Summary of Terms of Junior Preferred Stock	39
Pro Forma Financial Information	39
Regulatory Approvals	43
Accounting Treatment of the Clean Earth Sale Transaction	44
Federal Income Tax Consequences of the Clean Earth Sale Transaction	44
Vote Required for the Approval of the Clean Earth Sale Transaction	44
Dissenters’ Rights	44
Transaction Expenses	45
Background of the Company’s Decision to Sell Clean Earth	45
Recommendations of the Board of Directors	49
Reasons for the Clean Earth Sale Transaction	49
Position of the Company as to the Fairness to Stockholders of the Clean Earth Sale Transaction	52
Opinion of the Investment Banker	54
Effects of the Clean Earth Sale Transaction	60
Plans after the Clean Earth Sale Transaction	61
Use of Net Cash Proceeds from the Clean Earth Sale Transaction	61
Interests in the Clean Earth Sale Transaction that Differ from Your Interests	62
PROPOSAL TWO: ADJOURNMENT	64
SPECIAL CONSIDERATIONS	64
INFORMATION ABOUT THE PURCHASER	80
SELECTED FINANCIAL DATA	84
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	86
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK	101
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	102
MANAGEMENT	104
INDEPENDENT ACCOUNTANTS	106
STOCKHOLDER PROPOSALS	106
OTHER MATTERS	106
FORWARD-LOOKING STATEMENTS	106
WHERE YOU CAN FIND MORE INFORMATION	107
INDEX TO FINANCIAL STATEMENTS	F-1
Appendix A: Purchase Agreement and Amendment	A-1
Appendix B: Certificate of Incorporation of New CEI Inc. and Certificate of Designation of Junior Preferred Stock	B-1
Appendix C: Opinion of Sanders Morris Harris, Inc.	C-1

i

SUMMARY TERM SHEET

      This summary term sheet is intended to give you a summary of the material aspects of the proposed sale of Clean Earth, Inc., which together with its subsidiaries comprise our environmental recycling division, as described in this proxy statement and is referred to as the Clean Earth Sale Transaction. The Purchaser in the Clean Earth Sale Transaction has no relation to us or any of our affiliates. You should carefully review the proxy statement and the appendices to it so that you can gain a more complete understanding of the proposed transaction.

      CLEAN EARTH SALE TRANSACTION. (See page 30.) The following is a brief description of the material business terms of the Clean Earth Sale Transaction:

•	Purchase Price. (See page 30.) The purchase price that we will receive in the Clean Earth Sale Transaction consists of:

•	Cash. The cash portion of the purchase price is equal to $45.0 million, of which $44.0 million will be payable at the closing of the Clean Earth Sale Transaction in cash and $1.0 million will be delivered to the escrow agent to be held and then paid to us or the Purchaser pursuant to the escrow agreement;

•	Preferred Stock. We will receive 45,000 shares of the junior preferred stock of the Purchaser (the “Junior Preferred Stock”) having a stated value of $4.5 million at the closing which pays a dividend in the amount of 5% per annum, payable in kind with additional Junior Preferred Stock. The Junior Preferred Stock is redeemable upon the earlier of (i) the tenth anniversary of the issuance of the Junior Preferred Stock, (ii) a change of control event, or (iii) a registered offering of the Purchaser’s securities that results in gross proceeds of at least $25.0 million. The Junior Preferred Stock will be subordinate to the senior debt of the Purchaser and the other outstanding preferred stock of the Purchaser. A copy of the Certificate of Designation of the Junior Preferred Stock is attached to this proxy statement as Appendix B.

•	Purchase Price Adjustments. The cash portion of the purchase price described in the foregoing section is subject to the following adjustments as of the closing:

•	if the aggregate of the outstanding debt and other obligations (as defined in the Purchase Agreement) of Clean Earth and its subsidiaries is greater or less than $5.5 million, the cash portion of the purchase price will be decreased or increased by the amount of the difference; and

•	if the adjusted non-cash working capital (as defined in the Purchase Agreement) of Clean Earth, is (i) less than $10.0 million, the cash portion of the purchase price will be reduced by the amount of the deficiency and (ii) greater than $12.5 million, the cash portion of the purchase price will be increased by the amount of the difference.

Based on the outstanding debt and other obligations of Clean Earth as of December 31, 2001, the purchase price would increase by approximately $470,000. Based on the adjusted non-cash working capital as of December 31, 2001, the purchase price would decrease by approximately $1.1 million. Assuming the Clean Earth Sale Transaction was completed on December 31, 2001, the resulting net purchase price adjustments described above would result in a decrease in the cash portion of the purchase price of approximately $630,000.

We anticipate closing the Clean Earth Sale Transaction by the end of March 2002 or as soon thereafter as practicable. We currently estimate that the maximum adjustment to the purchase price as a result of these provisions would not exceed $1.0 million. Additional adjustments to the purchase price will be made if the $1.0 million escrow is not sufficient to cover the contemplated adjustments. The adjustments, if any, for a shortfall in excess of $41.0 million will result in a reduction in the Junior Preferred Stock we will receive from the Purchaser by 0.02% for each $1,000 of the shortfall.

In addition, there may be additional adjustments to the cash portion of the purchase price based upon a final audited balance sheet to be delivered after the closing if the amount of outstanding debt and other obligations and non-cash working capital set forth on the final audited balance sheet differ from the amounts of such items set forth on the unaudited balance sheet on the closing date, and the $1.0 million escrow will be distributed among the parties accordingly.

If on the closing date, we, Clean Earth or any subsidiary of Clean Earth is in default or will be in default of an obligation and as a result the obligee would have the right to accelerate the date of payment of such obligation or other obligations of Clean Earth or its subsidiary, the cash portion of the purchase price will be reduced by the amount of the accelerated portion of the obligation or obligations less the amount by which such acceleration has resulted in the reduction of the cash portion of the purchase price pursuant to the foregoing adjustments pertaining to working capital and retention of debt. If the reduction of the cash portion of the purchase price occurs due to such default, we will receive a promissory note from the Purchaser at the closing in the principal amount equal to such reduction payable on such terms and at such date or dates as the obligation giving rise to the reduction would have been payable by Clean Earth or its subsidiary had the default not occurred. The Purchaser will use the amount of the cash portion of the purchase price so reduced to pay the related defaulted obligation. The assets that will secure the promissory note will be the identical assets that secure the current debt obligation. The purpose of this provision is in the event the debt is accelerated as a result of the Clean Earth Sale Transaction and the note can not be assumed by the Purchaser, we agreed to provide the financing in order to prevent the Purchaser from terminating the Clean Earth Sale Transaction. The Purchaser agreed to use its best efforts to refinance this obligation. There are no obligations of Clean Earth which are currently in default and would result in an adjustment to the purchase price pursuant to this provision of the Purchase Agreement. There are no forbearance agreements that would trigger a reduction in the purchase price pursuant to this provision. We currently believe that it is unlikely that there will be any defaults that would result in our receipt of a promissory note pursuant to the terms of the Purchase Agreement described above.

The forbearance agreement with Bank of America terminates on February 28, 2002. We are currently negotiating an extension of the forbearance period with our senior lenders and we believe that our senior lenders will agree to this extension to accommodate the anticipated closing schedule for the Clean Earth Sale Transaction. The debt defaults covered by this provision only apply to debt obligations being assumed by the Purchaser and debt defaults and debt obligations not transferred to the Purchaser do not trigger a reduction in the purchase price.

If the Purchaser has received the mezzanine financing of at least $8.0 million but less than $10.0 million by or at the closing, the cash portion of the purchase price will be reduced by the amount by which the amount of the mezzanine financing is less than $10.0 million, but such reduction will not, unless we, in our sole discretion, agree otherwise, cause the closing date cash payment to be less than $43.5 million. The discretion is exercisable if the cash payment at closing is less than $43.5 million. The maximum adjustment to the purchase price is $1.5 million; however, we anticipate that any purchase price adjustment pursuant to this provision would be significantly less. We believe it is unlikely we will have to provide any mezzanine financing pursuant to this provision because the Purchaser has received non-binding commitments regarding their receipt of $10.0 million of mezzanine financing. In such event we will be deemed to be an investor in the mezzanine financing to the extent of the mezzanine financing related reduction which will be payable on the same terms and entitling us to the same rights to which the mezzanine financing investors are entitled, including the receipt of a warrant to purchase such number of shares of the Purchaser’s common stock equal to the same proportion of the aggregate number of shares subject to the warrants issued to all the mezzanine financing investors with respect to the mezzanine financing related reduction as the amount of the mezzanine financing related reduction represents of the total amount of the mezzanine financing. The purpose of this provision is to enable the closing of the Clean Earth Sale Transaction in the event the Purchaser is unable to obtain all of the financing necessary for closing. We do not intend to close the Clean Earth Sale Transaction if the closing date cash payment would be materially less than $43.5 million. In the event the Purchaser is unable to raise $8.0 million, the Clean Earth Sale Transaction will not close. See “Termination Fees.”

We do not anticipate that these purchase price adjustments will impair our ability to pay our senior creditors and we believe that the $8.0 million line of credit provided at closing will be sufficient to fund our operations through 2002. Further, we do not believe these purchase price adjustments will have any impact on our forbearance agreements. We believe the possibility that the forbearance agreements will not be extended by our senior lenders to permit the closing of the Clean Earth Sale Transaction in March 2002 is unlikely.

•	Excluded Assets. We will keep the following assets and not transfer these assets as part of the Clean Earth Sale Transaction: the claims for payment pursuant to (i) our interest in the joint venture between Interstate Industrial Corp. and us pursuant to which we would perform dredging and disposal services for the New York Department of Sanitation which have been completed and (ii) the Quakertown Founding Site Agreement between Integrated Technical Services, a subsidiary of Clean Earth, and the Pennsylvania Department of Environmental Protection (“Distributed Claims”). We believe the value of the Distributed Claims to be approximately $4.7 million, but we may have to enter into litigation to collect these claims. See the description of these assets on page 31.

•	Licenses and Trademarks Transferred to the Purchaser. On or prior to the closing date, we will also transfer all licenses and trademarks relating to the assets, business and operations of Clean Earth from U.S. Plastic Lumber IP Corporation, our wholly-owned subsidiary, to Clean Earth without any cost, expense or fees payable by Clean Earth, any of its subsidiaries or the Purchaser.

•	Purchaser’s Conditions to the Closing. (See page 34.) The obligation of the Purchaser to consummate the Clean Earth Sale Transaction is subject to certain conditions, including, but not limited, to the following:

•	the Purchaser’s receipt of the financing of at least $10.0 million from investors or lenders to provide acquisition financing or external mezzanine debt financing of at least $10.0 million (the “Mezzanine Financing”);

•	Clean Earth’s receipt of a line of credit in an amount of at least $32.0 million from a syndicate of institutional lenders led by Bank of America;

•	the satisfactory results of the Purchaser’s (i) review of the exhibits and schedules to the Purchase Agreement completed on or prior to February 1, 2002 and (ii) environmental due diligence review of Clean Earth and its subsidiaries completed on or prior to February 15, 2002;

•	employment agreements satisfactory to the Purchaser executed between Clean Earth or its subsidiary and certain Clean Earth officers on or prior to February 1, 2002;

•	the receipt of all consents required to be obtained by us or Clean Earth from third parties; and

•	no material adverse change in the consolidated financial condition or the consolidated results of operations of Clean Earth and its subsidiaries as of December 31, 2001 from those reflected in the unaudited interim financial statements as of November 30, 2001.

The Purchaser has received non-binding commitments for the financing conditions. The timeframe for objecting to information in exhibits and schedules has expired. The environmental due diligence is anticipated to be completed shortly. We are in the process of obtaining the necessary consents to complete this transaction.

•	Stockholders’ Approval and our Conditions to the Closing. (See page 34.) Our obligation to consummate the Clean Earth Sale Transaction is subject to various conditions, including, but not limited to, the approval of the Clean Earth Sale Transaction by holders of a majority of our outstanding common stock, our receipt of a working capital line from our existing bank group in an amount of not less than $8.0 million and termination of our obligations under certain guaranties and financial assurances described in the Purchase Agreement. We have obtained a non-binding commitment from Bank of America and we anticipate that this funding will be available at the closing.

•	Tax Treatment of the Clean Earth Sale Transaction. If the Purchaser determines to make the Section 338(h)(10) election with respect to the Clean Earth Sale Transaction it will provide written advice of such election to us no later than 30 days prior to the 15th day of the ninth month following the Closing Date (the “Ultimate Election Date”). Upon receipt of such advice, we will prepare and execute documents required to join in such election and prepare the related income tax returns. The Purchaser, no later than five days prior to the Ultimate Election Date, will deliver (i) the amount of the income, sales and transfer tax liability related to the Section 338(h)(10) election and (ii) $625,000 to an escrow agent with instructions to pay the tax liability to the appropriate taxing authorities and the $625,000 directly to us. Where the Purchaser and we make a joint Section 338(h)(10) election with respect to the qualified stock purchase, Clean Earth is treated as selling its assets in a single transaction to a new corporation owned by the Purchaser for an amount equal to the price the Purchaser pays for the Clean Earth stock plus Clean Earth’s liabilities inherited by the Purchaser plus certain other items. Clean Earth is treated as making this asset sale and recognizes the related taxable gain while a member of our Consolidated Group. Therefore, a stock sale without a Section 338(h)(10) election would produce less taxable gain and would result in an overall lower combined federal and state tax liability to us. If the election is made, the Clean Earth Sale Transaction would produce a higher taxable gain resulting in higher state and federal taxes, which we will recover from the Purchaser as additional purchase price consideration.

•	PRP Reserve. We have agreed to keep all liability relating to the following matters in which Clean Earth of North Jersey, Inc., Clean Earth’s subsidiary, has been named as a “potentially responsible party”: Spectron, Four County Landfill and Bayonne Barrel. We have currently reserved $324,485 with respect to these matters (“PRP Reserve”) which we currently believe is sufficient to cover our portion of the liability with respect to these matters. We currently estimate that it will take up to five years for these matters to be resolved and the amount of our liability determined. As a result, no assurances can be given as to whether this reserve will be sufficient to cover our portion of this liability.

•	Indemnification. (See page 37.) The Purchase Agreement contains indemnification obligations for each party, subject to certain caps and limits described in the Purchase Agreement, related to (i) any material inaccuracy in or material breach of any representation or warranty in the Purchase Agreement or the proxy statement, (ii) our failure to perform or observe fully any covenant, agreement or provision of the Purchase Agreement, or (iii) any claims relating to the enforcement of a party’s rights under the Purchase Agreement. In addition, the Purchaser agreed to indemnify us for our liability arising subsequent to the Closing from any guaranties or financial assurances on behalf of Clean Earth which were to be terminated at the closing pursuant to the Purchase Agreement and which relate to events or matters after the closing date.

•	Termination of the Purchase Agreement. The Purchase Agreement may be terminated at any time prior to the closing date as follows:

•	by our mutual consent with the Purchaser;

•	by the Purchaser if the Purchaser’s conditions precedent to the closing have not been met on the closing date or if Clean Earth or its subsidiary has (i) incurred any liability or, as to property or assets, any physical loss or damage which has a material adverse impact on the consolidated financial condition or results or operations of Clean Earth and its subsidiaries or (ii) entered into any contractual obligation or transaction other than in the ordinary course of business;

•	by us and Clean Earth acting together if any of our conditions precedent the closing have not been met on the closing date; or

•	by either the Purchaser or us and Clean Earth acting together if the closing is not effected on or prior to (i) March 31, 2002, provided that the failure to effect the closing by such date is not primarily due to acts, omissions or failure of the terminating party or (ii) May 15, 2002, if the closing is not effected due solely to the review by the Securities and Exchange Commission (“SEC”) of the proxy statement to be distributed to our stockholders and distribution of the proxy statement to our stockholders and the Special Meeting, provided that we diligently respond to comments the Staff of the SEC has made in connection with such review.

We are currently negotiating an extension of the forbearance period with our senior lenders and we believe that our senior lenders will agree to this extension to accommodate the anticipated closing schedule for the Clean Earth Sale Transaction.

•	Termination Fees. (See page 36.) Pursuant to the Purchase Agreement, each party has agreed to pay termination fees to the other party of up to $400,000 plus verifiable out-of-pocket expenses not to exceed $400,000, if such party terminates the Purchase Agreement under circumstances described in the Purchase Agreement.

•	Expenses. All expenses incurred in connection with the Clean Earth Sale Transaction will be paid by the party incurring such expenses.

•	Estimated Loss on Clean Earth Sale. We anticipate recording a loss of approximately $7.9 million on the Clean Earth Sale Transaction.

      INTERESTS IN THE SALE OF CLEAN EARTH THAT DIFFER FROM YOUR INTERESTS. (See page 59.)

•	Clean Earth or its subsidiary may enter into employment agreements with certain officers of Clean Earth or one of its subsidiaries.

•	The guarantors of an indemnity agreement on behalf of a Clean Earth subsidiary (the “BC Guarantors”), which include directors, Mark Alsentzer and August Schultes, and family members and affiliates of such directors, and certain officers of Barbella Environmental Technology, Inc., a Clean Earth Subsidiary, will receive certain payments from the Purchaser in connection with the closing of the Clean Earth Sale Transaction, a portion of which payments would reduce the amount to be paid to these individuals by us. The aggregate amount of the payments to the BC Guarantors is $862,500 to be divided among such guarantors based upon their respective individual commitments which have not been determined at this time. The BC Guarantors have not allocated the amount of the payment among themselves.

•	Kenneth Leung, one of our directors, is a managing director of Sanders Morris Harris, Inc., a financial advisor retained by our board of directors (the “Investment Banker”), that rendered the fairness opinion in connection with the Clean Earth Sale Transaction.

•	Other than payments to the BC Guarantors described above, none of our affiliates will have an on-going relationship with the Purchaser, except as described below.

      In the event the Purchaser is unable to terminate or replace the letters of credit provided by the BC Guarantors within 30 days of the closing of the Clean Earth Sale Transaction, the Purchaser is required to make additional payments to the BC Guarantors in the amount of $125,000. In addition, the Purchaser has also agreed to pay or cause Clean Earth to pay to the guarantors of any indemnity obligation with respect to any contracts for which such guarantors act as an indemnitor to AIG Environmental (“AIG”) on behalf of Clean Earth, other than the $57.5 million contract between Barbella Environmental Technology, Inc., a subsidiary of Clean Earth, and the City of New York for a project known as “Remedial Action for Pennsylvania Avenue Landfill” located in Brooklyn, New York (the “Brooklyn Contract”), a fee equal to

1.5% of the bond amount for any such contracts as follows: 50% of the fee at time of closing and 50% within 30 days of mobilization fee being invoiced.

      Strategic Alliance Group, LLC, which provides redevelopment services for landfills and other industrial properties, may consider engaging the services of Clean Earth in connection with its operations, including, but not limited to, retaining Clean Earth as a subcontractor in connection with a landfill contract between Strategic Alliance Group, LLP and the City of Linden, New Jersey. Certain of our officers, including Mark Alsentzer and Bruce Rosetto, own a minority interest in Strategic Alliance Group, LLC.

      USE OF NET CASH PROCEEDS: (See page 58.) We intend to use all of the cash proceeds from the Clean Earth Sale Transaction, which are estimated to be approximately $42.7 million, net of purchase price adjustments and transaction costs, to pay a portion of our outstanding indebtedness, including, but not limited to, our term loan with our senior lenders as well as other debt. Assuming the completion of the Clean Earth Sale Transaction on or before March 31, 2002 and the application of $42.7 million of debt to repay a portion of our outstanding indebtedness, we will have approximately $25.0 million of debt outstanding, exclusive of any borrowings that would take place under our new $8.0 million working capital credit line. We believe that the $1.0 million delivered to the escrow agent will be sufficient to cover any purchase price adjustments and the net cash proceeds of $42.7 million take into account these adjustments.

      The following table illustrates how we intend to use the net proceeds of the Clean Earth Sale Transaction, with dollar amounts in thousands:

Net Cash Proceeds	$42,700
Retirement of Senior Credit Facility Term Loan(a)	(25,000)
Retirement of Senior Credit Facility Revolving Credit Line(a)	(12,400)
Deferred interest, fees and penalties on Senior Credit Facility(a)	(1,415)
Retirement of Halifax Fund 25% Subordinated Convertible Debenture	(4,000)
Payment of interest, penalties and fees, primarily related to Halifax Fund 25% Subordinated Convertible Debenture	(500)
Payment on Master Credit Facility(b)	(500)
Payment of Series D Preferred Stock Dividends in arrears	(925)

Excess (deficit) proceeds	$(2,040)

(a)	Holders of debt include Bank of America, N.A., Union Planters Bank and LaSalle Bank.

(b)	Holders of this debt include, G.E. Capital, Siemens Financial Services Inc., Safeco Credit Co., Inc., The CIT Group/Equipment Financing Inc. and HSVC Business Credit (USA), Inc. We intend to use our new $8.0 million revolving credit line to (i) fund the deficit shown in the above table, and (ii) fund the working capital requirements of the plastic lumber division. We have obtained a non-binding commitment from Bank of America and we anticipate that this funding will be available at the closing.

      BACKGROUND OF OUR DECISION TO SELL CLEAN EARTH: (See page 43). In October 2000, we retained Banc of America Securities LLC (“BAS”), a leading global investment banking firm, to evaluate strategic alternatives for us, including the sale of Clean Earth. BAS is an affiliate of Bank of America which will be repaid with a portion of the proceeds of the Clean Earth Sale Transaction. With the assistance of BAS, the board has thoroughly explored market interest in various strategic transactions, including the possibility of engaging in a joint venture, a strategic partnership or a merger. The board concluded that any alternatives to the Clean Earth Sale Transaction were either not feasible or were likely to provide significantly less value to the holders of our common stock. In addition, due to certain events described below, the sale of Clean Earth will help us meet our significant debt obligations. Due to the lack of consistent earnings over the past 18 months, financial covenant defaults on our senior credit facilities, our inability to make principal and interest payments on our senior debt and the unwillingness of our senior lenders to restructure the terms of existing debt, management’s attempts to restructure or refinance our existing debt, absent a sale of Clean Earth, have been unsuccessful.

      On September 28, 2001, we notified all of the banks which participate in our Senior Credit Facility, under which as of December 31, 2001 we owed approximately $39.5 million, including accrued interest, fees and penalties, that due to lower than expected sales at our plastic lumber division we could not make the $2.5 million term loan payment due September 30, 2001 without jeopardizing our business operations. In addition, we were not in compliance with some of the covenants under the Senior Credit Facility as of September 30, 2001.

      On December 12, 2001, we reached an agreement with the participating banks that is effective as of November 14, 2001 whereby the lenders under the facility have agreed to accept interest only payments from us and allowed us to defer the September 30, and December 31, 2001 principal payments until the earlier of February 28, 2002 or the sale of some of our assets. Pursuant to the terms of this forbearance agreement, the lenders have also agreed not to take any action against us with respect to the covenant violations as of September 30, 2001 and similar violations which were anticipated as of December 31, 2001. The forbearance agreement provides for a forbearance fee of $100,000 payable by us at the termination of the forbearance period. The forbearance period terminates on February 28, 2002 or at the time of a forbearance default (“Forbearance Default”), as defined in the forbearance agreement. Forbearance Defaults include, but are not limited to (i) our failure to comply with any provision of the forbearance agreement, (ii) our failure to enter into a definitive agreement for the sale of certain of our assets on or prior to December 31, 2001, (iii) termination of our bonding capacity, or (iv) any other default under the Senior Credit Facility, other than existing and anticipated defaults listed in the forbearance agreement. We are currently negotiating an extension of the forbearance period with our senior lenders and we believe that our senior lenders will agree to this extension to accommodate the anticipated closing schedule for the Clean Earth Sale Transaction.

      We did not make the interest payment in the amount of $221,000 that was due on December 31, 2001. The lending group has verbally agreed to allow us to defer interest payments from December 31, 2001 until the consummation of the Clean Earth Sale Transaction. Although our failure to make the interest payment constitutes a Forbearance Default, we have received a verbal agreement with the lending group to amend the Forbearance Agreement to include the deferral of these interest payments and are currently negotiating a written forbearance agreement with these lenders. See “Special Considerations — Special Considerations Relating to Our Business Without Taking into Consideration the Clean Earth Sale Transaction — If we are unable to meet our payment obligations or comply with the covenants contained in our debt agreements in 2002, we will be required to significantly curtail our operations and it may raise substantial doubt about our ability to continue as a going concern.”

      On October 4, 2001, we requested that the participants in our Master Credit Facility with GE Capital grant a suspension of principal payments on our Master Credit Facility until the earlier of March 31, 2002 or the sale of some of our assets. Through December 31, 2001, we continued to make all scheduled principal payments on our Master Credit Facility. On January 3, 2002, we notified all of the participants in the Master Credit Facility that we would not be making any further principal payments until at least April of 2002. In addition, we did not make the term payment of $1.7 million due January 2, 2002 and, as of September 30, 2001, we were not in compliance with the tangible net worth covenant under the Master Credit Facility, largely due to the restructuring and asset impairment charges recorded in the third quarter of 2001. See “Special Considerations — Special Considerations Relating to Our Business Without Taking into Consideration the Clean Earth Sale Transaction — We have a history of losses and if we are not able to achieve and maintain profitability, the market price of our common stock could decrease” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We are currently in negotiations with GE Capital Corp. and the other participants to restructure the Master Credit Facility which would include a forbearance agreement deferring the unpaid principal, while continuing to make interest payments, and a waiver of the covenant violation. While our failure to make principal payments and to meet the tangible net worth covenant constitute events of default under the Master Credit Facility, none of the lenders that are party to the Master Credit Facility have taken any action against us. Although we believe that we will be successful in obtaining the necessary waiver and forbearance from these lenders and we currently have a verbal agreement to forbear, and are currently negotiating a written forbearance agreement with these lenders, no assurance can be given as to whether or in what form this waiver and forbearance can be obtained. In the event that the necessary waiver and forbearance are not obtained or future principal and interest payments cannot be made, the lenders under the facility can demand immediate repayment of the outstanding balance on the Master Credit Facility, which was $11.4 million as of December 31, 2001.

      Pursuant to the terms of the Senior Credit Facility and the forbearance agreement, upon the occurrence of a Forbearance Default, the administrative agent for the lending banks, upon the request of the lending banks, can declare all commitments terminated, and/or declare all of our loans and other obligations due and payable. Although the failure to make a payment when due under the Master Credit Facility or the acceleration of the Master Credit Facility is a Forbearance Default under the Senior Credit Facility, the lending group has not taken any action against us and we are currently in discussions with the lending group. The Master Credit Facility also contains a provision whereby an event which would accelerate payment terms of our Senior Credit Facility would also accelerate the payment terms of the Master Credit Facility to the same due date as the Senior Credit Facility. At December 31, 2001, amounts outstanding on the Senior Credit Facility and the Master Credit Facility totaled $39.5 million, including accrued interest, fees and penalties, and $11.4 million, respectively. In addition, defaults under these lending agreements cause defaults, pursuant to cross default provisions, of our other agreements, including, but not limited to, other lending agreements, debenture agreements, lease agreements and other agreements. We currently do not have the financial resources to repay these debt obligations in the event that these defaults are not waived in writing and such debt is immediately due without obtaining new debt and/or equity capital and/or selling some of our assets. The failure to comply with the terms of the Senior Credit Facility and Master Credit Facility, as well as any related forbearance agreements and other debt obligations or to obtain waivers and/or forbearance from these lenders would have a material adverse effect upon our liquidity and capital resources and it may raise substantial doubt about our ability to continue as a going concern. In this event, we may be forced to seek protection under the Bankruptcy Code or we may be forced into a bankruptcy proceeding by these lenders.

      EFFECT OF NOT CLOSING: We are undergoing a liquidity crisis. We entered into a forbearance agreement with our senior lenders that requires us to sell Clean Earth. If we are not successful in closing the Clean Earth Sale Transaction, we will be in breach of the forbearance agreement with our senior lenders that could lead the senior lenders to seek to foreclose on our assets. Additionally, our failure to close the Clean Earth Sale Transaction will prevent us from curing our liquidity crisis, which will adversely affect our ability to operate as a going concern. Therefore, we believe that if the Clean Earth Sale Transaction is not completed, we will not have sufficient capital to fund our operations and we will be unable to meet our debt payment obligations, absent an additional debt or equity financing. Due to our lack of consistent earnings over the past 18 months, defaults on current debt obligations, our inability to meet principal and interest payments on outstanding debt and the unwillingness of current lenders to restructure the terms of existing debt, management’s attempts to restructure or refinance our existing debt, absent a sale of Clean Earth, were unsuccessful. Notwithstanding the completion of the Clean Earth Sale Transaction and the receipt of the estimated net proceeds of $42.7 million and the $8.0 million line of credit, we may require additional capital to repay outstanding indebtedness and fund ongoing operations. We believe, based on our current financial projections, that assuming the completion of the Clean Earth Sale Transaction, the $8.0 million line of credit will be adequate to fund our current level of operations for the balance of fiscal year 2002. Our current projections also allow for the use of approximately $2.0 million of the $8.0 million line of credit to retire outstanding debt and other obligations that may be due at closing, including interest payments. However, if we fail to meet these projections at anytime during the year, we will be required to raise additional capital. These projections are based on internal forecasts, including current backlog of orders; however there can be no assurance that actual results will meet these projections. These projections take into effect our anticipated purchase price adjustments. Accordingly, the amount of additional funding, if any, the timing of our need for such funding and our ability to raise the necessary funds cannot be predicted at this time. In the event additional capital is required, our failure to complete an additional debt or equity financing may have a material adverse effect on our operations and our ability to continue as a going concern. See “Special Considerations — Special Considerations Relating to Our Business Upon the Consummation of the Clean Earth Sale Transaction.”

      FAIRNESS OPINION: (See page 51.) The Investment Banker acted as a financial advisor to our board of directors in connection with the proposed Clean Earth Sale Transaction. On December 31, 2001, the Investment Banker made a presentation to the board of directors and delivered its oral opinion to the board of directors (subsequently confirmed in writing) at the December 31, 2001 board meeting , to the effect that, as of December 31, 2001, and based upon and subject to the assumptions, limitations and qualifications set forth in the opinion, the consideration to be received by us in the Clean Earth Sale Transaction was fair to us and our stockholders from a financial point of view. Kenneth Leung, one of our directors, is a managing director of the Investment Banker. The Investment Banker, including its affiliates, did not receive any compensation from us, other than fees and expenses related to the fairness opinion, during the past two years, except for board fees and reimbursement of travel expenses of Kenneth Leung.

      NASDAQ LISTING; POSSIBLE DE-LISTING: (See page 67.) Our common stock currently trades on the Nasdaq National Market under the trading symbol “USPL.” On September 6, 2001, we received a formal notice from the Nasdaq National Market that we were not in compliance with the requirements for continued listing on the Nasdaq National Market because the market price of our common stock was below $1.00 per share for 30 consecutive trading days. Following the terrorist attacks on September 11, 2001, however, the Nasdaq Stock Market announced a moratorium on delisting issuers for failure to satisfy these requirements until January 2, 2002. We may not be in compliance with these requirements and may be de-listed in 2002.

      OPERATIONS AFTER THE SALE OF CLEAN EARTH: (See page 57.) If our stockholders approve the Clean Earth Sale Transaction and we consummate the Clean Earth Sale Transaction, we will continue our operations of the plastic lumber division. Our plastic lumber division has had a history of substantial losses and mixed operating results. The plastic lumber division, through much of its history, has been able to rely on the profits and cash flow generated by the environmental recycling division operated by Clean Earth in order to maintain its operations and grow its business. Although we believe that with the estimated pay-off of $42.7 million of our debt obligations with the proceeds from the Clean Earth Sale Transaction and the increased production capacity built over the last two years we should be in an improved position to increase our margins, grow our sales, and deliver value to our stockholders, we can give you no assurances that the sale of Clean Earth will enable us to accomplish any of these goals or even to continue as a going concern. Notwithstanding the completion of the Clean Earth Sale Transaction and the receipt of the estimated net proceeds of $42.7 million and the $8.0 million line of credit, we may require additional capital to repay outstanding indebtedness and fund ongoing operations. We believe, based on our current financial projections, that assuming the completion of the Clean Earth Sale Transaction, the $8.0 million line of credit will be adequate to fund our current level of operations for the balance of fiscal year 2002. Our current projections also allow for the use of approximately $2.0 million of the $8.0 million line of credit to retire outstanding debt and other obligations that may be due at closing, including interest payments. However, if we fail to meet these projections at anytime during the year, we will be required to raise additional capital. These projections are based on internal forecasts, including current backlog of orders; however there can be no assurance that actual results will meet these projections. These projections take into effect our anticipated purchase price adjustments. Accordingly, the amount of additional funding, if any, the timing of our need for such funding and our ability to raise the necessary funds cannot be predicted at this time. In the event additional capital is required, our failure to complete an additional debt or equity financing may have a material adverse effect on our operations and our ability to continue as a going concern. See “Special Considerations — Special Considerations Relating to Our Business Upon the Consummation of the Clean Earth Sale Transaction.”

QUESTIONS AND ANSWERS RELATING TO THE CLEAN EARTH SALE TRANSACTION

Q:	What steps did our board of directors take to ensure that the Clean Earth Sale Transaction is fair to us and our stockholders?

A:	In October 2000, our board of directors retained BAS to explore and evaluate strategic options for us. These options included, among other possibilities, the sale of our environmental services division comprised of Clean Earth and its subsidiaries. For a description of the events leading to the execution of the Purchase Agreement, see page 43.

The board of directors also retained the Investment Banker to advise it specifically with respect to the Clean Earth Sale Transaction, and to render its opinion, based upon the assumptions made, matters considered and limits of review set forth in its opinion, that, from a financial point of view, the consideration to be received by us in the Clean Earth Sale Transaction is fair to us and our stockholders. For a more detailed description of the opinion of the Investment Banker, see page 51.

Q:	When do we expect to complete the Clean Earth Sale Transaction?

A:	We expect that the Clean Earth Sale Transaction will be completed in March 2002.

Q.	What is the management’s estimate of the net cash proceeds to be realized from the Clean Earth Sale Transaction?

A.	We currently estimate that, assuming the closing occurs on or before March 31, 2002, the Clean Earth Sale Transaction will generate net cash proceeds of approximately $42.7 million after reductions for estimated purchase price adjustments and transaction costs which we intend to use to repay a portion of our outstanding indebtedness, including, but not limited to, our term loan with our senior lenders as well as other debt. We currently estimate that our debt obligations will exceed the net proceeds of the Clean Earth Sale Transaction. These estimates may ultimately change as a result of subsequent events. Assuming the completion of the Clean Earth Sale Transaction on or before March 31, 2002 and the application of $42.7 million of debt to repay a portion of our outstanding indebtedness, we will have approximately $25.0 million of debt outstanding, exclusive of any borrowings that would take place under our new $8.0 million working capital credit line. We anticipate that our debt obligations at closing in excess of the net cash proceeds will be financed through a new working capital credit line of at least $8.0 million, which is discussed on page 34. For additional details about our estimate of the net cash proceeds from the Clean Earth Sale Transaction, see page 57.

Q.	What happens if purchase price adjustments exceed $1.0 million?

A.	Additional adjustments to the purchase price will be made if the $1.0 million escrow is not sufficient to cover the contemplated adjustments. The adjustments, if any, for a shortfall in excess of $1.0 million will result in a reduction in the Junior Preferred Stock we will receive from the Purchaser by 0.02% for each $1,000 of the shortfall.

Q.	Will any of the proceeds received from the transaction be distributed to our stockholders?

A.	No. We intend to use the net proceeds from the Clean Earth Sale Transaction to pay off a portion of our outstanding indebtedness, including but not limited to, our term loan with our senior lenders as well as other debt.

Q:	What will our operations consist of after the completion of the Clean Earth Sale Transaction?

A:	Upon the completion of the Clean Earth Sale Transaction, our operations will consist of the plastic lumber division comprised of U.S. Plastic Lumber Ltd. and its subsidiary, The Eaglebrook Group, Inc. For the nine months ended September 30, 2001, Clean Earth had net revenues of $88.7 million and operating income of $6.4 million, while the plastic lumber division had net revenues of $47.5 million and an operating loss of $4.6 million, exclusive of $11.6 million of restructuring and asset impairment charges. After the completion of the Clean Earth Sale Transaction, our current stockholders will no longer have any ownership interest in the future operations of Clean Earth and the assets associated with Clean Earth will no longer be available for distribution in the event that we are forced to declare bankruptcy. For the description of the plastic lumber division, see page 24.

Q:	What will we do if the Clean Earth Sale Transaction is not approved by our stockholders?

A:	While we will continue to exist as a publicly owned entity, we will not have sufficient capital to fund our operations and we will be unable to meet our debt payment obligations, absent an additional debt or equity financing, which would negatively impact our business, financial condition and liquidity. If the sale of Clean Earth is not completed, absent an additional debt or equity financing, we will be required to significantly curtail our operations and our ability to continue as a going concern would be impaired. If the Clean Earth Sale Transaction is not approved or otherwise not consummated, the value of your stock may be reduced.

Q:	What is the recommendation of our board of directors as to the Clean Earth Sale Transaction?

A:	The board of directors has unanimously approved the Clean Earth Sale Transaction and has determined that it is fair to, and in the best interests of, us and our stockholders. The board recommends that you vote “FOR” the approval of the Clean Earth Sale Transaction. For additional details regarding the board’s recommendation and the factors it considered, see page 47.

Q:	Are there risks I should consider in deciding whether to approve the Clean Earth Sale Transaction?

A:	Yes. If the Clean Earth Sale Transaction is not consummated, we will not have sufficient capital to fund our operations and will be unable to meet our debt payment obligations, absent an additional debt or equity financing, which would negatively impact our business, financial condition and liquidity. If the Clean Earth Sale Transaction is not completed, absent an additional debt or equity financing, we will be required to significantly curtail our operations and our ability to continue as a going concern would be impaired. Due to the lack of consistent earnings over the past 18 months, financial covenant defaults on our senior credit facilities, our inability to make principal and interest payments on our senior debt and the unwillingness of our senior lenders to restructure the terms of existing debt, management’s attempts to restructure or refinance our existing debt, absent a sale of Clean Earth, have been unsuccessful. Notwithstanding the completion of the Clean Earth Sale Transaction and the receipt of the estimated net proceeds of $42.7 million and the $8.0 million line of credit, we may require additional capital to repay outstanding indebtedness and fund ongoing operations. We believe, based on our current financial projections, that assuming the completion of the Clean Earth Sale Transaction, the $8.0 million line of credit will be adequate to fund our current level of operations for the balance of fiscal year 2002. Our current projections also allow for the use of approximately $2.0 million of the $8.0 million line of credit to retire outstanding debt and other obligations that may be due at closing, including interest payments. However, if we fail to meet these projections at anytime during the year, we will be required to raise additional capital. These projections are based on internal forecasts, including current backlog of orders, however there can be no assurance that actual results will meet these projections. These projections take into effect our anticipated purchase price adjustments. Accordingly, the amount of traditional funding, if any, the timing of our need for such funding and our ability to raise the necessary funds cannot be predicted at this time. In the event additional capital is required, our failure to complete an additional debt or equity financing following the Clean Earth Sale Transaction may have a material adverse effect on our operations and our ability to continue as a going concern. For a detailed description of special considerations, see page 60.

Q:	Do our directors or officers have interests in the Clean Earth Sale Transaction that differ from mine?

A:	Certain officers of Clean Earth may receive employment agreements. The guarantors of an indemnity agreement on behalf of a Clean Earth subsidiary will receive certain payments from the Purchaser in connection with the closing of the Clean Earth Sale Transaction, a portion of which payments would reduce the amount to be paid to these individuals by us. The guarantors consist of a group of persons or entities, including our directors, Mark Alsentzer and August Schultes, family members and affiliates of such directors, and certain officers of Barbella Environmental Technology, Inc., a subsidiary of Clean Earth. Kenneth Leung, one of our directors, is a managing director of the Investment Banker who rendered the fairness opinion. For additional details regarding the fairness opinion, these employment agreements, and the payment to certain directors, see pages 51 and 59, respectively.

Q:	Who is entitled to vote at the Special Meeting?

A:	All stockholders of record on the close of business on February 13, 2002 are entitled to vote at the Special Meeting. The holders of each outstanding share of our common stock as of such date are entitled to one vote per share with respect to each matter to be considered at the Special Meeting. As of the close of business on February 13, 2002 there were a total of 39,570,256 shares of common stock outstanding.

Q:	What vote of stockholders is required to approve the Clean Earth Sale Transaction?

A:	Under Nevada law, the approval of the Clean Earth Sale Transaction requires the affirmative vote of our stockholders holding a majority of shares of our common stock outstanding on the close of business on February 13, 2002. Our directors and executive officers, including affiliates of such persons, have indicated their intention to vote all shares beneficially owned by them in favor of the Clean Earth Sale Transaction. As of February 13, 2002, directors and executive officers, including affiliates, beneficially owned 19% of our outstanding common stock. The percentage of unaffiliated stockholders needed to approve the Clean Earth Sale Transaction is 31.1%.

Q:	How do I vote?

A:	To cast your vote, please complete, date, sign and mail the proxy card in the enclosed self-addressed postage pre-paid envelope. You may specify on the proxy card whether you vote for, vote against or abstain from voting on the proposal.

If you sign the proxy card and leave Proposal 1 (Clean Earth Sale Transaction), Proposal 2 (Adjournment to solicit additional proxies) blank, the proxies will vote “FOR” the approval of each of those proposals. If you abstain from voting on Proposal 1, your vote will be counted in the tabulation of votes as a vote cast against the proposal. A broker non-vote with respect to Proposal 1 will also be counted as a vote against the proposal.

An abstention or a broker non-vote on Proposal 2 or any other proposal will not be counted as votes cast for or against such proposal.

Proposal 3 of the proxy card confers discretionary authority on the persons named on the proxy card to vote the shares represented by the proxy card on any other matter that is properly presented for action at the Special Meeting or any adjournment or postponement of the Special Meeting. Stockholders are also welcome to attend the Special Meeting.

Q:	Should I fill out the proxy card if I plan to attend the Special Meeting?

A:	You should complete, date and sign your proxy card and mail it in the enclosed envelope as soon as possible so that your shares will be represented at the Special Meeting, even if you plan to attend the meeting in person.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You can change your vote by sending in a later dated, signed proxy card or a written revocation before the Special Meeting or by attending the Special Meeting and voting in person. Your attendance at the Special Meeting will not, by itself, revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide your broker with instructions on how to vote. You should follow the procedures provided by your broker regarding the voting of your shares.

Q:	Who will pay the costs of soliciting the proxies?

A:	We will bear all of the costs of soliciting proxies. We have retained a proxy solicitation firm, Georgeson Shareholder, to assist us in the proxy solicitation process. We have paid Georgeson Shareholder a retainer of $7,500, and we estimate that our fees and expenses payable to Georgeson Shareholder, including the retainer, will be $15,000.

Q:	What are the federal income tax consequences of the Clean Earth Sale Transaction to me?

A:	The Clean Earth Sale Transaction will not be a taxable transaction to you for federal income tax purposes. We will be subject to taxation as a result of the Clean Earth Sale Transaction. If the Section 338(h)(10) election is made, the Clean Earth Sale Transaction would produce higher taxable gain resulting in higher state and federal taxes to us which we will recover from the Purchaser as additional purchase price consideration. Since the additional tax obligation will be funded by the Purchaser, we do not anticipate that the election will affect our ability to repay outstanding debt obligations.

Q:	Do I have appraisal or dissenters’ rights in connection with the Clean Earth Sale Transaction?

A:	Any of our stockholders who do not approve of the proposed Clean Earth Sale Transaction are not entitled to appraisal or dissenters’ rights with respect to the proposed Clean Earth Sale Transaction and related matters under Nevada law or our articles of incorporation.

Q:	Who can help answer my questions?

A:	If you have questions about this proxy statement or would like additional copies of the proxy statement, you should contact: Georgeson Shareholder, our proxy solicitor, at 1-800-646-5284 located at 111 Commerce Road, Carlstadt, New Jersey 07072-2586.

GENERAL INFORMATION

Date, Time, Place and Purpose of the Special Meeting

      Our board of directors solicits your proxy for use at the Special Meeting of stockholders (the “Special Meeting”) to be held on March   , 2002 at our corporate offices located at 2300 W. Glades Road, Suite 440W, Boca Raton, Florida 33431 at 2:00 p.m. (Eastern Standard Time) or any adjournment or postponement of the Special Meeting. References in this proxy statement to “USPL,” the “Company,” “we,” “us,” and “our” refer to U.S. Plastic Lumber Corp. and its subsidiaries and predecessors unless the context of the description indicates otherwise.

      At the Special Meeting, stockholders will be asked to consider and vote upon: (i) a proposal to approve the Clean Earth Sale Transaction that is more fully described in the proxy statement, (ii) a proposal to adjourn or postpone the Special Meeting, if necessary, to solicit additional proxies, and (iii) any other business which may properly come before the Special Meeting or any adjournment or postponement of the Special Meeting. The Clean Earth Sale Transaction cannot be completed without the approval of our stockholders.

      The notice of the Special Meeting, this proxy statement and the enclosed proxy card are being first mailed to our stockholders on or about February   , 2002.

Record Date and Shares Entitled to Vote

      Only stockholders of record of our common stock, par value $.0001 per share, at the close of business on February 13, 2002 (the “Record Date”) are entitled to the notice of and to vote at the Special Meeting. At the close of business on the Record Date, 39,570,256 shares of the common stock were issued and outstanding.

Quorum and Voting Rights

      In order for a quorum to be present at the Special Meeting, a majority of the outstanding shares of our common stock at the close of business on the Record Date must be present in person or represented by proxy at the Special Meeting. All such shares that are present in person or represented by proxy at the Special Meeting will be counted in determining whether a quorum is present, including abstentions and broker non-votes. A broker non-vote occurs when shares held by a broker are not voted with respect to the proposal because the broker does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

      The approval of the Clean Earth Sale Transaction will require approval by a majority of the shares of our common stock outstanding at the close of business on the Record Date. The stockholders can approve Proposal 2 as well as any other business matters properly brought before the Special Meeting if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal. Each share of our common stock entitles the holder to one vote on each proposal at the Special Meeting. Because an approval of the Clean Earth Sale Transaction requires the approval by a majority of the shares of our outstanding common stock, an abstention or a broker non-vote with respect to the proposal to approve the Clean Earth Sale Transaction will have the same effect as a vote against the proposal. An abstention or a broker non-vote on Proposal 2 or any other proposal properly brought before the Special Meeting will not be counted as votes cast for or against such proposal.

Solicitation of Proxies

      This proxy statement is furnished to our stockholders in connection with our solicitation of proxies for use at the Special Meeting. We will bear all costs of soliciting proxies, including the cost of printing and mailing this proxy statement. In addition to the solicitation by mail, our directors, officers and employees may solicit proxies from stockholders in person, by telephone or electronically. Those directors, officers and employees will not receive additional compensation for that solicitation but may be reimbursed for their out-of-pocket expenses. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the solicitation of votes from beneficial owners of shares held of record by such persons or entities. We will reimburse those custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses. We have also retained a proxy solicitation firm, Georgeson Shareholder to assist us in the proxy solicitation process. We have paid Georgeson Shareholder a retainer of $7,500, and we estimate that our fees and expenses payable to Georgeson Shareholder, including the retainer, will be $15,000.

      A form of proxy is enclosed. If properly executed and received in time for voting, and not revoked, the enclosed proxy will be voted in accordance with its instructions. If no directions to the contrary are indicated, the persons named in the enclosed proxy will vote all your shares of the common stock “FOR”: (i) the approval of the Clean Earth Sale Transaction; (ii) the approval of the proposal to adjourn or postpone the Special Meeting to solicit additional proxies if necessary; and (iii) any other business which may properly come before the Special Meeting or any adjournment or postponement of the Special Meeting.

      The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Special Meeting: (i) matters to be presented at the Special Meeting which we do not have notice on or prior to the close of business on the 10th day after the notice of the Special Meeting is given to stockholders; (ii) approval of the minutes of a prior meeting of stockholders, if such approval does not amount to ratification of the action taken at the annual meeting; (iii) any proposal omitted from this proxy statement and form of proxy pursuant to Rules 14a-8 or 14a-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (iv) matters incident to the conduct of the Special Meeting.

      We are not currently aware of any matters that will be brought before the Special Meeting (other than procedural matters) that are not referred to in the enclosed notice of the Special Meeting. However, if any additional matters are properly brought before the Special Meeting, the persons named in the enclosed proxy will vote the proxies in their discretion in accordance with their best judgment and in the manner they believe to be in the best interest of USPL. The accompanying form of proxy has been prepared at the direction of the board of directors and is sent to you at the request of the board of directors. The proxies named in the proxy card have been designated by the board of directors.

Revocation of Proxies

      A stockholder giving proxy pursuant to this solicitation may revoke such proxy any time before it is voted by (i) filing with our Secretary, at or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares, or (iii) attending the Special Meeting and voting in person (although attendance of the Special Meeting will not in itself constitute a revocation of the proxy).

      Before the taking of the vote at the Special Meeting, any written notice of revocation or subsequent proxy should be sent to U.S. Plastic Lumber Corp., 2300 W. Glades Road, Suite 440W, Boca Raton, Florida 33431, attention: Secretary, or hand delivered to our Secretary or to our proxy solicitor, Georgeson Shareholder located at 111 Commerce Road, Carlstadt, New Jersey 07072-2586.

PROPOSAL ONE: THE CLEAN EARTH SALE TRANSACTION

      At the Special Meeting, stockholders will be asked to consider and vote upon a proposal to approve the Clean Earth Sale Transaction. The Clean Earth Sale Transaction refers to the sale of all of the outstanding capital stock of Clean Earth to the Purchaser pursuant to the terms and conditions of the Purchase Agreement and other transactions contemplated by the Purchase Agreement. Since the Clean Earth Sale Transaction represents the sale of approximately 46% of our assets, this proxy statement includes the general description of our business as we currently operate it, a description of the business to be sold and the business remaining after the completion of the Clean Earth Sale Transaction.

Business Currently Conducted

General

      We are currently a manufacturer and marketer of recycled plastic lumber products and a provider of environmental recycling services. We were incorporated in Nevada in June 1992. In March 1996, we acquired Earth Care Global Holdings, Inc. as a wholly-owned subsidiary through the acquisition of all the issued and outstanding stock of Earth Care Global Holdings, Inc. in a stock for stock exchange. At the time of this acquisition, we changed our name from Educational Storybooks International, Inc. to U.S. Plastic Lumber Corp.

      We have two distinct business lines, the plastic lumber division and the environmental recycling division. Please refer to the consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for segment financial information for the past three years.

      Clean Earth, our wholly-owned subsidiary, operates our environmental recycling division including fixed based plants providing thermal desorption and bioremediation, environmental construction services, upland disposal of dredge materials, beneficial re-use of industrial wastes, and on-site recycling services. Clean Earth has a number of subsidiaries which are listed under “— Corporate Structure.”

      U.S. Plastic Lumber Ltd., our wholly-owned subsidiary, operates the plastic lumber division, manufactures structural and non-structural plastic lumber, and fabricates a variety of accessory products, such as park and site amenities made from 100% recycled high density polyethylene, a form of plastic. We also manufacture a composite decking product made from plastic and wood fiber in addition to plastic sheet products, cornerboards, and other items for the packaging industry. U.S. Plastic Lumber Ltd. has one wholly-owned subsidiary, The Eaglebrook Group, Inc., which operates our Chicago plastic recycling and manufacturing operations.

      Within the plastic lumber division, we operate a total of three manufacturing, processing, recycling and fabrication facilities throughout the United States. The primary product produced in two of these plants is plastic lumber profiles made from recycled plastic waste. Recycled plastic lumber is manufactured in a variety of colors, profiles, and shapes including standard lumber dimensions and many custom engineered profiles and shapes. Plastic lumber’s principal intended use is as an environmentally friendly and non-toxic alternative to pressure treated lumber and rain forest hardwoods, which is suitable for and provides superior performance in most outdoor applications.

      Our plastic lumber operation manufactures plastic profiles from recycled waste plastic, and plastic composite lumber with additives including wood and fiberglass, to produce a high quality, long lasting alternative to pressure treated lumber. Plastic lumber provides superior performance in outdoor uses and is suitable for most nonstructural and structural applications. We have a license to use a patented technology and also own two patents to manufacture structural plastic lumber. By producing a high quality recycled plastic lumber product, we believe that we conserve natural resources through reducing the need for lumber products made from wood. At the same time we reduce the amount of plastic waste going into landfills while providing a longer lasting, useful product. Our plastic lumber products are intended as an excellent replacement for pressure treated lumber, which is treated with toxic chemicals to retard decay and insect infestation. Plastic lumber is not subject to decay or insect infestation and so will outlast wood, especially in applications exposed to moisture. Recycled plastic lumber is environmentally friendly because it eliminates potential pollution from these toxic chemicals leaching into the environment.

      Within the environmental operations of Clean Earth, we operate five facilities. Two of our plants treat and recycle soil that has been contaminated with petroleum hydrocarbons and similar compounds through a process known as thermal desorption. Our third plant treats and recycles soil through a process, which is bioorganic in nature. Our fourth plant treats and recycles soil through a chemical treatment and cold mix process. Finally, we have a plant that consolidates and stabilizes oils, solvents, and heavy metal contaminated waste for disposal at unrelated companies.

      Clean Earth operates plants in New Castle, Delaware, Philadelphia, Pennsylvania, Carteret, New Jersey, Hagerstown, Maryland, and Kearny, New Jersey. Clean Earth also owns two environmental construction companies: Integrated Technical Services, Inc., in Winslow, New Jersey and Barbella Environmental Technology, Inc. in Somerville, New Jersey. Clean Earth also owns Consolidated Technologies, Inc., which provides beneficial re-use of dredge materials and upland re-use of dredge materials to reclaim strip mines and brownfields properties.

      Clean Earth offers environmental recycling services and operates several subsidiaries. Clean Earth of New Castle, Inc. and Clean Earth of Philadelphia, Inc. operate low temperature thermal desorption treatment plants that ensure that contaminated soil is treated in accordance with local, state and federal regulations. This thermal treatment process removes petroleum hydrocarbons from the soil. Federal and state agencies (including Delaware, New Jersey, New York, Maryland, and Pennsylvania) have recognized this process as a cost effective technology. Contaminated solids, soils, and construction debris are recycled and reused in construction and industrial applications. Our recycling center in New Castle, Delaware is in a prime location for servicing the Northeast and Mid-Atlantic regions, where extensive remodeling and rebuilding of infrastructure and abandoned industrial property is ongoing. This division also operates Clean Earth of Carteret, Inc., a bioremediation plant located in Carteret, New Jersey, which removes petroleum hydrocarbons from soil. The plant is similar to Clean Earth of New Castle, Inc.’s facility except that Clean Earth of Carteret Inc.’s process involves bio-organic destruction of petroleum hydrocarbons whereas Clean Earth of New Castle, Inc.’s facility uses low temperature thermal desorption to remove petroleum hydrocarbons from the soil. Clean Earth has a subsidiary, Clean Earth of Maryland, Inc., located in Hagerstown, Maryland that provides soil recycling services in the Maryland/Washington D.C. region. Clean Earth also has a subsidiary, Clean Earth of North Jersey, Inc. (“CENJ”), which is involved in the recycling and beneficial re-use of industrial wastes. The plant is a permitted Resource Conservation & Recovery Act facility. The remaining environmental recycling subsidiaries, Integrated Technical Services, Inc., Barbella Environmental Technology, Inc., and Consolidated Technologies, Inc., are involved in beneficial re-use of waste products, upland re-use of dredge materials in strip mines and brownfields properties, environmental construction services, and on-site recycling services.

Corporate Structure

      We are a holding company for our wholly-owned subsidiaries: (i) U.S. Plastic Lumber Ltd., a Delaware corporation, which has been formed to act as a holding company for all operating recycled plastic lumber subsidiaries, (ii) Clean Earth, a Delaware corporation, the holding company which owns all operating environmental recycling subsidiaries, and (iii) U.S. Plastic Lumber Finance Corporation, a Delaware holding company which was established to provide financing to our subsidiaries. A list of our indirect subsidiaries is presented below.

U.S. Plastic Lumber Ltd. Subsidiary:

The Eaglebrook Group, Inc., a Delaware corporation

Clean Earth, Inc. Subsidiaries:

Advanced Remediation and Disposal of Delaware, Inc., a Delaware corporation

Allied Waste Services, Inc., a Delaware corporation
Barbella Environmental Technology, Inc., a New Jersey corporation
Clean Earth of Carteret, Inc., a Delaware corporation
Carteret Asphalt Corporation, a Delaware corporation
Carteret Materials Corporation, a Delaware corporation
Clean Earth of New Castle, Inc., a Delaware corporation
Clean Earth of Maryland, Inc., a Maryland corporation
Clean Rock Properties, Ltd., a Maryland corporation
Consolidated Technologies, Inc., a Pennsylvania corporation
Integrated Technical Services, Inc. a Delaware corporation
Clean Earth of North Jersey, Inc., a New Jersey corporation
Clean Earth of Philadelphia, Inc., a Delaware corporation

U.S. Plastic Lumber Finance Corporation Subsidiary:

U.S. Plastic Lumber IP Corporation, a Delaware corporation

      The Clean Earth Sale Transaction includes the transfer of all licenses and trademarks relating to the assets, business and operations of Clean Earth from U.S. Plastic Lumber IP Corporation to Clean Earth. U.S. Plastic Lumber IP Corporation has entered into several license agreements regarding manufacture of soil, water dredging and other matters directly benefiting the business of Clean Earth. U.S. Plastic Lumber IP Corporation also owns two trademarks: “Clean Earth” and “Integrated Technical Services” which benefit Clean Earth.

Properties

      Our properties consist of administrative offices, manufacturing plants, fabrication and assembly facilities, and sales offices. All of our properties are leased with the exception of the properties at the CENJ facility in Kearny, New Jersey, the facility in Philadelphia, Pennsylvania, the facility in Hagerstown, Maryland and the facility in Ocala, Florida. We have options to purchase on several of the properties we lease.

      Our primary properties as of December 31, 2001 were as follows:

  Corporate Office

      Boca Raton, Florida: This location consists of approximately 3,300 sq. ft. and serves as our corporate offices. There are presently approximately 10 people employed in this location. The property is in good condition and we lease it. The lease expires in February 2002 and the monthly rental is $5,067.

  Plastic Lumber Operating Facilities

      Chicago, Illinois: This location consists of approximately 400,000 sq. ft. This location is the headquarters of our plastic division. It produces plastic and composite lumber profiles through a continuous extrusion process. It manufactures the Smart Deck® product line. It also processes, sorts, grinds and washes HDPE, much of it used by us as a raw material for its manufacturing plants. The property is in good condition and we lease it with an option to purchase. The lease expires in January 2009 and the monthly rental is $42,398 per month.

      Ocala, Florida: This location consists of approximately 143,200 sq. ft. This facility houses our southern regional office as well as consisting of a manufacturing, distribution warehouse, and recycling of resins for use as raw material. The property is in good condition and we own it.

      Denver, Colorado: We obtained this 44,800 sq. ft. location with the acquisition of Baron Enterprises, Inc. and we use it to manufacture plastic slip and tier sheets. The property is in good condition and we lease it. The lease expires August 31, 2005 and the monthly rent is $12,133 per month.

  Facilities Leased to Third Parties:

      Auburn, Massachusetts: This location consists of approximately 34,000 sq. ft. The property is in good condition and we currently sublease it to a third party raw material processor.

      Chino, California: This location consists of approximately 33,571 sq. ft. This facility is used for recycling of resins, in part, used as raw material in our manufacturing operations. The property is in good condition and we currently sublease it to a third party raw material processor.

  Environmental Recycling Operating Facilities

      Mt. Laurel, New Jersey: This office consists of approximately 3,000 sq. ft. and is the headquarters for the Environmental Services Division. The property is in good condition and we lease it. The lease expires in October 2004 and the monthly rental is approximately $5,130.

      Hatfield, Pennsylvania: This facility serves as an administrative office for Consolidated Technologies, Inc. consisting of approximately 4,000 sq. ft. The lease expires in February 2003 and the monthly rental is approximately $2,800.

      New Castle, Delaware: This property consists of 7.5 acres of buildings and property consisting of the Thermal Desorption soil recycling operation. The property is in good condition and we lease it. The lease expires in August 2003, and the basis for the monthly rental is the volume of tonnage received at the facility.

      Philadelphia, Pennsylvania: This property consists of 9 acres with a building of approximately 27,900 sq. ft. The property consists of a Thermal Desorption soil recycling operation. The property is in good condition and we own it.

      Hagerstown, Maryland: This property consists of 13.67 acres and contains buildings totaling approximately 33,000 sq. ft. The property consists of a soil recycling plant. The property is in good condition and we own it.

      Carteret, New Jersey: This facility consists of approximately 80,000 sq. ft. and five acres of property and is leased. This facility recycles soil through a bioorganic process. The property is in good condition and we lease it. The lease expires in December 2027, and the monthly rental is $18,050.

      Kearny, New Jersey: This facility is the administrative offices and treatment, storage and disposal facility for our S & W Waste operations. It consists of approximately 7 acres and we own it. The facility is in good condition.

      Somerville, New Jersey: This facility is an administrative office for our environmental construction services company. The property is in good condition and we lease it. This lease has a rental of $2,730 per month. We currently lease the premises on a month-to-month basis.

      Winslow, New Jersey: This facility is an administrative office for our environmental construction services company. The property is in good condition and we lease it. This lease has a rental of $2,500 per month and expires on February 2002.

      Merrick, New York: This facility is an administrative office for our environmental construction services company. The property is in good condition and we lease it. This lease has a rental of $2,640 per month. We currently lease the premises on a month-to-month basis.

Employees

      As of November 30, 2001, we employed, along with our subsidiaries, on a full time basis a total of approximately 576 employees through the United States. Of this number, approximately 285 employees are full time permanent employees of the plastic lumber operations, and 280 persons are full time permanent employees in the environmental recycling operations. There are 11 full time permanent employees at the corporate headquarters.

Legal Proceedings

      In April 2001, we were served with an arbitration demand from Southern Wood Services seeking an award of $3,328,000 due to our failure to abide by the terms of a contract relative to the purchase of wood flour. We utilize wood flour for the production of our SmartDeck composite product. The arbitration hearing took place in the first week of August 2001 in Atlanta, Georgia in accordance with the rules and procedures of the American Arbitration Association. On September 12, 2001, we received a fax copy of an arbitration award in favor of Southern Wood Services in the amount of $1,759,822, inclusive of arbitration costs and expenses.

      We filed a motion to vacate the award based on the principle that the award does not reflect any evidence presented at the hearing nor is the award based on the current case law on damages in similar cases in the United States. We anticipate that it will be several months before a trial court will hear our motion. Due to the fact that this is not a judgment, we are not required to post a bond.

      We intend to vigorously contest this case and will appeal any adverse ruling as we believe the law on damage awards in similar contracts in the United States is clear and that even arbitrators are obligated to base their decision on existing legal authority. We cannot at this time predict the outcome of the appeal or the amount of liability, if any, that would result in a judgment by the courts.

      From time to time, we are involved as plaintiff or defendant in various other legal proceedings arising in the usual course of our business. While the ultimate outcome of these various legal proceedings cannot be predicted with certainty, it is the opinion of our management that the resolution of these legal actions should not have a material effect on our financial position, results of operations or liquidity.

Description of Business to be Sold — Environmental Recycling Division

      The environmental recycling division is comprised of Clean Earth and its subsidiaries. The Clean Earth Sale Transaction includes the sale of Clean Earth and its subsidiaries. After the completion of the Clean Earth Sale Transaction, our current stockholders will no longer have any ownership interest in the future operations of Clean Earth and the assets associated with Clean Earth will no longer be available for distribution in the event that we are forced to declare bankruptcy.

      The environmental recycling division offers a wide array of services in this operation including soil treatment through either thermal desorption or bioremediation, environmental construction services, upland disposal of dredge materials, beneficial re-use of industrial wastes, and on-site recycling services. We have a broad base of customers, and we are not dependent upon a single customer or a few customers for the sale of these services. No single customer accounts for more than 10% of our consolidated revenues in this operation.

      Clean Earth of New Castle, Inc. and Clean Earth of Philadelphia, Inc. provide a safe, cost effective and final solution to the environmental problem of dealing with soils and construction debris contaminated with petroleum hydrocarbons such as diesel fuel, heating fuel, kerosene, jet fuel, and gasoline. This solution is to treat these soils so they can be recycled as clean fill. The treatment process heats the contaminated soils in a controlled environment to a point that the contaminants are volatized into a gas phase and then incinerated in an afterburner. In 1995, Clean Earth of New Castle, Inc. modified its plant to recycle products at higher temperatures (up to 1,100 degrees Fahrenheit). Clean Earth of New Castle, Inc. is now capable of treating soils contaminated with heavier products such as number six oil, refinery wastes, waste oils, and coal distillates such as coal tar. The facility is currently seeking two permit modifications from the Delaware Environment and Natural Resources Commission to help reduce costs. One permit modification allows the facility to burn waste oil rather than natural gas in winter months. Natural gas is at its highest cost in winter months and waste oil is generally less expensive. Switching to waste oil as a fuel in the winter months enables more efficient costs, which translates to improved operating margins. The Delaware Environment and Natural Resources Commission has also approved the second permit modification for accepting sewer sludge into the process. The addition of sewer sludge significantly reduces the volume of water which the plant consumes, increases the volume of clean soil, and generates additional revenue for us.

      Clean Earth of Carteret, Inc. was founded in 1997 and opened its facility for business in the third quarter of 1998 in Carteret, New Jersey. This facility serves a similar function as Clean Earth of New Castle, Inc., except that it remediates soil contaminated with petroleum hydrocarbons through a bioorganic process. This facility’s operational costs are substantially less than thermal desorption, yet the tipping fee (the fee it charges its customers to treat wastes at the facility) is similar to the tipping fee at the Clean Earth of New Castle, Inc. facility. In addition, Clean Earth of Carteret, Inc. is strategically located to receive materials by truck, rail, or barge. This location is also well suited to receive dredge materials from the New York/New Jersey harbor, transferring the dredge materials to rail and shipping the material for disposition in Pennsylvania strip mines.

      We also acquired Clean Earth of Maryland, Inc., a soil recycling facility, in December 1999 which is located in Hagerstown, Maryland. Clean Earth of Maryland, Inc. operates in the soil recycling market in the New York to Washington D.C. corridor.

      Our beneficial re-use operation, known as Consolidated Technologies, Inc., was acquired in early to mid 1998. Consolidated Technologies, Inc. oversees the business of beneficial re-use of industrial wastes including the upland re-use of dredge materials. Consolidated Technologies, Inc. is an environmental industry group formed with a mission to provide research and operations for the beneficial re-use of dredged materials from the Raritan Estuary (New York/New Jersey Harbor) as recyclable fill for the remediation and reclamation of Pennsylvania strip mines. Consolidated Technologies, Inc. has experimented with numerous samples of dredge sediments and has identified proprietary formulations for the creation of engineered fill materials through solidification and stabilization of the dredged sediments. Essentially, these mix designs are formulated from 100 percent waste materials and industry by-products.

      In September 1997, the federal government prohibited offshore dumping of contaminated dredge material. The Clean Earth operation may take advantage of this new market opportunity by finding alternative ways to re-use contaminated dredge material mixed with other products to create a pozzolonic fill which can be used for cover material and clean fill. For example, we have disposal rights which the Pennsylvania Department of Environmental Protection granted to utilize dredge material mixed with coal ash or incinerator ash to produce a grout like substance suitable to reclaim strip mines. Strip mines represent a very significant environmental issue for Pennsylvania.

      Consolidated Technologies, Inc. has a permit for a 550,000 cubic yard demonstration project involving the beneficial re-use of treated dredge materials for the reclamation of an abandoned strip mine known as the Bark Camp Mine Complex. We have entered into a No-Cost Contract with the Commonwealth of Pennsylvania Department of Environmental Protection to reclaim a portion of the Bark Camp site with dredge materials and other industrial by-products. This demonstration incorporates everything from the physical dredging activities in the New York Harbor to the final placement of the engineered fill product at the Bark Camp Strip Mine site. Approximately 143,000 tons have been placed through December 31, 2000.

      Consolidated Technologies, Inc.’s business consists of the dredging, processing, and beneficial re-use of contaminated dredge material removed from harbors as engineered structural fill material capable of being utilized for development of commercial or industrial sites, or as fill for reclamation of abandoned strip mines. Consolidated Technologies, Inc. has obtained the first and only beneficial re-use permit for utilizing manufactured fill created from dredge material for abandoned strip mine reclamation in Pennsylvania.

      Consolidated Technologies, Inc. has two subsidiaries, Integrated Technical Services, Inc. and Barbella Environmental Technology, Inc., which perform services in environmental construction, on-site remediation, beneficial re-use of industrial wastes, underground storage tank removals, landfill capping, on-site stabilization and treatment of hazardous waste to non-hazardous waste materials, consulting services, and other ancillary environmental services.

      Regulatory Matters. All of our principal business activities within the environmental division are subject to extensive and evolving environmental, health, safety, and transportation laws and regulations at the federal, state, and local levels. The United States Environmental Protection Agency and various other federal, state, and local environmental, zoning, health, and safety agencies in the United States and elsewhere administer these regulations. Many of these agencies periodically examine our operations to monitor compliance with these laws and regulations. Many of our facilities operate under permits granted by one or more federal, state, or local agencies. We have found that the procedures to obtain the necessary permits are often times difficult, time-consuming, expensive, and may be opposed by local citizens as well as environmental groups. Once obtained, the issuing agency may modify or revoke the operating permits. We, as well as others in our industry, may be required, from time to time, to make significant capital and operating expenditures in order to comply with current and future regulatory requirements. Federal, state, and local governments, from time to time, propose or adopt other types of laws, regulations, or initiatives with respect to the environmental services industry, including laws, regulations, and initiatives to ban or restrict the international, interstate, or intrastate shipment of wastes, impose higher taxes on out-of-state waste shipments than upon in-state shipments, limit the type of waste that may be disposed of at existing facilities, mandate waste minimization initiatives, and re-classify categories of non-hazardous waste as hazardous. These regulations, laws, and initiatives can create situations which have a material adverse effect on our environmental business.

      We make a continuing effort to anticipate regulatory, political, and legal developments that might affect operations, but we cannot always do so. We cannot predict the extent to which any legislation or regulation that may be enacted, amended, repealed, re-interpreted, or enforced in the future may affect our operations. These actions could adversely affect our operations or impact our financial condition or earnings.

      Governmental authorities may enforce compliance with regulations and permit conditions and obtain injunctions or impose fines in case of violations. During the ordinary course of our operations, we may, from time to time, receive citations or notices from these authorities that a facility is not in full compliance with applicable environmental or health and safety regulations. Upon receipt of these citations or notices, we will work with the authorities to address their concerns. Failure to correct the problems to the satisfaction of the authorities could lead to monetary penalties, curtailed operations, jail terms, facility closure, or an inability to obtain permits for additional sites or modifications to permits for existing sites.

      As a result of changing government and changing public attitudes in the area of environmental regulation and enforcement, management anticipates that continually changing health, safety, and environmental protection laws will require us, and others engaged in the environmental industry, to continually modify and upgrade various facilities including altering methods of operations and cost that may be substantial. To date, we have not had to expend material amounts to modify or alter any of our existing facilities resulting from changes in environmental protection laws. To our knowledge, we are currently in compliance in all material respects with all applicable federal, state, and local laws, permits, regulations, and orders affecting our operations. We cannot assure you that we will not have to expend substantial amounts for these actions in the future.

      We have grown in part by acquisition of additional environmental facilities. Although we conduct due diligence investigations of the past practices of the businesses that we acquire, we cannot assure you that, through its investigation, we identified all potential environmental problems or risks. As a result, we may have acquired facilities that have unknown environmental problems and related liabilities. In order to mitigate the foregoing risks, we obtained environmental representations and indemnities from the sellers of the businesses that we acquired. However, we cannot assure you that we will be able to rely on these indemnities if an environmental liability exists.

      Generally, under environmental laws, the generator of the waste is financially and legally responsible for that waste forever, and is strictly liable for the costs of clean up and disposal of these wastes. Disposing of the waste in a landfill or mixing it with other materials does not eliminate that liability. Proper control and tracking of all waste materials which are handled is essential for avoiding any liabilities with respect to these wastes. We take precautions not only to eliminate, if possible, the liability of our customers, who are the generators of the contaminated soil and debris, but also to maintain proper control and tracking of each waste stream. Once the waste has successfully been treated, the liability is significantly reduced. The product, once treated, is no longer classified as waste, but is, generally, a reusable material.

      In order to keep in compliance with applicable environmental, zoning, health, and safety regulations we may need to expend considerable time, effort and money. In addition, due to the possibility of unanticipated factual or regulatory developments, the amounts and timing of future environmental expenditures and compliance could vary substantially from those currently anticipated.

      State and Local Regulation. The states in which we operate have their own laws and regulations that may be more strict than comparable federal laws and regulations governing hazardous and non-hazardous waste disposal, water and air pollution releases, and cleanup of hazardous substances and the liability for these matters. These states have also adopted regulations governing the siting, design, operation, maintenance, closure, and post closure maintenance of disposal facilities. Our facilities and operations are likely to be subject to many, if not all, of these types of requirements. We cannot assure you that these laws and regulations will not have a material adverse effect on our operations or financial condition.

      Sales and Marketing. The environmental recycling operation is involved in a number of markets, including but not limited to remediation of contaminated soil, coal tar, upland disposal of dredge materials, and the recycling of sewer sludge and municipal incinerator ash for beneficial re-use. These markets are substantial. These markets are tied together via the contracting services arm of Clean Earth. These service companies can provide on site clean-up, removal, and transportation of these materials to other of our divisions for recycling and beneficial re-use of the products in an environmentally safe manner.

      We have recently begun bidding on large contracts to receive dredge material. Prior to September 1997, contaminated dredge material from harbors was dumped in the oceans. New federal regulations require upland disposal of this material. We believe most harbors throughout the United States will be faced with this issue and will be required to abide by these new government regulations. This market is new, and we have permits in place to provide for using the dredge materials to reclaim abandoned strip mines as opposed to disposing of the material in landfills.

      We are also expanding the capabilities of our facilities in Delaware and Philadelphia to process and re-use material such as sewer sludge, for which permitting has already been obtained, and municipal incinerator ash. We currently landfill these products. We will process the sewer sludge and recover the nutrients which will be mixed with the clean soil to provide an improved product for resale.

      The principal sales and marketing advantage that Clean Earth has over its competitors is a broad range of services allowing customers a one stop shopping concept through not only contracting services but also the facilities to process material. One distinct advantage we have is our quality control system. Our comprehensive disclosure and testing systems ensure proper tracking of material as well as on site testing to insure that only acceptable material is permitted onto our sites. Rigorous quality control procedures are essential as they relate to the responsibility and liability in handling of material not only to us, but also to our customers.

      We do experience a seasonal slow-down during the winter months due to the fact that our environmental operations are located in the Northeast United States where adverse weather can impact our performance.

      Competition and Barriers to Entry. Clean Earth has several large competitors that provide similar services within the northeast and Mid-Atlantic States. These competitors include R-3 Technologies in Bristol, Pennsylvania, TPST in Baltimore, Maryland, and MART in Vineland, NJ. Clean Earth has obtained a permit to treat coal tar materials from Delaware Natural Resources and Environmental Commission. We believe that this provides a niche market because very few competitors have this capability. We also compete in the Environmental Services arena with IT Group, Inc., Roy F. Weston, and Sevenson Environmental Services, Inc.

      Significant entry barriers exist for this line of business. First, the siting, permitting, and licensing process is time consuming and costly. Second, a large capital investment is required to build the plants and purchase the equipment necessary to operate the facility. Additionally, contracts must be awarded to obtain the incoming product as well as contracts to dispose of the material after it has been treated in order to operate an economically feasible facility. Finally, this type of operation requires technically trained individuals to operate and ensure that the facility remains in strict compliance with environmental laws. Some of our competitors are national companies with greater name recognition, greater economic resources and significantly larger business size.

      Plant Operations. The soil treatment plants and the CENJ Waste Resource Conservation & Recovery Act facility are operated with a strict commitment to safety, health, and environmental issues coupled with a rigorous system of controls. This commitment provides credibility to the “Certificate of Destruction and Recycling” issued to each waste generator.

      The Waste Tracking System, which is applicable to all of our plants, starts before the contaminated soil is accepted at the plant gate. A comprehensive disclosure testing and manifesting system ensures that the solids brought to the facility fall well within the limits of Clean Earth’s permits and treatment capacities. This system mirrors the procedures of hazardous waste facilities. Furthermore, Clean Earth runs an Extractable Organic Halogens test on every load of material before it is authorized for unloading in the storage buildings. In addition, management runs several spot checks with the comprehensive on-site laboratory with respect to:

•	Gas Chromatographer for Poly Chlorinated Biphenyls;

•	Gas Chromatographer for Volatile Organic Compounds identification; and

•	Gas Chromatographer with a high temperature desorber for Total Hydrocarbons and Desorption Temperatures Extractable Organic Halogens analyzer and the screening equipment for fines content.

      These tests enable Clean Earth to determine quickly and efficiently that the materials that are received are in accordance with their characterization by the generator. This sizable investment in equipment and personnel protects both the facility and the customers against the possibility of receiving undesirable wastes.

      The storage buildings at each facility are large, fully enclosed structures and are built on continuous concrete slabs. We regularly collect and check the run-offs from the buildings. We have divided the buildings into small compartments to maintain rigorous separation and tracking of each waste stream and to minimize commingling. This mitigates the potential liability to a small quantity if undesirable waste is detected after it has been accepted. This also ties into the sophisticated waste tracking system that mobilizes a network of eight microcomputers so as to monitor each load of material from the time of reception to the final treatment test results. These computers function on-line and enable operators to view and analyze, at any time, all the information relative to a given shipment.

      In addition, a comprehensive control system exists at each of our plants with recording devices that insure compliance with the various permit requirements. Clean Earth further guarantees the facility’s performance by testing the production daily. As recommended in Environmental Protection Agency publication #SW846, Clean Earth composites a sample for every 300 tons of production and tests it for BTEX with a Gas Chromatographer and for TPH by the Environmental Protection Agency 418 method, using an independent State certified laboratory. For coal tars, the treated materials are also tested for Polynuclear Aromatic Hydrocarbons by the Environmental Protection Agency 8270 method. We believe that this treatment plant is the first in the industry to control its emissions with a Continuous Emissions Monitoring system. Information is collected minute-by-minute and stored on computers for control purposes. This information is available to both customers and regulators. All of our properties are monitored through several monitoring wells. These monitoring wells are tested quarterly. The test results are reported to the appropriate state agency.

      Liability Insurance and Bonding Capabilities. Clean Earth has fully bonded the costs of a closure plan approved by the Delaware Environmental and Natural Resources Commission. In addition, Clean Earth has secured a total of $7.0 million of General Liability and Environmental Impairment Liability insurance coverages. The waste generating companies’ recycled product is also protected with $1.0 million single/$2.0 million aggregate Products and Completed Operations coverage that includes a five-year tail coverage.

      The environmental recycling division has also obtained a $150 million performance bond capability to enable the environmental remediation companies to participate in more significant projects.

      Federal Regulations. The primary U.S. federal statutes affecting both our environmental recycling and our plastic lumber businesses are summarized below.

      (1) The Resource Conservation & Recovery Act of 1976, as amended, establishes the framework for federal, state, and local government cooperation in controlling the management of non-hazardous and hazardous solid waste. These regulations established minimum standards for environmental facilities and may impose significant liabilities and costs. We do not believe that the cost of complying with these standards will have a material adverse effect on our operations.

      (2) The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, provides for the cleanup of sites from where there is a release or threatened release of a hazardous substance into the environment. This statute imposes joint and several liability for the cost of cleanup and for damages to natural resources upon the present and former owners or operators of facilities or sites from which there is a release or threatened release of hazardous substances to the extent the disposal of hazardous substances for which there is a release occurred during their period of ownership or operation. Waste generators and transporters also have strict liability under this statute. Liability under this statute is not dependent upon the intentional disposal of hazardous wastes as defined under the Resource Conservation & Recovery Act. It can be founded upon the release or threatened release, even as result of lawful, unintentional, and non-negligent action, of any one of more than 700 hazardous substances, including very small quantities of these substances. Therefore, if we have transported waste material and lawfully disposed of it at a properly licensed facility, we can still have liability under this statute which can be very substantial. Since Clean Earth may be deemed to be a responsible party under the Comprehensive Environmental Response Compensation and Liability Act, we have purchased an environmental liability insurance policy and have established a reserve to resolve potential liabilities that may be imposed upon Clean Earth. No assurance is made as to whether such reserve and insurance will be adequate should a claim arise under this statute. We attempt to minimize our exposure under this statute by selecting disposal facilities and transporters who we believe maintain strict compliance with all environmental laws and who carry environmental liability insurance of their own.

      (3) The Clean Air Act provides for the federal, state, and local regulation for the emission of air pollutants. These regulations impose emission limitations and monitoring and reporting requirements on our various operations, including our soil treatment facilities and our CENJ facility. We do not anticipate that the cost of compliance with this statute will have a material adverse effect on us, however, we cannot assure you that we will be successful in maintaining compliance with this statute.

      (4) The Occupational Safety and Health Act of 1970 authorizes the Occupational Safety and Health Administration to promulgate occupational safety and health standards. Various provisions of this statute, including provisions of this statute for notices of hazards, safety within the workplace, and handling of hazardous substances, may apply to our operations.

      (5) The Federal Water Pollution Control Act of 1972 establishes rules for regulating the discharge of pollutants into streams, rivers, groundwater, or other surface waters from a variety of sources, including hazardous and non-hazardous disposal sites. Runoff from our facilities could require us to apply for and obtain discharge permits, conduct a sampling and monitoring, and reduce the quantity of pollutants, if any, in those discharges. This statute is likely to affect the construction or expansion of existing facilities because we would be required to obtain a storm water discharge permit even before the time we begin development of a facility. This statute provides civil, criminal, and administrative penalties for violation of its provisions.

Description of Remaining Business — Plastic Lumber Operation

      The plastic lumber division is comprised of U.S. Plastic Lumber Ltd. and its subsidiary, The Eaglebrook Group, Inc.

      Products. During the past several years, we believe our recycled plastic lumber division has positioned itself to be a leading manufacturer of recycled plastic lumber, a newly emerging industry. Recycled plastic lumber is manufactured in a variety of colors, profiles, and shapes including standard lumber dimensions and a variety of custom engineered profiles and shapes.

      Our recycled plastic lumber products are primarily made from 100% recycled, post-consumer, and post-industrial plastics and are used for numerous municipal, commercial, and residential applications. We also manufacture a composite lumber product consisting of plastic and wood fiber. Our products are primarily manufactured for the building products industry, custom commercial and industrial uses, and the packaging/shipping industry. Our products are manufactured using a non-toxic material that is an environmentally friendly alternative to pressure treated lumber and rain forest woods and provides superior performance for most nonstructural, outdoor applications where traditional wood is subject to moisture damage and rotting. We also produce structural plastic lumber manufactured from a patented process. We believe that our products offer these unique advantages:

•	Environmentally friendly and non-toxic

•	Virtually maintenance free

•	Promote conservation of trees and reduce use of exotic rain forest hardwoods

•	Can be worked with conventional tools

•	Aesthetically pleasing wood-like textured surface

•	Splinter proof — never rots

•	Not affected by termites, ants, or other woodborers

•	Not affected by moisture

•	No splitting, cracking, or chipping

•	Holds nails and screws 40% better than wood

•	No toxic leaching into soil or groundwater

•	Most graffiti easily washes off

      Products built with our recycled plastic lumber have the appearance of freshly stained or painted wood but the longevity and maintenance-free qualities of plastic. Recycled plastic products are an ideal replacement for wood, metal, and concrete in numerous applications, including most non-structural exterior functions. Some of the potential applications include:

•	Decking systems and platforms, including supporting structures and railings, for residential and commercial projects

•	Packaging products such as cornerboards used in shipping produce worldwide or slipsheets used in material handling applications

•	Commercial, municipal, and residential applications such as park benches, picnic tables, trash receptacles, stadium seats, planters, landscaping ties, and similar other uses

•	Trailer, farm equipment, and railroad box car flooring

•	Industrial applications such as pallets, walkways in chemical plants, catwalks on factory roofs, coil cradles, and other specialized applications

•	Sanitary animal pen flooring

•	Railroad ties

•	Sea pilings and marine bulkheads

•	Original Equipment Manufacture custom profiles

      Distribution of the products varies by the type of product. Original Equipment Manufacture, transportation, and packaging products are sold directly to end-users. Our decking and railing systems are primarily distributed through a two-step distribution process. We sell to a building supply company who, in turn, distributes to mass merchants, lumber yards, and others. For products that we fabricate, such as park benches, trash receptacles, and others, they are primarily distributed directly to end-users or in response to government bidding. We are not dependent upon a single customer or a few customers for the sale of these products. No single customer accounts for 10% or more of our consolidated revenues.

      Manufacturing and Recycling Facilities. The Chicago, Illinois manufacturing facility (approximately 400,000 sq. ft.) operates eleven extruders that utilize a vacuum calibration continuous flow forming manufacturing line. This process allows for the manufacture of many special profiles, in any length, that cannot be produced with conventional roll forming or closed mold systems. This facility also provides processing of post consumer and postindustrial plastics, which we utilize as raw material. This facility is the headquarters to all of our plastic lumber operations. One of the specialty products developed at this facility is “Smart Deck‘®, a composite product, consisting of plastic and wood, used for decks in commercial and residential applications. The Smart Deck® product line was developed to compete directly with several manufacturers of composite deck product throughout the country. In addition, a plastic slip sheet product, DuraPack®, and other packaging products are manufactured at this facility to service the packaging industry. We intend to expand our production capacity at this facility using equipment from some of our smaller operations, which during the current year will be consolidated into our regional facilities.

      The Ocala, Florida manufacturing facility currently operates four extruders utilizing continuous flow production. This facility produces products for our packaging division primarily consisting of corner board for the produce shipping industry worldwide. The facility consists of approximately 140,000 sq. ft. on 37 acres of land. Additionally, four additional extruders in this facility are utilized to manufacture our “Smart Deck‘® product line. This facility also provides processing of post consumer and postindustrial plastics, which we utilize as raw material.

      Our Denver, Colorado facility currently has two extruders and consists of approximately 44,800 sq. ft. This facility only produces slipsheets and tier sheets for our packaging division, which product is sold to the beverage industry.

      As a result of management’s restructuring of plastic lumber operations, which commenced in the fourth quarter of 2000, we have committed to a plan to consolidate some of our smaller plants, including those located in Sweetser, Indiana, Green Bay, Wisconsin, Vernon, California, Fontana, California, Trenton, Tennessee, Denton, Maryland and Reidsville, North Carolina into our regional hub facilities. As a result, we will have closed or idled seven of our smaller facilities by the end of the first quarter of 2002. In addition, on October 1, 2001, we leased two other facilities consisting of recycling facilities located in Auburn, Massachusetts and Chino, California. See “Management’s Discussion of Financial Condition and Results of Operations — Restructuring, Equipment and Inventory Impairment Charges.”

      Our manufacturing process involves proprietary technologies and specialized manufacturing equipment that was custom built or modified to our specifications. The manufacturing process utilizes granulated and/or densified recycled plastic, which in some cases, contains additives formulated for desired end use characteristics of the product. A key advantage of the process is the ability to utilize recycled plastic waste to create a consistent material that can be extruded into a desired shape. While the end product maintains many of the desirable properties of traditional wood materials, it also has superior characteristics such as moisture resistance, which give it an advantage over wood for many applications.

      The primary product of our manufacturing process is plastic profiles in various sizes ranging from  3/8” x 1”, to 10” diameter profiles in various lengths and a variety of packaging related products such as cornerboard, slip sheets and tier sheets. We also market and sell various engineered or value added products for specific applications, in which the plastic lumber is used to make the finished product.

      The manufacturing process, which primarily uses 100% recycled plastic raw material, consists of three stages. First, the recycled plastic materials received at the plant are identified and categorized by resin type. These materials are processed through a series of grinding, densifying and other operations to a consistent particle size. The ground plastic resins are then blended with other ingredients such as colorant and UV stabilizers to prepare specific mixes for the products that the plant produced. Second, the plastics are heated, mixed, and compounded into a thick molten composite which is extruded through either closed mold, roll forming, or vacuum calibration finishing lines into specified shapes or profiles using equipment specifically designed for processing recycled materials. Finally, the extruded products are cooled in a downstream process, and the resulting profiles are inspected and cut to specific lengths. The product is then ready to be packaged for shipping. We utilize only recycled polyethylenes and do not use plastics with PVC, toxic chemicals, insecticide, or paint residues. We use composite materials for manufacturing our structural lumber product line and our Smart Deck® line of products. Our manufacturing process produces no harmful environmental by-products or hazardous waste.

      Raw Materials Supply. We obtain most of our mixed plastics feedstock through our own operations or from firms who obtain these materials from a large variety of recycling facilities, including municipal recycling programs, as well as plastics discarded in various industrial and manufacturing processes. We are not dependent on any one source to obtain our supplies. We believe the raw material feedstock is currently purchased from sources that are dependable and adequate for at least short term and medium term manufacturing requirements. Availability of raw material has not been a problem for us. Generally, we attempt to maintain raw material inventory sufficient to supply our manufacturing requirements for approximately two months, and management believes that suitable alternative sources are available in the event of disruption. In the past, we have not experienced any significant disruptions from a lack of raw material availability or other supply problems. However, the cost of recycled plastics has been subject to cyclical market fluctuations over the past several years based on supply and demand. Therefore, no assurances can be given that raw materials will always be available at commercially reasonable prices. We are generally of the belief that if significant increases in demand for recycled plastics of a lasting nature were to occur, the potential supply of recycled plastics could easily be expanded to meet any lasting increase in demand. We believe that both supply and demand will continue to increase as public awareness of the need to recycle plastic waste increases. However, any disruption of supply arrangements or significant lasting increases in raw materials prices could have a material adverse effect on our operations.

      Research and Development. We are the only manufacturer of 100% recycled plastic lumber that has received a successful evaluation report from BOCA Evaluation Services, Inc., indicating compliance of our Carefree Decking® and Carefree® Guardrail System with national building code requirements. BOCA Evaluation Services, Inc. is a national testing organization that evaluates building products. Qualified third party laboratories determine compliance with national building code standards. We are in the process of applying for evaluation reports for products manufactured by us. We have not incurred any significant research and development expenditures during the last three years.

      Proprietary Technology. We are generally of the belief that maintaining state of the art technology in our formulations, molds, and manufacturing processes and maintaining the proprietary nature of that technology through trade secrecy is more important to maintaining a competitive position in the industry than seeking any legal protections that patents may provide. However, we own two patents on our structural lumber product and have a worldwide license on the Rutgers patent. We purchased the two patents as part of the Polymerix/Trimax asset acquisition through the bankruptcy court. The first Trimax patent expires on July 9, 2008, and the second patent expires on May 18, 2010. We have a patent application pending for process and composition relating to the manufacture of wood fiber and polymer composite. We believe these patents are important because they provide us with a competitive position in the market.

      We have several license agreements relative to patented technologies of others. The Rutgers patent expires on August 4, 2015. Our license agreement with Rutgers has a duration that extends the life of the patent depending upon us maintaining our contract rights with Rutgers. We have a license with Paul Adam for the manufacturing and commercial sale of contaminated or impacted dredge material from a wide variety of industrial waste streams that we use in our environmental division. The Adam license extends for the duration of the Adam patent, December 5, 2011, unless either party to the license seeks to terminate the agreement earlier for reasons set forth in the License Agreement. We also have a non-exclusive license with the Strandex Corporation to manufacture composite lumber products. The Strandex License Agreement expires on April 22, 2011.

      We have several registered trademarks and several more currently pending application for registration. Our registered trademarks are as follows: Carefree Decking System®, Carefree Xteriors®, Smartdeck®, Clean Earth®, Integrated Technical Services®, Recyclemaid®, Cyclewood®, Trimax®, Durawood®, Durapack®, RecycleDesign®, Global Garden®, SmartTrim®, Duratie®, CrushGuard® and GripGuard®. We take an aggressive attitude toward the protection of our proprietary technology.

      Competition and Barriers to Entry. The recycled plastic lumber industry is a young, highly fragmented industry with over 20 small manufacturers and many more marketers of recycled plastic lumber. The competition is broken down into two separate categories: plastic lumber manufacturers using strictly high density polyethylene and manufacturers that use a mixture of high density and other polymers to produce a less expensive product.

      We primarily use only high–density polyethylene and additives at all of our plants. The major competitors in this segment of the market include NEW Plastics Corp., Luxemburg, Wisconsin and a variety of small “mom and pop” organizations. We attempt to compete with these competitors on the basis of price, quality, and service. Two competitors who manufacture commingled plastic are The Plastic Lumber Company, Inc., Akron, Ohio and Hammer’s Plastics Recycling, Iowa Falls, Iowa.

      Several competitors exist that manufacture a composite product that consists of a mixture of wood and plastic. TREX®, TimberTech, Louisiana Pacific and AERT are our competitors who use a plastic composite material made with sawdust used to manufacture primarily deckboard. TREX® has a strong distribution system in place and has the most widely disseminated product of all of our competitors. We compete directly against the composite deck manufacturers through our Smart Deck® product.

      We believe that our competitive position in the market has increased substantially over the last twelve months. In large part this is due to several factors, including wider distribution of our products nationally, cross-selling of separate products to the entire distribution network, increased purchasing power which can lower our cost basis, and a strong management team with a long history of success in this industry.

      We manufacture recycled plastic lumber which will be in direct competition with conventional wood in most of its applications. At present, the principal competitive disadvantage of recycled plastic lumber compared to wood is that recycled plastic lumber is generally more expensive to purchase. Recycled plastic lumber is comparable in price to high-grade cedar and redwood. Composite lumber is about 20% less expensive than recycled plastic lumber. Recycled plastic lumber and composite lumber can be more expensive to initially purchase than comparable wood, but recycled plastic lumber and composite lumber can be more cost effective because they can substantially outlast wood, particularly in applications where the lumber is exposed to the elements. We also believe that environmental restrictions are presently impeding forestry operations in United States forests. A second factor impeding the use of pressure treated wood is the toxic leaching characteristics. Chemicals injected into pressure treated wood contain hazardous constituents that are released into the soil and create potentially hazardous conditions. These factors may reduce, if not eliminate, any price advantage that pressure treated wood presently has with respect to its initial cost.

      There are significant barriers to entry for this line of business. First and foremost, the technology and cost of development of a successful product is time consuming and costly. Second, there is a large capital investment required to build the plants, purchase the equipment necessary to operate the facilities, and market the product on a national level. In order to penetrate the market successfully, a company needs to establish a national presence with the ability to produce in sufficient volumes to attract major distributors. This type of operation requires technically trained individuals to operate and ensure that the facility remains in strict compliance with our formulas and quality control procedures to maintain product consistency on a national basis.

      Potential Markets. By producing a suitable recycled plastic lumber and composite lumber product, we conserve natural resources, reduce the plastic waste entering landfills, and provide a useful, maintenance-free product that satisfies this growing market. One of the major markets for recycled plastic lumber and composite lumber is as a substitute for pressure treated lumber. The pressure treating process injects Chromated Copper Arsenate “CCA”(all carcinogens) into the wood. The United States Environmental Protection Agency recently announced that it intends to phase out the use of pressure treated lumber containing chromated copper arsenate over the next two to three years because of the use of carcinogens in the pressure treating process. In addition, there are currently a number of states that have either passed laws or have on their legislative agenda, restrictions on the use and disposal of pressure treated lumber. We believe this phase out of pressure treated lumber containing arsenic, which represents approximately 90% of pressure treated lumber currently manufactured, provides an excellent opportunity for us. We are unable to predict the potential response by the pressure treated lumber industry to the Environmental Protection Agency announcement. Based upon information publicly disclosed in the press, we believe it will take several years for the pressure treated lumber industry to effectively respond. Assuming a nonarsenic alternative to pressure treated lumber is developed, there is a significant question in the market place as to the cost of this alternative. As a result, we believe that this announcement provides an opportunity for us for two reasons. We believe that we have the largest available production capacity for plastic lumber and that our plastic lumber product will be price competitive with any new product developed. As a result, we believe the Environmental Protection Agency announcement will have a meaningful impact on sales growth over the next several years. Pressure treated wood has legislative restrictions in some states on its disposal in toxic waste landfills. Plastic and composite lumber is a safe alternative that is fully recyclable and maintenance-free. Home Depot, Inc. and Lowes Inc., leading home improvement retailers whom carry our decking product in some of their stores, have announced during the last year that they will curtail purchases of hardwood lumber that are having an adverse environmental impact. Our product consists of both structural and non-structural profiles, which are an excellent substitute for many exterior uses for traditional wood lumber.

      In July 1994, we began to participate in a cooperative venture with Rutgers University, Norfolk & Southern Railroad, Conrail, and the US Army Corps of Engineers Research Laboratories. The cooperative venture was formed to develop a prototype railroad crosstie made from commingled plastic. Rutgers University performed extensive tests on many formulas. We developed a prototype that is superior in many ways to the creosote wood crosstie. Norfolk & Southern and Conrail are currently track testing the new prototype. Our cross ties have approximately 300 MGT (million gross tons) of service and are performing without any measurable defects. In contrast, creosote wood ties installed at the same time have experienced noticeable wear.

      Presently, approximately 180,000 miles of class one railroad track are being utilized in the United States, with approximately 3,334 crossties per mile or a total of over 600,000,000 ties in place. In 1999, 15,000,000 crossties were replaced in the United States, 93% of which were wood ties, and 65,000,000 cross ties were replaced worldwide. In 1999, the worldwide market for replacing crossties was approximately $2.5 billion. In some applications, the creosote wood crosstie may have an expected useful life of less than 5 years, creating a large demand for the more durable recycled plastic crossties that have an estimated useful life in excess of 50 years. Moisture, extreme temperature fluctuations, and location relative to curves and switches are some conditions which shorten creosote wood tie life. Railroads know from extensive experience which locations require highest maintenance. These locations will be the initial target areas for our longer lasting polymer crossties.

      Sufficient test data shows that the plastic railroad tie performs well enough to enable us to market our railroad tie product to the railroad industry. The primary issue in our growth plans regarding the plastic railroad tie is cost. Our current pricing structure is approximately double the cost of a comparable wood tie. We market our tie on the basis of life cycle cost savings. We cannot assure you that our marketing strategy will succeed in creating demand for our railroad tie product.

      During the last twelve months, we have also introduced, several products specified for original equipment manufacturers. Some of these products are gaining wide acceptance in such diverse industries such as the door, hot tub, beverage, trucking and roll or sheet steel industries. Durability of our product and reduced life cycle costs have been the primary factor in growing sales in each of these segments of our business.

      Marketing Strategies. Our business and operations are divided into three distinct divisions: (i) building products, including Carefree Decking®, Smartdeck®, and Trimax structural lumber; (ii) engineered products, including fabricated products, railroad ties, marine & government, and Original Equipment manufacture “OEM”/industrial businesses; packaging products, including DuraPack® plastic slipsheets, tier sheets, corner board, and other related packaging products; and (iii) recycled resins division, including post consumer and industrial plastic processing and trading of engineering grade resins.

      We employ market focused Sales Specialists and industry specific representatives to market and sell our products. We utilize traditional sources of sales including attending trade shows, select advertising, cold calling, and customer referrals. We also market and sell through distributor relationships. We are seeking to expand our distribution network nationwide in some markets.

      We focus our selling strategy on the high quality, maintenance-free aspect of our product along with our superior customer service. We also focus on the benefits of our products. Benefits include being maintenance free, 100% recycled, environmentally sensitive, aesthetically pleasing in appearance, free from rot and insect infestation, and durable. Our sales are not dependent upon a few customers, but rather we currently have a broad base of customers.

      We have experienced a seasonal slow-down in the winter months during the past three years, but we are attempting to reduce the seasonality of our sales. We can do this by increasing our marketing efforts in warmer climates of the U.S. during winter months, by supplying product for custom items which are not as seasonal, and by increasing our industrial products sales which tend to be less seasonal in nature.

      Government Regulation and Environmental Matters. Although the recycled plastic and composite lumber operations do not generate significant quantities of waste materials or hazardous substances, our operations are and will in the future be subject to numerous existing and proposed laws and regulations designed to protect the environment from waste materials and particularly hazardous wastes emissions. We are subject to federal, state and local laws regarding the environment, occupational health and safety, and other regulations applicable to our business. See “ — Description of Business to be Sold — Environmental Recycling Division — Regulatory Matters” for additional discussion of environmental regulations affecting our business. The primary regulations affecting the plastic lumber divisions are air quality emissions from our manufacturing plants, disposal of solid and liquid wastes, wastewater, and storm water discharge. We do not believe that our waste disposal practices and manufacturing processes will be in violation of any existing or presently proposed law or regulation or require special handling permits or procedures or otherwise result in significant capital expenditures that would have a material adverse effect on operations. Currently, costs of compliance with regulatory requirements for the plastic lumber division do not materially impact our financial condition, although many times the delays in approving permit modifications can slow our ability to quickly adapt to changing market conditions. However, we cannot assure you that regulatory requirements will not in the future adversely affect operations or require the introduction of costly additional manufacturing or waste disposal practices, which could adversely affect our financial condition. Additionally, as with manufacturing practices in general, if we release any hazardous substance, such a release could have a material adverse effect whether we (i) directly or indirectly cause the release; or (ii) the release comes from any of our owned or leased properties; or (iii) the release comes from any associated offsite disposal of our wastes; or (iv) the release comes from prior activities on our owned or leased property.

Summary of the Purchase Agreement

      The following summary of the material provisions of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached to the proxy statement as Appendix A. We urge our stockholders to read the Purchase Agreement in its entirety for a more complete description of the terms and conditions of the Clean Earth Sale Transaction. Capitalized terms used, but not defined, in this description of the Purchase Agreement have the same meaning as in the Purchase Agreement.

  Sale of the Capital Stock of Clean Earth and its Subsidiaries

      We, Clean Earth, and the Purchaser entered into the Purchase Agreement, pursuant to which we agreed to sell all of the outstanding capital stock of Clean Earth, our wholly-owned subsidiary, which together with its subsidiaries comprise our environmental recycling division. The Purchaser in the Clean Earth Sale Transaction has no relation to us or any of our affiliates.

  Purchase Price

      The Purchase Price in the Clean Earth Sale Transaction consists of:

•	$45.0 million, of which $44.0 million will be payable at the Closing of the Clean Earth Sale Transaction in cash and $1.0 million will be delivered to the Escrow Agent to be held and then paid to us or the Purchaser pursuant to the Escrow Agreement; and

•	45,000 shares of the Junior Preferred Stock of the Purchaser having a stated value of $4.5 million with preferences, rights and limitations as provided in the Certificate of Designation, including, but not limited to, a 5% dividend payable in kind to us. We intend to hold the securities acquired from the Purchaser for investment purposes and not with a view toward distribution.

  Purchase Price Adjustments

      The cash portion of the Purchase Price described in the foregoing section is subject to the following adjustments as of the Closing:

•	if the aggregate of the outstanding debt and other obligations (as defined in the Purchase Agreement) of Clean Earth and its subsidiaries is greater or less than $5.5 million, the cash portion of the Purchase Price will be decreased or increased by the amount of the difference; and

•	if the adjusted non-cash working capital (as defined in the Purchase Agreement) of Clean Earth, is (i) less than $10.0 million, the cash portion of the Purchase Price will be reduced by the amount of the deficiency and (ii) greater than $12.5 million, the cash portion of the Purchase Price will be increased by the amount of the difference.

      Based on the outstanding debt and other obligations of Clean Earth as of December 31, 2001, the Purchase Price would increase by approximately $470,000. Based on the adjusted non-cash working capital as of December 31, 2001, the Purchase Price would decrease by approximately $1.1 million. Assuming the Clean Earth Sale Transaction was completed on December 31, 2001, the resulting net purchase price adjustments described above would result in a decrease in the cash portion of the Purchase Price of approximately $630,000.

      We anticipate closing the Clean Earth Sale Transaction by the end of March 2002 or as soon thereafter as practicable. We currently estimate that the maximum adjustment to the purchase price as a result of these provisions would not exceed $1.0 million. Additional adjustments to the purchase price will be made if the $1.0 million escrow is not sufficient to cover the contemplated adjustments. The adjustments, if any, for a shortfall in excess of $1.0 million will result in a reduction in the Junior Preferred Stock we will receive from the Purchaser by 0.02% for each $1,000 of the shortfall.

      In addition, there may be additional adjustments to the cash portion of the Purchase Price based upon a final audited balance sheet to be delivered after the Closing if the amount of outstanding debt and other obligations and non-cash working capital set forth on the final audited balance sheet differ from the amounts of such items set forth on the unaudited balance sheet on the Closing Date, and the $1.0 million escrow will be distributed among the parties accordingly.

      If on the Closing Date, we, Clean Earth or any subsidiary of Clean Earth is in default or, as a result of the Clean Earth Sale Transaction, will be in default of an obligation and as a result the obligee would have the right to accelerate the date of payment of such obligation or other obligations of Clean Earth or its subsidiary (the “Defaulted Obligation”), the cash portion of the Purchase Price will be reduced by the amount of the accelerated portion of the obligation or obligations less the amount by which such acceleration has resulted in the reduction of the cash portion of the Purchase Price pursuant to the foregoing adjustments. If the reduction of the cash portion of the Purchase Price occurs due to such default, the Purchaser will deliver a promissory note to us at the Closing in the principal amount equal to such reduction payable on such terms and at such dates as the obligation giving rise to the reduction would have been payable by Clean Earth or its subsidiary had the default not occurred. The Purchaser will use the amount of the cash portion of the Purchase Price so reduced to pay the related Defaulted Obligation and the promissory note will be secured by liens against the real estate or other collateral related to the Defaulted Obligation. The Purchaser also agreed to use its best efforts to refinance any promissory notes within a reasonable period following the closing. The purpose of this provision is in the event the debt is accelerated as a result of the Clean Earth Sale Transaction and the note can not be assumed by the Purchaser, we agreed to provide the financing in order to prevent the Purchaser from terminating the Clean Earth Sale Transaction.

      There are no obligations of Clean Earth which are currently in default and would result in an adjustment to the purchase price pursuant to this provision of the Purchase Agreement. There are no forbearance agreements that would trigger a reduction in the purchase price pursuant to this provision.

      The Defaulted Obligation will not include (i) obligations which are accelerated as a result of the failure of the obligee to provide its consent to the Clean Earth Sale Transaction with respect to leases of equipment possessed or operated by Clean Earth or its subsidiary (in an aggregate amount not to exceed $150,000) or (ii) obligations to our senior lenders under the certain Credit Agreement dated as of June 30, 2000.

      If the Purchaser has received the Mezzanine Financing of at least $8.0 million but less than $10.0 million by or at the Closing, the cash portion of the Purchase Price will be reduced by the amount by which the amount of the Mezzanine Financing is less than $10.0 million, but such reduction will not, unless we, in our sole discretion, agree otherwise, cause the closing date cash payment to be less than $43.5 million (the “Mezzanine Financing Related Reduction”). In such event we will be deemed to be an investor in the Mezzanine Financing to the extent of the Mezzanine Financing Related Reduction which will be payable on the same terms and entitling us to the same rights to which the Mezzanine Financing investors are entitled, including the receipt of a warrant to purchase such number of shares of the Purchaser’s common stock equal to the same proportion of the aggregate number of shares subject to the warrants issued to all the Mezzanine Financing investors with respect to the Mezzanine Financing Related Reduction as the amount of the Mezzanine Financing Related Reduction represents of the total amount of the Mezzanine Financing. The purpose of this provision is to enable the closing of the Clean Earth Sale Transaction in the event the Purchaser is unable to obtain all of the financing necessary for closing.

      If we fail to make any payment of adjustments to the Purchase Price to the Purchaser and the escrow is insufficient, the Purchaser will have an option to cancel for every $1,000 of the underpayment, or any portion of the underpayment, 0.02% of the shares of the Junior Preferred Stock.

  Excluded Assets

      We will keep the following assets and not transfer these assets as part of the Clean Earth Sale Transaction: the claims for payment pursuant to (i) our interest in the joint venture between Interstate Industrial Corp. and us pursuant to which we would perform dredging and disposal services for the New York Department of Sanitation which have been completed and (ii) the Quakertown Founding Site Agreement between Integrated Technical Services, a subsidiary of Clean Earth, and the Pennsylvania Department of Environmental Protection. We believe the value of the Distributed Claims to be approximately $4.7 million, but we may have to enter into litigation to collect these claims.

  Licenses and Trademarks Transferred to the Purchaser

      On or prior to the closing date, we will also transfer all licenses and trademarks relating to the assets, business and operations of Clean Earth or any of its subsidiaries from U.S. Plastic Lumber IP Corporation, our wholly-owned subsidiary, to Clean Earth without any cost, expense or fees payable by Clean Earth, any of its subsidiaries or the Purchaser. See the description of licenses and trademarks of U.S. Plastic Lumber IP Corporation on page 17.

  Conduct of Clean Earth’s Business Pending Closing

      Pursuant to the Purchase Agreement, Clean Earth and we agreed that prior to the Closing Date, Clean Earth will, among other things:

•	maintain all qualifications to transact business and remain in good standing in the State of Delaware and in the foreign jurisdictions where it does business;

•	conduct its business in the Ordinary Course;

•	maintain its properties and assets in good condition and repair;

•	not amend its Certificate of Incorporation or Bylaws;

•	not acquire any business organization or enter into any partnership or joint venture, except in the Ordinary Course;

•	not declare or pay any dividend or other distribution (other than the distribution of the Distributed Claims and PRP Reserve) in respect of, or purchase or redeem, any shares of its capital stock;

•	not issue or sell any shares of its capital stock or any rights to purchase such shares or any securities convertible into or exchangeable for such shares;

•	not liquidate or dissolve;

•	not incur any Indebtedness or, other than in the Ordinary Course of business, any liabilities;

•	not make any change in the accounting principles, methods, records or depreciation or amortization policies or rates;

•	not dispose of, or suffer or cause the encumbrance by any Lien upon any of its properties or assets, except for sales of inventory or excess equipment or other assets in the Ordinary Course of business;

•	not adopt or amend in any material respect any plan, agreement or arrangement for the benefit of employees other than to comply with any Legal Requirement; or

•	not pay any increase in compensation, bonuses or special compensation of any kind, or any severance or termination payable to any current or former officer, director, employee or consultant of Clean Earth, except as may be within the Ordinary Course of business, but in no event will the compensation of any employee who currently earns over $75,000 per year be increased;

•	not to enter into a contract for products or services in an amount greater than $3.0 million without the prior consent of the Purchaser;

•	not purchase or enter into any contract to purchase any capital assets, except for capital expenditures or commitments necessary to maintain its properties and assets in good condition and repair (the amount of which will not in the aggregate exceed $50,000) and for equipment or machinery (no item of which will exceed $100,000);

•	maintain its Policies in full force and effect;

•	not cancel, release or discharge any claim of Clean Earth against any person, and not discharge any Lien (other than Permitted Liens) upon any asset of Clean Earth;

•	not institute or settle any Action before any Governmental Entity, except as it relates to the Distributed Claims; and

•	maintain in full force and effect, and comply with, all Permits.

  Our Covenants

      Pursuant to the Purchase Agreement, we agreed, through the Closing Date, to:

•	comply and have Clean Earth and each Subsidiary comply promptly with all requirements that applicable Legal Requirements may impose upon us with respect to the Clean Earth Sale Transaction;

•	obtain any consent, authorization or approval required to be obtained by Clean Earth or us in connection with the Clean Earth Sale Transaction;

•	promptly advise the Purchaser of any (i) liability or, as to property or assets, any physical loss or damage incurred or suffered by Clean Earth or a Subsidiary which has a material adverse impact on the consolidated financial condition or results or operations of Clean Earth and its Subsidiaries or (ii) contractual obligation or transaction that Clean Earth or a Subsidiary entered into other than in the Ordinary Course (“Material Adverse Effect”);

•	deliver to the Purchaser prior to the Closing a written statement disclosing any materially untrue statement in the Purchase Agreement or any document furnished pursuant to the Purchase Agreement, or any material omission to state any material fact;

•	prepare and deliver a proxy statement relating to the transactions contemplated by the Purchase Agreement prepared in accordance with the Exchange Act, to our stockholders soliciting their vote in favor of the Clean Earth Sale Transaction;

•	deliver at the Special Meeting the votes or proxies of our officers and directors and their respective affiliates in favor of the Clean Earth Sale Transaction; and

•	cause Barbella Environmental Technology, Inc., a subsidiary of Clean Earth, which is party to the Brooklyn Contract, not to distribute any “mobilization” monies or advances received under the Brooklyn Contract, other than to cover expenses or pay profits to Clean Earth and/or us.

  Covenants of the Purchaser

      Pursuant to the Purchase Agreement, the Purchaser agreed, through the Closing Date, to:

•	comply with all Legal Requirements in connection with the Clean Earth Sale Transaction;

•	obtain any consent, authorization or approval required to be obtained in connection with the Clean Earth Sale Transaction;

•	provide such information as we may reasonably request for inclusion in the Proxy Statement;

•	pay or cause Clean Earth to pay to the B.C. Guarantors of the indemnity agreement with AIG with respect to the Brooklyn Contract the following fees: $125,000 at Closing, $125,000 at the time of receipt of the first mobilization monies or advances thereunder, and an additional $125,000 at the Closing if the B.C. Guarantors prior to the Closing provide, on the demand of AIG, a $4.0 million letter or letters of credit as additional security. If the Purchaser is unable to terminate or replace the foregoing letters of credit within 30 days from the Closing Date, then the Purchaser will make additional payments to the B.C. Guarantors. See “— Interests in the Clean Earth Sale Transaction that Differ from Your Interests”; and

•	pay or cause Clean Earth to pay to the guarantors of any indemnity obligation with respect to any contracts for such guarantors act as an indemnitor to AIG on behalf of Clean Earth, other than the Brooklyn Contract, a fee equal to 1.5% of the bond amount for any such contracts as follows: 50% of the fee at time of Closing and 50% within 30 days of mobilization fee being invoiced. The Purchaser will use its best efforts to remove the foregoing guarantors from their indemnity obligations under any such contracts as of the Closing Date.

  Post Closing Covenants

      In addition to any other covenants in the Purchase Agreement that will survive the Closing of the Clean Earth Sale Transaction, the parties agree that certain covenants will continue to survive post Closing, including, but not limited to, the following:

•	the Purchaser will cause Clean Earth to fully cooperate with us in our efforts to collect the Distributed Claims; and

•	to the extent that we waive the removal of the Guaranty or Financial Assurance as a condition precedent to Closing, then the Purchaser will cause Clean Earth to have us removed as a Guarantor or to release us from the Financial Assurance as soon as practical after the Closing.

  Employment Agreements

      Clean Earth or a subsidiary may enter into employment agreements with each of Frank Barbella, Theodore Budzynski, Brent Kopenhaver, Steven Sands and Michael Goebner, who are officers of Clean Earth or one of its subsidiaries. None of these individuals are our directors or officers.

  Conditions to the Closing

      The obligations of the Purchaser to consummate the transactions contemplated by the Purchase Agreement are subject to the satisfaction, at or prior to the Closing Date, of certain conditions, including, but not limited to, the following:

•	the Purchaser’s receipt of the Mezzanine Financing;

•	Clean Earth’s receipt of the line of credit in an amount of at least $32.0 million from a syndicate of institutional lenders led by Bank of America.

•	the satisfactory results of the Purchaser’s (i) review of the exhibits and schedules to the Purchase Agreement completed on or prior to February 1, 2002 and (ii) environmental due diligence review of Clean Earth and its subsidiaries completed on or prior to February 15, 2002;

•	employment agreements satisfactory to the Purchaser executed between Clean Earth or its subsidiary and certain Clean Earth officers on or prior to February 1, 2002;

•	the receipt of all consents required to be obtained by us or Clean Earth from third parties;

•	no material adverse change in the consolidated financial condition or the consolidated results of operations of Clean Earth and its subsidiaries as of December 31, 2001 from those reflected in the unaudited interim financial statements as of November 30, 2001;

•	the lack of any pending or threatened Action before any Governmental Entity challenging the acquisition of Clean Earth by the Purchaser; and

•	the accuracy of our representations and warranties and Clean Earth’s representations and warranties in the Purchase Agreement as of the Closing Date, including without limitation that Clean Earth will have an adjusted net worth as of the Closing Date of at least $56.2 million.

      The Purchaser has received non-binding commitments for the financial conditions. The timeframe for objecting to information in exhibits and schedules has expired. The environmental due diligence is anticipated to be completed shortly. We are in the process of obtaining the necessary consents to complete this transaction.

      Our obligations to consummate the Clean Earth Sale Transaction contemplated by the Purchase Agreement will be subject to the satisfaction, at or prior to the Closing, of certain conditions, including but not limited to, the following:

•	our receipt from our existing bank group, on or prior to the Closing Date, of the working capital line in an amount not less than $8.0 million;

•	our stockholders’ approval of the Purchase Agreement and the Clean Earth Sale Transaction;

•	the termination of our obligations under the Guaranties and the Financial Assurances;

•	the lack of any pending or threatened Action before any Governmental Entity challenging the acquisition of Clean Earth by the Purchaser;

•	the accuracy of the representations and warranties of the Purchaser in the Purchase Agreement as of the Closing Date; and

•	the receipt of all consents required to be obtained by the Purchaser from third parties.

      We have obtained a non-binding commitment from Bank of America and we anticipate that this funding will be available at the closing.

      We currently do not anticipate waiving any conditions to closing however, we reserve the right to do so in our discretion. At the time of closing, we may consider waiving a condition or portion of a condition which we determine is not material to the consummation of the Clean Earth Sale Transaction, including but not limited to miscellaneous representations and warranties or obligations under the Guaranties and Financial Assurances. Under no circumstances will the conditions related to financing be waived. We do not anticipate resoliciting stockholders following their approval of the Clean Earth Sale Transaction unless there is a material change in the purchase price to be received from the Purchaser which was not described in the proxy statement.

  Tax Treatment of Clean Earth Sale Transaction

      If the Purchaser determines to make the Section 338(h)(10) election with respect to the Clean Earth Sale Transaction, it will provide written advice of such election to us no later than 30 days prior to the 15th day of the ninth month following the Closing Date (the “Ultimate Election Date”). Upon receipt of such advice, we will prepare and execute the documents required to join in such election and prepare the related income tax returns. The Purchaser, no later than five days prior to the Ultimate Election Date will deliver (i) the amount of the income, sales and transfer tax liability related to the 338(h)(10) election and (ii) $625,000 to an escrow agent, with instructions to pay the tax liability to the appropriate taxing authorities and the $625,000 directly to us.

      Where the Purchaser and we make a joint Section 338(h)(10) election with respect to the qualified stock purchase, Clean Earth is treated as selling its assets in a single transaction to a new corporation owned by the Purchaser for an amount equal to the price the Purchaser pays for the Clean Earth stock plus Clean Earth’s liabilities inherited by the Purchaser plus certain other items. Clean Earth is treated as making this asset sale and recognizes the related taxable gain while a member of our Consolidated Group. Therefore, a stock sale without a Section 338(h)(10) election would produce less taxable gain and would result in an overall lower combined federal and state tax liability to us. If the election is made, the Clean Earth Sale Transaction would produce a higher taxable gain resulting in higher state and federal taxes, which we will recover from the Purchaser as additional purchase price consideration.

  Limitations on Solicitation of Other Offers

      Subject to certain conditions, described in the section “Conditions to the Closing”, we have agreed that neither we nor Clean Earth nor any of our or their respective officers and directors will initiate, solicit or encourage, directly or indirectly, any proposal or offer to acquire Clean Earth (any such transaction being referred to as an “Acquisition Transaction”).

      However, in response to an unsolicited proposal with respect to an Acquisition Transaction, Clean Earth may negotiate with and furnish information concerning Clean Earth to a third party if the board of directors of Clean Earth determines in good faith, based upon an opinion of outside legal counsel, that a failure to furnish the information to or negotiate with such third party could reasonably conflict with the proper discharge of the fiduciary duties of Clean Earth’s directors.

      If Clean Earth receives any proposal of the type referred to above, it will (i) immediately provide the Purchaser with a copy of all information provided to the third party, (ii) inform the Purchaser that information is to be provided, that negotiations are to take place or that an offer has been received from a third party, and (iii) furnish to the Purchaser the identity of the person receiving such information or the proponent of such offer and a description of the material terms of such offer.

  Termination of the Purchase Agreement

      The Purchase Agreement may be terminated at any time prior to the Closing Date as follows:

•	by our mutual consent with the Purchaser;

•	by the Purchaser if there has been a Material Adverse Effect or any of the Purchaser’s conditions precedent to Closing have not been met on the Closing Date;

•	by us and Clean Earth acting together if any of our conditions precedent to Closing have not been met on the Closing Date; or

•	by either the Purchaser or us and Clean Earth acting together if the Closing is not effected on or prior to (i) March 31, 2002, provided that the failure to effect the Closing by such date is not primarily due to acts, omissions or failure of the terminating party or (ii) May 15, 2002 if the

Closing is not effected due solely to the review by the SEC of the proxy statement to be distributed to our stockholders, and distribution of the proxy statement to our stockholders and the Special Meeting, provided that we diligently respond to comments the Staff of the SEC has made in connection with such review.

      We are currently negotiating an extension of the forbearance period with our senior lenders and we believe that our senior lenders will agree to this extension to accommodate the anticipated closing schedule for the Clean Earth Sale Transaction.

  Termination Fees

      Each party has agreed to pay certain termination fees in the event one or the other party terminates the Purchase Agreement for specified reasons as follows:

•	if the Purchaser terminates or abandons the Purchase Agreement as a result of the failure of certain of Purchaser’s conditions to the Closing, we will promptly pay the Purchaser a fee of $400,000 plus verifiable out-of-pocket expenses not to exceed $400,000;

•	if the Purchaser terminates or abandons the Purchase Agreement as a result of the Purchaser’s failure to receive the Mezzanine Financing, the Purchaser will promptly pay us a fee equal to $200,000 plus verifiable out of pocket expenses not to exceed $200,000;

•	if the Purchaser terminates or abandons the Purchase Agreement because of a Material Adverse Effect or failure of the Purchaser’s condition to Closing relating to the Audited Financial Statements, we will promptly pay the Purchaser for verifiable out-of-pocket expenses not to exceed $400,000; or

•	if we terminate or abandon the Purchase Agreement as a result of the failure of certain of our conditions to the Closing, the Purchaser will promptly pay us a fee equal to $400,000 plus verifiable out of pocket expenses not to exceed $400,000.

  Expenses

      All costs and expenses (including, without limitation, all legal fees and expenses and fees and expenses of any brokers, finders or similar agents) incurred in connection with the Purchase Agreement and the transactions contemplated by it will be paid by the party incurring such fees and expenses.

  PRP Reserve

      We have agreed to keep all liability relating to the following matters in which Clean Earth of North Jersey, Inc., Clean Earth’s subsidiary, has been named as a “potentially responsible party”: Spectron, Four County Landfill and Bayonne Barrel. We have currently reserved $324,485 with respect to these matters which we currently believe is sufficient to cover our portion of the liability with respect to these matters. We currently estimate that it will take up to five years for these matters to be resolved and the amount of our liability determined. As a result, no assurances can be given as to whether this reserve will be sufficient to cover our portion of this liability.

  Indemnification

      The Purchase Agreement contains indemnification obligations for each party relating to, among other things: (i) any material inaccuracy in or material breach of any representation or warranty made in the Purchase Agreement or the Proxy Statement (unless arising out of information provided specifically for inclusion in the Proxy Statement) or in any writing delivered pursuant to the Purchase Agreement or at the Closing; (ii) the failure to perform or observe fully any covenant, agreement or provision to be performed or observed pursuant to the Purchase Agreement or any other Agreements executed as part of the Purchase Agreement; or (iii) any claims relating to the enforcement of a party’s rights under the Purchase Agreement.

      In addition, the Purchaser agreed to indemnify us for our liability arising subsequent to the Closing from any Guaranties or Financial Assurances on behalf of Clean Earth which were to be terminated at the Closing pursuant to the Purchase Agreement and which relate to events or matters after the Closing Date.

      No indemnification demand will be made until such time that the party making an indemnification demand believes, in good faith, that it has a claim or claims for indemnity totaling $375,000. Once cumulative aggregate damages exceed $375,000, the Indemnifying Party will be liable for all damages to the Indemnified Party, in excess of the first $175,000 of $375,000 of damages. Under no circumstances will our liability exceed the amount of $25.0 million. No party will be entitled to recover punitive damages from another party.

      If we indemnify the Purchaser with respect to a breach of the representations and warranties relating to the collection of accounts receivable, the Purchaser will, concurrently with its receipt of such indemnification, assign to us all of its title to, and the right to collect on, the accounts receivable in question.

Summary of Terms of Junior Preferred Stock

      The following summary of the material terms of the Junior Preferred Stock is qualified in its entirety by reference to the Certificate of Designation of the Junior Preferred Stock, a copy of which is attached to the proxy statement as Appendix B. Capitalized terms used, but not defined, in this description of the Certificate of Designation have the same meaning as in the certificate.

      At the Closing, we will receive 45,000 shares of the Junior Preferred Stock of the Purchaser having an aggregate stated value of $4.5 million. The stated value was arbitrarily determined in negotiations between the Purchaser and us and does not reflect the actual value of the Junior Preferred Stock. The Junior Preferred Stock will pay us a dividend in the amount of 5% per annum, payable in kind with additional Junior Preferred Stock. The Purchaser can redeem the Junior Preferred Stock upon the earlier of (i) the tenth anniversary of the issuance of the Junior Preferred Stock, (ii) a change of control event, or (iii) a registered offering of the Purchaser’s securities that results in gross proceeds of at least $25.0 million. The Junior Preferred Stock will be subordinate to the senior debt of the Purchaser and Series A Preferred Stock of the Purchaser. See “Information About the Purchaser — Description of Capital Stock — Preferred Stock.” A copy of the Certificate of Designation of the Junior Preferred Stock is attached to this proxy statement as Appendix B. There can be no assurance that we will receive any value for the Junior Preferred Stock because it assumes that the Purchaser will be successful in continuing the operations of Clean Earth as a going concern until the date of redemption of the Junior Preferred Stock. Additionally, should the Purchaser be successful in operating Clean Earth as a profitable business, we will not benefit from an increase in value of Clean Earth since we have no rights to convert the Junior Preferred Stock to common stock of the Purchaser. In addition, since this stock was issued in a private transaction, restrictions on resale imposed by federal and state securities laws will limit our ability to resell these shares. See “Special Considerations — The stated value of the Junior Preferred Stock is arbitrary and may not reflect the actual value of the Junior Preferred Stock, and — We may not receive any value for the Junior Preferred Stock.”

Pro Forma Financial Information

      We present the following unaudited pro forma consolidated condensed financial statements to illustrate the effects on the sale of Clean Earth to the Purchaser under the terms described on pages 30-37, on our historical financial position and operating results.

      We based this pro forma financial information on our historical results after removing the assets and liabilities acquired and assumed by the Purchaser on the Closing Date and the revenues and expenses associated with the business activities to be transferred to the Purchaser. The pro forma results are not necessarily reflective of results that will be achieved by us in the future.

      Our unaudited pro forma condensed consolidated balance sheet as of September 30, 2001 gives effect to the sale as if it had occurred on the balance sheet date. The unaudited pro forma condensed consolidated results of operations for the 12 and nine months ended December 31, 2000 and September 30, 2001, respectively, give effect to the sale as if it had occurred on January 1, 2000. The unaudited pro forma condensed consolidated financial statements have been derived from, and should be read in conjunction with, the historical consolidated financial statements, including the notes thereto, for the year ended December 31, 2000 and the nine months ended September 30, 2001, which can be found on page F-1.

      We present these unaudited pro forma consolidated condensed financial statements for informational purposes only. These unaudited pro forma consolidated condensed financial statements are not necessarily indicative of the financial position or results of our operations that would have occurred had the transaction been consummated on January 1, 2000. In addition, the unaudited pro forma consolidated condensed financial statements are not necessarily indicative of our future financial condition or operating results.

      Pro forma adjustments for the sale include:

•	The sale of 100% of the stock of Clean Earth for:

•	$45.0 million in cash, less the assumed effects of the purchase price adjustments, as well as investment banking, legal and other expenses directly related to the transaction the aggregate of which is estimated to be approximately $2.3 million; and

•	Junior Preferred Stock of the Purchaser having a stated value of $4.5 million, which we have valued at $1,183,500.

•	The revenue and expenses associated with the assets and liabilities we are selling in the transaction.

•	Application of the net proceeds realized in the transaction to pay down our Senior Credit Facility and certain other debt.

•	An after tax loss of $6,317,000 on the sale Clean Earth had the sale taken place on January 1, 2000, and $14,006,000 had the sale taken place on September 30, 2001. The loss is based on the net proceeds received less the net book value of the assets and liabilities sold in the transaction.

      Although the provisions of the Purchase Agreement provide for the substitution of notes receivable for cash in limited circumstances, we believe that the circumstances that would give rise to our receiving notes in lieu of cash at closing are sufficiently remote and as a result, additional pro forma financial information giving effect to our receiving notes instead of cash has not been included in this proxy statement.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of September 30, 2001

      The following table shows our unaudited condensed consolidated balance sheet at September 30, 2001 as if the Clean Earth Sale Transaction had taken place on September 30, 2001.

		Pro-Forma
	Historical	Adjustments		Pro Forma

	(dollars in thousands)
Cash	$1,035	$—		$1,035
Accounts receivable, net	42,335	(30,844	)(a)	11,491
Other current assets	11,476	(1,513	)(a)	9,963

Total current assets	54,846	(32,357)		22,489
Property, plant and equipment, net	89,426	(28,547	)(a)	60,879
Acquired intangibles, net	34,923	(21,780	)(a)	13,143
Other assets	7,340	(1,789	)(b)	5,552

Total assets	186,535	(84,493)		102,063
Accounts payable	31,780	(19,499	)(a)	12,281
Current portion of long term debt	61,004	(44,150	)(a,c)	16,854
Other current liabilities	11,430	(2,650	)(a)	8,780

Total current liabilities	104,214	(66,299)		37,915
Long term debt	12,340	(3,850	)(a)	8,490
Other liabilities and minority interest	1,636	(318	)(a)	1,318
Total liabilities	118,190	(70,467)		47,723
Stockholders’ equity	68,345	(14,006	)(d)	54,340
Total liabilities and equity	$186,535	$(84,473)		$102,063

      The pro forma financial information is not necessarily indicative of the operating results or financial position that would have occurred had the transaction been consummated as of the dates indicated, nor are they necessarily indicative of future operating results.

(a)	To reflect the removal of assets and liabilities of the business to be sold as of September 30, 2001. The total assets of Clean Earth being sold are $85,656,000 as of the September 30, 2001 pro forma reporting period. The reconciliation to the stand-alone financial statements is as follows (dollar amounts in thousands):

Balance per stand-alone financial statements and segment footnote:	$90,694
Less: Net book value of Quakertown and JV receivables:	(4,870)
Cash at 9/30/01	(168)

Total Assets being sold.	$85,656

The pro forma financial statements include the effects of adding the Junior Preferred Stock which was valued at $1,183,000. When including these amounts as part of the pro forma adjustments, the pro forma balance sheet table indicates a net reduction of total assets of $84,473,000.

(b)	Reflects the removal of $2,972,000 of assets sold and the addition of $1,813,000 for the value of the Junior Preferred Stock. Other Assets, as described in Note (b) on the pro forma balance sheet, refers to dredge disposal permits and deferred site development costs of $2,276,000, non-compete agreements of $441,000 and other assets of approximately $255,000.
(c)	Reflects the reduction of $42,700,000 of debt by applying the net cash proceeds to the term loan with our senior lenders and certain other debt.
(d)	Reflects the loss on the sale of assets that would be recorded if the transaction were to have taken place on September 30, 2001. This amount is calculated in the same manner as shown on the following page except that the amount of net assets sold at September 30, 2001 is $57,889,000 as compared to $50,856,000 on January 1, 2000.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

For the twelve months ended December 31, 2000

      The following table shows our unaudited pro-forma condensed consolidated results of operations for the 12 months ended December 31, 2000 as if the sale of Clean Earth, Inc. has taken place as of January 1, 2000.

		Pro-Forma
	Historical	Adjustments		Pro Forma

	(dollars in thousands)
Net sales	$173,744	$(100,530	)(a)	$73,214
Gross profit	24,828	(18,102	)(a)	6,726
Selling, general and administrative expenses	27,510	(9,456	)(a)	18,054
Restructuring and asset impairment charges	3,185			3,185

Operating income (loss)	(5,867)	(8,646)		(14,513)
Interest expense	7,037	(3,296	)(a,b)	3,741
Other (income) expense	(215)	7,022	(a,c)	6,807
Minority interest (income) loss	(54)	—	(a)	(54)

Loss before income taxes	(12,635)	(12,171)		(25,006)
Income tax benefit	(1,188)	(1,199	)(d)	(2,387)

Loss from continuing operations	(11,447)	(11,172)		(22,619)
Preferred stock dividends earned	820	—		820

Loss from continuing operations attributable to common stockholders	$(12,267)	$(11,172)		$(23,439)
Loss per share from continuing operations	$(0.36)	$(0.33)		$(0.68)
Weighted average diluted shares outstanding	34,297,292	—		34,297,292

(a)	To reflect the removal of revenues and expenses of the business to be sold.
(b)	To reflect the reduction of pre-tax interest expense in the amount of $2,974,000 in 2000 resulting from the paydown of the Company’s senior and other debt as of January 1, 2000, using a weighted average interest rate of 8%.
(c)	Reflects a pre-tax loss of $6,973,000 on the sale of the net assets to be sold, calculated as follows:

Cash Selling Price:	$45,000
Junior Preferred Stock	1,184

Total consideration received	46,915
Less: Financial advisory fees	(1,060)
Escrow withholding	(1,000)
Fees and expenses	(240)

Total net proceeds	43,884
Net assets to be sold	50,856

Pre tax loss	$(6,973)
After tax (loss)	$(6,317	)(d)

The calculation above assumes that we will not recover any portion of the $1.0 million held by the Escrow Agent, but that this amount will fund a potential working capital shortfall. In the event the working capital shortfall is less than $1.0 million, the cash difference will be returned to us, and the loss on the sale would be adjusted.

(d)	The tax effects of the pro forma adjustments were calculated using the historical effective tax rate for the year 2000, which was 9.4%.

The pro forma financial information is not necessarily indicative of the operating results that would have occurred had the transaction been consummated as of the dates indicated, nor are they necessarily indicative of future operating results.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

For the nine months ended September 30, 2001

      The following table shows our unaudited pro-forma condensed consolidated results of operations for the nine months ended September 30, 2001 as if the sale of Clean Earth, Inc. had taken place as of January 1, 2000.

		Pro-Forma
	Historical	Adjustments		Pro Forma

	(dollars in thousands)
Net sales	$136,210	$(88,677	)(a)	$47,533
Gross profit	18,188	(13,377	)(a)	4,811
Selling, general and administrative expenses	19,589	(7,286	)(a)	12,303
Restructuring and asset impairment charges	11,648			11,648

Operating income (loss)	(13,049)	(6,091)		(19,140)
Interest expense	8,428	(3,061	)(a,b)	5,367
Other (income) expense	(148)	168	(a)	20
Loss before income taxes	(21,329)	(3,198)		(24,527)
Income tax benefit	—	—		—

Loss from continuing operations	(21,329)	(3,198)		(24,527)
Preferred stock dividends earned	1,144	—		1,144

Loss from continuing operations attributable to common stockholders	$(22,473)	$(3,198)		$(25,671)
Loss per share from continuing operations	$(0.62)	$(0.09)		$(0.71)
Weighted average diluted shares outstanding	36,189,481	—		36,189,481

(a)	To reflect the loss of revenues and expenses of the business to be sold.
(b)	To reflect the reduction of pre-tax interest expense in the amount of $2,880,000 in 2001 resulting from the paydown of the Company’s senior and other debt as of January 1, 2000, using a weighted average interest rate of 8%.

Regulatory Approvals

      Hart-Scott-Rodino. The Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”) frequently scrutinize the legality under the antitrust laws of transactions such as the Clean Earth Sale Transaction. At any time before or after the Clean Earth Transaction, the DOJ or the FTC could take such action under the antitrust laws as they deem necessary or desirable in the public interest, including seeking to enjoin the Clean Earth Sale Transaction. Private parties and state attorneys general may also bring an action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Clean Earth Sale Transaction on antitrust grounds will not be made or, if such a challenge is made, of the result of such challenge.

      Based upon information provided by the Purchaser, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), is inapplicable to the Clean Earth Sale Transaction. The HSR Act, and the rules and regulations thereunder, provide that certain transactions may not be consummated until required information and materials have been furnished to the DOJ and the FTC.

      Other. The consummation of the Clean Earth Sale Transaction is conditioned upon all material government consents, approvals and authorizations legally required for the consummation of the Clean Earth Sale Transaction having been obtained and being in effect. In addition, certain state and local government filings are required to be made in connection with the Clean Earth Transaction. No assurance can be given that all required consents, authorizations or approvals will be obtained.

Accounting Treatment of the Clean Earth Sale Transaction

      The proposed sale of Clean Earth will be accounted for as a sale of certain assets, including the stock of certain subsidiary corporations and assumption of certain liabilities. Upon consummation of the proposed sale of Clean Earth, we will recognize financial reporting loss equal to the net proceeds (the sum of the purchase price received less the expenses relating to the proposed sale) less the closing net book value of the assets sold and liabilities assumed. The issuance of shares of the Purchaser to us will be accounted for as a minority interest by us in the Purchaser.

Federal Income Tax Consequences of the Clean Earth Sale Transaction

      The following is a summary of the material United States federal income tax considerations relating to the Clean Earth Sale Transaction. This summary does not purport to be a complete analysis of tax considerations. The summary does not consider the effect of any applicable foreign, state local or other tax laws.

      Corporate Tax Considerations. It is anticipated that an election will be made under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, to treat the proposed Clean Earth Sale Transaction for federal income tax purposes as a sale of the corporate assets of Clean Earth (including the stock of certain subsidiary corporations) in exchange for cash, preferred stock and warrants to purchase additional shares of the Purchaser’s stock.

      It is also anticipated that a substantial portion of the resulting tax liability incurred as a consequence of the Clean Earth Sale Transaction will be offset by net operating loss carryforwards resulting from losses previously incurred by us. It should be noted, however, as the corporate alternative minimum tax rules applicable for federal income tax purposes generally limit the amount of net operating loss carryforwards that may be utilized for a particular tax year to 90% of a corporation’s “alternative minimum taxable income” (as calculated for these purposes), it is likely that we will be required to pay some corporate alternative minimum tax (imposed at a 20% federal income tax rate) with respect to the alternative minimum taxable income generated as a result of the consummation of the Clean Earth Sale Transaction.

      As a result of the foregoing, we currently anticipate that our federal income tax liability resulting from the Clean Earth Sale Transaction will be approximately from $350,000 to $500,000. We also anticipate that we will incur a state tax liability, the amount of which has not been determined at this time. However, we anticipate that it will be in excess of $500,000.

      Shareholder Tax Considerations. Since we do not anticipate distributing any of the cash or other proceeds to our stockholders, the Clean Earth Sale Transaction will not result in any tax consequences to our stockholders.

Vote Required for the Approval of the Clean Earth Sale Transaction

      The approval of the Clean Earth Sale Transaction will require approval by a majority of the shares of our common stock outstanding at the close of business on the Record Date.

Dissenters’ Rights

      Any of our stockholders who do not approve of the proposed Clean Earth Sale Transaction are not entitled to appraisal or dissenters’ rights with respect to the proposed Clean Earth Sale Transaction and related matters under Nevada law or our articles of incorporation.

Transaction Expenses

      We plan to use a portion of the proceeds from the Clean Earth Sale Transaction to fund transaction expenses related to the Clean Earth Sale Transaction. We estimate that we will incur approximately $1.3 million in costs and expenses associated with the Clean Earth Sale Transaction, as set forth in the table below:

Expenses	Estimated Amount

Financial advisory fees(a)	$1,060,000
Legal fees	150,000
Accounting fees	30,000
Printing and mailing fees	35,000
SEC filing fees	9,380
Proxy solicitation fees	15,000
Miscellaneous	620

Total	$1,300,000

(a)	Kenneth Leung, one of our directors, is a managing director of the Investment Banker who will receive $60,000 in cash proceeds.

      We believe that the $1.0 million delivered to the escrow agent will be sufficient to cover any purchase price adjustments and the net cash proceeds of $42.7 million take into account these adjustments.

Background of the Company’s Decision to Sell Clean Earth

  Actions Taken by the Company to Reduce Costs and Maintain Operations

      Since September of 2001, we have taken the actions described below in order to reduce our costs and maintain our operations.

      In September of 2001, we announced the closing of three of our plastic lumber manufacturing facilities and the leasing of two of our resin processing plants to third parties in an effort to reduce fixed costs, improve customer service and narrow management’s focus to a smaller number of manufacturing facilities, without reducing total manufacturing capacity. These actions represent the final steps in restructuring our manufacturing operations since installing new management in the fourth quarter of 2000. The Fontana, California, Denton, Maryland, and Trenton, Tennessee plants were closed on September 28, 2001 and the equipment and manufacturing processes at these plants are being transferred to our Chicago, Illinois and Ocala, Florida manufacturing locations. We are currently attempting to obtain a buyout or sublease in the closed facilities. In addition, we have discontinued raw material processing at our Auburn, Massachusetts and Chino, California resin plants and have agreed to lease these operations to other raw material processors. We will continue raw material processing, for our own use, at the Chicago and Ocala plants. Approximately 140 full time manufacturing and administrative positions were eliminated in connection with the reduction in facilities. The plan of restructure was adopted by management and the board of directors and communicated to employees in late September of 2001. As a result of this restructuring, we recorded the following charges in the third quarter of 2001:

Write-down for equipment impairment	$8,694,000
Write-down for goodwill impairment	$1,116,000
Lease termination, severance and other exit costs	$1,656,000

Total restructuring and asset impairment charges	$11,466,000

      As a result of these charges, we recorded a significant loss in the third quarter of 2001. The third quarter charges of $11.5 million were composed of approximately $10.0 million of non-cash charges and $1.5 million of charges that will require cash expenditures over the next twelve months. We anticipate that we will save approximately $5.0 million annually in fixed manufacturing and other costs as a result of these changes.

      On September 28, 2001, we notified all of the banks which participate in our Senior Credit Facility, under which as of December 31, 2001 we owed approximately $39.5 million, including accrued interest, fees and penalties, that due to lower than expected sales at our plastic lumber division we could not make the $2.5 million term loan payment due September 30, 2001 without jeopardizing our business operations. In addition, we were not in compliance with some of the covenants under the Senior Credit Facility as of September 30, 2001.

      On December 12, 2001, we reached an agreement with the participating banks that is effective as of November 14, 2001 whereby the lenders under the facility have agreed to accept interest only payments from us and allowed us to defer the September 30, and December 31, 2001 principal payments until the earlier of February 28, 2002 or the sale of some of our assets. Pursuant to the terms of this forbearance agreement, the lenders have also agreed not to take any action against us with respect to the covenant violations as of September 30, 2001 and similar violations which were anticipated as of December 31, 2001. The forbearance agreement provides for a forbearance fee of $100,000 payable by us at the termination of the forbearance period. The forbearance period terminates on February 28, 2002 or at the time of the Forbearance Default, as defined in the forbearance agreement. Forbearance Defaults include, but are not limited to (i) our failure to comply with any provision of the forbearance agreement, (ii) our failure to enter into a definitive agreement for the sale of certain of our assets on or prior to December 31, 2001, (iii) termination of our bonding capacity, or (iv) any other default under the Senior Credit Facility, other than existing and anticipated defaults listed in the forbearance agreement. We are currently negotiating an extension of the forbearance period with our senior lenders and we believe that our senior lenders will agree to this extension to accommodate the anticipated closing schedule for the Clean Earth Sale Transaction.

      We did not make the interest payment in the amount of $221,000 that was due on December 31, 2001. The lending group has verbally agreed to allow us to defer interest payments from December 31, 2001 until the consummation of the Clean Earth Sale Transaction. Although our failure to make the interest payment constitutes a Forbearance Default, we have received a verbal agreement with the lending group to amend the Forbearance Agreement to include the deferral of these interest payments and are currently negotiating a written forbearance agreement with these lenders. See “Special Considerations — Special Considerations Relating to Our Business Without Taking into Consideration the Clean Earth Sale Transaction — If we are unable to meet our payment obligations or comply with the covenants contained in our debt agreements in 2002, we will be required to significantly curtail our operations and it may raise substantial doubt about our ability to continue as a going concern.”

      On November 1, 2001, we received $800,000 through the issuance of 1,334,000 shares of our common stock in a private placement. As a result of this transaction, we have now met the financial covenant contained in the Senior Credit Facility that required us to raise $6.5 million of equity or equity equivalents by February 28, 2002. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

      On October 4, 2001, we requested that the participants in our Master Credit Facility with GE Capital grant a suspension of principal payments on our Master Credit Facility until the earlier of March 31, 2002 or the sale of some of our assets. Through December 31, 2001, we continued to make all scheduled principal payments on our Master Credit Facility. On January 3, 2002, we notified all of the participants in the Master Credit Facility that we would not be making any further principal payments until at least April of 2002. In addition, we did not make the term payment of $1.7 million due January 2, 2002 and, as of September 30, 2001, we were not in compliance with the tangible net worth covenant under the Master Credit Facility, largely due to the restructuring and asset impairment charges recorded in the third quarter of 2001. See “Special Considerations — Special Considerations Relating to Our Business Without Taking into Consideration the Clean Earth Sale Transaction — We have a history of losses and if we are not able to achieve and maintain profitability, the market price of our common stock could decrease” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We are currently in negotiations with GE Capital Corp. and the other participants to restructure the Master Credit Facility which would include a forbearance agreement deferring the unpaid principal, while continuing to make interest payments, and a waiver of the covenant violation. While our failure to make principal payments and to meet the tangible net worth covenant constitute events of default under the Master Credit Facility, none of the lenders that are party to the Master Credit Facility have taken any action against us. Although we believe that we will be successful in obtaining the necessary waiver and forbearance from these lenders and we currently have a verbal agreement to forbear, and are currently negotiating a written forbearance agreement with these lenders, no assurance can be given as to whether or in what form this waiver and forbearance can be obtained. In the event that the necessary waiver and forbearance are not obtained or future principal and interest payments cannot be made, the lenders under the facility can demand immediate repayment of the outstanding balance on the Master Credit Facility, which was $11.4 million as of December 31, 2001.

      Pursuant to the terms of the Senior Credit Facility and the forbearance agreement, upon the occurrence of a Forbearance Default, the administrative agent for the lending banks, upon the request of the lending banks, can declare all commitments terminated, and/or declare all of our loans and other obligations due and payable. Although the failure to make a payment when due under the Master Credit Facility or the acceleration of the Master Credit Facility is a Forbearance Default under the Senior Credit Facility, the lending group has not taken any action against us and we are currently in discussions with the lending group. The Master Credit Facility also contains a provision whereby an event which would accelerate payment terms of our Senior Credit Facility would also accelerate the payment terms of the Master Credit Facility to the same due date as the Senior Credit Facility. At December 31, 2001, amounts outstanding on the Senior Credit Facility and the Master Credit Facility totaled $39.5 million, including accrued interest, fees and penalties, and $11.4 million, respectively. In addition, defaults under these lending agreements cause defaults, pursuant to cross default provisions, of our other agreements, including, but not limited to, other lending agreements, debenture agreements, lease agreements and other agreements. We currently do not have the financial resources to repay these debt obligations in the event that these defaults are not waived in writing and such debt is immediately due without obtaining new debt and/or equity capital and/or selling some of our assets. The failure to comply with the terms of the Senior Credit Facility and Master Credit Facility, as well as any related forbearance agreements and other debt obligations or to obtain waivers and/or forbearance from these lenders would have a material adverse effect upon our liquidity and capital resources and it may raise substantial doubt about our ability to continue as a going concern. In this event, we may be forced to seek protection under the Bankruptcy Code or we may be forced into a bankruptcy proceeding by these lenders. See “Special Considerations — If we are unable to meet our payment obligations or comply with the covenants contained in our debt agreements in 2002, we will be required to significantly curtail our operations and it may raise substantial doubt about our ability to continue as a going concern.”

      Due to the lack of consistent earnings over the past 18 months, financial covenant defaults on our senior credit facilities, our inability to make principal and interest payments on our senior debt and the unwillingness of our senior lenders to restructure the terms of existing debt, management’s attempts to restructure or refinance our existing debt, absent a sale of Clean Earth, have been unsuccessful.

  Solicitation of a Strategic Transaction

      In October 2000, we retained BAS, to explore and evaluate strategic alternatives for us, which could include the possible sale of our environmental recycling division, Clean Earth. On October 11, 2000, we issued a press release announcing the engagement of BAS as a financial advisor.

      From October 2000 until February 2001, BAS identified and contacted approximately 158 potential buyers, including 81 strategic buyers and 77 financial buyers. As a result of BAS’ efforts, we have received initial, non-binding indications of interest from four potential buyers, including Founders Equity Inc. (“Founders”), an affiliate of the Purchaser.

      On January 4, 2001, our board of directors met to discuss the progress of BAS with respect to finding a buyer for our environmental recycling division. Our board of directors also discussed managements discussions with our senior lending group, consisting of Bank of America, LaSalle Bank and Union Planters Bank, and the insistence by this group that we sell the environmental recycling division at the earliest possible time. Our board of directors also discussed the status of BAS’ efforts and the presentations BAS had established with potential suitors.

      From January 2001 until May 2001, the management of Clean Earth conducted management presentations for each of the four potential investors who were preliminary interested in the proposed sale of Clean Earth.

      During this period, our board of directors held several meetings, in which the status of the potential sale of the environmental recycling division was discussed. With the assistance of BAS, the board has thoroughly explored market interest in various strategic transactions, including the possibility of engaging in a joint venture, a strategic partnership or a merger. The board concluded that any alternatives to the Clean Earth Sale Transaction were either not feasible or were likely to provide significantly less value to the holders of our common stock. BAS had informed us that no strategic buyers were interested and that potential financial buyers were having difficulty in being able to fund the purchase price due to the tightening of the debt market during this time frame. During this period, only Founders made a serious proposal in the form of a letter of intent.

      In May 2001, Founders made an initial proposal for an entity to be formed to acquire Clean Earth. On May 31, 2001, our board of directors met to discuss the initial proposal of Founders. The initial offer from Founders provided for cash consideration of $40.0 million and included conditions to closing that required Clean Earth to have $56.6 million of net worth and $13.0 million in working capital upon closing of the transaction.

      The board of directors also discussed an alternative option of spinning out the environmental recycling division into a clean public shell, which held $11.0 million in cash. Our board of directors authorized the officers to proceed with negotiations with Founders and the public shell opportunity. Other options evaluated by our Board of Directors were rejected because they were determined to be (i) not viable, (ii) not attainable in the time frame within which Bank of America required us to close a sale of Clean Earth, or (iii) generated less cash than the Clean Earth Sale Transaction.

      During the period from June 1, 2001 through September 11, 2001, we had intense negotiations with Founders and we continued to explore other alternatives, including other potential suitors and the public shell opportunity. During this period, we underwent extensive negotiations with Founders, which resulted in various changes in terms and conditions including the purchase price. In September 2001, Founders increased the cash portion of the purchase price to $45.0 million and reduced the net worth requirement to $53.9 million and the working capital requirement to $10.0 million. This resulted in a net change in purchase price of $5.0 million from Founders’ initial offer.

      The Founders’ non-binding letter of intent, dated September 11, 2001, contained the terms and conditions of the transaction as reflected in the documents for the Clean Earth Sale Transaction described on pages 29-36 of the proxy statement. On September 11, 2001, we executed a letter of intent with Founders. From September 11, 2001 through the execution of the Purchase Agreement, we were involved in intense negotiation process, described below, with Founders regarding the terms and conditions of the transaction.

  Negotiating the Purchase Agreement

      From May 31, 2001 through December 29, 2001, the Purchaser and its advisors conducted due diligence at various USPL facilities and examined legal documents.

      On December 1, 2001, our legal counsel, forwarded a preliminary draft of the Purchase Agreement to the Purchaser.

      During the period from December 2, 2001 to December 29, 2001, we and Clean Earth, together with our counsel and advisors, exchanged comments on the initial draft and subsequent drafts of the Purchase Agreement via meetings, telephone conversations and electronic mail. During this period, Founders established the Purchaser as the company that would purchase all of the outstanding capital stock of Clean Earth.

      On December 18 and 19, 2001, we and our counsel met with representatives and counsel of Founders in New York City. The purpose of these meetings was to negotiate the specific terms of the Purchase Agreement and related transaction documents.

      On December 24, 2001, we finalized our engagement of the Investment Banker, whom we retained to render an opinion to the effect that the purchase price constitutes fair consideration in the sale of Clean Earth.

      On December 29, 2001, we, Clean Earth and the Purchaser executed and delivered the Purchase Agreement.

      The Investment Banker made a presentation to the board of directors and delivered its oral opinion to the board of directors (subsequently confirmed in writing) at the December 31, 2001 board meeting, to the effect that, based upon and subject to the assumptions, limitations and qualifications set forth in the opinion, the consideration to be received in the Clean Earth Sale Transaction was fair to us and our stockholders from a financial point of view.

      On December 31, 2001, the board of directors unanimously concluded that the sale of all of the outstanding capital stock of Clean Earth to Founders would be fair to, and in the best interests of, the Company, and our stockholders, and adopted a resolution approving the Purchase Agreement, other transaction documents and the Clean Earth Sale Transaction contemplated by such documents.

      On January 2, 2002, we publicly announced the Purchase Agreement.

      On January 8, 2002, the Investment Banker rendered its written opinion that, as of December 31, 2001 and January 8, 2002 and based upon the assumptions made, matters considered and limits of review set forth in the opinion, from a financial point of view, the consideration to be received by us in the proposed Clean Earth Sale Transaction was fair to us and our stockholders.

      On February 12, 2002, we entered into an amendment to the Purchase Agreement which made certain clarifying changes including certain changes to the consideration to be received and certain purchase price adjustments. By letter dated February 12, 2002, the Investment Banker advised us that based upon its review of the amendment, the changes in the consideration to be received in the Clean Earth Sale Transaction did not alter its opinion dated January 8, 2002 with respect to the fairness of the Clean Earth Sale Transaction.

      The amendment was approved by the Board of Directors on February 13, 2002.

      In addition, since the public announcement of the Purchase Agreement on January 2, 2002, we have not received any indications of interest from any other party regarding the purchase of Clean Earth.

Recommendations of the Board of Directors

      On December 31, 2001, our board of directors unanimously approved the Clean Earth Sale Transaction having determined that the terms of the Purchase Agreement are fair to, and in the best interests of, us and our stockholders. Accordingly, our board recommends that you vote “FOR” the approval of the Clean Earth Sale Transaction. Our directors and members of our senior management have informed us that they intend to vote their shares for the approval of the Clean Earth Sale Transaction. Collectively our executive officers and directors beneficially own 7,382,414 shares, or 19% of our common stock (exclusive of options) as of February 13, 2002. See “Security Ownership of Certain Beneficial Owners and Management.”

Reasons for the Clean Earth Sale Transaction

      In reaching its determination that the Clean Earth Sale Transaction is fair to, and in the best interests of, us and our stockholders, and in recommending that our stockholders vote to approve the Clean Earth Sale Transaction, the board consulted with our senior management and our financial and legal advisors and considered the following factors:

•	Lack of Operating Capital. We do not have the funds to continue our current operations and repay existing debt obligations. We will have to make significant additional offerings of our equity or debt to repay outstanding borrowings and to provide sufficient working capital for the business to continue as a going concern and such additional debt or equity could cause substantial dilution to our stockholders. If we are unable to raise such additional capital, our ability to continue as a going concern would be impaired.

•	Lack of Alternatives. With the assistance of BAS, the entire board thoroughly explored market interest in various strategic transactions, including the possibility of engaging in a joint venture, a strategic partnership or a merger. Other options evaluated by our Board of Directors were rejected because they were determined to be (i) not viable, (ii) not attainable in the time frame within which our senior lenders required us to close a sale of Clean Earth, or (iii) generated less cash than the Clean Earth Sale Transaction. The board concluded that any alternatives to the Clean Earth Sale Transaction were either not feasible, not attainable within the time constraints provided by our leaders, or were likely to provide significantly less value to the holders of our common stock.

•	Market Conditions. As a result of current market conditions, the board does not believe that we would be able to raise the capital necessary to fund our existing business and repay existing debt obligations.

•	Relief from Liabilities. The Clean Earth Sale Transaction will allow us to pay off a substantial portion of our outstanding debt, thereby, providing the best chance for us to continue as a going concern and to provide stockholder value to our stockholders.

•	Purchase Price. The board believes that the purchase price the Purchaser has agreed to pay represents the highest price that the Purchaser would be willing to pay in acquiring the assets it seeks to acquire. This determination was the result of the board’s arm’s-length negotiations with the Purchaser in an attempt to obtain the highest possible price.

•	Net Cash Proceeds from the Sale. We currently estimate that, assuming the Clean Earth Sale Transaction is consummated on or prior to March 31, 2002, the Clean Earth Sale Transaction will generate net cash proceeds of approximately $42.7 million, after giving effect to our estimate of the purchase price adjustments and transaction costs. We believe that the $1.0 million delivered to the escrow agent will be sufficient to cover any purchase price adjustments and the net cash proceeds of $42.7 million take into account these adjustments. Our estimates of these proceeds and adjustments are as follows:

Net Cash Proceeds — Clean Earth Sale Assuming

March 31, 2002 Close

($ in thousands)

Cash purchase price	$45,000
Less: Amount to be delivered to the Escrow Agent	(1,000)
Financial advisory fees, including fairness opinion	(1,060)
Legal fees	(150)
Accounting fees	(30)
Printing and mailing fees	(35)
SEC filing fees	(9)
Proxy solicitation fees	(15)
Miscellaneous	(1)

Net cash proceeds	$42,700

      In addition to the expenses listed in the table above and assuming the use of the Section 338(h)(10) election by the Purchaser, we anticipate incurring a federal tax liability of approximately $350,000 to $500,000 and a state tax liability in excess of $500,000. This expense has not been included in the table above because the Purchaser will reimburse us for the actual tax liability incurred by us as a result of the Section 338(h)(10) election and the exact amount of the tax liability will be determined no later than nine months after the closing of the Clean Earth Sale Transaction.

•	Fairness Opinion. The Investment Banker rendered an opinion dated January 8, 2002 (as supplemented on February 12, 2002), to the effect that, as of December 31, 2001 and January 8,

2002 and based upon the assumptions and limitations stated in the opinion, the consideration that will be paid to us in the Clean Earth Sale Transaction is fair and reasonable to us and the holders of our common stock from a financial point of view.

•	Market Approach — Comparable Public Company Transactions. The Board of Directors considered the mergers of public companies in related industries where the purchase price received resulted in values in excess of the purchase price in this transaction. The Board does not believe that these transactions are a good basis for comparison because target companies were not in the same industry and were public companies which generally command a higher purchase price. This view is shared by our Investment Banker.

      The board believes that each of the foregoing factors generally supported its determination. The board did, however, consider the potential adverse effects of the Clean Earth Sale Transaction. These included the following:

•	Our Operations Subsequent to the Clean Earth Sale Transaction. The assets to be sold constitute approximately 46% of our assets and the sale of Clean Earth will leave us with the plastic lumber division which has had losses throughout most of its history In addition, the plastic lumber division has relied upon profits and cash flows from the environmental recycling division to maintain its operations and grow its business. Furthermore, we have no immediate plans to replace the Clean Earth assets with other assets that would allow us to continue our operations on the scale we have in the past.

•	Net Loss Subsequent to the Clean Earth Sale Transaction. After the consummation of the Clean Earth Sale Transaction, we anticipate our net loss for the first quarter of 2002 to be between approximately $2.5 million and $3.5 million, or between $0.06 and $0.09 per share. This estimate assumes that the Clean Earth Sale Transaction is consummated before April 1, 2002. We cannot assure you that these assumptions will ultimately prove correct.

•	Inability to Consummate the Clean Earth Sale Transaction. There is a risk that the Clean Earth Sale Transaction will not be completed, in which case, we will not have sufficient capital to fund our operations and will be unable to meet our debt payment obligations, absent an additional debt or equity financing, which would negatively impact our business, financial condition and liquidity. If the Clean Earth Sale Transaction is not completed, absent an additional debt or equity financing, we will be required to significantly curtail our operations and our ability to continue as a going concern would be impaired. Notwithstanding the completion of the Clean Earth Sale Transaction and the receipt of the estimated net proceeds of $42.7 million and the $8.0 million line of credit, we may require additional capital to repay outstanding indebtedness and fund ongoing operations.

•	Need for Additional Financing to Fund Operations and Repay Outstanding Indebtedness. The proceeds of the Clean Earth Sale Transaction will not be sufficient to repay all of our outstanding indebtedness. Assuming the completion of the Clean Earth Sale Transaction on or before March 31, 2002 and the application of $42.7 million of debt to repay a portion of our outstanding indebtedness, we will have approximately $25.0 million of debt outstanding, exclusive of any borrowings that would take place under our new $8.0 million working capital credit line. Notwithstanding the completion of the Clean Earth Sale Transaction and the receipt of the estimated net proceeds of $42.7 million and the $8.0 million line of credit, we may require additional debt or equity financing to repay these obligations and fund the operations during 2002. We believe, based on our current financial projections, that assuming the completion of the Clean Earth Sale Transaction, the $8.0 million line of credit will be adequate to fund our current level of operations for the balance of fiscal year 2002. Our current projections also allow for the use of approximately $2.0 million of the $8.0 million line of credit to retire outstanding debt and other obligations that may be due at closing, including interest payments. However, if we fail to meet these projections at anytime during the year, we will be required to raise additional capital. These projections are based on internal forecasts, including current backlog of orders, however there can be no assurance that actual results will meet these projections. These projections take into effect our anticipated purchase price adjustments. Accordingly, the amount of additional funding, if any, the timing of our need for such funding and our ability to raise the necessary funds can not be predicted at this time. In the event additional capital is required, our failure to complete an additional debt or equity financing may have a material adverse effect on our operations and our ability to continue as a going concern.

•	Purchase Price Adjustments. The Board of Directors carefully considered negative factors including the purchase price adjustments and the amount of debt that will remain following the completion of the Clean Earth Sale Transaction.

      The above discussion concerning the information and factors considered by the board is not intended to be exhaustive, but includes the material factors considered by the board in making its determination. For a detailed description of special considerations, see page 59. In view of the variety of factors considered, the board did not quantify or otherwise attempt to assign relative weights to these factors. In addition, individual members of the board may have given different weight to different factors and therefore may have viewed certain factors more positively or negatively than others.

Position of the Company as to the Fairness to Stockholders of the Clean Earth Sale Transaction

      We believe that the Clean Earth Sale Transaction is substantively fair to our stockholders. Our belief as to the substantive fairness is based on various factors, including:

•	Recommendation of the Board of Directors. Our board, consisting entirely of directors not affiliated with the Purchaser, recommended the approval of the Clean Earth Sale Transaction and, based on the factors described above in the section “Reasons for the Clean Earth Sale Transaction”, determined that the Clean Earth Sale Transaction is fair to us and our stockholders.

•	Fairness Opinion. We retained the Investment Banker that rendered an opinion that, from a financial point of view, the consideration to be received by us in the Clean Earth Sale Transaction is fair to us and our stockholders.

•	Net Cash Proceeds from the Sale. We currently estimate that, assuming the Clean Earth Sale Transaction is consummated on or before March 31, 2002, the Clean Earth Sale Transaction will generate net cash proceeds of approximately $42.7 million, after giving effect to our estimate of the purchase price adjustments and transaction costs. We believe that the $1.0 million delivered to the escrow agent will be sufficient to cover any purchase price adjustments and the net cash proceeds of $42.7 million take into account these adjustments. Our estimates of these proceeds and adjustments are as follows:

Net Cash Proceeds — Clean Earth Sale Assuming

March 31, 2002 Close

($ in thousands)

Cash purchase price	$45,000
Less: Amount to be delivered to the Escrow Agent	(1,000)
Financial advisory fees, including fairness opinion	(1,060)
Legal fees	(150)
Accounting fees	(30)
Printing and mailing fees	(35)
SEC filing fees	(9)
Proxy solicitation fees	(15)
Miscellaneous	(1)

Net cash proceeds	$42,700

      In addition to the expenses listed in the table above and assuming the use of the Section 338(h)(10) election by the Purchaser, we anticipate incurring a federal tax liability of approximately $350,000 to $500,000 and a state tax liability in excess of $500,000. This expense has not been included in the table above because the Purchaser will reimburse us for the actual tax liability incurred by us as a result of the Section 338(h)(10) election and the exact amount of the tax liability will be determined no later than nine months after the closing of the Clean Earth Sale Transaction.

•	Net Book Value. As of September 30, 2001, our net book value was $68.3 million or $1.79 per share of our common stock. We currently estimate that, as of February 28, 2002, our net book value will be approximately $48.0 million, or approximately $1.21 per share of common stock, assuming the Clean Earth Sale Transaction is consummated on or before that date. The decline in our net book value that occurred between September 30, 2001 and February 28, 2002 was due primarily to our fourth quarter net after tax loss of approximately $12.4 million and a loss on the sale of Clean Earth of approximately $7.9 million. “Net book value” represents our consolidated stockholders’ equity. Our actual net book value may vary depending on various factors, including, but not limited to, the timing of the closing of the Clean Earth Sale Transaction.

•	Lack of Alternatives. With the assistance of BAS, the entire board thoroughly explored market interest in various strategic transactions, including the possibility of engaging in a joint venture, a strategic partnership or a merger. Other options evaluated by our Board of Directors were rejected because they were determined to be (i) not viable, (ii) not attainable in the time frame within which our senior lenders required us to close a sale of Clean Earth, or (iii) generated less cash than the Clean Earth Sale Transaction. The board concluded that any alternatives to the Clean Earth Sale Transaction were either not feasible, not attainable within the time constraints provided by our leaders, or were likely to provide significantly less value to the holders of our common stock.

      We also believe that the Clean Earth Sale Transaction is procedurally fair to our stockholders. Our belief as to procedural fairness is based upon various factors, including:

•	Board Action. In October of 2000, our board began to identify alternatives, consider and evaluate the possibility of the sale of Clean Earth and retained BAS to help it in this process.

•	Engagement of the Investment Banker. The board engaged the Investment Banker that is not affiliated with the Purchaser to serve as an independent financial advisor to the board. The board received a fairness opinion from the Investment Banker that, from a financial point of view, the consideration to be received by us in the Clean Earth Sale Transaction is fair to us and our stockholders.

•	Negotiation of the Purchase Agreement. The Purchase Agreement was extensively negotiated at an arm’s length basis among us, the Purchaser and their respective advisors.

•	Deliberations of the Board. The board engaged in extensive deliberations regarding the Clean Earth Sale Transaction during the period from February 2001 until December 2001 and held approximately 11 meetings during this period.

•	Approval of Board of Directors. Our board, consisting entirely of directors not affiliated with the Purchaser, recommended the approval of the Clean Earth Sale Transaction and, based on the factors described above, determined that the Clean Earth Sale Transaction is fair to us and our stockholders.

      The above discussion is not intended to be exhaustive, but includes the material factors upon which we have based our determination that the Clean Earth Sale Transaction is substantively and procedurally fair to us and our stockholders. In reaching this determination, we have not assigned specific weights to particular factors and considered all factors as a whole. Many of these factors, however, are based on estimates. There can be no assurance that any of the estimates set forth above, or anywhere else in this proxy statement, will be realized. Stockholders, in determining whether to vote in favor of the Clean Earth Sale Transaction, are cautioned not to attribute undue certainty to any of the estimates set forth in this proxy statement.

Opinion of the Investment Banker

      The Investment Banker acted as a financial advisor to our board of directors in connection with the proposed Clean Earth Sale Transaction. The Investment Banker made a presentation to the board of directors and delivered its oral opinion (subsequently confirmed in writing) to the board of directors during the December 31, 2001 meeting of the board of directors to the effect that as of December 31, 2001 and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, from a financial point of view, the financial terms of the proposed sale of Clean Earth to the Purchaser was fair to us and our stockholders.

      The Investment Banker delivered its written opinion on January 8, 2002 (as supplemented on February 12, 2002), to the effect that, as of December 31, 2001 and January 8, 2002, and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, from a financial point of view, the financial terms of the proposed sale of Clean Earth to the Purchaser was fair to us and our stockholders.

      THE FULL TEXT OF THE INVESTMENT BANKER’S WRITTEN OPINION, DATED JANUARY 8, 2002 AND THE SUPPLEMENTAL LETTER DATED FEBRUARY 12, 2002, IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT. YOU MAY READ SUCH OPINION FOR A DISCUSSION OF ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN BY THE INVESTMENT BANKER IN RENDERING ITS OPINION. THE SUMMARY OF THE MATERIAL TERMS OF THE INVESTMENT BANKER’S OPINION AND THE METHODOLOGY USED TO RENDER THE OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

      The Investment Banker’s opinion is for the information and assistance of our board of directors in connection with its consideration of the proposed Clean Earth Sale Transaction. The Investment Banker’s opinion is limited to the fairness, from a financial point of view, of the proposed Clean Earth Sale Transaction to us and the holders of our common stock, and it expresses no opinion as to the merits of our underlying decision to engage in the Clean Earth Sale Transaction. The Investment Banker’s opinion necessarily is based upon market, economic and other conditions as they exist and can be evaluated on January 8, 2002, and the Investment Banker assumes no responsibility to update or revise its opinion based upon circumstances or events occurring after January 8, 2002. The Investment Banker’s opinion is not intended to be and does not constitute a recommendation to any of our stockholders as to how such stockholders should vote with respect to the Clean Earth Sale Transaction. In addition, the Investment Banker’s opinion does not in any manner address the viability of our remaining business following the consummation of the Clean Earth Sale Transaction or our logic in the use of proceeds from the Clean Earth Sale Transaction.

      In connection with the preparation and delivery of its opinion to our board of directors, the Investment Banker performed a variety of financial and comparative analyses, as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, the Investment Banker did not attribute any set weight to any analysis or factor considered by it, but, rather, made qualitative judgments as to the significance and relevance of each analysis and factor. As such, the Investment Banker believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion.

      No limitations were imposed by us on the scope of the Investment Banker’s investigation or the procedures to be followed by the Investment Banker in rendering its opinion. In arriving at its opinion, the Investment Banker’s fairness analysis was primarily that the estimated fair market value range of “items given up” by our stockholders was reasonably close to the estimated fair market value of “value received.”

      In arriving at its opinion, the Investment Banker has, among other things:

•	reviewed a letter of intent for the Clean Earth Sale Transaction dated September 5, 2001;

•	reviewed the Purchase Agreement;

•	reviewed a draft dated December 27, 2001 of our Schedule 14A Proxy Statement;

•	reviewed our audited financial statements and annual report and Form 10-K for the fiscal year ended December 31, 2000;

•	reviewed our Form 10-Q report and unaudited financial statements for the quarters ended March 31, 2001, June 30, 2001, and September 30, 2001;

•	reviewed our, U.S. Plastic Lumber Ltd.’s and Clean Earth’s unaudited financial statements for the eleven months ended November 30, 2001;

•	reviewed our management’s projected income statements for Clean Earth for the years ending December 31, 2002 — 2004;

•	reviewed historical market prices and trading volume for our common stock;

•	reviewed our press releases dated October 1, 2001, and October 15, 2001;

•	reviewed a selling memorandum for Clean Earth prepared by BAS;

•	reviewed resolutions of the board of directors of the Purchaser regarding the 5 percent Junior Preferred Stock;

•	reviewed a document setting forth the terms and conditions of the warrants to be issued in conjunction with the Clean Earth Sale Transaction; and

•	discussed with management various assets, liabilities and operations relating to us and our subsidiaries, Clean Earth and U.S. Plastic Lumber Ltd.

      The Investment Banker also reviewed the amendment dated February 12, 2002 in rendering its supplemental letter dated February 12, 2002, including purchase price adjustments included therein.

      With our permission, the Investment Banker assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by or for the Investment Banker, or publicly available, for purposes of this opinion, and have further relied upon the assurances of our management that it is not aware of any facts that will make such information inaccurate or misleading in any respect material to its analysis. The Investment Banker has neither made nor obtained any independent evaluations or appraisals of our assets or liabilities or of assets or liabilities of our subsidiary, Clean Earth, nor has the Investment Banker conducted a physical inspection of our properties and facilities or properties and facilities of Clean Earth.

      The Investment Banker has assumed that the financial forecasts provided to it by us have been reasonably determined on bases reflecting the best currently available estimates and judgment of our management as to the future financial performance of Clean Earth. The Investment Banker has further assumed in its analyses that, in, all material respects, such forecasts and projections will be realized in the amounts and times indicated thereby. The Investment Banker expresses no view as to such forecasts or the assumptions on which they were based. The Investment Banker has relied as to all legal, accounting and tax matters with respect to the Clean Earth Sale Transaction on legal counsel, accountants and our other financial advisors. The Investment Banker was not authorized to negotiate the terms of the Clean Earth Sale Transaction, and it has based its opinion solely upon the proposed Purchase Agreement as negotiated by others. The Investment Banker was not asked to, and did not, solicit third party offers to acquire all or part of our company or our subsidiary, Clean Earth.

      For purposes of rendering its opinion, the Investment Banker assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Purchase Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Purchase Agreement and that all conditions to the consummation of the Clean Earth Sale Transaction will be satisfied without waiver of such conditions. The Investment Banker also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which we are a party, as contemplated by the Purchase Agreement, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the consideration to be received or the time of such receipt.

      In arriving at its opinion, the Investment Banker did not conduct a physical inspection of our properties and facilities and did not make or obtain any evaluations or appraisals of our assets or liabilities.

      The following is a summary of certain financial and comparative analyses performed by the Investment Banker and presented to the board. Certain of the analyses include information presented in tabular format. In order to fully understand the financial analyses used by the Investment Banker, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

      The consideration to be received is $45.0 million in cash and 45,000 shares of Junior Preferred Stock with a stated value of $4.5 million which the Investment Banker valued at $1,183,000 based upon a present value calculation using a discount rate of 20%.

      Overall Approach. The Investment Banker’s fairness analysis was primarily that the estimated fair market value range of “items given up” by our stockholders was reasonably close to the estimated fair market value of “value received.” The Investment Banker’s value range for “items given up” was estimated to be $45-55 million, primarily based on (1) a discounted cash flow analysis approach and (2) a review of the “auction” process conducted by BAS, but also considered four other methodologies: (a) market approach — comparable public companies, (b) market approach — comparable transactions, (c) Earnings Before Interest, Taxes and Depreciation (“EBITDA”) multiple approach and (d) adjusted book value approach. The table below is a summary of the Investment Banker’s results obtained through the utilization of these four other methodologies as well the result of its discounted cash flow analysis:

Valuation Methodology:	High	Mean	Low

	($ in millions)
Discounted Cash Flow Analysis	$54.9	$49.8	$44.6
Market Approach (Public Comparables)	$51.9	$49.2	$46.4
Market Approach (M&A Transactions)	$84.8	$74.6	$64.4
EBITDA Multiple Approach	$59.5	$47.6	$35.7
Adjusted Book Value	NA	$49.9	NA

      The Investment Banker’s estimated value for “items received” was $52.4 million, including $45 million for cash and $5.5 million for assumed debt. The Investment Banker’s estimate of the price paid for the equity of Clean Earth was $46.9 million ($52.4-5.5).

      Discounted Cash Flow Analysis. Using a discounted cash flow methodology, the Investment Banker estimated “free cash flow” for Clean Earth for fiscal years ending December 31, 2002-2004 and then calculated the net present value of Clean Earth’s future cash flows and a residual value after three years. The projected cash flows for 2002-2004 are summarized below:

	Estimated	Projected

	Fiscal Year Ending December 31,

Estimation of Free Cash Flow	2001	2002	2003	2004

	($ in millions)
Revenue Growth(1)	14.9%	17.5%	5.0%	5.0%
Revenues	$115.4	$135.7	$142.4	$149.6
EBIT Margin	7.0%	8.7%	9.1%	9.6%
EBIT(1)	8.1	11.8	13.0	14.4
Less: Adjustments(2)	(0.3)	(0.3)	(0.3)	(0.3)
Plus: Depreciation	4.1	4.2	4.5	4.6

EBITDA	$11.9	$15.8	$17.2	$18.7
Less: Increase in Working Cap		(2.3)	(0.8)	(0.8)
Less: Maintenance Cap-ex (3)		(0.3)	(0.4)	(0.5)

Free Cash Flow to Buyer (Pre-tax)		$13.2	$16.0	$17.4

(1)	Growth of latest twelve months ended November 30, 2001 over the fiscal year ended December 31, 2000.
(2)	Adjustments reflect estimated replacement costs for services that are currently shared with us (Source: BAS’ memorandum).
(3)	Maintained as a constant percentage of revenues at November 30, 2001 latest twelve months level.

      Our management has reviewed these cash flow projections and has approved them as the best estimates available to the Investment Banker near December 31, 2001. Clean Earth’s revenues increased 17.6% and 14.9% in the fiscal years 2000 and 2001, respectively, and are anticipated to increase by 17.5% in 2002 primarily due to Clean Earth’s success in winning several large construction and dredging projects. There can be no assurances that Clean Earth will continue to be successful in obtaining similar large contracts at the same level during 2002 and 2003 and as a result our projections for 2002 and 2003 anticipate only replacement awards.

      A terminal value multiple was applied to the last year (i.e., 2004) in Clean Earth’s projected cash flow model. The Investment Banker utilized a 4-5 multiple with the multiple being calculated by dividing one by the estimated required rate of return (i.e., 20-25 percent), an investor would expect from this type of investment. Applying the multiple to the projected cash flow in 2004 and discounting this terminal value along with projected free cash flows for the years 2002 through 2004 at an investor’s required rate of return of 25 percent resulted in a fair market value for 100 percent of Clean Earth’s capitalization of $44.6 million and at 20 percent a value of $54.9 million. The consideration to be received in the Clean Earth Sale Transaction is in the mid range of this approach.

      The following table sets forth our estimated “free cash flow”, before taking into account principal payments on indebtedness and income taxes, for the fiscal years ending December 31, 2002 to 2004 assuming the sale of Clean Earth takes place in 2002 and is accounted for as a discontinued operation.

U.S. Plastic Lumber Corp.

Estimated Free Cash Flow
($ in millions)

	Fiscal Year Ending December 31,

	Estimated		Projected

	2001		2002	2003	2004

Revenue Growth	(3.8	)%(1)	8.1%	20.0%	20.0%
Revenues	57.8		62.5	75.0	90.0
EBIT Margin	(18.3)%		1.6%	6.7%	8.0%
EBIT	(10.6	)(2)	1.0	5.0	7.2
Less: Adjustments	—
Plus: Depreciation and Amortization	4.6		3.9	4.1	4.2

EBITDA	(6.0)		4.9	9.1	11.4
Less: (Increase) decrease in Working Capital			(1.7)	(1.8)	(0.5)
Less: Interest expense			(5.3)	(3.4)	(4.0)
Less: Maintenance Cap-Ex			(2.0)	(2.0)	(2.0)

Free Cash Flow (Before taxes)			(4.1)	1.9	4.9

(1)	Excluding revenues from raw material processing for external customers. This business was exited in 2001.
(2)	Exclusive of $11.6 million of restructuring and asset impairment charges recorded in 2001.

      The reason for the projected increases in revenue growth is due to a variety of factors including but not limited to (i) our success in obtaining 660 new dealers in the past three months which we project will result in revenue growth in 2003 and 2004; (ii) the Environmental Protection Agency’s announced phase-out of pressure treated lumber; (iii) the impact of our year long marketing campaign; and (iv) the completion of the restructuring plan in 2002 which provides additional manufacturing and distribution capabilities. The financial projections included in the table above are based on assumptions made by us including the sale of Clean Earth on the terms described in the proxy statement, the receipt of the $8.0 million line of credit and forbearance by our lenders prior to the completion of the Clean Earth Sale transaction. The projections are included solely to give stockholders information concerning management’s estimates of future operating results following the sale of Clean Earth based upon these assumptions, and there can be no assurance that such assumptions will prove correct or that the projected results will be achieved. Actual results will vary from projected results, and such variations may be material and adverse.

      Review of the Auction Process Conducted By BAS. We hired BAS in October 2000 to assist in the potential sale of Clean Earth and announced this event in a press release. Over several months, a background information document was prepared and approximately 158 prospective buyers were identified and contacted. Only four buyers had a serious interest, and their initial valuations for the total capitalization of Clean Earth (i.e., both debt and equity) ranged from $50 million to $82 million. Only one serious bidder, Founders, provided a written proposal from an extensive auction process, so under this approach the consideration being received is within the range initially set.

      After talking to our management and conducting other due diligence, only one buyer, Founders, the Purchaser’s parent, made a serious proposal in the form of a letter of intent with terms approximately as outlined in the description of the proposed Clean Earth Sale Transaction.

      The Investment Banker noted that the best measure of fair market value is what someone will actually pay for something. In the Investment Banker’s opinion and in the opinion of our management, a thorough effort was made to “auction” Clean Earth to potential buyers, and the Purchaser won the auction.

      Market Approach — Comparable Public Companies. Using publicly available information, the Investment Banker reviewed and compared certain actual financial and stock market information for publicly traded companies in the environmental remediation services sector. The Investment Banker selected the following comparable companies: Clean Harbors Environmental Services, Inc.; IT Group, Inc.; Envirogen, Inc.; Environmental Safeguards, Inc. and Philip Services Corporation. The Investment Banker then calculated latest twelve months Enterprise Value (defined as equity market value plus debt plus preferred stock plus minority interests minus cash and marketable securities) to EBITDA and Enterprise Value to Earnings Before Interest and Taxes (“EBIT”) multiples for these companies, obtaining adjusted means (excluding the high and low values) of 4.7 and 8.0 respectively. Applying these multiples as well as a 20 percent discount (a combined discount for factors such as liquidity, size of company, risk and control) to Clean Earth’s operating data for the 12 months ended 11/30/01 indicated a range of values of $46.4 million to $51.9 million. The consideration to be received in the Clean Earth Sale Transaction is within the mid range of values using this approach.

      Market Approach — Comparable Public Transactions. The Investment Banker reviewed certain publicly available information regarding the terms and financial characteristics of selected mergers and acquisitions that were completed subsequent to June of 1998 which the Investment Banker believed to be comparable to the proposed Clean Earth Sale Transaction. The Investment Banker searched for all transactions in which the target had a Standard Industrial Classification (SIC) Code of 4953, which includes establishments primarily engaged in the collection and disposal of refuse by processing or destruction or in the operation of incinerators, waste treatment plants, landfills, or other sites for disposal of such materials. The Investment Banker then closely examined the business operations of the resulting targets and eliminated those targets whose operations did not closely match the operations of Clean Earth. The public transactions remaining were:

Target Name	Acquirer Name

GZA GeoEnvironmental Tech IT Group Inc. Diversified Scientific Svcs Stericycle Inc. Valley Systems Inc. GNI Group, Inc.	Acquirer Name Investor Group IT Group Inc. Perma-Fix Environmental Svcs Bain Capital HydroChem Industrial Services

      Again, the Investment Banker calculated latest twelve months Enterprise Value to EBITDA and Enterprise Value to EBIT multiples for these companies, obtaining adjusted mean ratios (excluding the high and low values) of 5.2x and 10.4x, respectively. Applying these multiples to Clean Earth’s operating data gave a range of values of $64.4 million to $84.8 million. The consideration to be received in the Clean Earth Sale Transaction is lower than the values designated under this approach. The Investment Banker did not believe these transactions formed the basis for a good comparison because Clean Earth was not similar to the “target” companies in these other transactions, and Clean Earth is a privately held company and the targets in the other transactions were all public companies which generally command a higher purchase price due to the attributes associated with being a public company.

      The Board of Directors considered the Market Approach related to comparable public transactions in determining whether to approve the Clean Earth Sale Transaction and arrived at a conclusion similar to that of the Investment Banker described above.

      EBITDA Multiple Approach. A rough “rule of thumb” valuation technique is to simply apply a multiple to the latest twelve months EBITDA. Small private companies are typically purchased for roughly 3-5 EBITDA. Applying this valuation technique to Clean Earth’s 2001 estimated adjusted EBITDA of $11.9 million results in a fair market value of range of $35.7 million to $59.5 million. The consideration received under this approach is at the high end of the range.

      Adjusted Book Value Approach. As part of our review of the fair market value of Clean Earth’s total capitalization, the Investment Banker discussed with our management the value to a potential buyer of assets and liabilities in comparison to their book values. The results of an “adjusted book value” analysis indicated a fair market value of approximately $49.9 million for Clean Earth’s total capitalization. The consideration to be received in the Clean Earth Sale Transaction is close to the valuation derived under this approach.

      Pursuant to an engagement letter dated December 24, 2001 we have agreed to pay the Investment Banker an opinion fee of $60,000 for the financial advisory services provided by the Investment Banker in connection with the Clean Earth Sale Transaction plus out of pocket expenses and disbursements, including fees and disbursements of counsel to the Investment Banker, actually incurred by the Investment Banker. Kenneth Leung, one of our directors, is also a managing director of the Investment Banker. The Investment Banker, including its affiliates, did not receive any compensation from us, other than fees and expenses related to the fairness opinion, during the past two years, except for board fees and reimbursement of travel expenses of Kenneth Leung.

Effects of the Clean Earth Sale Transaction

      We believe that, assuming the Clean Earth Sale Transaction closes on or before March 31, 2002, we will obtain approximately $42.7 million in net cash proceeds from the sale. Assuming the Clean Earth Sale Transaction is consummated before April 1, 2002, we will incur net loss between approximately $2.5 million and $3.5 million in the first quarter of 2002.

•	Net Cash Proceeds from the Sale. We currently estimate that, assuming the Clean Earth Sale Transaction is consummated on or before March 31, 2002, the Clean Earth Sale Transaction will generate net cash proceeds of approximately $42.7 million, after giving effect to our estimate of the purchase price adjustments and transaction costs. Assuming the completion of the Clean Earth Sale Transaction on or before March 31, 2002 and the application of $42.7 million of debt to repay a portion of our outstanding indebtedness, we will have approximately $25.0 million of debt outstanding, exclusive of any borrowings that would take place under our new $8.0 million working capital credit line.

•	Net Book Value. As of September 30, 2001, our net book value was $68.3 million or $1.79 per share of our common stock. We currently estimate that, as of February 28, 2002, our net book value will be approximately $48.0 million, or approximately $1.21 per share of common stock, assuming the Clean Earth Sale Transaction is consummated on or before that date. “Net book value” represents our consolidated stockholders’ equity. Our actual net book value may vary depending on various factors, including, but not limited to, the timing of the closing of the Clean Earth Sale Transaction. The decline in our net book value that occurred between September 30, 2001 and February 28, 2002 was due primarily to our fourth quarter net after tax loss of approximately $12.4 million and a loss on the sale of Clean Earth of approximately $7.9 million.

•	Net Loss Subsequent to Clean Earth Sale Transaction. After the consummation of the Clean Earth Sale Transaction, we anticipate our net loss for the first quarter of 2002 to be between approximately $2.5 million and $3.5 million, or between $0.06 and $0.09 per share. This estimate assumes that the Clean Earth Sale Transaction is consummated before April 1, 2002. We cannot assure you that these assumptions will ultimately prove correct.

•	Federal Income Tax Consequences of the Clean Earth Sale Transaction. The sale of substantially all of our assets through the Clean Earth Sale Transaction will not cause any federal income tax consequences for you. We will incur a federal tax liability of approximately from $350,000 to $500,000 as a result of the Clean Earth Sale Transaction.

•	State Tax Consequences of the Clean Earth Sale Transaction. We also anticipate that we will incur a state tax liability, the amount of which has not been determined at this time. However, we anticipate that it will be in excess of $500,000.

      There can be no assurance that any of the estimates set forth above, or anywhere else in this proxy statement, will be realized. Stockholders, in determining whether to vote in favor of the Clean Earth Sale Transaction, are cautioned not to attribute undue certainty to any estimates set forth in this proxy statement.

Such estimates are based on a variety of assumptions relating to, among other things, general economic conditions, the length of time until the closing of the Clean Earth Sale Transaction, the fees and expenses associated with consummating the Clean Earth Sale Transaction, and the market value of our remaining assets.

Plans after the Clean Earth Sale Transaction

      If our stockholders approve the Clean Earth Sale Transaction and we consummate the Clean Earth Sale Transaction, we will continue our operations of the plastic lumber division. Our plastic lumber division has had a history of substantial losses and mixed operating results. The plastic lumber division, through much of its history, has been able to rely on the profits and cash flow generated by the environmental recycling division operated by Clean Earth in order to maintain its operations and grow its business. Although we believe that with the estimated pay-off of $42.7 million of our outstanding indebtedness with the proceeds from the Clean Earth Sale Transaction and the increased production capacity built over the last two years we should be in an improved position to increase our margins, grow our sales, and deliver value to our stockholders, we can give you no assurances that the sale of Clean Earth will enable us to accomplish any of these goals or even to continue as a going concern. Notwithstanding the completion of the Clean Earth Sale Transaction and the receipt of the estimated net proceeds of $42.7 million and the $8.0 million line of credit, we may require additional capital to repay outstanding indebtedness and fund ongoing operations. We believe, based on our current financial projections, that assuming the completion of the Clean Earth Sale Transaction, the $8.0 million line of credit will be adequate to fund our current level of operations for the balance of fiscal year 2002. Our current projections also allow for the use of approximately $2.0 million of the $8.0 million line of credit to retire outstanding debt and other obligations that may be due at closing, including interest payments. However, if we fail to meet these projections at anytime during the year, we will be required to raise additional capital. These projections are based on internal forecasts, including current backlog of orders; however there can be no assurance that actual results will meet these projections. These projections take into effect our anticipated purchase price adjustments. Accordingly, the amount of additional funding, if any, the timing of our need for such funding and our ability to raise the necessary funds can not be predicted at this time. In the event additional capital is required, our failure to complete an additional debt or equity financing may have a material adverse effect on our operations and our ability to continue as a going concern. See “Special Considerations — Special Considerations Relating to Our Business Upon the Consummation of the Clean Earth Sale Transaction” and “Proposal One: The Clean Earth Sale Transaction — Description of Remaining Business — Plastic Lumber Operation.”

Use of Net Cash Proceeds from the Clean Earth Sale Transaction

      We currently estimate that, assuming the closing occurs on or before March 31, 2002, the Clean Earth Sale Transaction will generate net cash proceeds of approximately $42.7 million after reductions for estimated purchase price adjustments and transaction costs. We believe that the $1.0 million delivered to the escrow agent will be sufficient to cover any purchase price adjustments and the net cash proceeds of $42.7 million take into account these adjustments. We intend to use the net cash proceeds to repay a portion of our outstanding indebtedness, including but not limited to, our term loan with our senior lenders as well as other debt. These estimates may ultimately change as a result of subsequent events. We anticipate that our debt obligations at closing in excess of the net cash proceeds will be financed through a new working capital credit line of at least $8.0 million, which is discussed on page 34. Assuming the completion of the Clean Earth Sale Transaction on or before March 31, 2002 and the application of $42.7 million of debt to repay a portion of our outstanding indebtedness, we will have approximately $25.0 million of debt outstanding, exclusive of any borrowings that would take place under our new $8.0 million working capital credit line.

Net Cash Proceeds — Clean Earth Sale Assuming

March 31, 2002 Close

($ in thousands)
Cash purchase price	$45,000
Less: Amount to be delivered to the Escrow Agent	(1,000)
Financial advisory fees, including fairness opinion	(1,060)
Legal fees	(150)
Accounting fees	(30)
Printing and mailing fees	(35)
SEC filing fees	(9)
Proxy solicitation fees	(15)
Miscellaneous	(1)

Net cash proceeds	$42,700

      In addition to the expenses listed in the table above and assuming the use of the Section 338(h)(10) election by the Purchaser, we anticipate incurring a federal tax liability of approximately $350,000 to $500,000 and a state tax liability in excess of $500,000. This expense has not been included in the table above because the Purchaser will reimburse us for the actual tax liability incurred by us as a result of the Section 338(h)(10) election and the exact amount of the tax liability will be determined no later than nine months after the closing of the Clean Earth Sale Transaction.

      The following table illustrates how we intend to use the net proceeds of the Clean Earth Sale Transaction, with dollar amounts in thousands:

Net Cash Proceeds	$42,700
Retirement of Senior Credit Facility Term Loan(a)	(25,000)
Retirement of Senior Credit Facility Revolving Credit Line(a)	(12,400)
Deferred interest, fees and penalties on Senior Credit Facility(a)	(1,415)
Retirement of Halifax Fund 25% Subordinated Convertible Debenture	(4,000)
Payment of interest, penalties and fees, primarily related to Halifax Fund 25% Subordinated Convertible Debenture	(500)
Payment on Master Credit Facility(b)	(500)
Payment of Series D Preferred Stock Dividends in arrears	(925)

Excess (deficit) proceeds	$(2,040)

(a)	Holders of debt include Bank of America, N.A., Union Planters Bank and La Salle Bank.

(b)	Holders of this debt include, G.E. Capital, Siemens Financial Services Inc., Safeco Credit Co., Inc., The CIT Group/Equipment Financing Inc. and HSVC Business Credit (USA), Inc.

      We intend to use our new $8.0 million revolving credit line to (i) fund the deficit shown in the above table, and (ii) fund the working capital requirements of the Plastic Lumber division. We have obtained a non-binding commitment from Bank of America and we anticipate that this funding will be available at the closing.

Interests in the Clean Earth Sale Transaction that Differ from Your Interests

      Clean Earth or a subsidiary may enter into employment agreements with each of Frank Barbella, Theodore Budzynski, Brent Kopenhaver, Steven Sands and Michael Goebner, who are officers of Clean Earth or one of its subsidiaries. None of these individuals are our directors or officers.

      Kenneth Leung, one of our directors, is a managing director of the Investment Banker that rendered the fairness opinion in connection with the Clean Earth Sale Transaction. The Investment Banker, including its affiliates, did not receive any compensation from us, other than fees and expenses related to the fairness opinion, during the past two years, except for board fees and reimbursement of travel expenses of Kenneth Leung. See “— Opinion of the Investment Banker.”

  Brooklyn Contract Guarantors

      In December 2001, Barbella Environmental Technology, Inc. (“BET”), a wholly-owned subsidiary of Clean Earth, received notice regarding BET’s award of the Brooklyn Contract, subject to the satisfaction of certain conditions. These conditions included the issuance of a performance bond on behalf of BET in the amount of $57.5 million at the time of the execution of the Brooklyn Contract. As a result of our financial condition, the bond company, AIG, requested a $4.0 million letter of credit and personal guarantors with liquid net worth of approximately $15.0 million in order to issue the performance bond due to the deterioration in our financial condition during the past year. Neither BET nor us was able to deliver the required letter of credit or to obtain any third parties interested in providing collateral and/or guarantees on our behalf without taking a major portion of the profits from the Brooklyn Contract. During the course of the negotiations with the Purchaser, the Purchaser indicated that the receipt of the Brooklyn Contract was critical to the Purchaser’s decision to proceed with the Clean Earth Sale Transaction. In addition, the issuance of the Brooklyn Contract to BET is a condition of closing of the Clean Earth Sale Transaction as it is necessary to Clean Earth’s ability to meet certain financial representations in the Purchase Agreement. In order to permit BET to obtain the Brooklyn Contract and to avoid the termination of negotiations related to the Clean Earth Sale Transaction, Mark S. Alsentzer, our director, Chairman, and Chief Executive Officer, and August Schultes, our director, established a group of personal indemnitors, referred to previously as the B.C. Guarantors, including family members and affiliates of the two directors as well as third parties, who are willing to provide the letter of credit and guarantee for the issuance of the performance bond in exchange for a fee described below.

      In order to accomplish the indemnity transaction with the B.C. Guarantors, we verbally agreed to pay the B.C. Guarantors a fee of $862,500, subject to the fee being increased pursuant to a renegotiation in the event the sale of Clean Earth to the Purchaser is not closed on or before March 31, 2002. Of the $862,500 to be paid to the B.C. Guarantors, up to $375,000 of this amount will be paid by the Purchaser if the Clean Earth Sale Transaction is consummated pursuant to the terms of the Purchase Agreement and the remaining amount not paid by the Purchaser will be paid by us, of which 75% of this remaining amount will be paid in cash and 25% of this remaining amount will be in the form of warrants to purchase our common stock. The Purchaser is also obligated to pay the B.C. Guarantors an additional $125,000 if the B.C. Guarantors remain as guarantors after the Closing of the Clean Earth Sale Transaction.

      Other than payments to the BC Guarantors described above, none of our affiliates will have an on-going relationship with the Purchaser, except as described below.

      In the event the Purchaser is unable to terminate or replace the letters of credit provided by the BC Guarantors within 30 days of the closing of the Clean Earth Sale Transaction, the Purchaser is required to make additional payments to the BC Guarantors in the amount of $125,000, the amount of which will be determined through negotiations between BC Guarantors and the Purchaser. In addition, the Purchaser has also agreed to pay or cause Clean Earth to pay to the guarantors of any indemnity obligation with respect to any contracts for which such guarantors act as an indemnitor to AIG on behalf of Clean Earth, other than the Brooklyn Contract, a fee equal to 1.5% of the bond amount for any such contracts as follows: 50% of the fee at time of Closing and 50% within 30 days of mobilization fee being invoiced. The Purchaser will use its best efforts to remove the foregoing guarantors from their indemnity obligations under any such contracts as of the Closing Date.

      Strategic Alliance Group, LLC, which provides redevelopment services for landfills and other industrial properties, may consider engaging the services of Clean Earth in connection with its operations, including, but not limited to, retaining Clean Earth as a subcontractor in connection with a landfill contract between

Strategic Alliance Group, LLP and the City of Linden, New Jersey. Certain of our officers, including Mark Alsentzer and Bruce Rosetto, own a minority interest in Strategic Alliance Group, LLC.

PROPOSAL TWO: ADJOURNMENT

      If there are not sufficient votes to constitute a quorum or to approve the Clean Earth Sale Transaction at the time of the Special Meeting, Proposal One could not be approved unless the Special Meeting is adjourned or postponed in order to permit further solicitation of proxies. In order to allow proxies which have been received by us at the time of the Special Meeting to be voted for the adjournment or postponement, if necessary, we have submitted the proposal of adjournment postponement under such circumstances to our stockholders as a separate matter for their consideration.

      Our board of directors recommends that stockholders vote “FOR” the adjournment proposal so that their proxies may be used for such purpose if it becomes necessary. Properly executed proxies will be voted in favor of the adjournment proposal unless otherwise indicated thereon. If it is necessary to adjourn the Special Meeting, no notice of the time and place of the adjourned meeting is required to be given to stockholders other than an announcement of such time and place at the Special Meeting; provided a new record date is not fixed for the adjourned meeting and such adjourned meeting is held within 60 days after the Special Meeting.

SPECIAL CONSIDERATIONS

      You should consider the following specific risks related to the Clean Earth Sale Transaction as well as general risks in connection with our business prior to and upon the consummation of the Clean Earth Sale Transaction, in addition to other information contained in this proxy statement in order to determine how to vote at the Special Meeting.

Special Considerations Relating to Our Business Upon the Consummation of the Clean Earth Sale Transaction

      Following the completion of the Clean Earth Sale Transaction, we will continue our recycled plastic lumber operation that will be our only active operation. Our operations following the Clean Earth Sale Transaction will be subject to risks and special considerations described below.

Following the Clean Earth Sale Transaction, we may need additional capital to fund our operations and to repay outstanding debt. If we cannot obtain this capital, when and if needed, we will have to significantly curtail our operations and our ability to continue as a going concern may be jeopardized.

      We currently estimate that the net proceeds from the Clean Earth Sale Transaction will not be sufficient to repay our outstanding indebtedness. Assuming the completion of the Clean Earth Sale Transaction on or before March 31, 2002 and the application of $42.7 million of debt to repay a portion of our outstanding indebtedness, we will have approximately $25.0 million of debt outstanding, exclusive of any borrowings that would take place under our new $8.0 million working capital credit line. As a result, we may require additional capital to fund our operations and repay outstanding indebtedness. If we require additional capital, we will need to seek external debt or equity financing following the completion of the Clean Earth Sale Transaction. Although we anticipate that we will have limited lines of credit available to us after the Clean Earth Sale Transaction, the sources of funds or other financing may not be available for us in the future in light of our financial condition and pledge of substantially all of our assets to secure indebtedness following the Clean Earth Sale Transaction or may not be available in amounts we require to operate our business. Currently all of our assets are subject to liens or pledged as collateral to the existing senior lenders and other purchase money lenders. Additionally, Halifax Fund, LP has a second lien position on all assets. We anticipate that, after the Clean Earth Sale Transaction, all assets will remain subject to liens or pledged on similar terms with the same lenders. Finally, in light of our financial condition, we may be unable to obtain additional sources of financing on terms acceptable to us. Our failure to obtain additional capital to finance our working capital needs and repay our debt obligations in adequate amounts and on acceptable terms will negatively impact our business, financial condition and liquidity. See “— Special Considerations Relating to Our Business Without Taking

into Consideration the Clean Earth Sale Transaction — If we are unable to meet our payment obligations or comply with the covenants contained in our debt agreements in 2002, we will be required to significantly curtail our operations and it may raise substantial doubt about our ability to continue as a going concern.”

We cannot give you any assurance of our ability to continue as a going concern subsequent to the closing of the Clean Earth Sale Transaction.

      Upon consummation of the Clean Earth Sale Transaction, we will continue our business relative to the plastic lumber division. If our stockholders approve the Clean Earth Sale Transaction and we consummate the Clean Earth Sale Transaction, we will continue our operations of the plastic lumber division. Our plastic lumber division has had a history of substantial losses and mixed operating results. The plastic lumber division, through much of its history, has been able to rely on the profits and cash flow generated by the environmental recycling division operated by Clean Earth in order to maintain its operations and grow its business. Although we believe that due to the estimated pay-off of $42.7 million of our outstanding indebtedness, including, but not limited to, our term loan with our senior lenders as well as other debt with the proceeds from the Clean Earth Sale Transaction and the increased production capacity built over the last two years, we should be in an improved position to increase our margins, grow our sales, and deliver value to our stockholders. However, we can give you no assurances that the sale of Clean Earth will enable us to accomplish any of these goals or even to continue as a going concern. Notwithstanding the completion of the Clean Earth Sale Transaction and the receipt of the estimated net proceeds of $42.7 million and the $8.0 million line of credit, we may require additional capital to repay outstanding indebtedness and fund ongoing operations. We believe, based on our current financial projections, that assuming the completion of the Clean Earth Sale Transaction, the $8.0 million line of credit will be adequate to fund our current level of operations for the balance of fiscal year 2002. Our current projections also allow for the use of approximately $2.0 million of the $8.0 million line of credit to retire outstanding debt and other obligations that may be due at closing, including interest payments. However, if we fail to meet these projections at anytime during the year, we will be required to raise additional capital. These projections are based on internal forecasts, including current backlog of orders; however there can be no assurance that actual results will meet these projections. These projections take into effect our anticipated purchase price adjustments. Accordingly, the amount of additional funding, if any, the timing of our need for such funding and our ability to raise the necessary funds can not be predicted at this time. In the event additional capital is required, our failure to complete an additional debt or equity financing may have a material adverse effect on our operations and our ability to continue as a going concern. See “Proposal One: The Clean Earth Sale Transaction — Description of Remaining Business — Plastic Lumber Operation.”

Special Considerations Relating to the Clean Earth Sale Transaction

The stated value of the Junior Preferred Stock is arbitrary and may not reflect the actual value of the Junior Preferred Stock.

      Upon consummation of the Clean Earth Sale Transaction, we will be issued 45,000 shares of the Junior Preferred Stock. The stated value of the Junior Preferred Stock is set at $4.5 million and carries a dividend rate equal to 5% per year paid in the form of additional Junior Preferred Stock. The stated value of the Junior Preferred Stock has been set at $100 per share. This stated value was arbitrarily determined by the Purchaser and us and does not reflect the actual value of the Junior Preferred Stock.

We may not receive any value for the Junior Preferred Stock.

      The Junior Preferred Stock is redeemable at the earlier of (i) the tenth anniversary of the issuance of the Junior Preferred Stock, (ii) a change of control event, or (iii) a registered offering of the Purchaser’s securities resulting in gross proceeds of at least $25.0 million. There can be no assurance that we will receive any value for the Junior Preferred Stock because it assumes that the Purchaser will be successful in continuing the operations of Clean Earth as a going concern until the date of redemption of the Junior Preferred Stock. Additionally, should the Purchaser be successful in operating Clean Earth as a profitable business, we will not benefit from an increase in value of Clean Earth since we have no rights to convert the Junior Preferred Stock to common stock of the Purchaser. In addition, since this stock was issued in a private transaction, restrictions on resale imposed by federal and state securities laws will limit our ability to resell these shares.

The value of our ownership interest in the Purchaser depends, in part, upon the Purchaser’s ability to profitably operate Clean Earth’s business.

      The Purchaser has limited experience managing an environmental recycling company and may fail to manage Clean Earth effectively thus limiting Clean Earth’s potential. There is no assurance the Purchaser will be able to successfully and profitably manage an environmental recycling company. The new management may not have the skills to market Clean Earth’s services, to manage future growth or obtain funds to fund growth and/or operations and their inexperience in these areas may detract from Clean Earth’s business.

      The success or failure of the Purchaser’s management, their operating ability, market conditions, industry trends, ability to finance their working capital needs, integrate operations, compete effectively, deal with regulatory impacts, may affect the value of the Junior Preferred Stock and the Purchaser’s Common Stock. Neither we nor the Purchaser can predict the outcome or impact of the success or failure of each of these events in the future.

The Purchaser’s stock is not traded on any public market.

      The Purchaser is neither a reporting company under the Exchange Act nor is any of its stock traded in a public market or private market. Our equity interest, in the form of the Junior Preferred Stock is not readily marketable and are subject to restrictions on transfer under applicable state and federal securities laws. In addition, we can give you no assurance that we will be able to sell the Junior Preferred Stock even if the Purchaser is successful in carrying on the business of Clean Earth.

The Clean Earth Sale Transaction could lead to downward pressure on our stock price.

      If we consummate the Clean Earth Sale Transaction, the sale of Clean Earth could cause our stockholders to elect to sell the shares of our common stock held by them, which could cause the trading price of our common stock to decrease. Furthermore, a perception that the Clean Earth Sale Transaction may lead to downward pressure on the trading price of our common stock could provide an incentive for selling our common stock which could also adversely affect the trading price of our common stock. See “— Special Considerations Relating to Our Business Without Taking into Consideration the Clean Earth Sale Transaction — If our common stock is delisted from the Nasdaq National Market, your ability to resell your shares at or above the purchase price would be reduced and the market price of the shares could decrease.”

We may not have sufficient funds to redeem certain of our convertible debentures upon the completion of the Clean Earth Sale Transaction.

      We may be required to redeem certain of our convertible debentures upon completion of the Clean Earth Sale Transaction. The convertible debentures contain a provision which provides that the sale or transfer by us of substantially all of our assets gives the holders an option to consider the debentures immediately due and payable and require us to redeem these debentures at a redemption price equal to 100% of the outstanding principal amount of the debentures or at premium. We currently do not have the financial resources to retire these debt obligations. If we are unable to redeem these debentures, renegotiate the terms of the debentures or obtain a waiver of the provision in the debenture which would cause this debt to be due and payable, the holders will be entitled to seek the remedies of specific performance, injunctive relief or equitable remedies in addition to any other remedies available at law or in equity including, with respect to the debentures held by persons, other than Stout Partnership, remedies available to secured creditors under the Uniform Commercial Code, such as foreclosure of the assets securing the debt. Although we believe that is unlikely that the holders will take such actions, in the event the holders determine to foreclose on our assets, delays or the prevention of the closing of the Clean Earth Sale Transaction may occur.

If we are unsuccessful in obtaining the consents and waivers required in connection with the Clean Earth Sale Transaction and defaults on our outstanding debt, we will be unable to complete the Clean Earth Sale Transaction.

      The completion of the Clean Earth Sale Transaction and the defaults on our credit facilities will require us to obtain consents, waivers and/or forbearances from third parties, as well as various governmental entities. Delays or failure to obtain these necessary consents, waivers and/or forbearances will prevent us from completing the Clean Earth Sale Transaction. Our failure to complete this transaction will result in our default on our senior credit facility which would have an adverse effect on our liquidity, would require us to curtail our operations and raise substantial doubt about our ability to continue as a going concern.

Special Considerations Relating to Our Business Without Taking into Consideration the Clean Earth Sale Transaction

Our inability to obtain financing in adequate amounts and on acceptable terms necessary to operate our business or repay our debt obligations could negatively impact our business, financial condition and liquidity.

      Capital requirements relating to the implementation of our business plan have been and will continue to be significant. We believe that our ability to generate cash from operations is dependent upon, among other things, increased demand for our products and services and the successful development of direct marketing and product distribution capabilities. There can be no assurance that we will have sufficient capital resources to permit us to continue implementation of our business plan even after the completion of the Clean Earth Sale Transaction. Additionally, as discussed below, we have material financial obligations to make payments under our Senior Credit Facility and our Master Credit Facility and may be required to repurchase the convertible debentures from Halifax Fund, L.P. in connection with the Clean Earth Sale Transaction. As a result of these funding needs, we will need to seek additional external debt and/or equity financing even if the Clean Earth Sale Transaction is not consummated. We currently estimate that our debt obligations will exceed net proceeds from the Clean Earth Sale Transaction. Notwithstanding the completion of the Clean Earth Sale Transaction and the receipt of net proceeds and $8.0 million line of credit, we may require additional capital to repay outstanding indebtedness and fund ongoing operations. While we currently have limited lines of credit available and entered into an equity line agreement with Fusion Capital described below, these lines of credit or other financing may not be available to us in the future or may not be available in the amounts we require to operate our business. In addition, in light of our current financial condition and the pledge of substantially all of our assets as security for our current indebtedness, we may not be able to raise additional capital on terms that are acceptable to us. Currently all of our assets are subject to liens or pledged as collateral to the existing senior lenders and other purchase money lenders. Additionally, Halifax Fund, LP has a second lien position on all assets. We anticipate that, after the Clean Earth Sale Transaction, all assets will remain subject to liens or pledged on similar terms with the same lenders.

      We are highly leveraged and since our inception, we have financed our operations through a number of stock and debt issuances. To the extent we determine to issue a new series of preferred stock which is senior in right of preference to the outstanding shares of preferred stock, stockholder approval would be required from each series of outstanding preferred stock voting as a separate class. Adequate funds on terms acceptable to us, whether through additional equity financing, debt financing or other sources, may not be available when needed or may result in significant dilution to existing stockholders.

      Our failure to obtain additional capital to finance our working capital needs and repay our debt obligations in adequate amounts and on acceptable terms will negatively impact our business, financial condition and liquidity. See “— If we are unable to meet our payment obligations or comply with the covenants contained in our debt agreements in 2002, we will be required to significantly curtail our operations and it may raise substantial doubt about our ability to continue as a going concern.”

If we are unable to meet our payment obligations or comply with the covenants contained in our debt agreements in 2002, we will be required to significantly curtail our operations and it may raise substantial doubt about our ability to continue as a going concern.

      Our liquidity and our ability to meet our financial obligations and maintain our current operations in 2002 and beyond will be dependent on, among other things, our ability to meet our payment obligations under and maintain compliance with our debt covenants in our debt agreements. On September 28, 2001, we notified all of the banks which participate in our Senior Credit Facility that due to lower than expected sales at our plastic lumber division we could not make the $2.5 million term loan payment due September 30, 2001 without jeopardizing our business operations. In addition, we were not in compliance with some of the covenants under the Senior Credit Facility as of September 30, 2001.

      On December 12, 2001, we reached an agreement with the participating banks that is effective as of November 14, 2001 whereby the lenders under the facility have agreed to accept interest only payments from us and allowed us to defer the September 30, and December 31, 2001 principal payments until the earlier of February 28, 2002 or the sale of some of our assets. Pursuant to the terms of this forbearance agreement, the lenders have also agreed not to take any action against us with respect to the covenant violations as of September 30, 2001 and similar violations which were anticipated as of December 31, 2001. The forbearance agreement provides for a forbearance fee of $100,000 payable by us at the termination of the forbearance period. The forbearance period terminates on February 28, 2002 or at the time of the Forbearance Default, as defined in the forbearance agreement. Forbearance Defaults include, but are not limited to (i) our failure to comply with any provision of the forbearance agreement, (ii) our failure to enter into a definitive agreement for the sale of certain of our assets on or prior to December 31, 2001, (iii) termination of our bonding capacity, or (iv) any other default under the Senior Credit Facility, other than existing and anticipated defaults listed in the forbearance agreement. We are currently negotiating an extension of the forbearance period with our senior lenders and we believe that our senior lenders will agree to this extension to accommodate the anticipated closing schedule for the Clean Earth Sale Transaction.

      We did not make the interest payment in the amount of $221,000 that was due on December 31, 2001. The lending group has verbally agreed to allow us to defer interest payments from December 31, 2001 until the consummation of the Clean Earth Sale Transaction. Although our failure to make the interest payment constitutes a Forbearance Default, we have received a verbal agreement with the lending group to amend the Forbearance Agreement to include the deferral of these interest payments and are currently negotiating a written forbearance agreement with these lenders.

      On October 4, 2001, we requested that the participants in our Master Credit Facility with GE Capital grant a suspension of principal payments on our Master Credit Facility until the earlier of March 31, 2002 or the sale of some of our assets. Through December 31, 2001, we continued to make all scheduled principal payments on our Master Credit Facility. On January 3, 2002, we notified all of the participants in the Master Credit Facility that we would not be making any further principal payments until at least April of 2002. In addition, we did not make the term payment of $1.7 million due January 2, 2002 and, as of September 30, 2001, we were not in compliance with the tangible net worth covenant under the Master Credit Facility, largely due to the restructuring and asset impairment charges recorded in the third quarter of 2001. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We are currently in negotiations with GE Capital Corp. and the other participants to restructure the Master Credit Facility which would include a forbearance agreement deferring the unpaid principal, while continuing to make interest payments, and a waiver of the covenant violation. While our failure to make principal payments and to meet the tangible net worth covenant constitute events of default under the Master Credit Facility, none of the lenders that are party to the Master Credit Facility have taken any action against us. Although we believe that we will be successful in obtaining the necessary waiver and forbearance from these lenders and we currently have a verbal agreement to forbear, and are currently negotiating a written forbearance agreement with these lenders, no assurance can be given as to whether or in what form this waiver and forbearance can be obtained. In the event that the necessary waiver and forbearance are not obtained or future principal and interest payments cannot be made, the lenders under the facility can demand immediate repayment of the outstanding balance on the Master Credit Facility, which was $11.4 million as of December 31, 2001.

      Pursuant to the terms of the Senior Credit Facility and the forbearance agreement, upon the occurrence of a Forbearance Default, the administrative agent for the lending banks, upon the request of the lending banks, can declare all commitments terminated, and/or declare all of our loans and other obligations due and payable. Although the failure to make a payment when due under the Master Credit Facility or the acceleration of the Master Credit Facility is a Forbearance Default under the Senior Credit Facility, the lending group has not taken any action against us and we are currently in discussions with the lending group. The Master Credit Facility also contains a provision whereby an event which would accelerate payment terms of our Senior Credit Facility would also accelerate the payment terms of the Master Credit Facility to the same due date as the Senior Credit Facility. At December 31, 2001, amounts outstanding on the Senior Credit Facility and the Master Credit Facility totaled $39.5 million, including accrued interest, fees and penalties, and $11.4 million, respectively. In addition, defaults under these lending agreements cause defaults, pursuant to cross default provisions, of our other agreements, including, but not limited to, other lending agreements, debenture agreements, lease agreements and others. We currently do not have the financial resources to repay these debt obligations in the event that these defaults are not waived in writing and such debt is immediately due without obtaining new debt and/or equity capital and/or selling some of our assets. The failure to comply with the terms of the Senior Credit Facility and Master Credit Facility, as well as any related forbearance agreements and other debt obligations or to obtain waivers and/or forbearance from these lenders would have a material adverse effect upon our liquidity and capital resources and it may raise substantial doubt about our ability to continue as a going concern.

      We are highly leveraged, and during 2000 and the nine months ended September 30, 2001 we suffered significant losses from operations, primarily resulting from the significant expenses incurred in our plastic lumber division related to the expansion and start-up of some of our manufacturing facilities, the inefficiencies in the production of several products, increases in raw material costs, interest expense and product returns from several key customers. Our accumulated deficit and working capital deficit totaled approximately $33.9 million and $49.4 million, respectively, as of September 30, 2001.

      Our obligations to make payments under and maintain compliance with covenants in our Senior Credit Facility and our Master Credit Facility are material financial commitments. We were obligated to make a principal payment on our Senior Credit Facility of $2.5 million on September 30, 2001, and an additional payment of $2.5 million was due on December 31, 2001. The forbearance agreement allowed us to defer these payments until February 28, 2002. We must continue to make monthly interest payments on the Senior Credit Facility of approximately $275, 000. We have additional principal payments on the Senior Credit Facility in the amount of $2.5 million due March 31, and June 30, 2002, and we will be required to refinance or repay our Senior Credit Facility on or before July 2, 2002. As of December 31, 2001, the outstanding balance on this Senior Credit Facility was $39.5 million, including accrued interest, fees and penalties. In addition, we may be required to redeem certain convertible debentures upon completion of the Clean Earth Sale Transaction, including, but not limited to, the $5.0 million convertible debenture payable to Stout Partnership, our largest stockholder. Several members of our board of directors and a member of our management are affiliated with Stout Partnership. The convertible debentures contain a provision which provides that the sale or transfer by us of substantially all of our assets (the Clean Earth Sale Transaction is considered to be the sale of substantially all of our assets) gives holders an option to consider the debentures immediately due and payable and require us to redeem these debentures at a redemption price equal to 100% of the outstanding principal amount of the debentures or at a premium. We currently do not have the financial resources to retire these debt obligations in 2002. We are currently exploring additional sources of new debt or equity capital and the sale of some of our assets to meet these requirements.

      Other material financial commitments include payments pursuant to real property leases, equipment leases and manufacturing equipment installment purchases, which include regular principal payments on the Master Credit Facility, of approximately $443,000 per month, and interest payments or dividend payments on our subordinated convertible debentures and our Series D and Series E Convertible Preferred Stock of approximately $691,000 quarterly. The agreements related to these commitments also contain covenants establishing financial operating restrictions. As of September 30, 2001, we had not made any dividend payments on our Series D Convertible Preferred Stock. Dividends in arrears pertaining to the Series D Convertible Preferred Stock amounted to $652,000 at September 30, 2001. There are no dividends in arrears with respect to the Series E Convertible Preferred Stock.

      We reported a large loss in the third quarter of 2000 in our plastic lumber division in excess of $4.0 million which resulted in our non-compliance with financial covenants contained in our Senior Credit Facility. Although we negotiated a waiver and amendment to our Senior Credit Facility with our senior lenders dated November 13, 2000, we also reported a large operating loss for the fourth quarter of 2000 of $5.1 million and for the fiscal year 2000 of $2.6 million, excluding a restructuring charge of $3.2 million. As a result of these losses, we did not meet some of the financial covenants contained in the Waiver and First Amendment to the Credit Agreement that we entered into with our senior lenders. We negotiated a Waiver and Second Amendment to our Senior Credit Facility which restored us to compliance with the Senior Credit Facility at that time. At December 31, 2000, as a result of these losses, we were not in compliance with the minimum tangible net worth covenant contained in the Master Credit Facility. On March 30, 2001, we entered into an amendment of the Master Credit Facility pursuant to which the participants agreed to waive the tangible net worth covenant for the fourth quarter of 2000 and amended the covenant for each quarter of 2001. Additionally, we were required to accelerate a portion of the principal payments on the Master Credit Facility and will be required to refinance or repay a portion of the Master Credit Facility upon the refinancing or repayment of the Senior Credit Facility.

      The terms of the Senior Credit Facility also require us to raise $6.5 million of equity or equity equivalents by February 28, 2002. As of November 1, 2001, we raised $6.8 million through the sale of subordinated debt and common stock which brought us into compliance with the financial covenant contained in the Senior Credit Facility pertaining to the securing of equity or equity equivalents. We also entered into the common stock purchase agreement with Fusion Capital in which Fusion Capital has agreed to purchase $6.0 million of our common stock, subject to increase at our discretion by an additional $6.0 million. Under this agreement, we cannot complete all sales of common stock to Fusion Capital until the SEC declares effective a registration statement which registers these shares for resale. To date, we have not filed a registration statement with the SEC related to these shares.

      Fusion Capital may terminate the common stock purchase agreement upon the occurrence of an event of termination, which includes, among other things, our failure to maintain compliance with the Nasdaq National Market’s continued listing standards and payment default under any contract or any acceleration prior to maturity of any our indebtedness in excess of $1.5 million. We have not obtained a waiver from Fusion Capital related to these events of termination. If Fusion Capital terminates the agreement, our liquidity would be impaired. See “— If our common stock is delisted from the Nasdaq National Market, your ability to resell your shares at or above the purchase price will be reduced and the market price of the shares could decrease.”

      In addition to our Senior Credit Facility and our Master Credit Facility, our other debt instruments contain covenants establishing financial operating restrictions. Our failure to comply with any covenant or material obligation contained in these agreements, absent a waiver from the lenders, would result in an event of default which could accelerate debt repayment terms under the debt agreements. Due to various cross default provisions contained in our credit agreements, an event of default under our debt agreements could accelerate debt repayment terms under other credit agreements, all of which would have a material adverse effect on our liquidity and capital resources.

      If we are not successful in obtaining the necessary waivers and amendments from the Master Credit Facility lending group, fail to enter into definitive agreements prior to December 31, 2001 to sell some of our assets, or if we are unable to meet our payment obligations or comply with the covenants contained in our debt agreements in the future, we will be required to significantly curtail our operations and it may raise substantial doubt about our ability to continue as a going concern.

We have a history of losses and if we are not able to achieve and maintain profitability, the market price of our common stock could decrease.

      We incurred operating losses during much of our history. Our accumulated deficit totaled approximately $33.9 million as of September 30, 2001. We reported a large operating loss in the third quarter of 2000 in our plastic lumber division in excess of $4.0 million. We also reported a large consolidated operating loss for the fourth quarter of 2000 of $5.1 million and for the fiscal year 2000 of $2.6 million, excluding a restructuring charge of $3.2 million. We also incurred a net loss of $21.3 million for the nine months ended September 30, 2001.

      In September of 2001, we announced the closing of three of our plastic lumber manufacturing facilities and the leasing of two of our resin processing plants to third parties. As a result of this restructuring, we recorded the following charges in the third quarter of 2001:

Write-down for equipment impairment	$8,694,000
Write-down for goodwill impairment	$1,116,000
Lease termination, severance and other exit costs	$1,656,000

Total restructuring and asset impairment charges	$11,466,000

      We recorded a significant loss in the third quarter of 2001 as a result of these charges. The third quarter charges of $11.5 million were composed of approximately $10.0 million of non-cash charges and $1.5 million of charges that will require cash expenditures over the next twelve months.

      If we are not able to restore our profitability, which will depend largely on our ability to substantially increase sales, reduce fixed operating costs, and limit the growth of overhead and direct expenses, the market price of our common stock could decrease and our business and operations could be negatively impacted. See “— If we are unable to meet our payment obligations or comply with the covenants contained in our debt agreements in 2002, we will be required to significantly curtail our operations and it may raise substantial doubt about our ability to continue as a going concern” for further information on our failure to meet some of the financial covenants contained in our Senior Credit Facility and Master Credit Facility.

If our common stock is delisted from the Nasdaq National Market, your ability to resell your shares at or above the purchase price would be reduced and the market price of the shares could decrease.

      In order to maintain the listing of our common stock on the Nasdaq National Market, we are required to meet specified maintenance standards including the receipt of stockholder approval in connection with the issuance of more than 20% of our outstanding common stock and the maintenance of a minimum bid price of $1.00. On September 6, 2001, we were notified by the Nasdaq National Market that the bid price of our common stock fell below $1.00 for 30 consecutive trading days. In addition, the significant decrease in our stock price and the removal of the floor conversion price on one of our subordinated debenture agreements could result in the issuance of shares in excess of the 20% requirement set forth in Nasdaq rules. On September 27, 2001, the Nasdaq Stock Market implemented a moratorium on the minimum bid and public float requirements for continued listing in Nasdaq until January 2, 2002. As a result, we will not be subject to further action by Nasdaq during the moratorium period. If our common stock trades below $1.00 per share for 30 consecutive trading days after January 2, 2002, we would be notified by the staff of Nasdaq and would have to attain compliance within 90 days or the staff of Nasdaq will recommend delisting, subject to our right of appeal. If we are delisted, we would likely lose some of the market makers making a market in our stock, as well as coverage by our existing analysts, which would reduce your ability to resell our shares. Further, our efforts to seek new analyst coverage would be significantly impaired and the market price for shares of our common stock could decrease. In addition, if we are delisted, Fusion Capital can terminate its common stock purchase agreement with us. See “— If we are unable to meet our payment obligations or comply with the covenants contained in our debt agreements in 2002, we will be required to significantly curtail our operations and it may raise substantial doubt about our ability to continue as a going concern.”

      If our common stock is delisted from the Nasdaq National Market, trading in our common stock may be subject to regulations promulgated by the SEC applicable to “penny stocks.” The SEC defines a “penny stock” to be an equity security not traded on a national securities exchange or Nasdaq that has a market price of less than $5.00 per share, subject to exemptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to a transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about commissions payable to the broker-dealer and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock. If our common stock is subject to the rules on penny stocks, the market liquidity for our common stock could be materially and adversely affected. Any disruption in the liquid market of our common stock could limit our access to the equity markets in the future and could have a materially adverse effect on our business, financial conditions and results of operations.

The failure of our plastic lumber products to perform over their warranty periods, which for some products may be as long as 50 years, could result in decreases in our operating income and stock price.

      Our plastic lumber products are fairly new, have not been on the market for long periods of time, and may be used in applications for which we may have no knowledge or limited experience. Our plastic lumber products are used in applications that we have little or no historical track record to measure our potential liability as it relates to product warranty or product liability issues. During fiscal 2000, our gross profit declined primarily due to returns of a product by a major customer. Although we have established an accounting reserve that we believe is sufficient to handle product warranty and liability issues, based upon our historical experience to date, there can be no assurance that our current reserve will be sufficient. If our products fail to perform over the extended warranty periods, which for some products are as long as 50 years, we may not have the ability to adequately protect ourselves against this potential liability, which could reduce our operating income and our stock price.

If we are unable to attract and keep employees with the requisite levels of expertise, it could negatively impact our ability to conduct business by reducing revenues or increasing operating expenses.

      Our business requires a significant amount of expertise in a wide variety of functions. We may not be able to maintain employees with the requisite levels of expertise or to attract and keep these employees in the future. Our failure to attract and keep employees with the requisite levels of expertise could negatively impact our ability to conduct business by reducing revenues or increasing operating expenses.

Several of our directors, officers, and employees are affiliated with entities which are significant stockholders of ours, which could result in a conflict of interest.

      Several of our directors, officers, and employees are affiliated, through ownership or otherwise, with the Stout Partnership, which is a significant stockholder, or other entities that have an equity interest in us. See “Security Ownership of Certain Beneficial Owners and Management.” When our directors who are affiliated with these entities are faced with decisions where we have interests adverse to those entities, a conflict of interest could arise. Since a majority of our directors are affiliated with those entities, agreements related to monies provided by some of those entities were not the result of arm’s-length negotiations and may include terms and conditions that may be less favorable to us than terms contained in similar agreements negotiated with third parties.

If we are unable to successfully implement our growth strategy, our business may suffer which could result in a decrease in our stock price.

      The success of our growth strategy depends on our ability to continue to increase profit margins by increasing revenues and decreasing operating costs through:

•	Consolidation of plants and operations;

•	Reduced costs of operations;

•	Increased consumer acceptance of alternative wood products;

•	An increased distribution network;

•	Increased sales; and

•	Ability to finance growth.

      Our ability to implement this strategy will depend in large part on whether we are able to:

•	Obtain adequate financing on favorable terms to fund this growth strategy;

•	Develop and expand our customer base;

•	Hire, train, and retain skilled employees;

•	Strengthen brand identity and successfully implement our marketing campaigns;

•	Continue to expand in the face of increasing competition;

•	Continue to negotiate our supply contracts and sales agreements on terms that increase or maintain our current profit margins; and

•	Create sufficient demand for plastic lumber and other products.

      Our inability to implement any or all of these strategies could result in a reduction in our earnings and profits and our stock price could decrease.

As a result of our acquisition or lease of real estate, we may become liable for the remediation and/or removal of hazardous or toxic substances from that real estate which could result in a decrease in our operating income and stock price.

      From time to time, we acquire or lease storage facilities or other properties in connection with the operation of our business. Under various U.S. federal, state, or local environmental laws, ordinances, and regulations, we could be required to investigate and clean up hazardous or toxic substances or chemical releases at properties we acquire or lease. We could also be held liable to a governmental entity or to third parties for property damage, personal injury, and investigation and cleanup costs incurred by those parties in connection with any contamination. The costs of investigation, remediation, or removal of hazardous or toxic substances may be substantial, and the presence of those substances, or the failure to properly remediate a property, may adversely affect our ability to sell or rent a property or to borrow using a property as collateral. In addition, we could be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from these properties, which could result in a decline in our stock price.

The seasonal nature of our business could hurt our revenues, which could result in a decrease in our stock price.

      Our business is seasonal in nature. Historically, we have generated a substantial portion of our revenues and profits during the second and third quarters of our fiscal year. If for any reason our revenues fall below those normally expected during the second and third quarters of our fiscal year, our stock price could decrease.

Recent terrorist activities and resulting military and other actions could adversely affect our business and the price of our common stock.

      Terrorist attacks in New York and Washington, D.C. in September of 2001 disrupted commerce and caused major instability in financial markets throughout the United States. The continued threat of terrorism within the United States and the military action and heightened security measures in response to the threat may cause significant disruption to commerce throughout the country and instability in the financial markets. To the extent that the disruptions result in delays or cancellations of customer orders, a general decrease in spending on our products and services, or a general decline in economic conditions, our ability to effectively market, manufacture or ship our products, our business results of the operations and stock price could be materially and adversely affected. We are unable to predict whether the threat of terrorism or the responses to it will result in any long-term commercial disruptions or if the threat or responses will have any long-term material adverse effect on our business, results of operations, financial condition, or the price of our common stock.

Because our plastic lumber products are relatively new, we may encounter resistance from prospective customers which could result in decreased revenues and a decline in our stock price.

      The reclamation and recycling of plastic and the manufacture of plastic lumber for use in construction, and other composite materials containing recycled plastics, are relatively new. A general reluctance exists in the construction industry to use new products before they have been extensively tested, particularly in segments of the construction industry that have exacting performance standards for component materials. In the case of our recycled plastic lumber and composite materials in particular, this testing may be extensive for each prospective customer and may require substantial additional time and resources. In addition, we may experience resistance from prospective customers who are accustomed to more conventional, non-artificial wood materials. Moreover, we may not have sufficient financial and other resources to undertake extensive marketing and advertising activities or to afford the cost of the necessary marketing and sales personnel when it becomes appropriate to broaden our marketing efforts.

If we are not able to obtain our raw materials at commercially reasonable terms, our earnings may be reduced which could result in a decrease in our stock price.

      The availability of low-cost raw materials, namely post-consumer and industrial plastic waste products, is a material factor in our costs of operations. In 2000, we experienced significant cost increases relative to increases in energy related prices which caused our raw material costs to increase substantially during 2000 and part of 2001. Although material costs recently decreased, the unavailability, scarcity, or increased cost of these raw materials could continue to affect our profitability. We purchase most of our raw materials through generators of post-consumer and industrial recycled plastic materials. We do not rely on contractual arrangements with our raw materials suppliers and we have no long-term supply contracts. Disruption of our supply sources could reduce our earnings and result in a decrease in our stock price.

If we are unable to develop new technologies, we may not be able to compete effectively, our business could suffer and our stock price could decrease.

      Our products and services involve newly developing technologies and we may be unable to compete effectively in developing and marketing new products and services or in developing or maintaining the know-how, technology, and patents to compete effectively. The public is unaware of these newly developing products and services generally, or as alternatives to more traditional and well-established products. To compete effectively, we must increase public knowledge and acceptance of our products and services and develop and maintain appropriate levels of know-how and technical expertise. Our failure to develop new technologies could have an adverse effect on our ability to compete and our business could suffer causing a decrease in our stock price.

A lack of uniform standards exists in the plastic lumber industry in which we operate that could restrict the growth of plastic lumber products and limit the market for these products, which could result in decreased revenues and a decline in our stock price.

      The American Society for Testing and Materials and other industry trade organizations have established general standards and methods for measuring the characteristics of specific building materials. Users of building materials (and frequently, issuers of building codes) generally specify that the building materials comply with the standards relative to the proposed applications. Since uniform, recognized standards or methods have only recently been established for measuring the characteristics of plastic lumber, potential users may not be aware of this method of judging whether or not plastic lumber may be suitable for their particular requirements, without being informed of these standards by the plastic lumber supplier or otherwise becoming aware of them. The fact that these standards are not well known for plastic lumber may limit the market potential for our building materials and make potential purchasers of these building materials reluctant to use them and result in decreased revenues and a decline in our stock price.

Because the industries in which we operate are subject to extensive regulation, the cost of complying with those regulations, or the liability for not complying, could become substantial which could reduce our revenues and result in a decrease in our stock price.

      Our businesses are subject to extensive laws and regulations designed to protect the environment from toxic wastes and hazardous substances or emissions and to provide a safe workplace for employees. Under current federal regulations, the Resource Conservation & Recovery Act, and Comprehensive Environmental Responsibility, Compensation, and Liability Act, the generator of toxic or hazardous waste is financially and legally responsible for that waste forever, and strictly liable for the clean up and disposal costs. In particular, the business of treating or otherwise handling toxic or hazardous waste materials is fraught with potential liability to handlers if the handling and tracking of wastes is not completed properly. We believe we are either in material compliance with all currently applicable laws and regulations or that we are operating in accordance with appropriate variances or similar arrangements, but we cannot be sure that we will always be deemed in compliance, nor can we be sure that compliance with current laws and regulations will not require significant capital expenditures that could have a material adverse effect on our operations. These laws and regulations are subject to change and could become more stringent in the future. Although state and federal legislation currently provide for procurement preferences for recycled materials, the preferences for materials containing waste plastics are dependent upon the eventual promulgation of product or performance standard guidelines by state or federal regulatory agencies. The guidelines for recycled plastic building materials may not be released or, if released, the product performance standards required by those guidelines may be incompatible with our manufacturing capabilities. It may be necessary to expend considerable time, effort and money to keep our existing or acquired facilities in compliance with applicable environmental, zoning, health, and safety regulations and as to which there may not be adequate insurance coverage. In addition, due to the possibility of unanticipated factual or regulatory developments, the amounts and timing of future environmental expenditures and compliance could vary substantially from those currently anticipated.

If we are not able to maintain our permits and licenses necessary to conduct our business, our revenues and stock price could be reduced.

      Our business, especially our environmental recycling operation, depends on our maintaining permits and licenses from many different federal, state, and local agencies. Due to changing requirements of these agencies, we may be unable to maintain our permits and licenses in the future or that we will be able to modify our permits and licenses, if necessary, to be able to compete effectively. If we are not successful in maintaining the permits and licenses necessary to conduct our business, our revenues and stock price could be reduced.

Because we rely significantly on our trade secrets, our inability to protect these trade secrets could result in reduced revenues and a decrease in our stock price.

      Our businesses involve many proprietary trade secrets, including methods, processes, and equipment designs for which we have not sought patent protection. Rather than rely on patent protection, we have generally chosen to rely on the unique and proprietary nature of our processes. If our trade secrets are disclosed or if our competitors independently develop comparable or superior technology, our revenues and stock price could decline.

      We have obtained licensing rights with respect to patent technology related to manufacturing railroad crossties and structural lumber, but we may be unable to maintain those rights for any length of time. We will seek protection against known infringement of our patents, but our efforts may be unsuccessful. Additionally, our patents may not adequately protect us from similar technology being developed with different formulations or from use of our technology in countries in which we do not have patent protection.

If we are not able to successfully obtain bid work at suitable profitable margins, our operating income will decrease and our stock price may decline.

      Our environmental recycling operation consists of subsidiaries which are highly reliant upon contract bidding as a significant source of revenues. We may not be successful in obtaining bid work in the future or if we do obtain bid work, it may not be at suitable profitable margins. Our failure to successfully obtain bid work at suitable profitable margins may result in a decrease in our operating income and stock price.

The occurrence of an event not fully covered by insurance could reduce our operating income or our revenues which could result in a decrease in our stock price.

      Our business could be disrupted by a variety of occurrences, including:

•	Terrorist activities or military responses;

•	Fires, explosions, or blowouts;

•	Environmental hazards;

•	Hurricanes, floods, fires, or other acts of God; or

•	Product liability occurrences.

      Any of these occurrences could result in substantial losses due to:

•	Injury;

•	Loss of life;

•	Severe damage;

•	Clean-up responsibilities;

•	Regulatory investigation; or

•	Penalties and suspension of operations.

      We maintain insurance coverage against some, but not all, potential risks, however, our insurance may not be adequate to cover all losses or exposure for liability or continue to be available at premium levels that justify its purchase, or continue to be available at all. If an event occurs which is not fully covered by insurance, our revenues and stock price could be reduced.

A substantial increase in interest rates could increase our cost of funds, reduce our operating income, and result in a decrease in our stock price.

      A substantial portion of our outstanding indebtedness is at variable interest rates. Our annual cash interest expense on our indebtedness as of September 30, 2001 was approximately $7.6 million, of which approximately $2.9 million pertains to indebtedness with variable interest rates. Because of our variable rate debt, interest expense will increase by approximately $317,000 for each 1% increase in interest rates. As a result, a substantial increase in interest rates could increase our cost of borrowed money, which could reduce our cash flow and earnings and result in a decrease in stock price.

We may be unable to compete effectively in the industries in which we operate which would reduce our revenues and our stock price.

      All of our businesses operate in highly competitive industries. For example, our recycled plastic lumber business faces competition from other producers of recycled plastic lumber as well as producers of vinyl and aluminum decking, and traditional wood, especially pressured treated wood. We compete against other makers of recycled plastic principally upon the basis of price and quality, as well as the immediate availability of the product. We compete against other products such as pressure treated lumber by emphasizing the superior suitability characteristics of plastic lumber for some of the applications, as well as appealing to the environmental consciousness of consumers.

      Our environmental recycling operations face competition from several large competitors that provide similar services throughout the northeast and Mid-Atlantic States. The resources of these competitors, financial or otherwise, are such that it is very difficult for us to effectively compete. In some instances, our competitors have more revenues, larger market share, better name recognition and more available capital which could make it difficult for us to compete. In addition, the environmental industry is changing as a result of rapid consolidation and our future success may be affected by those changes. Our failure to compete successfully in either the plastic lumber or the environmental industry could reduce our revenues and our stock price.

Sales of our common stock in the public market could adversely affect our stock price and our ability to raise funds necessary to grow our business in new stock offerings.

      There were 39,570,256 shares of our common stock outstanding as of December 31, 2001. In addition, we will issue common stock in connection with our outstanding convertible debt and convertible securities or in other transactions. Future sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could adversely affect prevailing market prices of our common stock and could impair our ability to raise capital through future offerings of equity securities. The sale by selling stockholders of significant amounts of shares at any given time could cause the trading price of our common stock to decline.

Anti-takeover provisions may make it more difficult for a third party to acquire control of us, could adversely affect the market price of our common stock and could reduce the amount that stockholders might receive if we are sold.

      “Anti-takeover” provisions contained in Nevada law and in our articles of incorporation, bylaws, and contracts could make it more difficult for a third party to acquire control of us, even if that change in control would be beneficial to stockholders. These provisions could adversely affect the market price of our common stock and could reduce the amount that stockholders might receive if we are sold. These anti-takeover provisions include the following:

•	Our articles of incorporation give our board of directors the authority to issue shares of preferred stock without stockholder approval. Any preferred stock could have rights, preferences, and privileges that could adversely affect the voting power and the other rights of the holders of our common stock.

•	Our bylaws provide for staggered terms for the members of the board of directors, with each board member serving a staggered three-year term.

•	Our employee stock option plan provides that options to purchase our common stock will immediately become exercisable upon a change in control.

Even if our stock price decreases, we may elect to cause purchases of our common stock to be made under the Fusion Capital common stock purchase agreement or other financial agreements entered into in the future, causing more shares to be outstanding and resulting in substantial dilution.

      Notwithstanding the completion of the Clean Earth Sale Transaction and the receipt of the estimated net proceeds of $42.7 million and the $8.0 million line of credit, we may require additional debt or equity financing to repay our outstanding debt and fund ongoing operations. The purchase price for the common stock to be issued to Fusion Capital under the common stock purchase agreement, assuming Fusion Capital waives events of termination, will fluctuate based on the closing price of our common stock. We may also enter into other financing agreements in which we issue shares based upon a future closing price of our common stock. The sale of a substantial number of shares of our common stock or anticipation of such sales could make it more difficult for us to sell equity or equity related securities in the future at a time and price we deem appropriate. The Fusion Capital sales or sales to others can result in significant dilution to the ownership interests of other holders of our common stock. Such dilution could be more significant if the trading price of our common stock at the time Fusion Capital purchases shares of our common stock under the common stock purchase agreement is lower than the current trading price of our stock, as a lower trading price would cause more shares of our common stock to be issuable to Fusion Capital.

      The following table sets forth the number of shares of our common stock that would be sold to Fusion Capital upon our sale of all of the common stock under the first tranche of the common stock purchase agreement at varying purchase prices:

	Assumed		Percentage of
	Purchase	Number of Shares	Outstanding Shares
Market Price	Price(1)	to be Issued(2)	to be Issued(3)

$0.50(4)	$0.50	12,300,000	23.8
$0.375	$0.375	16,300,000	29.3
$0.25	$0.25	24,300,000	38.2
$0.125	$0.125	48,300,000	55.1

(1)	The purchase price per share is equal to the lesser of:

•	the lowest sale price of our common stock on the purchase date; or
•	the arithmetic average of the five lowest closing bid prices for the common stock, during the fifteen consecutive trading days ending on the trading day immediately preceding such purchase date (to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction occurring during the fifteen consecutive trading days).

For purposes of this table, we have assumed that the purchase price is equal to the corresponding market price in the adjacent column, but the actual purchase price may be higher or lower.

(2)	Includes 200,000 shares issued as a commitment fee and 100,000 shares subject to a warrant issued to Fusion Capital.
(3)	Based on 39,570,256 shares outstanding as of December 31, 2001. Includes the number of shares set forth in the adjacent column.
(4)	Represents the closing price of our common stock as listed on the Nasdaq National Market on January 4, 2002.

      Although we have the right to block Fusion Capital’s purchases under the common stock purchase agreement, we may still elect to require Fusion Capital’s purchase of shares under the common stock purchase agreement. We can require Fusion Capital to purchase additional shares if our trading price is at least $3.50. Fusion Capital does not have the right to purchase the number of shares of our common stock under the common stock purchase agreement that represents greater than 19.99% of our outstanding shares of common stock. The purchase under the common stock purchase agreement of a significant percentage of our outstanding stock may result in substantial dilution to the ownership interests of other holders of our common stock. See “— If we are unable to meet our payment obligations or comply with the covenants contained in our debt agreements in 2002, we will be required to significantly curtail our operations and it may raise substantial doubt about our ability to continue as a going concern.”

The common stock purchase agreement with Fusion Capital could lead to downward pressure on our stock price.

      Either actual dilution caused by sales of our common stock to Fusion Capital or the perception of such dilution by holders of our common stock could cause holders to elect to sell the shares of common stock held by them, which could cause the trading price of our common stock to decrease. Furthermore, a perception that sales of our common stock to Fusion Capital may lead to downward pressure on the trading price of our common stock could provide an incentive for selling our common stock which could also adversely affect the trading price of our common stock. See “— If our common stock is delisted from the Nasdaq National Market, your ability to resell your shares at or above the purchase price would be reduced and the market price of the shares could decrease.”

Any decrease in our stock price would result in the issuance of a greater number of shares upon the conversion of the debentures issued to one of our stockholders resulting in additional dilution to our stockholders and creating additional downward pressure on our stock price.

      On June 15, 2001, we sold a debenture in the principal amount of $4.0 million and a warrant to purchase 250,000 shares of our common stock at an exercise price of $2.00 per share to Halifax Fund, L.P. The debenture is due on July 1, 2002. The principal amount of the debenture bore interest at a rate of 18% per year through August 14, 2001. Because we did not prepay the debenture by August 15, 2001, Halifax:

•	increased the interest rate to 25%;

•	is entitled to convert the debenture into common stock; and

•	received an additional warrant to purchase 250,000 shares at an exercise price of $1.08 per share.

      As a result of our failure to prepay the debenture, the debenture became convertible into common stock at a conversion price that fluctuates based on the market price of our common stock. Under the terms of this debenture, Halifax Fund, L.P. may require us to repay this debt with a portion of the proceeds of the Clean Earth Sale Transaction.

      On February 2, 2000, we sold Halifax a debenture in the principal amount of $7.5 million and a warrant to purchase 200,000 shares of our common stock at an exercise price of $10.09125 per share (subject to adjustment). As of October 1, 2001, Halifax converted $2,191,494 of the debenture, leaving the aggregate principal amount remaining on the debenture of $5,510,270. The remaining principal amount of the debenture is convertible into common stock at $9.6525 per share or the lowest trading price during the four trading days preceding the conversion.

      The table below illustrates that a lower market price of our common stock will result in a larger number of shares being issued to Halifax upon conversion of its debentures and exercise of its warrants:

			Percentage of
		Number of Shares	Outstanding Common
		Issuable Upon	Stock Issuable Upon
		Conversion of	Conversion of
Common	Conversion	Debentures and	Debentures and
Stock Price	Price(2)	Exercise of Warrants	Exercise of Warrants(3)

$0.50(1)	$0.50	19,720,540	33.3
$0.375	$0.375	26,060,720	39.7
$0.25	$0.25	38,741,080	49.5
$0.125	$0.125	76,782,160	66.0

(1)	Represents the closing price of our common stock as listed on the Nasdaq National Market on January 4, 2002.
(2)	For purposes of this table, we have assumed that the conversion price is equal to the corresponding market price in the adjacent column, but the actual purchase price may be higher or lower.
(3)	Based on 39,570,256 shares outstanding as of December 31, 2001. Includes the number of shares issuable upon the conversion of debentures and exercise of warrants prior to the repayment of the $4.0 million debenture upon completion of the Clean Earth Sale Transaction.

      As a result of the conversion price of the debentures fluctuating based on the trading price of our common stock, Halifax’ conversion of its debentures can result in dilution to the ownership interest of other holders of our common stock. Such dilution will become more significant if the trading price of our common stock decreases and the dilution could create additional downward pressure on our stock price.

      With respect to the common stock convertible from the June 15, 2001 debenture, Halifax does not have the right to acquire in excess of 19.99% of our outstanding shares of common stock if our stockholders do not approve such issuance pursuant to the marketplace rules of the Nasdaq Stock Market. If this limitation is exceeded, Halifax may request that we redeem the remaining outstanding principal amount of the debenture in excess of 19.99% for a price equal to 120% of the outstanding principal amount of the debenture.

INFORMATION ABOUT THE PURCHASER

      The Purchaser was organized with a nominal amount of capital under the laws of Delaware in December, 2001 for the purpose of acquiring the outstanding capital stock of Clean Earth and through Clean Earth and the subsidiaries of Clean Earth engaging in the comprehensive, vertically-integrated environmental services and solutions for industrial waste management, treatment, transportation and disposal. A copy of the Certificate of Incorporation of the Purchaser is attached to this Proxy Statement as Appendix B.

      The Purchaser has not engaged in any operations. Its activities to date have been the negotiation and execution of the Purchase Agreement and the negotiation of a commitment from the Banc of America to provide a $32,000,000 line of credit and commitments from investors to provide mezzanine debt financing in the amount of $10,000,000 and equity financing in the amount of $15,000,000. Currently, the Purchaser does not own or lease any property.

  No Market for Purchasers’ Capital Stock

      No public market exists for any of the Purchaser’s capital stock. None of the Purchaser’s capital stock is registered under the Securities Act of 1933 or under the securities laws of any state. After consummation of the Clean Earth Sale Transaction, less than 25 persons will hold shares of the Purchaser’s Common Stock or Preferred Stock. The Purchaser has no history of paying dividends. The Purchaser has not indicated that it has any intention of paying or will be able to pay any dividends on any of its outstanding capital stock in the foreseeable future.

  Our Ownership Interest in Purchaser

      Upon consummation of the Clean Earth Sale Transaction, we will hold 45,000 shares or 100% of the Junior Preferred Stock. Our shares of Junior Preferred Stock will represent less than 5% of the Purchaser’s total outstanding capital stock.

  Management of the Purchaser

      The founders, executive officers and Directors and, as of February 13, 2002, the sole stockholders of the Purchaser are:

Mr. Warren H. Haber, Chairman of the Board
Edward T. Sheehan, President and Chief Executive Officer and Director
John L. Teeger, Vice President and Director
John D. White, Jr., Secretary and Director

Mr. Haber (60) has been Chairman and Chief Executive of Founders Equity Inc. (“Founders”), a private equity firm since founding the firm in 1967. Prior to establishing Founders, Mr. Haber was associated with the investment banking firms of Merrill Lynch and Bear Sterns & Co. Mr. Haber has served as Chairman and Chief Executive Officer of a number of entities formed by Founders and its affiliates over the past 30 years. During this period, Mr. Haber has directed Founders’ investments through their growth stages both internally and by acquisition. Mr. Haber was formerly Chairman of the Board and CEO of International Power Machines Corporation, an AMEX listed Company and a number of Nasdaq listed companies and one New York Stock Exchange listed company. He presently serves as a Director of Nasdaq-listed CoStar Group, Inc., a commercial real estate database provider, Canadian Venture Exchange-listed Warnex and First Home Brokerage, LLC. He is Chairman of the Board of Directors of PK Operations Inc., which is engaged in the operation of a chain of fast food restaurants. Until November 2001, he also served as a Director of Grand Charter, Ltd., a privately held investment firm that owns Prime Charter Ltd., a New York and Florida based broker dealer.

      Mr. Sheehan (59), an independent consultant since 1999, had been Chairman of the Board and Chief Executive Officer of United Road Services, Inc., a roll-up of transport and towing service companies, from 1997, when it was founded by him until 1999. Mr. Sheehan was President and Chief Operating Officer of United Waste Systems, Inc. from December 1992 to August 1997, when it was sold to USA Waste Services,

Inc. He was Senior Vice President and Chief Financial Officer of Clean Harbors, Inc., a publicly-held environmental services company, from September 1990 to April 1992. From 1966 to 1990, Mr. Sheehan held several financial and operating positions with General Electric Company (“GE”), including Manager—Finance for GE’s power generation service businesses, factory automation operations and Europe, Africa and Middle East Divisions. Mr. Sheehan serves on the board of directors of Gundle/SLT Environmental, Inc.

      Mr. Teeger (58) has been President of Founders since 1984. He has also been a board member and officer of a number of entities formed by Founders and its affiliates. Prior to joining Founders in 1981, Mr. Teeger was employed as a Vice President of Bear Stearns & Co. from 1976 to 1981 and prior thereto in financial positions at Anglovaal Limited, Union Acceptances, and the predecessor firm in South Africa of Arthur Andersen. Currently, he is a director of Ensure Technologies, Inc. He was a member of the Young Presidents Organization and is a member of the World Presidents Organization.

      Mr. John D. White, Jr. (43) has been affiliated with Founders since 1993. Since 1991, Mr. White has been President of Megansett Capital, Inc., a private investment firm and from 1995 to 1996 was a co-founder and Executive Vice President and Chief Financial Officer of 3-D Geophysical, Inc., a publicly-traded oil services company. Prior to 1993, he was an investment banker as a Senior Vice President for Laidlaw Holdings and a Vice President in the Mergers and Acquisitions Group for PaineWebber, Incorporated. Mr. White started his career at Digital Equipment Corporation, where he held a number of international and domestic financial management positions. Currently, he serves on the Board of Directors of Castle Connolly Ltd. and is a managing member of Founders III LLC.

      Mr. Sheehan is to be employed pursuant to a three year agreement providing for a salary of $200,000 per annum for the first year with increments of up to 10% per year for the succeeding years based on the attainment of certain results budgeted by the Purchaser’s Board of Directors for the prior year. The agreement will provide for annual bonuses based on achievement of certain levels of consolidated earnings before certain fees to management consultants, interest, taxes and depreciation and the aging of revenue related assets such as accounts receivables, accrued sales, contracts in progress and retainage. The agreement will also contain a noncompete covenant for a period of three years from termination.

      The Purchaser intends to enter into long term employment agreements with Messrs. Frank Barbella, Theodore S. Budzynski, Steven C. Sands, Brent Kopenhaver and Michael Goebner, each of whom has a key executive position with Clean Earth or a subsidiary of Clean Earth, providing for each to continue to serve in executive positions with the Purchaser or the operating subsidiary for three years with a three year from termination noncompete covenant, except for the agreement with Mr. Kopenhaver which is for a two year term and contains a limited noncompete period. The agreements provide for an initial annual salary ranging from $125,000 to $190,000 with increments and bonuses to be based on the same criteria as set forth above with respect to Mr. Sheehan’s agreement.

  Stock Options

      The Purchaser has a Stock Option Plan authorizing the grant of options to purchase up to 1,300,000 shares of Common Stock to officers, employees, directors and independent consultants. The Plan is to be administered by the Board of Directors or the Compensation Committee of the Board. Options with respect to 1,300,000 shares of Common Stock have been authorized to be granted to key personnel, including options to purchase 200,000 shares to Mr. Sheehan, the Purchaser’s Chief Executive Officer and a Director. The options are to be exercisable at a price equal to 86% of the initial conversion price of the Series A Preferred Stock of the Purchaser and are to expire on a date ten years following the acquisition of the shares of Clean Earth. They are exercisable as to 25% of the option shares following the acquisition of Clean Earth, an additional 35% commencing a date one year later and the balance a date two years following the acquisition.

  Legal Proceedings

      Since the Purchaser is only recently formed, it is not subject to any legal proceedings.

  Description of Capital Stock

      The authorized capital stock of the Purchaser consists of (i) 7,500,000 shares of Preferred Stock, par value $.001 per share, and (ii) 20,000,000 shares of Common Stock, $.001 par value per share.

      Common Stock. Subject to the rights of the Series A Preferred, Series B Preferred and any other series of Preferred Stock which may be issued, holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders, do not have cumulative voting rights in the election of directors and are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors of the Purchaser. In the event of liquidation, dissolution or winding-up of Clean Earth, holders of Common Stock are entitled to share ratably in all assets of Clean Earth remaining after payment of liabilities, subject to liquidation preferences of the Series A Preferred, the Series B Preferred and any other series of Preferred Stock then outstanding.

      Preferred Stock. The Certificate of Incorporation of the Purchaser provides its Board of Directors with authority to issue shares of Preferred Stock in one or more series and to fix the powers, designations, rights, preferences and restrictions thereof, including dividend rights, conversion rights, voting rights, redemption terms, liquidation preferences and the number of shares constituting each such series, without any further vote or action by Clean Earth’s shareholders.

      Pursuant to such authority, the Purchaser’s Board has authorized a Series B Preferred Stock consisting of 45,000 shares of which shares with an aggregate stated value of $4.5 million are to be issued to us as part of the purchase price for the Clean Earth shares. See “Proposal One: The Clean Earth Sale Transaction – Terms of Junior Preferred Stock.” The Purchaser intends to authorize a Series A Preferred Stock with shares having an aggregate stated value of $15.0 million to be issued in consideration of a cash investment equal to the stated value by a limited group of investors. The number of shares of Series A Preferred Stock to be issued and the stated value per share are to be determined prior to the authorization of the series. The Purchaser contemplates that the terms of the series will provide the following:

      Series A Preferred. Shares of Series A Preferred will be entitled to an accrued preference in dividends in an amount ranging from 6% to 8% of their stated value, to be paid when and as declared by the Board of Directors of the Purchaser out of funds legally available. Holders of the Series A Preferred Stock will also participate with the holders of Common Stock in any dividends declared on Common Stock, with the holder of each Series A Preferred share deemed to hold for such purpose the number of shares of Common Stock into which the share of Series A Preferred Stock is then convertible. Upon liquidation, dissolution or winding up of the Purchaser a holder of a share of Series A Preferred Stock will be entitled to receive for the share a liquidation price equal to its stated value plus an amount which would represent a cumulative return on such stated value ranging from 6% to 8% per annum from the date of payment for the share less dividends paid with respect to such share. At the option of the Purchaser, dividends on Series A may be paid in the form of additional shares of Series A Preferred valued at their stated value. The terms of the series will provide that liquidation will include a merger, consolidation or any other business transaction with a person other than an affiliate or a stockholder of the Purchaser at the time of the Clean Earth Sale Transaction or an affiliate of such stockholder or where the other party acquires in the transaction more than 50% of the voting power of the capital stock of the Purchaser.

      The Purchaser will be required to redeem the shares of Series A Preferred Stock on the seventh anniversary of their issue at the Redemption Price which will equal the liquidation price. The Purchaser may redeem the Series A Preferred at the Redemption Price if (i) the Purchaser effects a public offering of its Common Stock or securities convertible into its Common Stock which offering is registered under the Securities Act of 1933, as amended, results in gross proceeds of at least $25.0 million before underwriting discounts or commissions and the per share selling price or the conversion price of the securities sold is at least $10.00 or (ii) within 60 days following a period of 20 consecutive business days that the closing sales price of the Purchaser’s Common Stock on the largest national stock exchange (by number of issuers) or on Nasdaq Stock Market is at least an amount to be determined prior to the authorization of the series.

      A holder of a share of Series A Preferred Stock will have the right to convert, at any time, his share at the initial conversion rate of one share of Common Stock for every dollar amount to be determined prior to authorization of the series of the stated value of the Series A Preferred share, subject to adjustment for certain events such as stock dividends, splits, combinations or sales of Common Stock or securities convertible into Common Stock at a price or with a conversion price which is less than the Series A Preferred conversion price.

      The dividend, liquidation and redemption rights of the Series A Preferred rank senior to those of the Series B and Common Stock; accordingly no dividend, liquidation or redemption payment may be made with respect to the Series B Preferred or Common Stock until the dividend, liquidation or redemption rights of the Series A Preferred have been satisfied.

      It is anticipated that the terms of the series will provide that holders of Series A Preferred Stock will vote with the holders of Common Stock as one class except as set forth below, with each Series A Preferred shareholder entitle to the number of votes equal to the shares of Common Stock into which the holder’s Series A Preferred share is then convertible. The Series A Preferred Stock will vote as a class with respect to any matter that may adversely affect its rights. The Purchaser anticipates that the terms of the series will require the consent of the holders of a majority of the outstanding shares of Series A Preferred for the Purchaser to: (i) merge or consolidate, (ii) sell substantially all of its assets, (iii) redeem or repurchase its shares of capital stock except as otherwise required by the Certificate of Incorporation of the Purchaser with respect to the Series A or Series B Preferred Stock, (iv) change the number of Directors constituting the Board of Director from a number to be set forth in the terms, (v) declare or distribute any dividends on its outstanding shares of Common Stock, (vi) commence or acquire a business which is not of the same nature or similar business as the business in which the Purchaser or its subsidiaries as then engaged or (vii) acquire a business or invest in a venture for a purchase or investment price which is more than 50% of the total consolidated assets of the Purchaser valued in accordance with generally accepted accounting principles as of the end of the fiscal quarter immediately prior to the acquisition or investment. The Purchaser anticipates the terms of the series will provide that the foregoing class vote is to terminate upon the effectuation of a public offering of the Purchaser’s Common Stock or securities convertible into Common Stock of an amount to be designated in the terms of the series or at such time as the outstanding shares of Series A Preferred have an aggregate stated value below an amount to be designated.

      Series B Preferred Stock. Each outstanding share will be entitled, subject to the rights of the holders of Series A Preferred Stock, to a preferential dividend at the rate of 5% per annum of the stated value of the Series B Preferred Stock on a cumulative, compounded annually basis. The dividend will be paid in additional shares of Series B Preferred Stock valued at their stated value. Upon dissolution or liquidation, the holders are to receive, subject to the rights of the holders of Series A Preferred Stock and senior creditors of the Purchaser, for their Series B Preferred Stock a liquidation price equal to their stated value.

      The Purchaser can redeem the Series B Preferred Stock upon the earlier of (i) the tenth anniversary of the issuance of the Series B Preferred Stock, (ii) a change of control event, or (iii) a registered offering of the Purchaser’s securities that results in gross proceeds of at least $25.0 million.

      Holders of the Series B Preferred Stock have no voting rights except as to matters which are required by Delaware law to be submitted to it as a class. The Purchaser many not authorize or issue any class or series of capital stock of the Purchaser, other than the Series A Preferred Stock with rights upon liquidation or redemption ranking senior to the Series B Preferred Stock without the consent of holders of a majority of the Series B Preferred Stock.

SELECTED FINANCIAL DATA

      You should consider our consolidated financial information set forth below together with the more detailed consolidated financial statements, including the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this proxy statement.

      The unaudited pro forma financial information is based on our historical results after removing the assets and liabilities acquired and assumed by the Purchaser and the revenues and expenses associated with the business activities to be transferred to the Purchaser. The pro forma results are not necessarily reflective of results that will be achieved by us in the future. See “Pro Forma Financial Information.”

	Nine Months
	Ended September 30,		Years Ended December 31,

	2001	2000	2000	1999	1998	1997	1996

	(in thousands, except per share data)
Statement of Operations Data:
Sales, net	$136,210	$124,752	$173,744	$138,545	$72,794	$24,739	$6,412
Operating (loss) income	(13,049)	2,424	(5,866)	10,238	1,688	(321)	(291)
(Loss) earnings before extraordinary item	(21,329)	(1,384)	(11,447)	3,149	304	(706)	(180)
Net (loss) earnings	(21,329)	(2,324)	(12,475)	3,149	304	(706)	(113)
Net (loss) earnings per common share — diluted:
(Loss) earnings before extraordinary item	$(0.62)	$(0.04)	$(0.36)	$0.09	$(0.02)	$(0.05)	$(0.03)
Net (loss) earnings	$(0.62)	$(0.07)	$(0.39)	$0.09	$(0.02)	$(0.05)	$(0.02)
Weighted average common shares outstanding — Diluted	36,189	34,107	34,297	30,199	18,737	14,054	6,697

	September 30,		December 31,

	2001	2000	2000	1999	1998	1997	1996

	(in thousands)
Balance Sheet Data (at end of period):
Cash and cash equivalents	$1,035	$1,094	$2,211	$1,808	$3,053	$1,170	$854
Working capital (deficit)	(49,368)	7,643	10,965	12,189	10,422	(474)	590
Total assets	186,535	209,889	200,411	166,311	63,336	23,171	7,048
Long-term debt, including current maturities	73,343	78,566	78,162	54,690	26,170	3,222	714
Total stockholders’ equity	68,345	93,847	85,742	83,010	24,588	11,466	4,340

	Historical for the	Pro-Forma for
	Nine Months Ended	Nine Months Ended
	September 30, 2001(1)	September 30, 2001(1)

	(dollars in thousands)
Statement of Income Data:
Net sales	$136,210	$47,533
Operating income (loss)	(13,049)	(19,140)
Loss from continuing operations	(21,329)	(24,527)
Loss from continuing operations attributable to common stockholders	$(22,473)	$(25,671)
Loss per share from continuing operations	$(0.62)	$(0.71)
Weighted average diluted shares outstanding	$36,189,481	$36,189,481

(1)	Assumes the completion of the Clean Earth Sale Transaction based upon the assumptions set forth under “Pro Forma Financial Information.”

	Historical as of	Pro-Forma as of
	September 30, 2001	September 30, 2001(1)

Balance Sheet Data:
Cash	$1,035	$1,035
Total assets	186,535	102,794
Total liabilities	118,190	47,723
Stockholders’ equity	68,345	55,071

(1)	Assumes the completion of the Clean Earth Sale Transaction based upon the assumptions set forth under “Pro Forma Financial Information.”

      The following table contains the preliminary financial results of Clean Earth for the quarter and year ended December 31, 2001 prepared by management, which have not been audited by our independent accountants. As a result, these financial statements are subject to further adjustments upon completion of the audit by our independent accountants.

	For the quarter ended	For the year ended
	December 31, 2001	December 31, 2001

	(dollars in thousands)
Revenues	27,899	116,666
Operating Income	1,878	8,071
(Loss) Income from Continuing Operations	(1,999)	1,535

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

      The following discussion is intended to assist in the understanding of our financial position and results of operations for the nine months ended September 30, 2001 and 2000 and for the years ended December 31, 2000, 1999 and 1998. You should read this discussion in conjunction with the consolidated financial statements and notes thereto included elsewhere in this proxy statement.

Business Segments

      We currently have two distinct business segments; manufacturing plastic lumber and environmental recycling. The plastic lumber division manufactures structural and non-structural plastic lumber and a variety of accessory products such as park and site amenities and products for original equipment manufacturers, made from recycled high density polyethylene and in some instances, composite materials. The structural plastic lumber is manufactured under processes that are protected by patents. The environmental recycling division provides environmental recycling services including environmental construction services, upland disposal of dredge materials, beneficial re-use of industrial wastes, and on-site recycling services. The environmental recycling division also operates five plants. Two plants utilize a thermal desorption process, one uses an organic process and one uses a chemical treatment and cold mix process to recycle contaminated soil brought to the plants by third parties as well as their sister environmental service companies. We also have a plant that consolidates and stabilizes oils, solvents and heavy metal contaminated waste for disposal by unrelated companies. We are not dependent upon a single customer or a few customers for either segment of our business. No single customer accounts for sales equal to or greater than 10% of our consolidated revenues.

Business Combinations

      We make decisions to acquire or invest in businesses based on financial and strategic considerations. See Note 3 to the consolidated financial statements for summaries of the business combinations completed in 2000, 1999 and 1998. Several of the 1999 acquisitions were accounted for as a pooling of interests. Accordingly, all amounts in the financial statements and related notes include the accounts of the pooled companies as if the mergers took place on January 1, 1998. Charges for merger related expenses in connection with these pooling of interests totaling $1,035,000 in the environmental recycling division and $810,000 in the plastic lumber division were recorded in 1999.

Restructuring, Equipment and Inventory Impairment Charges

      In September of 2001, we announced the closing of three of our plastic lumber manufacturing facilities and the leasing of two of our resin processing plants to third parties in an effort to reduce fixed costs, improve customer service and narrow management’s focus to a smaller number of manufacturing facilities, without reducing total manufacturing capacity. The Fontana, California, Denton, Maryland, and Trenton, Tennessee plants were closed on September 28, 2001 and the equipment and manufacturing processes at these plants are being transferred to our Chicago, Illinois and Ocala, Florida manufacturing locations. We are currently attempting to obtain a buyout or sublease in the closed facilities. In addition, we have discontinued raw material processing at our Auburn, Massachusetts and Chino, California resin plants and have agreed to lease these operations to other raw material processors. We will continue raw material processing, for our own use, at the Chicago and Ocala plants. Approximately 140 full time manufacturing and administrative positions were eliminated in connection with the reduction in facilities. The plan of restructure was adopted by management and the board of directors and communicated to employees in late September of 2001. As a result of this restructuring, we recorded the following charges in the third quarter of 2001:

Write-down for equipment impairment	$8,694,000
Write-down for goodwill impairment	1,116,000
Lease termination, severance and other exit costs	1,656,000

Total restructuring and asset impairment charges	$11,466,000

      During the third quarter, we paid approximately $196,000 in employee termination and other expenses in connection with the restructuring and approximately $1.5 million remains in the accrual as of September 30, 2001, primarily for lease termination payments.

      In the fourth quarter of 2000, we committed to a plan of restructure with respect to some of the smaller plants within our plastic lumber division. As a result, we closed the Reidsville, North Carolina plant in October of 2000, we closed the Green Bay, Wisconsin and Vernon, California plants in January 2001, and we closed the Sweetser, Indiana facility during the third quarter of 2001. As a result, we recorded the following charges in the fourth quarter of 2000:

Write-down for equipment impairment	$2,319,000
Lease termination costs in connection with the restructuring	1,098,000

Total restructuring and asset impairment charges in 2000	3,417,000

      We anticipate lease termination costs will be paid throughout 2001, as we complete this restructuring plan. As of December 31, 2000, we have accrued $1,098,000 in connection with lease termination costs. During the nine months ended September 30, 2001, we made lease termination payments of approximately $457,000 and charged this amount against the accrual. As of September 30, 2001, we have approximately $631,000 remaining in this accrual for lease termination costs. As a result of the restructuring plan, we anticipate that our operating costs to produce plastic lumber will be reduced by elimination of duplicate manufacturing facilities, fixed overhead expenses and labor expenses in connection with these facilities, totaling $2.4 million in 2001. We continued to record depreciation on the property, plant and equipment at the Sweetser facility while the equipment was in use. During 2000 and early 2001, we eliminated approximately 300 employees as part of this restructuring plan. The severance cost of the restructuring plan was communicated to our employees in early January 2001. As a result, we recorded a charge in the first quarter of 2001 of $182,000 for severance. During the nine months ended September 30, 2001, the entire $182,000 was paid and no balance remains in this accrual.

      During the first quarter of 1999, we committed to a plan to restructure and consolidate our two operating divisions and facilities. As part of this plan, the plastic lumber division discontinued the labor- intensive flow mold process and converted entirely to the more efficient continuous extrusion method of manufacturing plastic lumber. As a result, we closed our facility in Mulliken, Michigan and one of our facilities in Trenton, Tennessee and recorded the following charges during the first quarter of 1999:

Write-down of flow mold inventory to its raw material value	$2,025,000
Write-down of flow mold equipment to its salvage value	1,315,000
Severance costs in connection with the restructuring	1,075,000
Exit costs in connection with the restructuring	1,330,000

Total restructuring and asset impairment charges in 1999	$5,745,000

      Of the total charges recorded, $4,365,000 was recorded by the plastic lumber division and $1,380,000 was recorded by the environmental recycling division which includes the closing of the environmental recycling division’s Norristown, Pennsylvania facility. The write-down of flow mold inventory was recorded as a component of gross profit within the accompanying consolidated statement of operations. Severance costs relates to the 61 employees from plants that were planned to be closed during the year. Exit costs consist primarily of lease termination and idle plant costs during the changeover.

      During 1999, we terminated 53 employees and paid $697,000 in severance costs. In addition, we charged $973,000 to the exit cost accrual primarily for lease termination and idle plant costs. As of December 31, 1999, we had approximately $378,000 remaining in severance accruals and approximately $ 357,000 remaining in exit cost accruals, which were primarily for lease termination costs.

      During 2000, we had $232,000 of excess accrual from the restructuring charges recorded during the first quarter of 1999. The residual excess accrual was reversed in 2000 and included within the 2000 restructuring charge. As of December 31, 2000, $51,431 remains in exit cost accruals, primarily for lease termination costs.

      The following table sets forth sales, with percentages of total sales, and costs of goods sold, depreciation, selling, general and administrative expenses and amortization, along with percentages of the applicable segment revenue, for each of our two business segments. The following amounts do not include the aforementioned merger, restructuring, and inventory and asset impairment charges of $11,648,000, $3,185,000 and $7,590,000 for 2001, 2000 and 1999, respectively.

	Nine Months Ended September 30,				Year Ended December 31,

	2001	%	2000	%	2000	%	1999	%	1998	%

	(dollar amounts in thousands)
Sales, net:
Plastic Lumber	47,533	34.9	59,297	47.5	$73,214	42.1	$53,046	38.3	$21,250	29.2
Environmental Recycling	88,677	65.1	65,455	52.5	100,530	57.9	85,498	61.7	51,544	70.8

Total revenue	136,210	100.0	124,752	100.0	173,744	100.0	138,544	100.0	72,794	100.0
Cost of goods sold excluding depreciation:
Plastic Lumber	39,951	84.0	48,583	81.9	64,055	87.5	34,359	64.8	14,986	70.5
Environmental Recycling	73,400	82.8	51,626	78.9	80,213	79.8	62,117	72.7	40,228	78.0
Depreciation:
Plastic Lumber	2,997	6.3	1,856	3.1	2,645	3.6	2,022	3.8	1,104	5.2
Environmental Recycling	1,937	2.2	1,576	2.4	2,275	2.3	1,832	2.1	1,154	2.2
Corporate	21	0.0	28	0.0	35	0.0	27	0.0	8	0.0
Selling, General and Administrative Expenses:
Plastic Lumber	8,788	18.5	9,650	16.3	14,350	19.6	8,487	16.0	5,518	26.0
Environmental Recycling	6,139	6.9	5,626	8.6	7,885	7.8	8,503	9.9	6,220	12.1
Corporate	2,860	2.1	1,958	1.6	3,059	1.8	1,881	1.4	1,344	1.8
Amortization:
Plastic Lumber	390	0.8	407	0.7	526	0.7	529	1.0	264	1.2
Environmental Recycling	830	0.9	714	1.1	967	1.0	693	0.8	118	0.2
Corporate	298	0.2	304	0.2	416	0.2	266	0.2	162	0.2

Total Operating Expenses	137,611	101.0	122,328	98.1	176,426	101.5	120,716	87.1	71,106	97.7

Total Operating (Loss) Income	$(1,401)	(1.0)	2,424	1.9	$(2,682)	(1.5)	$17,828	12.9	$1,688	2.3

Operating (Loss) Income by Segment Plastic Lumber	(4,593)	(9.6)	(1,199)	(2.0)	(8,362)	(11.4)	7,649	14.4	(622)	(2.9)
Environmental Recycling	6,371	7.2	5,913	9.0	9,190	9.1	12,353	14.4	3,824	7.4
Corporate	(3,179)	(2.3)	(2,290)	(1.8)	(3,510)	(2.0)	(2,174)	(1.6)	(1,514)	(2.1)

Total Operating (Loss) Income	$(1,401)	(1.0)	$2,424	1.9	$(2,682)	(1.5)	$17,828	12.9	$1,688	2.3

Results of Operations

Nine months ended September 30, 2001 Compared to Nine months ended September 30, 2000

      Consolidated Revenues and Operating (Loss) Income. Consolidated net sales for the first nine months of 2001 were $136,210,000, an increase of $11,458,000, or 9.2%, over the same period of 2000, as increases in environmental recycling revenues were partially offset by lower plastic lumber revenues, primarily due to the exit of the resin trading business. The first nine months of 2001 produced an operating loss of $13,049,000, as compared to operating income of $2,424,000 for the same period in 2000. Excluding the asset impairment and restructuring charges, operating loss in 2001 would have been $1,401,000, primarily due to the decline in revenue and gross margins in the plastic lumber division. Operating income increased by $458,000 at the environmental recycling division, while operating loss at the plastic lumber division increased by $3,394,000 to $4,593,000, excluding the restructuring and asset impairment charges of $11,648,000.

      Net Sales by Segment. Plastic lumber division revenues decreased by 20% in the quarter to $47,533,000, as a result of our decision to exit the lower margin resin business. Environmental recycling division revenues increased by 35% to $88,677,000 due to an increase in major projects in the dredging and construction services group, as compared to the same period in 2000.

      Gross Profit. Gross profit decreased by $1,684,000, or 7%, in the first nine months of 2001 compared with the first nine months of 2000. The decrease was primarily due to lower revenue and underabsorption of manufacturing overhead costs at the plastic lumber division. Gross profit margin as a percent of revenues in the plastic lumber division decreased from 18% in the first nine months of 2000 to 16% in the first nine months of 2001. Gross profit margin at the environmental recycling division decreased to 17% in 2001 from 21% in 2000, primarily due to the increase in the lower margin project work. Gross profit at the environmental recycling division increased by $1,448,000, or 10%, due to the overall increased revenue volume in the first nine months of 2001.

      Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $553,000 in the first nine months of 2001, primarily due to increases in marketing expenses in the plastic lumber division and support for the higher revenue experienced at the environmental recycling division. As a percentage of net sales, selling, general and administrative expenses decreased to 13% in 2001 from 14% in 2000, primarily due to increased sales volume at the environmental recycling division.

      Interest Expense. Interest expense increased by $3,943,000 for the first nine months of 2001, mainly due to higher interest rates incurred by us in 2001 and increased amortization of debt discounts and deferred financing costs as compared to 2000, partially offset by lower debt levels.

      Depreciation and Amortization. Depreciation expense increased by $1,495,000 or 43% to $4,955,000 in 2001 compared to $3,460,000 in 2000, reflecting a full-year of depreciation related to the plastic lumber division’s major capital expansion, which was completed in 2000. Amortization of intangibles increased by $93,000 to $1,518,000 in 2001 from $1,425,000 in 2000.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

      Consolidated Revenues and Operating (Loss) Income. Revenues in 2000 were $173,744,000, an increase of $35,200,000, or 25%, over 1999. Approximately $ 9,439,000 of the increased revenues is attributable to plastic lumber operations acquired in 2000. As a result of deterioration in gross profit margins at the plastic lumber division and a shift in revenue mix to lower margin services at the environmental recycling division, operating income versus 1999 was reduced by $20,510,000, resulting in an operating loss of $(2,682,000) for 2000.

      Net Sales By Segment. Sales of plastic lumber products increased by 38% in 2000 to $73,214,000 compared to $53,046,000 in 1999. Approximately $9,439,000 of the increased revenues is attributable to plastic lumber operations acquired in 2000. As a result of capital expenditures in 2000 to increase capacity, the plastic lumber division’s California, Maryland and Florida manufacturing facilities accounted for $6,983,000 of the increased internal growth for the plastic lumber division.

      Environmental recycling division revenues increased by 18% in 2000 to $100,530,000 compared to $85,498,000 in 1999. These increased revenues are related to several significant projects started in 2000 at the division’s environmental construction operations. Environmental recycling revenues were negatively impacted by abnormally wet weather in the northeastern United States in the first quarter of 2000, which affected all of the soil recycling plants. In addition, revenues were negatively impacted by the three-month shut down of the Soil Remediation of Philadelphia (SRP) facility, now known as Clean Earth of Philadelphia, Inc. (CEP), which was retrofitted to process additional waste streams under its newly expanded permit.

      Gross Profit. Consolidated gross profit decreased by $(12,592,000), or 30%, compared with 1999. The plastic lumber division’s gross profit decreased $(9,528,000), or 51% compared to 1999. Approximately $1 million of this decrease was the result of returns of SmartDeck product that were accepted from a large customer during the third quarter of 2000, due primarily to issues with color variation. Gross profit was also impacted by approximately $1 million of additional expenses related to the associated handling and regrind costs and the write down of inventory for the returned product. In late 1999 and 2000, we invested in a major capacity expansion program to accommodate anticipated sales of SmartDeck for 2000. While SmartDeck sales and production were largely curtailed in the second half of 2000 due to the aforementioned returns and related quality issues, we continued to incur significant fixed manufacturing overhead expenses as a result of the capacity expansion, causing further deterioration of our gross margins throughout the second half of 2000. The returns accepted from this single large customer were outside our normal return policy. We accepted these returns in order to maintain a long-term relationship with this customer. Other than occasional returns customary in the normal course of business, no SmartDeck returns were received from other customers. Net sales of SmartDeck in 2000 were approximately 8% of the plastic lumber division’s 2000 revenues. Net sales to this single customer were approximately 7% of the plastic lumber division’s 2000 revenues. We have since implemented an extensive engineering and manufacturing program to ensure that all products entering the distribution system meet rigorous quality control standards. Gross profit was also negatively impacted by significantly higher material and direct labor costs. While plans have been put into place to reduce these costs in the fourth quarter and in 2001, further increases in the price of oil, which directly impacts our raw material costs, could adversely affect gross margin. Gross margin as a percent of revenues in the plastic lumber division decreased in 2000, from 35% in 1999 to 13%, primarily due to higher material and labor costs, product returns and associated handling and regrind costs and the write down of inventory that did not meet the newly implemented quality control standards.

      Gross profit at the environmental recycling division decreased by $(3,064,000), or 13%, compared to 1999. The decrease was due to a shift in revenue mix to lower margin replacement revenues for construction services and higher natural gas prices at two of our five soil recycling plants. Gross margin at the environmental recycling division decreased to 20% in 2000 from 27% in 1999. Reduced soil coming to the Clean Earth New Castle, Clean Rock and Clean Earth of Philadelphia, Inc. facilities, the shut down of the Clean Earth of Philadelphia, Inc. facility and lower margin replacement revenues for construction services all contributed to this decline.

      Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $6,423,000 in 2000 to $25,294,000 compared to $18,871,000 in 1999. The increase was primarily due to increases in marketing and promotion and administrative costs at the plastic lumber division, and increased bad debt expense of $1,144,000. Approximately $800,000 of the increase in bad debt expense was due to the bankruptcy filings of three customers and the remainder was due to the growth in revenues. The three customers that declared bankruptcy in 2000 were extended credit based on our normal credit review policies. We believed at the time the product was shipped that these customers had the ability to pay for the products and services received in accordance with our normal sales terms and conditions. As a percentage of net sales, selling, general and administrative expenses increased to 15% in 2000 from 14% in 1999. Cost reduction programs implemented at the plastic lumber division during the third and fourth quarters of 2000 are expected to reverse this trend in 2001.

      Interest Expense. Interest expense increased by $1,572,000 in 2000 to $7,037,000 compared to $5,465,000 in 1999. The increase was primarily due to higher average debt levels in 2000, offset by lower amortization of financing costs, including discounts on convertible subordinated debentures compared to 1999. Total amortization of debt and debenture issuance costs included in interest expense for 2000 was reduced by 41% to $829,000 as compared to $1,410,000 in 1999.

      Depreciation and Amortization. Depreciation expense increased $1,074,000 or 28% to $4,955,000 in 2000 compared to $3,881,000 in 1999, reflecting the increase in plant and equipment from both acquisitions and additional capital investments. Amortization of intangibles also increased $421,000 to $1,909,000 in 2000 from $1,488,000 in 1999 due to a full-year of amortization from the historical earn-out shares recorded in 1999 and the acquisition completed during 2000.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

      Consolidated Revenues and Operating (Loss) Income. We recognized significant increases in both revenues and operating income for 1999 compared to 1998. Revenues increased 90% to $138,544,000 in 1999 from $72,794,000 in 1998. Approximately $23,808,000 of the increase resulted from internal growth and $41,942,000 of the increase was attributable to companies purchased in 1999. Consolidated operating income increased by $16,140,000 to $17,828,000 in 1999 compared to $1,688,000 in 1998, an increase of 956%. Approximately $9,678,000 of the increase in operating income came from internal growth and $6,462,000 came from businesses purchased in 1999.

      Net Sales By Segment. Plastic lumber division revenues increased 150% to $53,046,000 in 1999 compared to $21,250,000 in 1998. Approximately $4,936,000 or 16% of the $31,796,000 increase was from internal growth and $26,860,000 was attributable to the purchases of Eaglebrook and Brigadoon in 1999. Environmental recycling division revenues increased 66% to $85,498,000 in 1999 from $51,544,000 in 1998. The purchase of Brass contributed $15,082,000 of the $33,954,000 increase in environmental recycling division revenues and internal growth contributed $18,872,000.

      Gross Profit. Consolidated gross profit, excluding the inventory impairment charge and depreciation, increased $24,488,000 or 139% to $42,068,000 for 1999 as compared to $17,580,000 in 1998. The gross profit as a percent of revenue improved by 6 percentage points from 24% in 1998 to 30% in 1999. Approximately $11,014,000 of the $24,488,000 increase in gross profit came from internal growth and $13,474,000 of the increase was attributed to purchases of companies in both business segments in 1999.

      Plastic lumber acquisitions in 1999 accounted for $9,784,000 or 79% of the $12,423,000 increase in plastic lumber division’s gross profit before depreciation and restructuring charges in 1999. Approximately $2,639,000 of the increase came from internal growth. Internal growth contributed approximately $4,913,000 of the $12,061,000 increase in gross profit in the environmental recycling division and $7,148,000 of the increase in gross profit came from the purchases of S & W Waste, Inc. at the end of 1998 and Brass Investments, Inc.

      Gross profit, excluding the inventory impairment charge and depreciation, as a percent of plastic lumber revenues improved significantly from 29% in 1998 to 35% in 1999. Most of the plastic business units contributed to the improvement in plastic lumber profit margins.

      The environmental recycling division’s gross profit margin also improved significantly from 22% of revenues in 1998 to 27% in 1999. Several of the environmental owned and pooled business units contributed to the improvement along with the higher gross margin S & W Waste, Inc. acquisition.

      Selling, General and Administrative Expenses. Consolidated selling, general and administrative expenses increased $5,790,000 to $18,871,000 in 1999 from $13,082,000 in 1998. However, selling, general and administrative as a percentage of revenue, improved by 4% from 1998 to 1999. The plastic lumber division’s selling, general and administrative expenses as a percent of sales improved by 10 percentage points, from 26% of revenues to 16%. The environmental recycling division’s selling, general and administrative expenses as a percent of revenues also improved from 12% of revenues in 1998 to 10% of revenues in 1999. The corporate administrative expense percent improved to 1% of revenues in 1999 from 2% in 1998. The economies of scale of consolidating administrative functions, increased purchasing power with vendors and spreading fixed expenses over a larger revenue base as a result of the numerous acquisitions in the past two years continue to benefit the entire company.

      Interest Expense. Interest expense increased $3,898,000 to $5,465,000 in 1999 over the $1,567,000 in 1998. Of this increase, $722,000 pertains to the write-off of the unamortized discount assigned to the $6.5 million convertible debentures proceeds in December 1998 and January 1999.

      Interest expense also includes $439,000 of amortization of deferred financing costs, an increase of $167,000 over the $272,000 of amortization in 1998. The increase is entirely attributable to costs of obtaining the new credit agreement form Southern Pacific Bank in October 1998. Interest expense for 1999 also includes $249,000 of amortization of costs related to the issuance of $6.5 million of convertible debentures in December 1998 and January 1999. There was no similar charge in 1998. Approximately $613,000 of the $1,039,000 unamortized debenture issuance cost at December 31, 1999 was charged to additional paid in capital in 2000 related to the conversion of $4,000,000 of the $6.5 million of old debentures. Total amortization of debt and debenture issuance costs should be significantly lower in 2000.

      Most of the increase in interest expense is the result of the following additional borrowings:

•	A weighted average outstanding balance of $17,488,000 under the $30 million Southern Pacific Bank credit facility in 1999;

•	Issuing $6.5 million of convertible debentures;

•	Issuing $4,000,000 of convertible debentures and a $3,000,000 capitalized lease in the Eaglebrook purchase;

•	Issuing $6,000,000 of additional debt to affiliates; and

•	Issuing other loans and capitalized leases secured by specific equipment.

      Interest expense also increased as a result of debt service requirements assumed from businesses acquired during 1998 and 1999.

      Depreciation and Amortization. Depreciation expense increased $1,611,000, or 71%, to $3,881,000 in 1999 compared to $2,266,000 in 1998, reflecting the significant increase in plant and equipment from both acquisitions and continued capital investments. Amortization of intangibles also increased $944,000 to $1,488,000 in 1999 from $544,000 in 1998 due to the numerous acquisitions completed during 1998 and 1999.

      Seasonality. We experience a seasonal slow down during the winter months because our environmental operations are located in the Northeast United States where adverse weather and normal ground freezing can impact our performance. Additionally, sales of some plastic lumber products slow significantly in the winter months.

Liquidity and Capital Resources

      Cash and cash equivalents totaled $1,035,000 at September 30, 2001, a decrease of $1,176,000 from the $2,211,000 at December 31, 2000. Cash provided by operating activities amounted to $1,867,000 for the first nine months of 2001 while cash used in operating activities for the comparable period in 2000 amounted to $11,285,000. The change is primarily due to decreases in receivable and inventory balances of $1,428,000 and $2,219,000, respectively, in 2001, compared to increases in receivables and inventories of $16,072,000 and $3,595,000, respectively, in 2000, partially offset by a smaller increase in payables and lower earnings in the 2001 period as compared to 2000.

      Cash used in investing activities was $2,314,000 in the first nine months of 2001, a decrease of $17,963,000 from the prior year. The decrease is primarily due to a significant reduction in capital expenditures at the plastic lumber division, whose major capital expansion was completed during 2000.

      Cash used in financing activities totaled $730,000 for the nine months ending September 30, 2001. During this period, $3,732,000 in net proceeds from the sale of an 18% convertible debenture, $999,000 in net proceeds from the issuance of convertible preferred stock, $983,000 in net proceeds from the sale of common stock, and $1,200,000 in additional borrowings under existing credit agreements were offset by $7,652,000 of principal payments on existing notes and capital leases payable, including net repayments of $3,600,000 on the Senior Credit Facility.

      At September 30, 2001, our current liabilities exceeded current assets by $49,368,000, compared to net working capital of $10,965,000 at December 31, 2000. The change is due primarily to the entire Senior Credit facility of $38,800,000 maturing in less than one year as of September 30, 2001, as compared to $7,500,000 as of December 31, 2000, and to convertible subordinated debentures, net of discounts, of $3,361,000 and $4,956,000 due to Halifax and Stout Partnership respectively maturing on July 1, 2002. In addition, certain cross-default provisions contained in the Master Credit Facility with GE Capital require the classification of the entire Master Credit Facility of $11,899,000 as current portion of long term debt. In addition, we are currently not in compliance with the tangible net worth covenant of the Master Credit Facility as of September 30, 2001. The remainder of the difference is due to increases in accounts payable and accrued expenses and decreases in inventory and accounts receivable.

      Capital expenditures in the first nine months of 2001 amounted to $2,578,000, a decrease of $18,171,000 over the same period in 2000. The decrease is primarily due to the completion of the plastic lumber division’s major capital expansion during 2000. Capital expenditures in 2001 consisted primarily of $1,363,000 to expand capacity at the environmental recycling division and $1,212,000 for purchases of manufacturing equipment for the plastic lumber division. Capital expenditures for the remainder of 2001 are expected to be approximately $1,250,000.

      Net cash used in operating activities for year ended December 31, 2000 was $7,685,000 compared to net cash provided by operating activities of $5,961,000 for the prior year, an increase of $13,646,000. The increase is primarily attributable to: (i) an increase of $9,673,000 in accounts receivable, (ii) an increase of $1,992,000 in inventory, and (iii) payments of $47,000, $250,000 and $865,000 of issue costs incurred in 2000 relating to the conversion of subordinated convertible debentures, restricted cash and issue costs associated with the new Senior Credit Facility, respectively.

      Net cash used in investing activities for the year ended December 31, 2000 was $24,336,000, a decrease of $23,514,000, compared to $47,850,000 used during the prior year. This decrease was a result of reduced purchases of machinery and equipment and cash paid for acquisitions during the year ended December 31, 2000.

      Net cash provided from financing activities for the year ended December 31, 2000 decreased by $8,220,000 to $32,424,000 from net cash provided from financing activities of $40,644,000 for the year ended December 31, 1999. The decrease is primarily attributable to decrease in proceeds of $25,207,000 from the issuance of common stock offset by net borrowings on our revolving line of credit in the current year, and proceeds from the issuance of subordinated convertible debentures.

      At December 31, 2000, we had net working capital of $10,965,000 including cash and cash equivalents totaling $2,221,000, compared to net working capital of $12,189,000 including cash and cash equivalents of $1,808,000 at December 31, 1999.

      On February 2, 2000, we issued $7,500,000 of the 5% convertible subordinated debenture. The principal terms of the debenture are as follows: the conversion price is the lower of $9.65 or the lowest trading price of our common stock during the four trading days prior to the conversion date, but not less than $8.25 (the minimum floating conversion price). If the market price stays below $8.25 for 10 consecutive trading days after the first anniversary of the date of issuance, the holder has the right to a put option. This put option enables the holder to require us, at our option, to either repurchase the debenture for cash or reset the minimum floating conversion price of the debenture to zero. If we elect to repurchase the debenture for cash, the repurchase price would be equal to 110 percent of the outstanding balance of the debenture plus accrued interest. If we elect to reset the minimum floating conversion price of the debenture to zero, the conversion price for the debenture into common stock will be the lowest trading price between the effective date of the put notice and the fourth trading day immediately following our notification to the holder of our election to reset the minimum floating conversion price. We can force conversion of the debenture at $9.65 if the market price stays above $16.84 for 20 consecutive trading days. The debenture is scheduled to mature on February 2, 2005. Under the circumstances described in the agreement with Halifax, the debenture can be redeemed for stock, cash or a combination thereof. On February 20, 2001 the holders of the debenture exercised their put option to us. We elected not to purchase the debenture and the minimum floating conversion price was effectively reset to zero. During the first six months of 2001, $2,191,494 of the debenture and $24,000 of unpaid interest were converted into common stock. In February 2002, $349,000 of the debenture and $1,673 of unpaid interest was converted into common stock.

      In conjunction with the issuance of the 5% debenture, we issued 200,000 warrants to purchase common stock at $10.09 per share. We recognized a beneficial conversion feature of $270,946 in the first quarter of 2000. The $575,703 value assigned to the warrants and the $750,000 discount attributed to the put feature are reflected as discounts from the face value of the debenture and are being accreted over the term of the debenture.

      On June 15, 2001, we sold a 18% convertible debenture, as amended, due July 1, 2002 in the principal amount of $4.0 million and a warrant to purchase 250,000 shares of our common stock, at an initial purchase price of $2.00 per share, to Halifax. Halifax paid us $4.0 million for these securities. The principal amount of the debenture had an interest rate of 18% per year through August 14, 2001, and effective August 15, 2001, the interest rate was increased to 25% per year. We have the option upon five business days notice, to repurchase all or any part of the debenture, subject to conditions. Effective August 15, 2001, Halifax may convert the principal amount plus accrued interest and default payments on the debenture into our common stock at a market formula based conversion price. As part of the financing, we also granted Halifax a subordinate lien on all our assets through a security agreement. Because we did not prepay the debenture by August 15, 2001, Halifax received additional warrants for 250,000 shares at an exercise price equal to 120% of the closing market price of our common stock on August 15, 2001. In addition, we are in the process of preparing mortgages which would give Halifax second liens on some of our real property.

      In September of 2000, we issued 1,187,285 shares of our Series D Preferred Stock. The Series D Preferred Stock pays a quarterly cash dividend at an annual rate of 15%, with the initial dividend payable on March 31, 2001. Each share of Series D Preferred Stock is convertible into one share of our common stock at the option of the holder, subject to the rights provided to us. In addition, if our common stock is trading at an average closing price of $3.50 per share or higher for 20 consecutive trading days at any time prior to March 1, 2002 we have the right to require conversion of the Series D Preferred Stock into common stock. Otherwise, the Series D Preferred Stock automatically converts into common stock on March 1, 2002. The net proceeds of $4,100,000 from the issuance of Series D Preferred Stock were used for general corporate purposes.

      In November 2000 through March 2001, we issued 1,714,285 shares of our Series E Preferred Stock. The Series E Preferred Stock pays a monthly cash dividend at an annual rate of 10%, with the initial dividend payable on January 15, 2001. Each share of Series E Preferred Stock is convertible into one share of our common stock at the option of the holder, subject to the rights provided to us. In addition, if our common stock is trading at an average closing price of $1.75 per share or higher for 20 consecutive trading days at any time prior to March 1, 2002, we have the right to require conversion of the Series E Preferred Stock into common stock. Otherwise, the Series E Preferred Stock automatically converts into common stock on March 1, 2002. The net proceeds of $3,000,000 from the issuance of Series E Preferred Stock were used for general corporate purposes.

      In addition to the above, we issued 52,408 shares of common stock for miscellaneous reasons, including settlements of litigation and employee bonuses.

      In 1999 and the first six months of 2000, we had a line of credit whereby borrowings would be collateralized by specific equipment and/or inventory and eligible accounts receivable. On June 30, 2000, we terminated the line of credit and entered into a new Senior Credit Facility with three banks referred to as the Senior Credit Facility. The Senior Credit Facility provided for a $30,000,000 term loan and a $15,000,000 revolving credit line. Under the conditions described in the Senior Credit Facility, we can expand the revolving credit line to $30,000,000. The Senior Credit Facility allows us to select from two interest rate options, one based on a spread over the prime rate and the other based on a spread over the Eurodollar deposit rate. The spread above each interest rate option is determined by our ratio of consolidated debt to Earnings Before Interest, Taxes, Depreciation and Amortization. The Senior Credit Facility requires the maintenance of defined levels of net worth, various financial performance ratios and restrictions on capital expenditures.

      In terminating the previously existing line of credit, we incurred an extraordinary loss in 2000 for prepayment penalties and the write off of deferred loan costs amounting to $1,028,000, net of taxes. Proceeds from the Senior Credit Facility were used to pay down portions of our existing indebtedness and for general corporate purposes. At September 30, 2001, we had outstanding borrowings of $38,800,000 under the Senior Credit Facility.

      We are highly leveraged and during 2000 and the nine months ended September 30, 2001, we suffered significant losses from operations, primarily resulting from the expenses incurred in our plastic lumber division related to the expansion and start up of certain manufacturing facilities, the inefficiencies in the production of certain products, increases in raw material costs and interest expense. Our accumulated deficit totaled approximately $33,932,000 as of September 30, 2001.

      Since our inception, we have financed our operations through a number of stock and debt issuances. During 2000 and the first nine months of 2001, our primary sources of working capital have been the net proceeds from sales of our convertible preferred and common stock, proceeds from our Senior Credit Facility, the issuance of convertible subordinated debentures and direct sales of our products and services to our customers.

      The Senior Credit Facility requires the maintenance of defined levels of net worth, various financial performance ratios and restrictions on capital expenditures, dividend payments, acquisitions and additional indebtedness. At September 30, 2000, we were not in compliance with some of the financial covenant requirements of the Senior Credit Facility for which we received a waiver and amendment dated November 13, 2000. In addition to an interest rate increase of 200 basis points and amendment fees of $428,000, the terms of the amendment required us to raise a minimum of $2,000,000 in equity prior to November 30, 2000, and additional $2,000,000 prior to December 26, 2000, and an additional $500,000 prior to January 31, 2001. We raised only $2.5 million required by the Waiver and First Amendment as of December 31, 2000. The Waiver and First Amendment also required that we attain specific levels of EBITDA and interest expense. The amended terms also put further limits on our capital expenditures, and gave the senior lenders the option to permanently reduce their commitment on the revolving credit line when payments were made on that portion of the Senior Credit Facility by the amount paid. As of December 31, 2000, as a result of the operating losses of $2.6 million and $5.1 million incurred in the fourth quarter and for the year ended December 31, 2000, which excludes restructuring charges of $3.2 million, respectively, we were in default on some of the financial covenants contained in the Waiver and First Amendment. The default related to failure to achieve minimum levels of EBITDA, failure to maintain compliance with financial covenant ratios, including but not limited to ratios involving EBITDA, interest expense and debt, and failure to raise sufficient equity sums by specified dates. On March 15, 2001, we entered into a Waiver and Second Amendment to the Senior Credit Facility with the senior lenders in which they agreed to waive past defaults on the Senior Credit Facility and the Waiver and First Amendment. The Waiver and Second Amendment contains the same type of waiver provisions as the Waiver and First Amendment, except that it provided additional flexibility in the financial covenants during the course of the several months subsequent to the date of the Waiver and Second Amendment. In addition, the Waiver and Second Amendment contains a provision which requires that the Senior Credit Facility be refinanced or paid in full by April of 2002, which was subsequently amended to extend this date until July 2, 2002. We currently do not have the financial resources to repay the outstanding principal balance of its Senior Credit Facility in 2002 and will need to obtain new debt or equity capital or sell some of our assets to meet this requirement.

      At December 31, 2000, we were not in compliance with the minimum tangible net worth covenant of the Master Credit Facility. On March 30, 2001, we entered into an amendment with the participants of the Master Credit Facility to waive the tangible net worth covenant for the fourth quarter of 2000 and amended the covenant for each quarter of 2001. Additionally, we will be required to accelerate a portion of the principal payments on the Master Credit Facility and will be required to refinance or repay a portion of the Master Credit Facility upon the refinancing or repayment of the Senior Credit Facility.

      On September 28, 2001, we notified all of the banks which participate in our Senior Credit Facility that due to lower than expected sales at our plastic lumber division we could not make the $2.5 million term loan payment due September 30, 2001 without jeopardizing our business operations. In addition, we were not in compliance with some of the covenants under the Senior Credit Facility as of September 30, 2001.

      On December 12, 2001, we reached an agreement with the participating banks that is effective as of November 14, 2001 whereby the lenders under the facility agreed to accept interest only payments from us and allowed us to defer the September 30, and December 31, 2001 principal payments until the earlier of February 28, 2002 or the sale of some of our assets. Pursuant to the terms of this forbearance agreement, the lenders also agreed not to take any action against us with respect to the covenant violations as of September 30, 2001 and similar violations which were anticipated as of December 31, 2001. The forbearance agreement provides for a forbearance fee of $100,000 payable by us at the termination of the forbearance period. The forbearance period terminates on February 28, 2002 or at the time of the Forbearance Default, as defined in the forbearance agreement. Forbearance Defaults include, but are not limited to (i) our failure to comply with any provision of the forbearance agreement, (ii) our failure to enter into a definitive agreement for the sale of certain of our assets on or prior to December 31, 2001, (iii) termination of our bonding capacity, or (iv) any other default under the Senior Credit Facility, other than existing and anticipated defaults listed in the forbearance agreement. We are currently negotiating an extension of the forbearance period with our senior lenders and we believe that our senior lenders will agree to this extension to accommodate the anticipated closing schedule for the Clean Earth Sale Transaction.

      We did not make the interest payment in the amount of $221,000 that was due on December 31, 2001. The lending group has verbally agreed to allow us to defer interest payments from December 31, 2001 until the consummation of the Clean Earth Sale Transaction. Although our failure to make the interest payment constitutes a Forbearance Default, we have received a verbal agreement with the lending group to amend the Forbearance Agreement to include the deferral of these interest payments and are currently negotiating a written forbearance agreement with these lenders. See “Special Considerations — Special Considerations Relating to Our Business Without Taking into Consideration the Clean Earth Sale Transaction — If we are unable to meet our payment obligations or comply with the covenants contained in our debt agreements in 2002, we will be required to significantly curtail our operations and it may raise substantial doubt about our ability to continue as a going concern.”

      On October 4, 2001, we requested that the participants in our Master Credit Facility with GE Capital grant a suspension of principal payments on our Master Credit Facility until the earlier of March 31, 2002 or the sale of some of our assets. Through December 31, 2001, we continued to make all scheduled principal payments on our Master Credit Facility. On January 3, 2002, we notified all of the participants in the Master Credit Facility that we would not be making any further principal payments until at least April of 2002. In addition, we did not make the term payment of $1.7 million due January 2, 2002 and, as of September 30, 2001, we were not in compliance with the tangible net worth covenant under the Master Credit Facility, largely due to the restructuring and asset impairment charges recorded in the third quarter of 2001. See “Special Considerations — Special Considerations Relating to Our Business Without Taking into Consideration the Clean Earth Sale Transaction — We have a history of losses and if we are not able to achieve and maintain profitability, the market price of our common stock could decrease.” We are currently in negotiations with GE Capital Corp. and the other participants to restructure the Master Credit Facility which would include a forbearance agreement deferring the unpaid principal, while continuing to make interest payments, and a waiver of the covenant violation. While our failure to make principal payments and to meet the tangible net worth covenant constitute events of default under the Master Credit Facility, none of the lenders that are party to the Master Credit Facility have taken any action against us. Although we believe that we will be successful in obtaining the necessary waiver and forbearance from these lenders and we currently have a verbal agreement to forbear, and are currently negotiating a written forbearance agreement with these lenders, no assurance can be given as to whether or in what form this waiver and forbearance can be obtained. In the event that the necessary waiver and forbearance are not obtained or future principal and interest payments cannot be made, the lenders under the facility can demand immediate repayment of the outstanding balance on the Master Credit Facility, which was $11.4 million as of December 31, 2001.

      Pursuant to the terms of the Senior Credit Facility and the related forbearance agreement dated as of November 14, 2001, upon the occurrence of an event of default, the administrative agent for the lending banks, upon the request of the lending banks, can declare all commitments terminated, and/or declare all our loans and other obligations due and payable. See “Special Considerations — Special Considerations Relating to Our Business Without Taking into Consideration the Clean Earth Sale Transaction — If we are unable to meet our payment obligations or comply with the covenants contained in our debt agreements in 2002, we will be required to significantly curtail our operations and it may raise substantial doubt about our ability to continue as a going concern.”

      We entered into an amended and restated common stock purchase agreement with Fusion Capital, which was amended on August 31, 2001, pursuant to which Fusion Capital has agreed to purchase $6.0 million of our common stock subject to increase, in our sole discretion, by an additional $6.0 million. Pursuant to the terms of the agreement with Fusion, we may not sell any shares to Fusion until such time as the SEC declares a registration statement effective which registers for resale the shares Fusion Capital has agreed to purchase. To date, we have not filed a registration statement with the SEC related to these shares. As a result, there can be no assurance that we will be able to obtain additional funding when we need the funding.

      On March 2, 2001 under the terms of the common stock purchase agreement with Fusion Capital, we issued 200,000 shares of our common stock to Fusion Capital as a commitment fee. Unless an event of default occurs under the terms of this agreement, these shares must be held by Fusion Capital until the common stock purchase agreement has been terminated. On August 31, 2001, we issued Fusion Capital a warrant to purchase 100,000 shares of our common stock.

      Our material financial commitments relate principally to our working capital requirements and obligations to make term loan payments on our Senior Credit Facility. As of December 31, 2001, the outstanding balance on the Senior Credit Facility was $39.5, including accrued interest, fees and penalties. Under the terms of the forbearance agreement dated as of November 14, 2001, the $2.5 million principal payments due September 30, and December 31, 2001 would be deferred until the earlier of February 28, 2002 or the sale of some of our assets. Additional principal payments in the amount of $2.5 million each are due on March 31, and June 30, 2002. The remaining outstanding balance must be refinanced or repaid on or before July 2, 2002. On or before July 1, 2002, we are also required to retire the $4,000,000 convertible debenture issued to Halifax Fund, L.P., as well as the $5,000,000 convertible debenture payable to Stout Partnership. In addition, we may be required to redeem our certain convertible debentures upon completion of the Clean Earth Sale Transaction. The convertible debentures contain a provision which provides that the sale or transfer by us of substantially all of our assets (the Clean Earth Sale Transaction is considered to be the sale of substantially all of our assets) gives holders an option to consider the debentures immediately due and payable and require us to redeem these debentures at a redemption price equal to 100% of the outstanding principal amount of the debentures or at a premium. We currently do not have the financial resources to retire these debt obligations in 2002. We are currently exploring additional sources of new debt or equity capital and the sale of some of our assets to meet these requirements. See “Special Considerations — Special Considerations Relating to Our Business Without Taking into Consideration the Clean Earth Sale Transaction — If we are unable to meet our payment obligations or comply with the covenants contained in our debt agreements in 2002, we will be required to significantly curtail our operations and it may raise substantial doubt about our ability to continue as a going concern.”

      Our additional financial obligations include interest payments on the Senior Credit Facility of approximately $275,000 per month, lease payments pursuant to certain real property and equipment leases of approximately $203,000 per month, installment payments for manufacturing equipment of approximately $240,000 per month, interest payments on our Convertible Subordinated Debentures of approximately $460,000 quarterly, and dividends on our Series D and Series E Convertible Preferred Stock of approximately $231,000 quarterly. As of September 30, 2001, we have not made any dividend payments on our Series D Convertible Preferred Stock. Dividends in arrears pertaining to the Series D Convertible Preferred Stock amount to $652,000 at September 30, 2001. There are no dividends in arrears with respect to the Series E Convertible Preferred Stock.

      The terms of the Senior Credit Facility also required us to raise $6,500,000 of equity or equity equivalents by February 28, 2002. During February and March 2001, we raised $1 million through the issuance of our Series E Convertible Preferred Stock. In June 2001, we raised $4 million through the issuance of a subordinated convertible debenture, due July 1, 2002. Additionally, on July 3, 2001, we raised $1 million through the issuance of 952,381 shares of common stock. On November 1, 2001 we raised an additional $800,000 through the issuance of 1,334,000 shares of common stock in a private placement. With the completion of the November 1 transaction, we have now met the financial covenant contained in the Senior Credit Facility pertaining to the securing of equity or equity equivalents. However, we will also need to raise additional capital by selling certain assets or obtaining additional sources of debt or equity in order to meet our financial obligations.

      Some of our debt instruments contain covenants establishing performance measurement through various financial ratios and operating restrictions. Our failure to comply with any covenant or material obligation contained in these debt agreements or any of our other debt agreements, absent a waiver from the lenders, would result in an event of default which could accelerate debt repayment terms under the debt agreements. Due to various cross-default provisions contained within some of our credit agreements, an event of default under the senior debt agreements could accelerate debt repayment terms under some of the other credit agreements, all of which would have a material adverse affect on our liquidity and capital resources.

      In September of 2001, we announced the closing of three of our plastic lumber manufacturing facilities and the leasing of two of our resin processing plants to third parties in an effort to reduce fixed costs, improve customer service and narrow management’s focus to a smaller number of manufacturing facilities, without reducing total manufacturing capacity. These actions represent the final steps in restructuring our manufacturing operations since installing new management in the fourth quarter of 2000. The Fontana, California, Denton, Maryland, and Trenton, Tennessee plants were closed on September 28, 2001 and the equipment and manufacturing processes at these plants are being transferred to our Chicago, Illinois and Ocala, Florida manufacturing locations. We are currently attempting to obtain a buyout or sublease in the closed facilities. In addition, we have discontinued raw material processing at our Auburn, Massachusetts and Chino, California resin plants and have agreed to lease these operations to other raw material processors. We will continue raw material processing, for our own use, at the Chicago and Ocala plants. Approximately 140 full time manufacturing and administrative positions were eliminated in connection with the reduction in facilities. The plan of restructure was adopted by management and the board of directors and communicated to employees in late September of 2001. As a result of this restructuring, we recorded the following charges in the third quarter of 2001:

Write-down for equipment impairment	$8,694,000
Write-down for goodwill impairment	$1,116,000
Lease termination, severance and other exit costs	$1,656,000

Total restructuring and asset impairment charges	$11,466,000

      As a result of these charges, we recorded a significant loss in the third quarter of 2001. The third quarter charges of $11.5 million were composed of approximately $10.0 million of non-cash charges and $1.5 million of charges that will require cash expenditures over the next twelve months. We anticipate that we will save approximately $5.0 million annually in fixed manufacturing and other costs as a result of these changes.

      Capital requirements relating to the implementation of our business plan have been and will continue to be significant. We believe that our ability to generate cash from operations is dependent upon, among other things, increased demand for our products and services and the successful development of direct marketing, improved manufacturing efficiencies and product distribution capabilities. There can be no assurance that we will have sufficient capital resources to permit us to continue implementation of our business plan.

      While there can be no assurances, we believe that our cash flows from operations, the sale of our Clean Earth assets, and/or the raising of additional capital will satisfy our liquidity requirements through December 31, 2002. We are seeking additional sources of financing to supplement our cash flow requirements, however, there can be no assurance that any additional financing will be available to us on acceptable terms, or at all. If we are unable to meet our payment obligations under our debt agreements, do not obtain the necessary waiver or forbearance from the participants in the Master Credit Facility for the covenant violation, fail to consummate the Clean Earth Sale Transaction, fail to comply in the future with the covenants contained within our debt agreements, or if adequate cash flow from operations, funds from the capital markets or proceeds from the Clean Earth Sale Transaction are not available to finance our operations and retire our debt obligations as they become due, we will be required to significantly curtail our operations and our ability to continue as a going concern would be impaired. See “Special Considerations — Special Considerations Relating to Our Business Without Taking into Consideration the Clean Earth Sale Transaction — If we are unable to meet our payment obligations or comply with the covenants contained in our debt agreements in 2002, we will be required to significantly curtail our operations and it may raise substantial doubt about our ability to continue as a going concern.”

      In September of 2001, the Staff of Nasdaq National Market advised us that our stock failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive trading days, and that in accordance with the Nasdaq Market Place Rules, we had 90 calendar days, or until December 5, 2001, to regain compliance. On September 28, 2001, we received notification from Nasdaq that the listing qualification notice previously received had been suspended until January 2, 2002. If the bid price for our common stock is not above $1.00 per share for at least 10 consecutive trading days prior to April 2, 2002, or if we fail to comply with any other requirement for continued listing, our common stock will be delisted from trading on the Nasdaq National Market, subject to our right to appeal. If our stock were to be delisted, it may adversely impact our ability to secure additional equity financing. See “Special Considerations — Special Considerations Relating to Our Business Without Taking into Consideration the Clean Earth Sale Transaction — If our common stock is delisted from the Nasdaq National Market, your ability to resell your shares at or above the purchase price would be reduced and the market price of the shares could decrease.”

New Accounting Standards

      In June 1998, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. We adopted SFAS No. 133 on January 1, 2001, which resulted in an increase in liabilities and a reduction in accumulated other comprehensive loss in the amount of $453,615.

      In September 2000, the FASB issued SFAS No. 140, Accounting for Transfer and Servicing of Financial Assets and Extinguishment of Liabilities (A replacement of SFAS NO. 125). SFAS No. 140 provides guidance on accounting for (1) securitization transactions involving financial assets; (2) sales of financial assets (including loan participations); (3) factoring transactions; (4) wash sales; (5) servicing assets and liabilities; (6) collateralized borrowing arrangements; (7) securities lending transactions; (8) repurchase agreements; and (9) extinguishment of liabilities. The provisions of SFAS No. 140 became effective for transactions entered into after March 31, 2001. The adoption of SFAS No. 140 did not have a significant impact on the consolidated financial statements.

      In July 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. SFAS No. 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.

      We are required to adopt the provisions of SFAS No. 141 immediately and SFAS No. 142 effective January 1, 2002. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 will continue to be amortized prior to the adoption of SFAS No. 142.

      SFAS No. 141 will require upon adoption of SFAS No. 142 that we evaluate our existing intangible assets and goodwill that were acquired in a prior purchase business combination, and to make any necessary reclassifications in order to conform with the new criteria in SFAS No. 141 for recognition apart from goodwill. Upon adoption of SFAS No. 142, we will be required to reassess the useful lives and residual values of all intangible assets acquired in purchase business combinations, and make any necessary amortization period adjustments by the end of the first interim period after adoption. In addition, to the extent an intangible asset is identified as having an indefinite useful life, we will be required to test the intangible asset for impairment in accordance with the provisions of SFAS No. 142 within the first interim period. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in the first interim period.

      In connection with the transitional goodwill impairment evaluation, SFAS No. 142 will require us to perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption. To accomplish this, we must identify our reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of adoption. We will then have up to six months from the date of adoption to determine the fair value of each reporting unit and compare it to the reporting unit’s carrying amount. To the extent a reporting unit’s carrying amount exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired and we must perform the second step of the transitional impairment test. In the second step, we must compare the implied fair value to all of its assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation in accordance with SFAS No. 141, to its carrying amount, both of which would be measured as of the date of adoption. This second step is required to be completed as soon as possible, but no later than the end of the year of adoption. Any transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle in our statement of operations.

      As of the date of adoption, we expect to have unamortized goodwill in the amount of approximately $25,283,000, and an unamortized permit in the amount of $9,344,000, which will be subject to the transition provisions of SFAS No. 141 and 142. Amortization expense related to goodwill and the permit was approximately $1,665,000 and $1,090,000 for the year ended December 31, 2000 and nine months ended September 30, 2001, respectively.

      Because of the extensive effort needed to comply with adopting SFAS Nos. 141 and 142, it is not practicable to reasonably estimate the impact of adopting these statements on our financial statements at the date of this proxy statement, including whether any transitional impairment losses will be required to be recognized as the cumulative effect of a change in accounting principle.

      Also, in July 2001 the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligation). That standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity will capitalize a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The standard is effective for fiscal years beginning after June 15, 2002, with earlier adoption permitted. Due to the extensive effort needed to comply with adopting SFAS No. 143, it is not practicable to reasonably estimate the impact of adopting this statement as of the date of this proxy statement.

      On October 3, 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, it retains many of the fundamental provisions of that statement. SFAS No. 144 also supersedes the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. However, it retains the requirement in Opinion No. 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. The provisions of SFAS No. 144 become effective for fiscal years beginning after December 15, 2001 and must be adopted as of the beginning of a fiscal year. Early adoption is encouraged but not required. Due to the extensive effort needed to comply with adopting SFAS No. 144, it is not practicable to reasonably estimate the impact of adopting this statement as of the date of this proxy statement.

Quarterly Financial Information (Unaudited)

	Fiscal Quarter

	First	Second	Third	Fourth	Total

	$ in thousands, except per share amounts
2001
Sales, net	$38,636	$50,750	$46,823		$136,209
Gross profit	2,782	8,796	6,610		18,188
(Loss) earnings before extraordinary item	(4,972)	71	(16,428)		(11,447)
Net (loss) earnings	(4,972)	71	(16,428)		(21,329)
Net (loss) earnings attributable to common shareholders	(5,652)	(160)	(16,661)		(22,473)
Net (loss) earnings per common share — Basic:
(Loss) earnings before extraordinary item	(.16)	.00	(.44)		(.62)
Net (loss) earnings per common share	(.16)	.00	(.44)		(.62)

Net (loss) earnings per common share — Diluted:
(Loss) earnings before extraordinary item	(.16)	.00	(.44)		(.62)
Net (loss) earnings per common share	(.16)	.00	(.44)		(.62)

2000
Sales, net	$30,404	$44,260	$50,088	$48,992	$173,744
Gross profit	5,517	9,630	6,115	3,566	24,828
(Loss) earnings before extraordinary item	(670)	1,735	(2,450)	(10,062)	(11,447)
Net (loss) earnings	(670)	796	(2,450)	(10,151)	(12,475)
Net (loss) earnings attributable to common stockholders	(670)	796	(2,633)	(10,788)	(13,295)
Net (loss) earnings per common share — Basic:
(Loss) earnings before extraordinary item	(.02)	.05	(.08)	(.31)	(.36)
Net (loss) earnings per common share	(.02)	.02	(.08)	(.31)	(.39)

Net (loss) earnings per common share — Diluted:
(Loss) earnings before extraordinary item	(.02)	.05	(.08)	(.31)	(.36)
Net (loss) earnings per common share	(.02)	.02	(.08)	(.31)	(.39)

1999
Sales, net	$24,971	$36,858	$40,741	$35,974	$138,544
Gross profit	4,850	10,691	11,206	9,596	36,343
(Loss) earnings before extraordinary item	(5,345)	3,281	3,150	2,063	3,149
Net (loss) earnings	(5,345)	3,281	3,150	2,063	3,149
Net (loss) earnings attributable to common stockholders	(5,515)	3,176	3,108	2,063	2,832
Net (loss) earnings per common share — Basic:
(Loss) earnings before extraordinary item	(.23)	.12	.10	.11	.10
Net (loss) earnings per common share	(.23)	.12	.10	.10	.10
Net (loss) earnings per common share — Diluted:
(Loss) earnings before extraordinary item	(.23)	.11	.10	.11	.09
Net (loss) earnings per common share	(.23)	.11	.10	.10	.09

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      Our major market risk exposure is to changing interest rates. Our policy is to manage interest rates through the use of a combination of fixed and floating-rate debt. We use interest rate swap contracts to manage our exposure to fluctuations in interest rates on our floating-rate debt, substantially all of which is based on LIBOR. At December 31, 2000, we had effectively capped our interest rate exposure at approximately 6.77% on approximately $20 million of our floating-rate as of December 31, 2000. A 100 basis point interest rate increase would result in approximately $370,000 of additional interest expense per year based on our outstanding variable rate debt as of December 31, 2000 for which an effective hedge was not in place.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information as of December 31, 2001 with respect to the beneficial ownership of our common stock by: (i) each person who is known by us to be the beneficial owner of five percent (5%) or more of our outstanding common stock, (ii) each of our directors, (iii) our chief executive officer and each other officer whose salary and bonus totaled $100,000 or more during fiscal 2000; and (iv) all of our directors and executive officers as a group. As of December 31, 2001, 39,570,256 shares of our common stock were outstanding.

      The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC. Accordingly they may include securities owned by or for, among others, the wife and/or minor children or the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options, warrants and/or convertible debentures within 60 days after the date of this table. Beneficial ownership may be disclaimed as to some of the securities.

	Amount of
	Shares	Percent
Name and Address**	Beneficially Owned	of Class

Directors and Executive Officers
Mark S. Alsentzer	11,785,132(1)	26%
Roger Zitrin	393,974(2)	1%
August C. Schultes, III	10,834,354(3)	24%
Gary J. Ziegler	11,064,050(4)	25%
Kenneth Leung	475,121(5)	1%
Bruce C. Rosetto	212,371(6)	*
Michael D. Schmidt	167,308(7)	*
John W. Poling	150,000(8)	*
All directors and executive officers as a group (8 persons)	13,980,056(9)	30%
5% Holders
Stout Partnership	10,533,127(10)	24%
101 Jessup Rd., Thorofare, NJ 08086
Halifax Fund, LP	3,988,366(11)	9.9%
195 Maplewood Ave., Maplewood NJ 07040

*	Less than 1%.

**	The business address of all of the executive officers and directors is 2300 W. Glades Road, Suite 440 W, Boca Raton, Florida 33431.

(1)	Includes 84,823 shares held directly by Mr. Alsentzer, 5,000 shares owned by Mr. Alsentzer’s spouse, as to which Mr. Alsentzer has shared voting and dispositive power, 1,105,000 shares which Mr. Alsentzer presently has the right to acquire through the exercise of outstanding options, 10,533,127 shares, as to which Mr. Alsentzer has shared voting power as a general partner of Stout Partnership (see Notes 9 and 10 below), 39,182 shares held by Marrin LLP, a limited partnership, as to which Mr. Alsentzer has full voting power and shared dispositive power, and 18,000 shares held by Adams Oil Inc., as to which Mr. Alsentzer has shared voting and dispositive power.
(2)	Includes 16,474 shares held directly by Mr. Zitrin, 350,000 shares held by Mr. Zitrin’s spouse, as to which Mr. Zitrin has shared voting and dispositive power, and 27,500 shares which Mr. Zitrin has the right to acquire through the exercise of options.

(3)	Includes 112,727 shares held directly by Mr. Schultes, 27,500 shares which Mr. Schultes has the right to acquire through the exercise of options, and 143,000 shares subject to conversion of Series D Preferred Stock owned by A.C. Schultes, Inc. Mr. Schultes has the sole voting and dispositive power over the shares held by A.C. Schultes, Inc. Includes 10,533,127 shares, as to which Mr. Schultes has shared voting power as a general partner of Stout Partnership (see Notes 9 and 10 below), and 18,000 shares held by Adams Oil Inc., as to which Mr. Schultes has shared voting and dispositive power.
(4)	Includes 433,428 shares held directly by Mr. Ziegler, 27,500 shares which Mr. Ziegler has the right to acquire through the exercise of options, and 42,857 shares subject to conversion of Series D Preferred Stock owned by Consultants and Planners, Inc. Mr. Ziegler has the sole voting and dispositive power over the shares held by Consultants and Planners, Inc. Includes 10,533,127 shares, as to which Mr. Ziegler has shared voting power as a general partner of Stout Partnership (see Notes 9 and 10 below), 18,000 shares held by Adams Oil Inc., as to which Mr. Ziegler has shared voting and dispositive power, and 9,138 shares owned by Bedford 5 LP, as to which Mr. Ziegler has shared voting and dispositive power.
(5)	Includes 6,000 shares held directly by Mr. Leung, 550 shares held by a family member, 15,000 shares Mr. Leung has the right to acquire through the exercise of options, and 453,571 shares owned by EOF II, of which Mr. Leung is a member of the investment committee with shared voting and dispositive power.
(6)	Includes 62,371 shares held directly by Mr. Rosetto and 150,000 shares Mr. Rosetto has the right to acquire through the exercise of options.
(7)	Includes 17,308 shares held directly by Mr. Schmidt and 150,000 shares which Mr. Schmidt has the right to acquire through the exercise of options.
(8)	Includes 25,000 shares held directly by Mr. Poling and 125,000 shares which Mr. Poling has the right to acquire through the exercise of options.
(9)	Some of our officers and directors are general partners of Stout Partnership, including Mark S. Alsentzer, August C. Schultes III, and Gary J. Ziegler. All of the shares beneficially owned by Stout Partnership are owned by the general partnership, whose ownership is described in the Schedule 13D dated March 13, 1998 and Note 10 below. Each of the individual partners of Stout Partnership have voting power and dispositive power equal to their pro rata interest.

(10)	Includes 5,748,842 shares beneficially owned by Stout Partnership (as reported in Schedule 13D dated March 13, 1998), 70,000 shares subject to options granted to Stout Partnership, 500,000 shares subject to warrants granted to Stout Partnership in consideration of the renewal of $5.0 million in outstanding loans made to us that had come due, and 2,500,000 shares subject to the convertible debentures of Stout Partnership. The debentures convert at the lowest of $2.00 per share or the lowest closing price for the four trading days immediately preceding the conversion. If the conversion were to occur on December 31, 2001, the lowest closing sales price of our common stock for the four trading days immediately preceding the conversion as reported on the Nasdaq National Market would be $0.33. For the purposes of this table, we used the initial conversion price of $2.00 to determine beneficial ownership. Includes 1,714,285 shares subject to conversion of Series E Preferred Stock.
(11)	Halifax and its investment advisor, The Palladin Group, L.P., share voting and dispositive power with respect to 9.9% of our shares (3,988,366 shares as of July 31, 2001) and disclaim beneficial ownership with respect to the remaining shares as a result of an ownership limitation contained in agreements entered into between us and Halifax and The Palladin Group which restrict the number of shares of our common stock into which such entities may convert the 5% convertible debenture (which but for the 9.9% limitation would be convertible into 5,581,396 shares of common stock of which 2,134,742 have been converted as of September 30, 2001), 25% convertible debenture, warrants (which are exercisable for 700,000 shares of common stock) and Series D Convertible Preferred Stock (which is convertible into 285,714 shares of common stock) to 9.9% of our outstanding common stock or 3,988,366. Yarmouth Investments, Ltd. is the sole general partner of Halifax. Palladin Capital Management, LLC is the sole general partner of Palladin Group. Yarmouth and Palladin Capital are controlled by Jeffrey Devers.

MANAGEMENT

      The following table sets forth information regarding our directors and executive officers as of December 31, 2001. Our directors and officers will remain the same upon the completion of the Clean Earth Sale Transaction. Directors are divided into classes which are elected for staggered terms of three years, and serve until the annual meeting of the year in which the terms expire, or until their successors are duly elected and qualify. Officers serve generally pursuant to employment agreements each has with us, and, if no such written agreement exists, then until the next annual meeting of the board of directors or until their successors are elected.

		Director	Expiration
Name of Director/Officer	Age(1)	Since	of Term	Positions with U.S. Plastic Lumber

Mark S. Alsentzer	47	May 1994	2004	Chairman, President & Chief Executive Officer
August C. Schultes, III	55	Feb 1997	2004	Director
Roger Zitrin	54	Nov 1996	2002	Director
Kenneth Ch’uan-K’ai Leung	57	July 1999	2002	Director
Gary J. Ziegler	54	Feb 1997	2003	Director
John W. Poling	55	—	—	Chief Financial Officer
Bruce C. Rosetto	43	—	—	Secretary/Executive Vice President and General Counsel
Michael D. Schmidt	52	—	—	Treasurer/Vice President of Finance

(1)	As of December 31, 2001.

      The following is a description of the biographical information of each of our directors for the last five years:

Mark S. Alsentzer. Mr. Alsentzer has been our President and Chief Executive Officer since December 1996 and Chairman since January 2000. Mr. Alsentzer has served as a director since May 1994. From 1980 to 1992, Mr. Alsentzer served as President of Stout Environmental, Inc., a full service hazardous waste environmental service company. In 1992, Stout Environmental merged with Republic Industries, where Mr. Alsentzer remained as Vice President of Republic Environmental Systems, Inc. In addition, Mr. Alsentzer was Director of Cemtech, an environmental company sold to Waste Management in 1991. Mr. Alsentzer founded Clean Earth, Inc. which is currently our wholly-owned subsidiary and a leading recycler of contaminated soil and debris located in the northeast. Mr. Alsentzer was Chief Executive Officer of Clean Earth from 1993 to 1996. Mr. Alsentzer has a B.S. degree in Chemical Engineering from Lehigh University and an M.B.A. from Farleigh Dickinson University.

Roger N. Zitrin. Dr. Zitrin has served as a director since November 1996. Dr. Zitrin was the founder and President of the Heart Association of Palm Beach County where he was a practicing physician specializing in cardiology until he retired in 1992. He is presently acting as an independent investor and investment advisor. Dr. Zitrin is the founder of Florida Medical Laser Corp. and Gold Coast Specialty Lab and co-founder of Physicians Cardiac Imaging. He is presently acting as financial advisor to Gold Coast Ventures, Inc. and serving as a board member of Associated Home Health. Dr. Zitrin graduated from of Rutgers College of Medicine and Dentistry.

August C. Schultes III. Mr. Schultes has served as a director since February 1997. Since 1991, Mr. Schultes is Chairman of the Board and Chief Executive Officer of A.C. Schultes, Inc., a contracting and service organization specializing in water well drilling, water and wastewater treatment, and pump and motor repair services with offices in Maryland, Delaware and two locations in New Jersey for over seventy — five years. He is also the Chairman of the Board and Chief Executive Officer of Life Care Institute, a medical diagnostic center with facilities to perform stress tests, CAT scans, MRI scans and physical therapy located in New Jersey. He was also the founder, Chairman of the Board and Chief Executive Officer of Stout Environmental, Inc., a full service hazardous waste environmental company, which was merged with Republic Industries. Mr. Schultes graduated from Penn State University and has a B.S. degree in Civil Engineering

Gary J. Ziegler. Mr. Ziegler has served as a director since February 1997. Since 1992, Mr. Ziegler has been President of Consultants and Planners, Inc., which provides operating services to several water utility companies in New Jersey. Mr. Ziegler is a Professional Engineer and Professional Planner in New Jersey, a Professional Engineer in Maryland, Pennsylvania, Ohio and New York and a member of the American Society of Civil Engineers and the National Society of Professional Engineers. He was President of W.C. Services, Inc. and Vice President of Stout Environmental, Inc. Mr. Ziegler graduated from Clemson University with a B.S. degree in Civil Engineering.

Kenneth Ch’uan-K’ai Leung. Mr. Leung has served as a director since July 1999. Mr. Leung heads the Corporate Finance Department of Sanders Morris Harris, Inc. in New York City and is the Chief Investment Officer of Environmental Opportunities Funds I and II. Prior to joining Sanders Morris Harris, Inc. in 1995, Mr. Leung was a Managing Director at Smith Barney from 1978 to 1994. He has been an Institutional Investor “All Star” analyst for twenty-one years and has been involved in many of the major environmental service investment banking transactions over the last sixteen years. Mr. Leung was a Vice President at F. Eberstadt & Co. from 1974 to 1978 and an Assistant Treasurer at Chemical Bank from 1967 to 1974. Mr. Leung holds an M.B.A. in Finance from Columbia University and a B.A. degree in History from Fordham College. He also serves on the board of directors of Zahren Alternative Power Corp., Capital Environmental Resource Inc., Avista Resources, Inc., Synagro Technologies, Inc. and Northstar Passenger Services Ltd. Sanders Morris Harris, Inc. is the Investment Banker which rendered the fairness opinion in connection with the Clean Earth Sale Transaction.

      The following is a description of our officers who are not also directors:

John W. Poling is our Chief Financial Officer, a position he has held since 1999. Mr. Poling is responsible for our overall financial reporting and SEC reporting, accounting operations and accounting controls. Prior to joining us in early 1999, Mr. Poling was Vice President of Finance at Eastern Environmental from 1996 to 1999. Mr. Poling has held senior financial positions in publicly-held environmental services companies since 1979, and served as Vice President and Treasurer of Smith Technology Inc. from 1994 to 1996, Vice President, Finance and Chief Financial Officer of Envirogen, Inc. from 1993 to 1994, President of Tier Inc. from December 1992 to September 1993, and Vice President-Finance and Chief Financial Officer of Roy F. Weston, Inc. from 1989 to 1992. Mr. Poling received a B.S. degree in Accounting from Rutgers University.

Bruce C. Rosetto is Executive Vice President and General Counsel/Secretary, a position he has held since 1997. Mr. Rosetto joined us in January 1997 and his primary responsibilities are acting as General Counsel, providing management support, and performing the functions as corporate secretary. Mr. Rosetto was a partner in a New Jersey law firm, Paschon, Feurey, and Rosetto from 1982 to 1986. In 1986, Mr. Rosetto became Chairman and Chief Executive Officer of Consolidated Waste Services of America, Inc., a fully integrated environmental company. Mr. Rosetto built that company primarily through mergers and acquisitions into one of the largest privately owned environmental companies in New Jersey until its acquisition by USA Waste Services. In 1994, he became Chairman and Chief Executive Officer of Hemo Biologics International, Inc., a biologic products company. He graduated from LaSalle University in 1979 with a B.A. Degree in Political Science, and from Villanova University School of Law in 1982, with a J.D. degree. He is currently a member of both the Florida and New Jersey Bars.

Michael D. Schmidt is Treasurer and Vice President of Finance, positions he has held since 1997. Mr. Schmidt joined us in December 1997. Mr. Schmidt has over 20 years of public and private accounting experience including ten years in the environmental industry. Prior to joining us, Mr. Schmidt served as Chief Financial Officer of Republic Environmental Systems, Inc., a publicly traded company and a leading environmental service provider, headquartered in Blue Bell, Pennsylvania, a position he held for approximately ten years. Mr. Schmidt has a B.S. degree in Business Administration from Rowan University and is a Certified Public Accountant in the State of New Jersey.

INDEPENDENT ACCOUNTANTS

      Our board has selected KPMG LLP to serve as our independent accountants for the year ended December 31, 2001. Representatives of KPMG LLP are expected to be present at the Special Meeting with an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

      The pro forma financial information included in this proxy statement has been prepared by, and is the responsibility of, our management. KPMG LLP has neither examined nor compiled the accompanying pro forma financial information and, accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto. The report of KPMG LLP included in this proxy statement relates to our historical financial information. It does not extend to the pro forma financial information and should not be read to do so.

STOCKHOLDER PROPOSALS

      We currently expect to hold an annual meeting of stockholders for the year 2002. We will publicly disclose the date of the annual meeting as soon as we make a decision regarding the date of such meeting and our anticipated date of mailing. In order for stockholder proposals, otherwise satisfying the eligibility requirements of Rule 14a-8 under the Exchange Act, to be considered for inclusion in our proxy statement for the 2002 annual meeting, the proposals must have been received at our principal executive offices located at 2300 W. Glades Road, Suite 440W, Boca Raton, Florida 33431, Attention: Bruce C. Rosetto, Secretary, by December 25, 2001.

      Pursuant to the rules promulgated under the Exchange Act, the deadline for providing us with the timely notice of any stockholder proposal to be submitted outside of the Rule 14a-8 process for consideration at our 2002 annual meeting of stockholders is March 26, 2002. As to all such matters which we do not have notice on or prior to March 26, 2002, discretionary authority will be granted to the persons designated in the our proxy related to the 2002 annual meeting to vote on such matter.

OTHER MATTERS

      Our board knows of no other business to be presented at the Special Meeting, but if any other matters should properly come before the Special Meeting, it is intended that the persons named in the accompanying proxy card will vote the same in accordance with their own judgment and discretion, and authority to do so is included in the proxy.

FORWARD-LOOKING STATEMENTS

      Some of the information in this proxy statement may contain “forward-looking statements”. Forward-looking statements can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “projected,” “intends to” or other similar words. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Forward-looking statements are subject to risks and uncertainties, including but not limited to the risks which are described in detail under “Special Considerations” and elsewhere in this proxy statement. When considering these forward-looking statements, you should keep in mind these special considerations and other cautionary statements in this proxy statement. You should not place undue reliance on any forward-looking statement which speaks only as of the date made.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. So long as we are subject to the SEC’s reporting requirements, we will continue to furnish the reports and other required information to the SEC. You may read and copy any reports, statements and other information we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operations of the Public Reference Room. Our SEC filings are also available on the SEC’s Internet site (http://www.sec.gov). The information on this web site is not and should not be considered part of this document and unless otherwise indicated above, is not incorporated into this proxy statement by reference. This web address is, and is only intended to be, an inactive textual reference.

      Our common stock is traded on the Nasdaq National Market under the symbol “USPL.” You may also read reports, proxy statements and other information we file at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, DC 20006.

      Stockholders are urged to sign the enclosed proxy, which is solicited on behalf of the board of directors, and to return it as soon as possible in the enclosed envelope.

By order of the Board of Directors

/s/ MARK S. ALSENTZER

Mark S. Alsentzer
Chairman, President and Chief Executive Officer

Boca Raton, Florida

February   , 2002

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AT SEPTEMBER 30, 2001 AND DECEMBER 31, 2000
(UNAUDITED)

	2001	2000

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,034,529	$2,211,082
Accounts receivable, net of allowance for doubtful accounts of $1,721,851 and $2,375,479, respectively	42,335,223	43,763,378
Inventories	7,504,203	9,723,390
Prepaid expenses and other assets	3,971,946	2,542,126

Total current assets	54,845,901	58,239,976
Property, plant and equipment (net)	89,425,579	100,544,939
Acquired intangibles (net)	34,923,431	37,033,919
Other assets	7,339,781	4,592,125

Total assets	$186,534,692	$200,410,959

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$31,780,003	$27,958,413
Notes and capital leases payable, current portion	52,687,621	11,535,698
Accrued expenses	6,335,476	4,390,344
Convertible subordinated debentures, net of unamortized discount	3,360,587	—
Convertible subordinated debentures — affiliates, net of unamortized discount	4,955,935	—
Restructuring accrual	2,091,529	1,149,431
Other liabilities	3,003,107	2,240,721

Total current liabilities	104,214,258	47,274,607
Notes and capital leases payable, net of current portion	7,009,495	54,613,509
Deferred income taxes and other liabilities	1,442,360	571,382
Minority interest	194,282	196,383
Convertible subordinated debentures, net of unamortized discount	5,329,746	7,255,213
Convertible subordinated debentures — affiliates, net of unamortized discount	—	4,757,657

Total liabilities	118,190,141	114,668,751

STOCKHOLDERS’ EQUITY
Convertible preferred stock, par value $.001; authorized 5,000,000 shares; Series “D” 15%, issued and outstanding 1,187,285 shares	1,187	1,187
Series “E” 10%, issued and outstanding 1,714,285 and 1,142,857 shares, respectively	1,714	1,143
Common stock par value $.0001, authorized 100,000,000 shares; issued and outstanding 38,232,392 and 34,836,594 shares, respectively	3,823	3,484
Additional paid-in capital	103,393,465	97,195,416
Accumulated other comprehensive loss	(1,123,891)	—
Accumulated deficit	(33,931,747)	(11,459,022)
Total stockholders’ equity	68,344,551	85,742,208

Total liabilities and stockholders’ equity	$186,534,692	$200,410,959

See accompanying notes to condensed unaudited consolidated financial statements.

U. S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000
(UNAUDITED)

	2001	2000

Sales, net	$136,209,683	$124,752,166
Cost of goods sold	118,021,715	103,489,116

Gross profit	18,187,968	21,263,050
Selling, general and administrative expenses	19,588,799	18,839,407
Restructuring and asset impairment charges	11,647,727	—

Operating (loss) income	(13,048,558)	2,423,643
Interest and other income	147,825	209,226
Interest expense	8,428,137	4,484,794

Loss before income taxes	(21,328,870)	(1,851,925)
Income tax benefit	—	(467,475)

Loss before extraordinary item	(21,328,870)	(1,384,450)
Extraordinary loss on early extinguishment of debt, net of taxes of $599,514	—	939,675

Net loss	(21,328,870)	(2,324,125)
Preferred stock dividend earned	1,143,855	182,560

Net loss attributable to common stockholders	$(22,472,725)	$(2,506,685)

Net (loss) income per common share — Basic:
Loss before extraordinary item	$(0.62)	$(0.04)
Loss on early extinguishment of debt	—	$(0.03)

Loss per common share	$(0.62)	$(0.07)

Net loss per common share — Diluted:
Loss before extraordinary item	$(0.62)	$(0.04)
Loss on early extinguishment of debt	—	(0.03)

Loss income per common share	$(0.62)	$(0.07)

Weighted average common shares outstanding:
Basic	36,189,481	34,107,478
Diluted	36,189,481	34,107,478

See accompanying notes to condensed unaudited consolidated financial statements.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000
(UNAUDITED)

	2001	2000

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(21,328,871)	$(2,324,125)

Adjustments to reconcile net cash provided by (used in) operating activities:
Depreciation	4,955,527	3,459,456
Amortization	1,517,079	1,424,846
Loss on early extinguishment of debt	—	1,539,189
Deferred income tax benefit	—	(1,066,990)
Amortization of deferred financing costs	1,089,877	157,237
Reduction of discounts on convertible subordinated debentures	724,736	138,848
Non cash restructuring charges and asset impairment charge	11,451,727	—
Beneficial conversion feature of convertible subordinated debentures	280,000	270,946
Loss (gain) on sale of property, plant and equipment	27,328	(19,753)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	1,428,155	(16,071,502)
Inventories	2,219,187	(3,595,188)
Prepaid expenses and other current assets	(1,320,151)	(3,338,247)
Other assets	(4,160,026)	(1,258,560)
Accounts payable	3,821,591	7,017,576
Other liabilities	(387,628)	1,190,640
Accrued expenses	1,548,116	1,190,494

Net cash provided by (used) in operating activities	1,866,647	(11,285,133)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for property and equipment	(2,578,177)	(20,749,331)
Cash paid for acquisitions, net of cash received	—	62,297)
Divestitures of property, plant and equipment	264,564	534,893

Net cash used in investing activities	(2,313,613)	(20,276,735)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of warrants and options, net of costs	7,980	744,589
Proceeds from the sale of common stock, net of issuance costs	983,119	—
Proceeds from the sale of preferred stock, net of issuance costs	999,452	4,119,331
Proceeds from sale of convertible debentures, net of issuance costs	3,731,956	7,500,000
Advances from (repayment to) affiliates, net	—	(1,000,000)
Proceeds from notes payable	1,200,000	59,846,620
Payments of notes payable	(7,652,094)	(40,361,907)

Net cash (used in) provided by financing activities	(729,587)	30,848,633

Net change in cash and cash equivalents	(1,176,553)	(713,235)
Cash and cash equivalents, beginning of period	2,211,082	1,807,588

Cash and cash equivalents, end of period	$1,034,529	$1,094,353

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$5,259,263	$3,865,634
Income taxes	$9,043	$129,710
Capitalized interest as of September 30	$—	$1,379,818
Number of shares issued during the period for non-cash transactions:
Acquisitions and Clean Earth merger	8,075	827,943
Compensation — employees and directors	4,400	29,284
Litigation settlements	45,000	11,666
Conversion of debentures	2,134,742	1,693,085
Investment banking and commitment fees	235,000	—
Warrants issued in connection with professional services provided	181,250	—

See accompanying notes to condensed unaudited consolidated financial statements.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.     NATURE OF OPERATIONS AND BASIS OF PRESENTATION

          NATURE OF OPERATIONS

      U.S. Plastic Lumber Corp. and its subsidiaries (collectively the “Company”) are engaged in the manufacturing of recycled plastic lumber and other products and environmental remediation services, including recycling of soils that have been exposed to hydrocarbons and the beneficial reuse of dredge materials. The Company’s plastic lumber customers are located throughout the United States, although some customers are international. The Company’s environmental remediation, dredge and soil recycling customers are located primarily in the Northeastern United States.

          BASIS OF PRESENTATION

      The Company’s consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial reporting and the regulations of the Securities and Exchange Commission (“SEC”) for quarterly reporting. The interim consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s annual report on Form 10-K as filed with the SEC for the year ended December 31, 2000. Management acknowledges its responsibility for the preparation of the accompanying interim condensed consolidated financial statements which reflect all adjustments considered necessary, in the opinion of management, for a fair statement of the results of interim periods presented. The results of operations for the interim periods are not necessarily indicative of the results of operations for the entire year. Where appropriate, certain amounts have been reclassified to conform to the 2001 presentation.

2.     LIQUIDITY AND CAPITAL RESOURCES

      On September 28, 2001, the Company notified all of the banks which participate in its Senior Credit Facility that due to lower than expected sales at the plastic lumber division the Company could not make the $2.5 million term loan payment due September 30, 2001 without jeopardizing its business operations. In addition, the Company is not in compliance with some of the covenants under the Senior Credit Facility as of September 30, 2001. The Company is currently negotiating with the participating banks for a waiver of its covenant violations and failure to make the scheduled principal payment, as well as an amendment to the Senior Credit Facility whereby the lenders under the facility would agree to accept interest only payments from the Company and allow the Company to defer the September 30, and December 31, 2001 principal payments until the earlier of February 28, 2002 or the sale of some of the Company’s assets. No assurance can be given as to whether or in what form this waiver will be obtained.

      On October 4, 2001, the Company requested the participants in its Master Credit Facility with GE Capital grant a suspension of principal payments on its Master Credit Facility until the earlier of March»31, 2002 or the sale of some of the Company’s assets. Through November 14, 2001, the Company has continued to make all scheduled principal payments on its Master Credit Facility. As of September 30, 2001, the Company was not in compliance with its tangible net worth covenant under the Master Credit Facility. The Company is currently in negotiations with GE Capital and the other participants to obtain a deferral of future principal payments and a waiver of this covenant violation as of September 30, 2001. No assurance can be given as to whether or in what form this waiver can be obtained. The Master Credit Facility contains a provision whereby an event which would accelerate payment terms of the Company’s Senior Credit Facility would also accelerate the payment terms of the Master Credit Facility to the same due date as the Senior Credit Facility.

      While the covenant violations and the failure to make a principal payment constitute events of default under the respective loan agreements, as of November 14, 2001 neither lending group has taken any action against the Company. The lending groups have been negotiating forbearance agreements with the Company,

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and the Company believes it will be successful in obtaining the necessary waivers and forbearances from its lenders. However, in the event that waivers and a deferral of principal are not obtained the lenders can demand immediate repayment of the outstanding balances of $38,800,000 and $11,899,000 of the Senior Credit Facility and Master Credit Facility, respectively. The Company currently does not have the financial resources to repay these debt obligations in the event that they become immediately due without obtaining new debt and/or equity capital and/or selling some of the Company’s assets. Pursuant to the terms of the Senior Credit Facility, upon the occurrence of an event of default, the administrative agent for the lending banks, upon the request of the lending banks, can declare all commitments terminated, and/or declare all Company loans and other obligations due and payable.

      The Company’s liquidity and ability to meet its financial obligations will be dependent on among other things, the Company’s ability to obtain waivers for its debt covenant and payment violations as of September 30, 2001 and through the date of this filing, maintain compliance with future debt covenants and raise new capital through the issuance of additional equity, new debt financing and/or sell some of the Company’s assets.

      The Company is highly leveraged and during 2000 and the nine months ended September 30, 2001, the Company suffered significant losses from operations, primarily resulting from the expenses incurred in its plastic lumber division related to the expansion and start up of certain manufacturing facilities, the inefficiencies in the production of certain products, increases in raw material costs and interest expense. During the third quarter of 2001 the Company closed three of its plastic lumber manufacturing facilities and agreed to sub-lease two of its resin processing plants to third party raw material processors. In connection with the exiting of these facilities, the Company eliminated approximately 140 full time manufacturing positions, recorded asset impairment charges of $9,810,000 and recorded a restructuring charge of $1,656,000 (see Note 6). The Company’s accumulated deficit and working capital deficit totaled approximately $33,932,000 and $49,368,000, respectively, as of September 30, 2001.

      Since its inception, the Company has financed its operations through a number of stock and debt issuances. During 2000 and the first nine months of 2001, the Company’s primary sources of working capital have been the net proceeds from sales of the Company’s convertible preferred and common stock, proceeds from its Senior Credit Facility, the issuance of convertible subordinated debentures and direct sales of the Company’s products and services to its customers. As of December 31, 2000, the Company was not in compliance with certain covenant requirements of its Senior Credit Facility and its Master Credit Facility. The Company received waivers for these covenant violations as of December 31, 2000 and entered into amendments to the Senior Credit Facility and Master Credit Facility (see Note 4).

      The Company’s material financial commitments relate principally to its working capital requirements and obligations to make term loan payments on its Senior Credit Facility. As of September 30, 2001, the outstanding balance on the Senior Credit Facility is $38,800,000. Under the terms of the proposed amended Senior Credit Facility, the $2.5 million principal payments due September 30, and December 31, 2001 would be deferred until February 28, 2002 or the sale of some of the Company’s assets. Additional principal payments in the amount of $2.5 million each are due on March 31, and September 30, 2002. The remaining outstanding balance would have to be refinanced or repaid on or before July 2, 2002. On or before July 1, 2002, the Company is also required to retire its $4,000,000 convertible debenture issued to the Halifax Fund, L.P. (“Halifax”), as well as the $5,000,000 convertible debenture payable to the Stout Partnership, the Company’s largest stockholder. Several members of the Company’s Board of Directors and a member of management are affiliated with the Stout Partnership. The Company currently does not have the financial resources to retire these debt obligations in 2002 and the Company will need to obtain new debt and/or equity capital and/or sell certain assets to meet these requirements.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Additional financial obligations of the Company include interest payments on the Senior Credit Facility of approximately $275,000 per month, lease payments pursuant to certain real property and equipment leases of approximately $203,000 per month, installment payments for manufacturing equipment of approximately $240,000 per month, interest payments on the Company’s Convertible

      Subordinated Debentures of approximately $460,000 quarterly, and dividends on the Company’s Series D and Series E Convertible Preferred Stock of approximately $231,000 quarterly. As of September 30, 2001 the Company has not made any dividend payments on its Series D Convertible Preferred Stock. Dividends in arrears pertaining to the Series D Convertible Preferred Stock amount to $652,000 at September 30, 2001. There are no dividends in arrears with respect to the Series E Convertible Preferred Stock.

      The terms of the Senior Credit Facility also required the Company to raise $6,500,000 of equity or equity equivalents by February 28, 2002. During February and March 2001, the Company raised $1 million through the issuance of its Series “E” Convertible Preferred Stock (see Note 3). In June 2001, the Company raised $4 million through the issuance of a subordinated convertible debenture, (see Note 5) due July 1, 2002. Additionally, on July 3, 2001, the Company raised $1 million through the issuance of 952,381 shares of common stock (see Note 3). On November 1, 2001 the Company raised an additional $800,000 through the issuance of 1,334,000 shares of common stock. These private placement transactions were not registered under the Securities and Exchange Act of 1934 (the ”Act”) in reliance upon the exemption from registration in Section 4(2) of the Act, as transactions not involving any public offering. With the completion of the November 1, 2001 private placement transaction, the Company has now met the financial covenant contained in the Senior Credit Facility pertaining to the securing of equity or equity equivalents. However, the Company will also need to raise additional capital by selling certain assets or obtaining additional sources of debt or equity in order to meet its financial obligations.

      Some of the Company’s debt instruments contain covenants establishing performance measurement through various financial ratios and operating restrictions. The Company’s failure to comply with any covenant or material obligation contained in these debt agreements or any of the Company’s other debt agreements, absent a waiver from the lenders, would result in an event of default which could accelerate debt repayment terms under the debt agreements.

      Due to various cross-default provisions contained within some of the Company’s credit agreements, an event of default under the senior debt agreements could accelerate debt repayment terms under some of the other credit agreements, all of which would have a material adverse affect on the Company’s liquidity and capital resources.

      Capital requirements relating to the implementation of the Company’s business plan have been and will continue to be significant. The Company believes that its ability to generate cash from operations is dependent upon, among other things, increased demand for its products and services and the successful development of direct marketing, improved manufacturing efficiencies and product distribution capabilities. There can be no assurance that the Company will have sufficient capital resources to permit the Company to continue implementation of its business plan.

      In November of 2000, the Company retained Bank of America Securities to explore and evaluate strategic alternatives for the Company, which could include the possible sale of the Company’s environmental recycling division, Clean Earth Inc. (“Clean Earth”). No agreement has been reached with any prospective buyers and there can be no assurances that an agreement will be reached. Proceeds from the sale of Clean Earth, if it occurs, would be used to first pay down the Company’s Senior Credit Facility. Any excess proceeds would be applied to some of the Company’s other debt obligations and provide working capital.

      While there can be no assurances, the Company believes its cash flows from operations, the sale of certain assets, and/or the raising of additional capital will satisfy its liquidity requirements through

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

September 30, 2002. The Company is seeking additional sources of financing to supplement its cash flow requirements, however, there can be no assurance that any additional financing will be available to the Company on acceptable terms, or at all. If the Company does not obtain the necessary waivers and amendments from the lending groups for covenant violations and failure to make scheduled principal payment as of September 30, 2001, comply in the future with the covenants contained within its debt agreements, and if adequate cash flow from operations, funds from the capital markets or proceeds from the Clean Earth Sale Transaction are not available to finance the Company’s operations and retire its debt obligations as they become due, the Company will be required to significantly curtail its operations and the Company’s ability to continue as a going concern would be impaired. The accompanying consolidated financial statements do not include any adjustment that might result from the outcome of these uncertainties.

      In early September of 2001, the Company was advised by the Staff of Nasdaq National Market that the Company’s stock failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive trading days, and that in accordance with the Nasdaq Market Place Rules, the Company had 90 calendar days, or until December 5, 2001, to regain compliance. On September 28, 2001 the Company received notification from Nasdaq that the listing qualification notice previously received had been suspended until January 2, 2002. If the bid price for the Company’s common stock is not above $1.00 per share for at least 10 consecutive trading days prior to April 2, 2002, or if the Company fails to comply with any other requirement for continued listing, the Company’s common stock will be delisted from trading on the Nasdaq National Market, subject to the Company’s right to appeal. If the Company’s stock were to be delisted, it may adversely impact the Company’s ability to secure additional equity financing.

3.     CAPITAL STOCK

          SERIES E CONVERTIBLE PREFERRED STOCK

      During February 2001 and March 2001, the Company issued a total 571,429 shares of its Series “E” Preferred Stock to the Stout Partnership in exchange for a payment to the Company of $500,000 on each of the aforesaid dates. The stock pays a monthly cash dividend at an annual rate of 10%. Each share of Series E Preferred Stock is convertible into one share of the Company’s common stock at the option of the holder at any time after December 31, 2001, subject to certain rights of the Company. The Company at its sole option can redeem the Preferred Stock at 110% of the initial purchase price in cash prior to December 31, 2001. In addition, if the common stock of the Company is trading at an average closing price of $1.75 per share or higher for 20 consecutive trading days at any time prior to March 1, 2002, the Company has the right, subject to certain other conditions, to require conversion of the Series E Preferred Stock into common stock. Otherwise, the Series E Preferred Stock automatically converts into common stock on March 1, 2002.

          FUSION CAPITAL FUND II

      On December 7, 2000, the Company entered into a common stock purchase agreement with Fusion Capital Fund II, LLC pursuant to which Fusion Capital agreed to purchase up to $6.0 million of the Company’s common stock subject to increase, at the Company’s discretion, by an additional $6.0 million, subject to certain conditions. The $6.0 million of common stock purchasable under the first tranche of the common stock purchase agreement is to be purchased over a twelve-month period, subject to a 6-month extension or earlier termination at the Company’s discretion. The selling price of the shares will be equal to the lesser of (1) $15.00 or (2) a price based upon the future market price of the common stock without any fixed discount to the market price. Pursuant to the terms of the agreement with Fusion Capital, the Company may not sell shares to Fusion Capital until such time as the Securities and Exchange Commission declares a registration statement effective which registers for resale the shares Fusion Capital has agreed to purchase. As

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of September 30, 2001, the Company had not filed a registration statement with the Securities and Exchange Commission.

      On March 2, 2001 under the terms of the common stock purchase agreement, Fusion Capital Fund II, LLC was issued 200,000 shares of the Company’s common stock as a commitment fee. The market value of these shares of $287,000 at the time of issuance is reflected in prepaid expenses in the Company’s balance sheet. Unless an event of default occurs, these shares must be held by Fusion Capital until the common stock purchase agreement has been terminated. On August 31, 2001 the common stock purchase agreement was amended whereby the Company granted Fusion Capital warrants to purchase 100,000 shares of the Company’s common stock at an exercise price of $1.00 per share in exchange for Fusion Capital’s agreement to revise the terms under which Fusion Capital could terminate the agreement. These warrants were valued at approximately $65,000 and are being recorded as an additional commitment fee within prepaid expenses in the Company’s balance sheet.

          COMMON STOCK PRIVATE PLACEMENT

      On July 3, 2001, the Company issued 476,191 shares of common stock to ZLP Master Fund, LTD. and 476,190 shares of common stock to ZLP Master Technology Fund, LTD. at a purchase price of $1.05 per share. This private placement transaction was not registered under the Act in reliance upon the exemption from registration in Section 4(2) of the Act, as a transaction not involving any public offering. Net proceeds after issuance costs of approximately $983,000 were used for general corporate purposes. Because the Company did not, within 60 days of July 3, 2001, file a registration statement with the SEC to register the resale of these shares as required under the stock purchase agreement, the Company is required to pay a cash penalty fee to the purchasers of these shares at a rate equal to 1.5% of the outstanding amount purchased for each 30-day period that a registration statement is not filed. As of September 30, 2001 the Company had not filed a registration statement to register these shares for resale and $15,000 has been accrued in connection with this penalty fee.

          WARRANTS

      During the third quarter of 2001, the Company issued 81,250 warrants to entities providing investment banking and other professional services to the Company. These warrants were valued at approximately $48,000, which is being amortized over the related period of services.

4.     NOTES AND CAPITAL LEASES PAYABLE

      On March 15, 2001, the Company entered into a Waiver and Second Amendment to the Senior Credit Facility (“Waiver and Second Amendment”) with its senior lenders, Bank of America, LaSalle National Bank and Union Planters Bank, in which they agreed to waive past defaults on its senior credit facility and the Waiver and First Amendment. The Waiver and Second Amendment required that the Company maintain its financial condition and operating profit within certain defined parameters including ratios involving earnings before interest, taxes, depreciation and amortization and interest expense. In addition, the Waiver and Second Amendment contains a provision which requires the Senior Credit Facility be refinanced or paid in full by April 2002.

      On March 30, 2001, the Company entered into an Amendment of the Master Credit Facility with GE Capital to waive the tangible net worth covenant for the 4th Quarter 2000 and amended the covenant for each quarter in 2001. Additionally, the Company agreed to accelerate a portion of its principal payments. At September 30, 2001, the Company was in compliance with the tangible net worth covenant.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On July 13, 2001, the Company entered into a Waiver and Third Amendment to the Senior Credit Facility (“Waiver and Third Amendment”) with its senior lenders, the primary terms of which were as follows: (i) to extend the required due date to refinance the Senior Credit Facility until July 1, 2002, (ii) extend terms relative to the Company’s borrowing base as defined in the Amendment and, (iii) provide for mandatory prepayment when certain outstanding claims of the Company are collected. The Company was in compliance with the covenants of the Senior Credit Facility at September 30, 2001.

      On March 15, 2001, the Company entered into a Waiver and Second Amendment to the Senior Credit Facility (“Waiver and Second Amendment”) with its senior lenders, Bank of America, LaSalle National Bank and Union Planters Bank, in which they agreed to waive past defaults on its senior credit facility and the Waiver and First Amendment. The Waiver and Second Amendment required that the Company maintain its financial condition and operating profit within certain defined parameters including ratios involving earnings before interest, taxes, depreciation and amortization and interest expense. In addition, the Waiver and Second Amendment contains a provision which requires the Senior Credit Facility be refinanced or paid in full by April 2002.

      On March 30, 2001, the Company entered into an Amendment of the Master Credit Facility with GE Capital to waive the tangible net worth covenant for the 4th Quarter 2000 and amended the covenant for each quarter in 2001. Additionally, the Company has agreed to accelerate a portion of its principal payments. At September 30, 2001, the Company was in compliance with the tangible net worth covenant.

      On July 13, 2001, the Company entered into a Waiver and Third Amendment to the Senior Credit Facility (“Waiver and Third Amendment”) with its senior lenders, the primary terms of which were as follows: (i) to extend the required due date to refinance the Senior Credit Facility until July 1, 2002, (ii) extend terms relative to the Company’s borrowing base as defined in the Amendment and, (iii) provide for mandatory prepayment when certain outstanding claims of the Company are collected. The Company was in compliance with its covenants of the Senior Credit Facility at September 30, 2001.

      On September 28, 2001, the Company notified all of the banks which participate in its Senior Credit Facility that due to lower than expected sales at the plastic lumber division the Company could not make the $2.5 million term loan payment due September 30, 2001 without jeopardizing its business operations. In addition, the Company is not in compliance with some of the covenants under the Senior Credit Facility as of September 30, 2001. The Company is currently negotiating with the participating banks for a waiver of its covenant violations and failure to make the scheduled principal payment, as well as an amendment to the Senior Credit Facility whereby the lenders under the facility would agree to accept interest only payments from the Company and allow the Company to defer the September 30, and December 31, 2001 principal payments until the earlier of February 28, 2002 or the sale of some of the Company’s assets. No assurance can be given as to whether or in what form this waiver will be obtained.

      On October 4, 2001, the Company requested the participants in its Master Credit Facility with GE Capital grant a suspension of principal payments on its Master Credit Facility until the earlier of March 31, 2002 or the sale of some of the Company’s assets. Through November 14, 2001, the Company has continued to make all scheduled principal payments on its Master Credit Facility. As of September 30, 2001, the Company was not in compliance with its tangible net worth covenant under the Master Credit Facility. The Company is currently in negotiations with GE Capital and the other participants to obtain a deferral of future principal payments and a waiver of this covenant violation as of September 30, 2001. No assurance can be given as to whether or in what form this waiver can be obtained. The Master Credit Facility contains a provision whereby an event which would accelerate payment terms of the Company’s Senior Credit Facility would also accelerate the payment terms of the Master Credit Facility to the same due date as the Senior Credit Facility.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      While the covenant violations and failure to make a principal payment constitute events of default under the respective loan agreements, as of November 14, 2001 neither lending group has taken any action against the Company. The lending groups have been negotiating forbearance agreements with the Company, and the Company believes it will be successful in obtaining the necessary waivers and forbearances from its lenders. However, in the event that waivers and a deferral of principal are not obtained the lenders have the option of declaring the Company in default and demand immediate repayment of the outstanding balances of $38,800,000 and $11,899,000 of the Senior Credit Facility and Master Credit Facility, respectively. All indebtedness outstanding at September 30, 2001 under these credit facilities are reflected as current liabilities as of September 30, 2001 in the accompanying condensed consolidated balance sheets. The Company currently does not have the financial resources to repay these debt obligations in the event that they become immediately due without obtaining new debt and/or equity capital and/or selling some of the Company’s assets. Pursuant to the terms of the Senior Credit Facility, upon the occurrence of an event of default, the administrative agent for the lending banks, upon the request of the lending banks, can declare all commitments terminated, and/or declare all Company loans and other obligations due and payable.

      Notes payable and capital leases consist of the following:

	September 30,	December 31,
	2001	2000

Term loan under the Senior Credit Facility	25,000,000	27,500,000
Revolving credit line under the Senior Credit Facility	13,800,000	14,900,000
Equipment term loans under the Master Credit Facility	11,899,425	13,514,733
Mortgage notes and capital leases payable collateralized by Certain facilities and equipment owned by the Company and its subsidiaries	4,995,949	6,148,809
Other notes payable	4,001,742	4,085,665

Total notes payable and capital leases	59,697,116	66,149,207
Less current portion:	52,687,621	11,535,698

	$7,009,495	$54,613,509

5.     CONVERTIBLE SUBORDINATED DEBENTURES

      On February 20, 2001, the Company received a Put Notice from Halifax relative to the 5% Convertible Subordinated Debenture issued on February 5, 2000 in the amount of $7,500,000 due February 5, 2005 (the “Fiscal 2000 Debenture”). Pursuant to the Put Notice, the Company had the option to either (a) repurchase the outstanding principal amount plus all accrued, unpaid interest for a cash price equal to 110% thereof, or (b) have the Minimum Floating Conversion Price permanently re-set to zero. Prior to the Put Notice, the Minimum Floating Conversion Price was $8.25 per share; however, since the stock price of the Company’s common stock had traded for less than $8.25 per share for ten consecutive trading days ending February 16, 2001, Halifax Fund L.P. had this right of re-set or buy-out. The Company did not elect option (a) therefore the Minimum Floating Conversion Price has permanently re-set to zero. The effect of re-setting the Minimum Floating Conversion Price to zero is that upon conversion of the Fiscal 2000 Debenture into common stock the price at which the common stock of the Company will be issued to Halifax shall be equal to the lowest trading price of the common stock on the principal trading market for such common stock (which is currently the NASDAQ National Market) during the four (4) trading days prior to but not including the holder’s conversion date. The right of the debenture holder to convert the debenture to common stock is limited in that the holder may not convert the debenture if upon such conversion the holder will become a beneficial owner of more than 9.9% of the total issued and outstanding shares of the Company’s common stock. If the holder

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

elects to convert and the entire debenture cannot be converted due to this limitation, the Company must settle in cash that portion of the debenture which cannot be converted to stock when the debenture matures in February of 2005, at 110% of the sum of the outstanding balance of the debenture that is in excess of the limitation and accrued but unpaid interest and default payments.

      In May 2001, $191,000 of the previously issued convertible subordinated debentures and $1,000 of unpaid interest were converted into 189,800 shares of common stock at an average conversion price of $1.02 per share. On June 22, 2001 an additional $2,000,000 of the previously issued convertible subordinated debentures and $23,000 of unpaid interest were converted into 1,944,942 shares of common stock at a conversion price of $1.04 per share. Unamortized debenture issuance costs and debt discounts of $12,475 and $120,558 respectively were charged to additional paid-in-capital. As a result of the above conversions, the Company recorded an additional beneficial conversion feature benefit granted to the holder of approximately $280,000, which was charged to interest expense during the quarter ended September 30, 2001. As of September 30, 2001, $5,329,746, net of discounts, is outstanding on the Fiscal 2000 convertible subordinated debentures.

      On June 15, 2001, the Company issued a convertible subordinated debenture due May 31, 2002 in the principal amount of $4.0 million (the “Fiscal 2001 Debenture”) and a warrant to purchase 250,000 shares of its common stock, at an initial purchase price of $2.00 per share, (the “Warrant”) to Halifax.

      Halifax paid the Company $4.0 million for these securities. The principal amount of the Fiscal 2001 Debenture bears interest at a rate of 18% per year through August 14, 2001. On August 9, 2001, the Company and Halifax amended the Fiscal 2001 Debenture agreement to change the due date from May 31, 2002 to July 1, 2002.

      The Company has the option at any time and, upon five business day’s notice, to repurchase all or any part of the Fiscal 2001 Debenture. At August 15, 2001, the Company did not repurchase the Fiscal 2001 Debenture, nor did it consummate a sale/leaseback of some of its assets under the terms described in the Fiscal 2001 Debenture Purchase Agreement. As a result, Halifax may convert the principal amount plus accrued interest and any default payments on the Fiscal 2001 Debenture into shares of the Company’s common stock. The conversion price of the common stock under the Fiscal 2001 Debenture is a price per share equal to the average of the lowest trading prices of the common stock on the principal trading market for the common stock during any three trading days during the twenty-two trading days immediately prior to the conversion date. Because the Fiscal 2001 Debenture was not repurchased by August 15, 2001 and the sale/leaseback was not completed, in accordance with the terms of the Fiscal 2001 Debenture Purchase Agreement the Company: (i) issued to Halifax for no consideration another Warrant to purchase 250,000 shares of its common stock at a purchase price per share equal to 120% of the closing market price of such stock on August 15, 2001, which was $0.90 per share and, (ii) increased the coupon rate from 18% to 25%. On August 15, 2001, the Company recognized a beneficial conversion feature in the amount of $534,000 which was recorded as a discount to the debenture. The $170,000 value assigned to the warrants issued on August 15, 2001 was recorded as an additional discount to the face value of the debenture. These discounts are being accreted as interest expense through September 30, 2002. As of September 30, 2001 the outstanding balance on the Fiscal 2001 convertible debenture is $3,360,587, net of discounts.

      As part of the financing, the Company also granted a subordinate lien on all its assets to Halifax through a Security Agreement. The lien not only secures the Company’s obligations under the Fiscal 2001 Debenture, but it also secures the Company’s obligations under the Fiscal 2000 Debenture due February 5, 2005 and the $1.0 million stated value of the Company’s Series D Convertible Preferred Stock previously sold to Halifax. In addition, the Fiscal 2001 Debenture Purchase Agreement with Halifax required that the shares and associated warrants underlying the Fiscal 2001 Debenture be registered within 90 days of the June 15, 2001 closing date of the agreement. The Fiscal 2001 Debenture Purchase Agreement provides that the Company pay in cash a default payment of 2.5% of the sum of the outstanding principal amount of the Fiscal 2001 Debenture plus the

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

accrued interest for each thirty day period that the shares are not registered. As of September 30, 2001 the Company had not filed a registration statement to register these shares and the Company has accrued $50,000 in penalties due Halifax as a result of the Company’s failure to register these shares.

6.     RESTRUCTURING CHARGES

      In September of 2001 the Company announced the closing of three of its manufacturing facilities and the leasing of two of its resin processing plants to third parties in an effort to reduce fixed costs, improve customer service and narrow management’s focus to a smaller number of manufacturing facilities, without reducing total manufacturing capacity. The Fontana, California, Denton, Maryland, and Trenton, Tennessee plants were closed on September 28, 2001 and the equipment and manufacturing processes at these plants will be transferred to the Chicago, Illinois and Ocala, Florida manufacturing locations. The Company is currently attempting to obtain a buyout or sublease of the closed facilities. In addition, the Company has discontinued raw material processing at its Auburn, Massachusetts and Chino, California resin plants and has agreed to lease these operations to other raw material processors. The Company will continue raw material processing for its own use at the Chicago and Ocala plants. Approximately 140 full time manufacturing and administrative positions were eliminated in connection with the reduction in facilities. The plan of restructure was adopted by management and the board of directors and communicated to employees in late September of 2001. As a result of this restructuring, the Company recorded the following charges:

Write-down for equipment impairment	$8,694,000
Write-down for goodwill impairment	1,116,000
Lease termination, severance and other exit costs	1,656,000

Total restructuring and asset impairment charges	$11,466,000

      During the third quarter, the Company paid approximately $196,000 in employee termination and other expenses in connection with the restructuring and approximately $1,460,000 remains in the accrual as of September 30, 2001, primarily for lease termination expenses.

      In the fourth quarter of 2000, the Company committed to a plan to restructure and to consolidate some of its smaller plants within the plastic lumber division. Specifically, the Company closed its Reidsville, North Carolina facility in the fourth quarter of 2000, its Green Bay, Wisconsin and Vernon, California facilities in January 2001 and its Sweetser, Indiana facility early in the third quarter of 2001. As a result, the Company recorded a charge of $3,417,000 in the fourth quarter of 2000 for equipment impairment and lease termination costs in connection with the restructuring. As of December 31, 2000, the Company had accrued $1,098,000 in connection with the lease termination costs and anticipates making lease termination payments throughout 2001 as it completes its restructuring plan. During the nine months ended September 30, 2001, the Company paid approximately $457,000 in lease termination payments and charged this amount against the accrual. As of September 30, 2001, the Company has approximately $631,000 remaining in its restructuring accrual for lease termination payments.

      During 2000 and early 2001, the Company eliminated approximately 300 employees as part of this restructuring plan. The severance component of the restructuring plan was communicated to the employees in early January 2001. As a result, the Company recorded a charge of approximately $182,000 during the three months ended March 31, 2001 in connection with severance. During the nine months ended September 30, 2001 the entire $182,000 was paid and no balance remains in this accrual.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.     LEGAL PROCEEDINGS

      In April 2001, the Company was served with an arbitration demand from Southern Wood Services seeking an award of $3,328,000 due to the failure to abide by the terms of a contract relative to the purchase of wood flour. On September 12, 2001, the Company received a copy of an arbitration award in favor of Southern Wood Services in the amount of $1,759,822, inclusive of arbitration costs and expenses.

      The Company filed a motion to vacate the award based on the principle that the award does not reflect any evidence presented at the hearing nor is the award based on current case law on damages in similar cases in the United States. The Company anticipates that it will be several months before a trial court will hear the company’s motion. Due to the fact that this is not a judgment, the Company is not required to post a bond.

      The Company intends to vigorously contest this case and will appeal any adverse ruling as it believes the law on damage awards in similar contracts in the United States is clear and that arbitrators must base their decision on existing legal authority. The Company cannot at this time predict the outcome of the appeal or the amount of any liability, if any that would result in a judgment by the courts.

8.     DERIVATIVES

      In June 1998, the Financial Accounting Standards Board issued SFAS No. 133. In June 2000, the FASB issued SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of SFAS 133”. SFAS No. 133 and SFAS No. 138 standardize the accounting for derivative instruments, including certain derivative instruments embedded in other contracts. Under the standards, entities are required to carry all derivative instruments on the balance sheet at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding it. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposures to changes in fair values, cash flows, or foreign currencies. If the hedged exposure is a fair value exposure, the gain or loss on the derivative instrument is recognized in earnings in the period of change, together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the derivative instrument is reported initially as a component of other comprehensive income (outside earnings), and subsequently reclassified into earnings when the forecasted transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness, as well as the ineffective portion of the gain or loss are reported in earnings immediately. If the derivative instrument is not designated as a hedge, the gain or loss is recognized in earnings in the period of change.

      As part of its overall interest rate risk management activities, the Company utilizes interest rate related derivatives to manage its exposure to various types of interest rate risks. The Company does not speculate using derivative instruments.

      The Company’s risk management policies emphasize the management of interest rate risk within acceptable guidelines. The Company’s objective in maintaining these policies is to limit volatility arising from changes in interest rates. Risks to be managed are primarily cash flow risks. Utilization of derivative financial instruments provides a valuable tool to assist in the management of these risks.

      The Company is exposed to interest rate cash flow risk due to loans under its Senior Credit Facility whose interest payments are based on floating rate indices. The Company continually monitors changes in these exposures and their impact on its risk management activities. The Company has entered into interest rate swap agreements under which the Company pays a fixed rate of interest and receives a floating rate of interest over the term of the interest rate swap agreement without the exchange of the underlying notional amounts. These agreements allow the Company to offset the variability of floating rate loan interest with the variable interest

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

payments due on the interest rate swaps. The Company assesses the effectiveness of these hedges by comparing the timing, frequency, and magnitude of changes in its interest rate to that of the interest rate referenced in the swap agreements, and no portion of the hedging instruments’ gain or loss is excluded from the assessment of hedge effectiveness. Under SFAS No. 133 and SFAS No. 138, changes in the fair value of interest rate swaps designated as hedges of the variability of cash flows associated with floating rate debt are reported in other comprehensive income. These amounts are subsequently reclassified into interest income as a yield adjustment of the hedged loans.

      The Company adopted SFAS No. 133 and SFAS No. 138 on January 1, 2001. In accordance with the transition provisions of SFAS No. 133, the Company recorded a net-of-tax cumulative-effect loss of $453,615 in accumulated other comprehensive income to recognize at fair value two interest-rate swap derivatives that are designated as a cash-flow hedging instruments. As of September 30, 2001, the net-of-tax fair value of these derivatives carried as a component of other comprehensive loss was $1,123,891.

      During the nine months ended September 30, 2001, no gain or loss was recognized as a result of any ineffectiveness of the cash flow hedging instruments. In addition, the cash flow hedge was assumed to be 100% effective over the next twelve months, thus the Company does not anticipate reclassifying into earnings any gains or losses currently within Accumulated Other Comprehensive Income.

      During the nine months ended September 30, 2001, no gains or losses were recognized into earnings as a result of the discontinuance of the cash flow hedge. However, the interest rate swap agreements expire in March of 2003, and the Senior Credit Facility is required to be refinanced or repaid in July of 2002. At that time, the cash flow hedge will be discontinued. The Company cannot determine at this time the amount of gains or losses that will be recognized into earnings as a result of the discontinuance of the hedge.

9.     COMPREHENSIVE INCOME

      Accumulated other comprehensive loss consists of changes in the fair value of the Company’s interest rate swap derivatives (see Note 8).

Balance at December 31, 2000	—
Transition adjustment for interest rate swap derivative designated as a cash flow hedge	$(453,615)
Change in fair value of interest rate swap derivative	(670,276)

Balance at September 30, 2001	$(1,123,891)

10.     RECENT ACCOUNTING PRONOUNCEMENTS

      In July 2001, the Financial Accounting Standards Board (“FASB”) issued Statement No. 141, Business Combinations (“SFAS No. 141”), and Statement No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”). SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after September 30, 2001 as well as all purchase method business combinations completed after September 30, 2001. SFAS No. 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. SFAS No. 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.

      The Company is required to adopt the provisions of SFAS No. 141 immediately and SFAS No. 142 effective January 1, 2002. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 will continue to be amortized prior to the adoption of SFAS No. 142.

      SFAS No. 141 will require upon adoption of SFAS No. 142 that the Company evaluate its existing intangible assets and goodwill that were acquired in a prior purchase business combination, and to make any necessary reclassifications in order to conform with the new criteria in SFAS No. 141 for recognition apart from goodwill. Upon adoption of SFAS No. 142, the Company will be required to reassess the useful lives and residual values of all intangible assets acquired in purchase business combinations, and make any necessary amortization period adjustments by the end of the first interim period after adoption. In addition, to the extent an intangible asset is identified as having an indefinite useful life, the Company will be required to test the intangible asset for impairment in accordance with the provisions of SFAS No. 142 within the first interim period. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in the first interim period.

      In connection with the transitional goodwill impairment evaluation, SFAS No. 142 will require the Company to perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption. To accomplish this, the Company must identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of adoption. The Company will then have up to six months from the date of adoption to determine the fair value of each reporting unit and compare it to the reporting unit’s carrying amount. To the extent a reporting unit’s carrying amount exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired and the Company must perform the second step of the transitional impairment test. In the second step, the Company must compare the implied fair value to all of its assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation in accordance with SFAS No. 141, to its carrying amount, both of which would be measured as of the date of adoption. Any transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle in the Company’s statement of operations.

      As of the date of adoption, the Company expects to have unamortized goodwill in the amount of approximately $25,283,000, and an unamortized permit in the amount of $9,344,000, which will be subject to the transition provisions of SFAS No. 141 and 142. Amortization expense related to goodwill and the permit was approximately $1,665,000 and $1,090,000 for the year ended December 31, 2000 and nine months ended September 30, 2001, respectively.

      Because of the extensive effort needed to comply with adopting Statements 141 and 142, it is not practicable to reasonably estimate the impact of adopting these Statements on the Company’s financial statements at the date of this report, including whether any transitional impairment losses will be required to be recognized as the cumulative effect of a change in accounting principle.

      Also, in July the FASB issued Statement No. 143 (“SFAS No. 143”), Accounting for Asset Retirement Obligations (“SFAS No. 143”). That standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity will capitalize a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The standard is effective for fiscal years beginning after June 15, 2002, with earlier adoption permitted. Due to the extensive effort needed to comply with adopting

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SFAS No. 143, it is not practicable to reasonably estimate the impact of adopting this statement as of the date of this report.

      On October 3, 2001, the FASB issued Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, (“SFAS No 144”) which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While Statement No. 144 supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, it retains many of the fundamental provisions of that Statement. Statement No. 144 also supersedes the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business.

      However, it retains the requirement in Opinion No. 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. The provisions of SFAS No. 144 become effective for fiscal years beginning after December 15, 2001 and must be adopted as of the beginning of a fiscal year. Early adoption is encouraged but not required. Due to the extensive effort needed to comply with adopting SFAS No. 144, it is not practicable to reasonably estimate the impact of adopting this statement as of the date of this report.

11.     SEGMENT REPORTING

      The Company has two reportable operating segments. The Plastic lumber division manufactures structural and non-structural plastic lumber and a variety of accessory products such as park and site amenities. The Environmental recycling division provides environmental recycling services including environmental construction services, upland disposal of dredge materials, beneficial re-use of industrial wastes and on-site recycling services. In the third quarter of 2001, the Plastic lumber division recorded restructuring and asset impairment charges of $11,466,000. In the first quarter of 2001 the plastic lumber division recorded a

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$182,000 restructuring charge related to severance. The operating results of the two segments excluding the aforementioned restructuring charge are as follows: (in thousands):

	For the
	Three Months		For the Nine Months
	Ended September 30,		Ended September 30,

	2001	2000	2001	2000

Sales:
Environmental recycling	$31,500	$30,562	$88,677	$65,455
Plastic lumber	15,323	19,526	47,533	59,297

Total	$46,823	$50,088	$136,210	$124,752

Operating Income (Loss):
Environmental recycling	$2,784	$3,301	$6,371	$5,913
Plastic lumber	(2,574)	(4,096)	(4,593)	(1,199)
Corporate	(1,414)	(897)	(3,179)	(2,290)

Total	$(1,204)	$(1,692)	$(1,401)	$2,424

Depreciation and Amortization:
Environmental recycling	$933	$827	$2,767	$2,290
Plastic lumber	1,196	797	3,387	2,263
Corporate	104	108	319	332

Total	$2,233	$1,732	$6,473	$4,885

Expenditures for Long-Lived Assets:
Environmental recycling	$316	$1,419	$1,363	$3,885
Plastic lumber	614	1,958	1,212	16,858
Corporate	2	3	3	6

Total	$932	$3,380	$2,578	$20,749

      The identifiable assets of the respective segments is set forth below (in thousands):

	September 30,	December 31,
	2001	2000

Identifiable assets:
Environmental recycling	$90,694	$92,784
Plastic lumber	88,939	103,222
Corporate	6,902	4,405

Total	$186,535	$200,411

REPORTS OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors

U.S. Plastic Lumber Corporation:

      We have audited the accompanying consolidated balance sheets of U.S. Plastic Lumber Corp. (a Nevada Corporation) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of U.S. Plastic Lumber Corp. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

KPMG LLP

Miami, Florida

March 30, 2001

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To U.S. Plastic Lumber Corp.:

      We have audited the accompanying consolidated statements of operations, stockholders’ equity and cash flows of U.S. Plastic Lumber Corp. (a Nevada Corporation) and subsidiaries for the year ended December 31, 1998. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements of Barbella Environmental Technology, Inc., a company acquired during 1999 in a transaction accounted for as a pooling of interests, as discussed in Note 3. Such statements are included in the consolidated financial statements of U.S. Plastic Lumber Corp. and subsidiaries and reflect total assets and total revenues of 12% and 25%, respectively, of the related consolidated totals for 1998. These statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts included for Barbella Environmental Technology, Inc., is based solely upon the report of the other auditors.

      We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

      In our opinion, based on our audit and report of other auditors, the financial statements referred to above present fairly, in all material respects, U.S. Plastic Lumber Corp. and subsidiaries’ result of operations and their cash flows for the year then ended December 31, 1998 in conformity with accounting principles generally accepted in the United States.

/s/ ARTHUR ANDERSEN LLP

Arthur Andersen LLP

Miami, Florida,

March 28, 2000.

INDEPENDENT AUDITOR’S REPORT

To the Stockholders and

Board of Directors of
Barbella Environmental Technology, Inc.
Somerville, New Jersey

      We have audited the accompanying balance sheets of BARBELLA ENVIRONMENTAL TECHNOLOGY, INC. as of December 31, 1998 and 1997, and the related statements of operations and retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of BARBELLA ENVIRONMENTAL TECHNOLOGY, INC. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ CALLAHAN & COMPANY P.C.

CALLAHAN & COMPANY P.C.

Neptune, New Jersey

March 12, 1999

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of December 31, 2000 and 1999

	2000	1999

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,211,082	$1,807,588
Accounts receivable (net)	43,763,378	32,915,420
Inventories	9,723,390	7,339,543
Prepaid expenses and other assets	2,542,126	2,636,812

Total current assets	58,239,976	44,699,363
Property, plant and equipment (net)	100,544,939	80,423,952
Acquired intangibles (net)	37,033,919	35,837,568
Other assets	4,592,125	5,350,549

Total assets	$200,410,959	$166,311,432

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$27,958,413	$20,180,807
Notes and capital leases payable, current portion	11,535,698	5,867,779
Accrued expenses	4,390,344	4,111,309
Restructuring accrual	1,149,431	734,661
Other liabilities	2,240,721	1,615,800

Total current liabilities	47,274,607	32,510,356
Notes and capital leases payable, net of current portion	54,613,509	36,322,452
Notes payable, affiliates — long term	—	6,000,000
Deferred income taxes and other liabilities	571,382	1,718,061
Minority interest	196,383	250,165
Convertible subordinated debentures, net of unamortized discount	7,255,213	6,500,000
Convertible subordinated debentures — affiliates, net of unamortized discount	4,757,657	—

Total liabilities	114,668,751	83,301,034

STOCKHOLDERS’ EQUITY
Convertible preferred stock, par value $.001; authorized 5,000,000 shares; Series D 15%, issued and outstanding 1,187,285 and none respectively	1,187	—
Series E 10%, issued and outstanding 1,142,857 and none respectively	1,143	—
Common stock par value $.0001, authorized 100,000,000 shares; issued and outstanding 34,836,594 and 32,077,632 shares, respectively	3,484	3,208
Additional paid-in capital	97,195,416	81,171,322
Retained (deficit) earnings	(11,459,022)	1,835,868

Total stockholders’ equity	85,742,208	83,010,398

Total liabilities and stockholders’ equity	$200,410,959	$166,311,432

See accompanying notes to consolidated financial statements.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For The Years ended December 31, 2000, 1999 and 1998

	2000	1999	1998

Sales, net	$173,744,343	$138,544,512	$72,794,387
Cost of goods sold	148,916,681	100,176,431	57,344,285
Inventory impairment	—	2,025,000

Gross profit	24,827,662	36,343,081	15,450,102
Selling, general and administrative expenses	27,509,565	20,539,660	13,762,466
Merger costs	—	1,845,000	—
Restructuring and asset impairment charges	3,184,926	3,720,000	—

Operating (loss) income	(5,866,829)	10,238,421	1,687,636
Interest and other income	215,083	106,275	383,776
Interest expense	(7,037,457)	(5,464,880)	(1,566,854)
Minority interest	53,782	—	(262,659)

(Loss) earnings before extraordinary item and income taxes	(12,635,421)	4,879,816	241,899
(Benefit from) provision for income taxes	(1,188,075)	1,731,000	(62,181)

(Loss) earnings before extraordinary item	(11,447,346)	3,148,816	304,080
Extraordinary loss on extinguishment of debt, net of taxes of $655,729	(1,027,785)	—	—

Net (loss) earnings	(12,475,131)	3,148,816	304,080
Preferred stock dividend earned	(819,759)	(316,782)	(677,078)

Net (loss) earnings attributable to common Stockholders	$(13,294,890)	$2,832,034	$(372,998)

Net (loss) earnings per common share — Basic:
(Loss) earnings before extraordinary item	$(0.36)	$0.10	$(0.02)
Loss on extinguishment of debt	$(0.03)	$—	$—

Net (loss) earnings per common share	$(0.39)	$0.10	$(0.02)

Net (loss) earnings per common share — Diluted:
(Loss) earnings before extraordinary item	$(0.36)	$0.09	$(0.02)
Loss on extinguishment of debt	$(0.03)	$—	$—

Net (loss) earnings per common share	$(0.39)	$0.09	$(0.02)

Weighted average common shares outstanding:
Basic	34,297,292	28,171,655	18,737,415

Diluted	34,297,292	30,199,499	18,737,415

See accompanying notes to consolidated financial statements.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For The Years Ended December 31, 2000, 1999 and 1998

	Convertible
	Preferred Stock		Common Stock		Additional	Retained
					Paid-In-	(Deficit)
	Shares	Amount	Shares	Amount	Capital	Earnings	Total

Balance at December 31, 1997	208,930	$209	17,482,363	$1,748	$13,030,328	$(258,075)	$12,774,210
Business acquisitions and earnout agreements	—	—	952,875	96	3,455,857	—	3,455,953
Exercise of options and warrants	—	—	1,044,372	105	2,524,762	—	2,524,867
Private placement of preferred shares	211,020	211	—	—	4,431,209	—	4,431,420
Costs of issuing common and preferred shares	—	—	—	—	(483,788)	—	(483,788)
Shares and value of options issued to directors and Stout Partnership	—	—	4,400	—	512,685	—	512,685
Stock issued in connection with convertible debentures	—	—	114,800	11	548,949	—	548,960
Other issuances	—	—	29,030	3	75,338	—	75,341
Conversion of Preferred to Common	(66,207)	(66)	463,452	46	20	—	—
Preferred stock dividends	28,966	29	—	—	586,745	(586,774)	—
Debenture proceeds allocated to 10% conversion discount	—	—	—	—	444,444	—	444,444
Net income	—	—	—	—	—	304,080	304,080

Balance at December 31, 1998	382,709	383	20,091,292	2,009	25,126,549	(540,769)	24,588,172
Business acquisitions and earnout agreements	—	—	4,074,711	407	19,380,593	—	19,381,000
Settlement of Historical Stockholders’ earnout agreement	—	—	—	—	5,166,005	—	5,166,005
Value of warrants issued on acquisitions	—	—	—	—	1,219,892	—	1,219,892
Exercise of options and warrants	—	—	761,226	76	3,009,100	—	3,009,176
Costs of issuing common and preferred shares	—	—	—	—	(1,978,509)	—	(1,978,509)
Private placement of common shares	—	—	4,090,171	409	26,573,681	—	26,574,090
Stock issued in conjunction with private placements	—	—	35,000	4	288,747	—	288,751
Stock & options issued in conjunction with debt agreement and subordinated debentures	—	—	10,000	1	516,733	—	516,734
Debenture proceeds allocated to 10% conversion discount	—	—	—	—	277,777	—	277,777
Other issuances	—	—	161,040	16	1,078,605	—	1,078,621
Distributions to sub S shareholders prior to pooling	—	—	—	—	—	(260,127)	(260,127)
Conversion of Preferred to Common	(407,742)	(408)	2,854,192	286	122	—	—
Preferred stock dividends	25,033	25	—	—	512,027	(512,052)	—
Net income	—	—	—	—	—	3,148,816	3,148,816

Balance at December 31, 1999.	0	0	32,077,632	3,208	81,171,322	1,835,868	83,010,398
Business acquisitions and earnout agreements	—	—	835,209	84	1,755,332	—	1,755,416
Other issuances	—	—	50,334	5	194,709	—	194,714
Exercise of options and warrants	—	—	180,334	18	785,057	—	785,075
Costs of issuing common shares	—	—	—	—	(40,485)	—	(40,485)
Value of warrants issued with subordinated debentures	—	—	—	—	840,077	—	840,077
Private placement of preferred shares	2,330,143	2,330	—	—	6,153,171	—	6,155,501
Costs associated with issuance of preferred shares	—	—	—	—	(107,282)	—	(107,282)
Amortization of beneficial conversion feature — Series D preferred	—	—	—	—	617,465	(617,465)	—
Preferred dividends	—	—	—	—	—	(202,294)	(202,294)
Beneficial conversion features — subordinated debentures	—	—	—	—	270,946	—	270,946
Conversion of debentures and accrued interest	—	—	1,693,085	169	6,544,942	—	6,545,111
Costs associated with debentures converted	—	—	—	—	(989,838)	—	(989,838)
Net loss	—	—	—	—	—	(12,475,131)	(12,475,131)

Balance at December 31, 2000.	2,330,143	$2,330	34,836,594	$3,484	$97,195,416	$(11,459,022)	$85,742,208

See accompanying notes to consolidated financial statements.

U. S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2000, 1999 and 1998

	2000	1999	1998

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (Loss) Income	$(12,475,131)	$3,148,816	$304,080

Adjustments to reconcile net cash(used in) provided by operating activities:
Depreciation	4,955,080	3,880,752	2,265,561
Amortization	1,908,719	2,491,769	635,829
Deferred income tax (benefit) provision	(2,062,184)	1,148,159	(861,744)
Amortization of deferred financing and debenture discount costs	673,659	1,442,646	272,366
(Gain) on sale of property, plant & equipment	(17,430)	—	—
Loss on early extinguishment of debt	1,683,514	—	—
Non cash restructuring charges and asset impairment charge	3,184,926	3,972,142	—
Beneficial conversion feature of convertible subordinated debentures	270,946	—	—
Non cash merger costs	—	1,461,766	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(9,672,757)	(13,028,090)	(5,385,858)
Inventories	(1,991,917)	(3,276,013)	(2,620,970)
Prepaid expenses and other current assets	144,707	(769,129)	(1,060,050)
Other assets	(1,999,388)	60,432	288,965
Accounts payable	7,548,605	6,966,968	(583,173)
Other liabilities	329,338	(89,645)	563,075
Accrued expenses	(165,194)	(1,449,962)	(1,275,185)

Net cash (used in) provided by operating activities	(7,684,507)	5,960,611	(7,457,104)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for property and equipment	(24,808,163)	(31,909,978)	(8,486,863)
Capital expenditures for dredge disposal site permits and costs	—	—	(2,045,436)
Cash paid for acquisitions, net of cash received	(62,297)	(15,098,104)	(3,885,197)
Proceeds from the sale of property, plant and equipment	534,893	—	76,500
Payments on non-compete agreements	—	(841,591)	—

Net cash used in investing activities	(24,335,567)	(47,849,673)	(14,340,996)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of warrants and options, net of issuance costs	744,590	1,924,381	2,524,867
Proceeds from the sale of common stock, net of issuance costs	—	25,206,612	3,947,632
Sale of preferred stock, net of issuance costs	6,045,889	—	—
Proceeds from sale of convertible debentures	7,500,000	2,500,000	4,000,000
Advances from (repayment to) affiliates, net	(1,000,000)	6,000,000	(1,730,317)
Proceeds from notes payable	61,610,619	23,128,118	25,227,300
Payment of deferred financing costs	—	(632,373)	(715,946)
Distributions to shareholders of pooled companies	—	(260,128)	(509,299)
Payments of notes payable and capital leases	(42,477,530)	(17,222,478)	(12,500,320)

Net cash provided by financing activities	32,423,568	40,644,132	20,243,917

Net change in cash and cash equivalents	403,494	(1,244,930)	(1,554,183)
Cash and cash equivalents, beginning of period	1,807,588	3,052,518	4,606,701

Cash and cash equivalents, end of period	$2,211,082	$1,807,588	$3,052,518

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$5,994,687	$3,772,631	$1,191,281
Income taxes	$(98,202)	$704,453	$638,980
Capitalized interest	$1,379,818	$236,115	$—
Capitalized leases	1,832,657	77,801	864,367
Number of shares issued during the period for non-cash transactions:
Acquisitions and Clean Earth merger	835,209	4,074,711	952,875
Compensation — employees and directors	45,934	117,408	28,400
Litigation settlements	11,666	30,000	5,166
Conversion of debentures	1,693,085	—	—
Financing fees and other	—	107,082	114,800
Conversion of preferred stock	—	2,854,192	463,452

See accompanying notes to consolidated financial statements

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

      U.S. Plastic Lumber Corp. and its subsidiaries (collectively the “Company”) are engaged in the manufacturing of recycled plastic lumber and other products and environmental remediation services, including recycling of soils which have been exposed to hydrocarbons and the beneficial reuse of dredge materials. The Company’s plastic lumber customers are located throughout the United States. The Company’s environmental remediation, dredge and soil recycling customers are located primarily in the Northeastern United States.

Principles of Consolidation

      The accompanying consolidated financial statements include the accounts of U.S. Plastic Lumber Corp. and its wholly-owned subsidiaries U.S. Plastic Lumber LTD, Eaglebrook Group, Inc., Clean Earth, Inc., Carteret Biocycle Corp. (“CBC”) Clean Earth of New Castle, Inc. (“CENC”), Clean Earth of Philadelphia, Inc. (“CEP”), Consolidated Technologies, Inc. (“CTI”), Integrated Technical Services, Inc. (“ITS”), S&W Waste, Inc. (“S&W”), Barbella Environmental Technologies, Inc.(“Barbella”), Clean Rock Industries, Inc. and Clean Rock Properties, LTD. All significant intercompany balances and transactions have been eliminated in consolidation.

      In July 1997, the Company and Interstate Industrial Corp. (“IIC”) formed a 50/50 joint venture dredging business. The Company manages the day-to-day dredging operations and began consolidating 100% of the assets and liabilities of the joint venture after the Company obtained majority control effective April 1, 1998. Funds advanced to the joint venture, for which the Company had an ownership percentage of 51.1% at December 31, 2000, 1999 and 1998, have been eliminated in consolidation. A summary of the 1998 operations of the Joint Venture follows:

Revenues	$3,062,903
Operating costs and expenses	2,298,779

Operating income	764,124
Minority interest	(382,062)

Company’s portion of income before income taxes	$382,062

      The IIC minority interest in the net income of the joint venture since inception totaling $250,165 and $196,383 is shown as minority interest in the accompanying consolidated balance sheet at December»31, 1999 and 2000 respectively. The decrease in 2000 is due to the $53,782 of minority interest in the joint venture’s net loss for the year 2000. The IIC joint venture had no operating activity in 1999. The $119,403 minority interest in the CTI losses prior to June 30, 1998, when the Company had a 55% ownership interest, are combined with the $382,062 minority interest in the IIC joint venture in the statement of Operations for the year ended December 31, 1998.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cash and Cash Equivalents

      The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Inventories

      Inventories are valued at the lower of cost or market, cost being determined by the first-in, first-out method.

Property, Plant and Equipment

      Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged to operations as incurred. Significant renewals, improvements and betterments are capitalized. Leasehold improvements are amortized over the shorter of the underlying lease term or the asset’s useful life. Applicable interest charges incurred during the construction of the new facilities are capitalized and amortized over the asset’s estimated useful lives.

Acquired Intangibles, Net

      Acquired intangibles are amortized on a straight-line basis as follows at December 31, 2000 and 1999:

	Useful Lives	2000	1999

Goodwill — acquisitions	20 years	$13,872,583	$13,872,583
Goodwill — acquisitions	25 years	5,457,264	4,791,199
Goodwill — acquisitions	40 years	10,831,355	9,039,542
Permits — acquired	25 years	10,575,891	10,172,000

		40,737,093	37,875,324
Less accumulated amortization		(3,703,174)	(2,037,756)

Acquired intangibles (net)		$37,033,919	$35,837,568

      The Company assesses the recoverability of acquired intangibles by determining whether the amortization of the balance over their remaining lives can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of acquired intangibles impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate commensurate with the risk of the acquired intangible. The assessment of the recoverability of acquired intangibles will be impacted if estimated future operating cash flows are not achieved.

Impairment of Long Lived Assets

      It is the Company’s policy to review the carrying value of acquired intangibles and property, plant and equipment based on an evaluation of such factors as the occurrence of a significant adverse event or changes in the environment in which the business operates. The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 121, “Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed of.” This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Other Assets

      Other assets are summarized as follows at December 31, 2000 and 1999:

	2000	1999

Dredge disposal permits and deferred site development costs, net	$946,247	$1,008,717
Deferred financing costs, net	864,721	1,014,085
Deferred convertible debenture issuance costs, net	47,434	1,038,898
Non compete agreements, net	608,654	762,500
Restricted cash	250,000	—
Deferred tax asset	672,285	—
Patents, net	644,482	538,981
Other	558,302	987,368

Total other assets	$4,592,125	$5,350,549

      The Company incurred $2,165,397 of costs to permit and develop dredge material disposal sites in strip mines in Pennsylvania. In 1999 and 1998, these costs were being amortized over the estimated number of cubic yards of dredge material to be disposed of, which was 550,000 cubic yards. This resulted in amortization expense of $1,003,519 and $71,071 in 1999 and 1998 respectively. Based on the success of the dredge disposal project through 1999, in 2000 the Company increased the estimated number of cubic yards over which the permit is being amortized to approximately 2,000,000 cubic yards, including ash material, to better reflect the expected work to be done under the permit. As a result, amortization in 2000 was $68,588. Had the Company not changed the estimated units available for disposal in 2000, amortization expense related to this permit would have been $456,776.

      The $825,000 cost of non-compete agreements is being amortized over 6 years resulting in amortization expense of $137,500 in 2000 and $39,600 in 1999 (none in 1998). The $625,915 value assigned to the Trimax patents acquired in 1998 is being amortized over 15 years resulting in $52,164, $50,269 and $25,000 of amortization expense in 2000, 1999 and 1998, respectively. The restricted cash of $250,000 is a certificate of deposit held as collateral for a letter of credit to secure a lease.

Revenue Recognition

      Revenues from the Company’s plastic lumber division are recognized at the date the products are shipped and risk of ownership transfers to the buyer. Title passes to the customer upon shipment of goods. The Company does not accept returns or issue credits for damaged or defective goods if not notified by the customer within five days from the date of delivery. In the event that the Company accepts a claim from a customer, the Company has sole discretion with regard to replacing the goods, repairing the product or issuing a credit to the customer. The Company has a warranty policy for its plastic lumber products which includes a warranty period ranging from seven to fifty years, depending on the type of product, for structural damage. The Company’s liability for warranty claims is limited to the replacement of substitute product.

      Revenues from the environmental construction services companies are recognized on the percentage of completion method or as units are processed. Revenues from the environmental recycling facilities are recognized when material is treated. Under the percentage of completion method, contract revenue is recognized in the ratio of contract costs incurred to date to the estimated total costs to complete the project. Contract costs include all direct and indirect labor, material and equipment depreciation required to complete

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the contract. A liability is recorded for estimated losses, if any, on uncompleted contracts. Billings in excess of costs incurred and estimated profit recognized are included in other liabilities. Costs incurred and profits recognized in excess of billings on applicable contracts are included in accounts receivable.

      The following is a summary of the costs and estimated earnings on uncompleted contracts at December 31:

	2000	1999	1998

Costs incurred on uncompleted contracts	$33,951,824	$18,697,161	$11,912,140
Estimated profit	4,402,705	4,520,207	521,604

Total included in sales	38,354,529	23,217,368	12,433,744
Less billings to date	(34,101,682)	(21,387,899)	13,071,445

Billings under (over) costs and estimated profits	$4,252,847	$1,829,469	$(637,701)

      In accordance with industry practice, the Company classifies as current all assets and liabilities related to the performance of long-term contracts. The contracting cycle for certain long-term contracts may extend beyond one year and, accordingly, collection or payment of amounts related to these contracts may extend beyond one year. Also included within accounts receivable are unbilled revenues which represent revenue earned for work completed in accordance with contract provisions.

Stock-Based Compensation

      The Company follows Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation.” In accounting for stock-based transactions with nonemployees, the Company records the fair value of these instruments as compensation expense when these types of instruments are issued. As permitted by SFAS No. 123, the Company accounts for stock-based compensation granted to employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.”

Income Taxes

      The Company provides for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” SFAS No. 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities.

Advertising Costs

      Advertising production costs are expensed the first time the advertisement is run. Media (TV and print) placement costs are expensed in the month the advertising appears. Advertising costs charged to operations were approximately $3,550,671, $391,581 and $106,022 in 2000, 1999 and 1998, respectively.

Concentrations of Credit Risk

      Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and trade receivables. The Company maintains its cash and cash equivalents with various financial institutions which are primarily located in the Eastern United States. At December 31, 2000, the Company had bank balances of approximately $2,584,093 in excess of amounts insured by federal deposit insurance. Trade receivables are concentrated primarily in the Northeastern United States. The Company does not require collateral from its customers. The Company has only one customer which accounted for more than five percent of total net accounts receivable balances. This customer

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

comprised nine and eleven percent of net accounts receivable as of December 31, 2000 and 1999, respectively. The Company is not dependent upon a single customer or a few customers for either segment of its business. No single customer accounts for sales equal to or greater than 10% of the Company’s consolidated revenues.

Fair Value of Financial Instruments

      Financial instruments include cash and cash equivalents, receivables, accounts payable, due to affiliates, notes payable and convertible subordinated debentures. The carrying amounts reported in the consolidated balance sheet for these financial instruments approximate their fair value. For certain instruments, including cash and cash equivalents, trade accounts receivable, other current assets, other assets, accounts payable and accrued expenses, the carrying amount approximates fair value due to their short maturity.

Income (Loss) Per Share

      Basic income or loss per share is computed by dividing net income or loss attributable to common stockholders by the weighted average number of shares outstanding during the year. Diluted income or loss per share attributable to common stockholders further considers the impact of dilutive common stock equivalents. Diluted loss per share has not been presented separately for 2000 and 1998 because the effect of the additional shares which would be issued assuming conversion of the convertible debentures, convertible preferred stock and the outstanding common stock options and warrants are anti-dilutive for the aforementioned years. Common shares which would be issued assuming conversion of the convertible debentures, convertible preferred stock and common stock options and warrants total 13,284,796 and 5,726,359 shares, for 2000 and 1998.

      The following is a reconciliation of the numerator (net earnings) and the denominator (common shares outstanding) of the basic and diluted per share computations for 1999):

	Net Earnings	Shares	Amount

Basic EPS
Net earnings available to common shareholders	$2,832,034	28,171,655	$.10
Effect of Dilutive Securities
Stock options	—	2,027,844	—
Diluted EPS	$2,832,034	30,199,499	$.09

      Common shares assumable in connection with convertible debentures, convertible preferred stock and common stock options and warrants total 6,832,329 for 1999. These shares were not included in the computation of diluted EPS in 1999 because their effect is anti-dilutive.

Comprehensive Income

      During the years ended December 31, 2000, 1999 and 1998 the Company did not have any changes in its stockholders equity resulting from non-owner sources. Accordingly, comprehensive income as set forth in SFAS No. 130 was equal to the net income/loss amounts presented in the statements of operations.

2.     LIQUIDITY AND CAPITAL RESOURCES

      The Company’s liquidity and ability to meet its financial obligations in 2001 will be dependent on, among other things, the Company’s ability to maintain compliance with its debt covenants and obtaining the proceeds from the Fusion Capital Fund II LLC common stock purchase agreement or a similar source of equity. The Company is highly leveraged and during 2000, the Company suffered significant losses from operations, primarily resulting from the significant expenses incurred in its plastic lumber division related to the expansion of its manufacturing facilities, the inefficiencies in the production of certain products, increases in raw material

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

costs and product returns from certain key customers. The Company’s accumulated deficit totaled $11,459,000 as of December 31, 2000. Since its inception, the Company has financed its operations through a number of stock and debt issuances and conversions. During 2000, the Company’s primary sources of working capital have been the net proceeds from sales of the Company’s preferred stock, proceeds from its Senior Credit Facility and the issuance of convertible debentures and direct sales of the Company’s products and services to its customers. The Company was not in compliance with certain covenant requirements of its Senior Credit Facility and its Master Credit Facility as of December 31, 2000. The Company received waivers for these covenant violations as of December 31, 2000 and entered into amendments to the Senior Credit Facility and Master Credit Facility. See note 7 for a description of the Company’s notes and capital lease payable.

      The Company’s material financial commitments relate principally to its working capital requirements and obligations to make term loan payments on its Senior Credit Facility of currently $1,250,000 per quarter and increasing to $2,500,000 in September of 2001, monthly interest payments on the Senior Credit Facility, lease payments pursuant to certain real property and equipment leases of approximately $324,000 per month, installment payments for manufacturing equipment of approximately $244,000 per month, interest payments on the Company’s Subordinated Convertible Debentures of approximately $206,000 quarterly, and dividends on the Company’s Series D and Series E Convertible Preferred Stock, approximately $230,000 quarterly.

      In addition, the Company will be required to refinance or repay its Senior Credit Facility on or before April 2, 2002. As of December 31, 2000, the outstanding balance on this Senior Credit Facility is $42,400,000. The Company currently does not have the financial resources to retire these debt obligations in 2002 and the Company will need to obtain new debt or equity capital or sell certain assets to meet this requirement.

      The terms of the Senior Credit Facility also require the Company to raise $6,500,000 of equity, in increments of $500,000 per month in January and March 2001 and $500,000 per month thereafter until an aggregate of $6,500,000 has been raised. In December 2000, the Company entered into a common stock purchase agreement with Fusion Capital Fund II, LLC (“Fusion Capital”) pursuant to which Fusion has agreed to purchase up to $12 million of the Company’s common stock (see note 9). Pursuant to the terms of the Agreement with Fusion, the Company may not sell shares to Fusion Capital until such time as the Securities and Exchange Commission declares a registration statement effective which registers for resale the shares Fusion Capital has agreed to purchase. As of April 2, 2001, the Company has not filed a registration statement with the Securities and Exchange Commission. As a result, there can be no assurance that the Company will be able to obtain such additional funding. The Company is dependent on Fusion or other sources of financing to meet its covenant requirements under the Senior Credit Facility.

      Certain of the Company’s debt instruments contain covenants establishing certain financial covenants and operating restrictions. The Company’s failure to comply with any covenant or material obligation contained in these debt agreements or any of the Company’s other debt agreements, absent a waiver from the lenders, would result in an event of default which could accelerate debt repayment terms under the debt agreements. Due to various cross-default provisions contained within certain of the Company’s credit agreements, an event of default under certain of our senior debt agreements could accelerate debt repayment terms under certain other credit agreements, all of which would have a material adverse affect on the Company’s liquidity and capital resources.

      In November of 2000, the Company retained Bank of America Securities (“BAS”) to explore and evaluate strategic alternatives for the Company which could include the possible sale of the Company’s environmental services division, Clean Earth Inc. (“CEI”). The Company has held discussions with prospective buyers who have expressed various levels of interest in CEI, however, no agreement has been reached with any of the buyers and there can be no assurances that an agreement will be reached. Proceeds from the sale of CEI, if it occurs, would be used to first pay down the Company’s Senior Credit Facility. Any excess proceeds would be applied to certain other debt and provide working capital.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Capital requirements relating to the implementation of the Company’s business plan have been and will continue to be significant. The Company believes that its ability to generate cash from operations is dependent upon, among other things, increased demand for its products and services and the successful development of direct marketing, expanded manufacturing capabilities and product distribution capabilities. There can be no assurance that the Company will have sufficient capital resources to permit the Company to continue implementation of its business plan.

      While there can be no assurances, the Company believes its cash flows from operations will satisfy its liquidity requirements in 2001. However, the Company is seeking additional sources of financing to supplement its cash flow requirements. Although the Company believes that it will be able to secure additional financing in the near future, there can be no assurance that any additional financing will be available to the Company on acceptable terms, or at all. If the Company does not comply with its covenants contained within its debt agreements in 2001, or if adequate cash flows from operations and funds available from the capital markets are not available to finance its operations and retire its debt obligations as they become due, the Company may be required to significantly curtail its operations and the Company’s ability to continue as a going concern would be impaired.

3.     ACQUISITIONS

1998 Acquisitions

      In January 1998 the Company acquired Green Horizon Environmental, Inc. (“GHE”), an environmental services company located in Norristown, Pennsylvania.

      In February 1998, the Company acquired 55% of the stock of Consolidated Technologies, Inc. (“CTI”), an environmental recycling services company located in Norristown, Pennsylvania.

      On February 28, 1998 the Company acquired substantially all of the assets of Chesapeake Plastic Lumber, Inc. (“CPL”), a manufacturer of plastic lumber in Denton, Maryland.

      Effective April 30, 1998 the Company acquired 100% of the stock of Cycle-Masters, Inc. (“CMI”), a manufacturer of plastic lumber in Sweetser Indiana.

      Effective June 30, 1998 the Company acquired 100% of the stock of Geocore, Inc. (“GCI”) a small environmental services company in northern New Jersey.

      Effective June 30, 1998 the Company acquired the remaining 45% of CTI. The $119,403 minority interest in the CTI losses prior to June 30, 1998 are combined with the minority interest in the joint venture with IIC in the statement of Operations.

      Effective June 30, 1998 the Company purchased substantially all of the assets of Trimax of Long Island, Inc. and Polymerix, Inc. (“Trimax”) through the U.S. Bankruptcy Court. The Trimax purchase includes two patents for the manufacture of structural plastic lumber.

      On December 30, 1998 the Company acquired 100% of S&W Waste, Inc. (“S&W”). S&W recycles and beneficially re-uses industrial wastes and disposes of contaminated materials, located in northern New Jersey.

      The total purchase price of $ 8,517,273 for all of the 1998 acquisitions consisted of 952,875 shares of the Company common stock valued at an aggregate of $3,535,660, cash payments of $3,705,000, issuance of debt totaling $954,952, costs totaling $303,868 and $17,793 assigned to options granted to a former owner. Several of the acquisitions include non compete agreements, stock options and earnout provisions based on achieving specified profitability levels for key employees and former owners. The earnout provisions were payable entirely in the form of the Company’s common stock. No shares were issued under the earnout provisions in 2000. At December 31, 2000 all of the Company’s obligations related to the earnout provisions have been satisfied and there are no outstanding liabilities related to the earnout agreements.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A summary of the allocation of the aggregate purchase price of the 1998 acquisitions follows:

Working capital (deficit)	$(846,926)
Long-term assets	7,101,976
Net deferred tax assets	333,303
Long-term debt	(1,535,609)
Acquired intangibles	3,464,529

Aggregate purchase price	$8,517,273

      All of the acquisitions in 1998 have been accounted for as purchases. Accordingly, the results of operations of the acquired companies are included in the Consolidated Financial Statements for periods subsequent to the date of acquisition. The excess of the aggregate purchase price over the estimated fair value of the net assets acquired has been recorded as acquired intangibles and is being amortized on a straight-line basis over a period of twenty years from the effective date of each acquisition (15 years for the Trimax patents).

      Effective December 31, 1998 all of the companies in the Plastic Lumber division were merged into U.S. Plastic Lumber, LTD and Waste Concepts, Inc., GHE and GCI were merged into ITS.

1999 Acquisitions

Purchase Transactions

      On March 23, 1999, the Company acquired all of the stock of Brass Investment Co. (“Brass”) and its wholly owned subsidiaries Soil Remediation of Philadelphia (“SRP”) and Allied Waste, Inc. (“AWI”). SRP operates a soil remediation facility in Philadelphia, PA. AWI provides environmental services. The Company entered into a Management Contract taking over all responsibility for day to day management and financial control of SRP and AWI as of January 7, 1999 and entitling the Company to all net profits or losses after January 4, 1999.

      On January 28, 1999, the Company acquired 100% of the stock of Eaglebrook Plastics, Inc. and Eaglebrook Products, Inc. (collectively “Eaglebrook”), a plastic recycling and plastic lumber manufacturing company located in Chicago, IL. The Company is leasing the 300,000 square foot Chicago facility from the sellers for ten years at a monthly rental of $39,181 with an option to purchase the facility for $3,000,000. The Company intends to purchase the Chicago facility and has recorded the appraised value of the land and building in property and equipment and the applicable lease payments and the option price in notes and capital leases payable.

      On April 1, 1999, the Company signed a Management Contract with Brigadoon Industries, Inc., (“Brigadoon”) taking over all responsibility for day-to-day management and financial control as of that date and entitling the Company to all net profits or losses after April 1, 1999. Brigadoon manufactures corner boards from recycled plastic for use by the packaging industry. The Company acquired 100% of the stock of Brigadoon on June 30, 1999. The Company also purchased a 140,000 sq. ft. facility situated on approximately 39 acres in Ocala, Florida. The Ocala plant will house expanded operations of Brigadoon plus a large number of new extruders to manufacture other products for the plastic lumber division.

      The $41,965,833 total purchase price for all of the 1999 acquisitions consisted of 4,244,525 shares of the Company’s common stock valued at an aggregate of $19,343,714, cash payments of $14,800,000 and issuance of debt totaling $5,763,494, costs totaling $838,733 and $1,219,892 assigned to warrants granted to a former owner. Several of the acquisitions included non compete agreements, stock options and earnout provisions based on achieving specified profitability levels for key employees and former owners. The earnout provisions were payable entirely in the form of the Company’s common stock. No shares were issued under the earnout

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

provisions in 2000. At December 31, 2000 all of the Company’s obligations related to the earnout provisions have been satisfied and there are no outstanding liabilities related to the earnout agreements. A summary of the allocation of the $41,965,833 aggregate purchase price of the 1999 acquisitions to the net assets acquired follows:

Working capital (deficit)	$(9,296,459)
Long-term assets	29,517,927
Deferred tax liabilities	(2,655,384)
Acquired intangibles	24,399,749

Aggregate purchase price	$41,965,833

      All of the aforementioned acquisitions in 1998 and 1999 have been accounted for as purchases. Accordingly, the results of operations of the purchased companies are included in the consolidated financial statements for periods subsequent to the date of acquisition or the date management obtained day-to-day management and financial control. The excess of the aggregate purchase price over the estimated fair value of the net assets acquired in all of the acquisitions has been recorded as acquired intangibles. The acquired intangibles are being amortized on a straight-line basis over periods of twenty to forty years.

      The unaudited pro forma combined results of operations of the Company and all of its subsidiaries for the years ended December 31, 1999 and 1998, after giving effect to certain pro forma adjustments as if the acquisitions had taken place on January 1, 1998, are as follows:

	1999	1998

Net sales	$141,401,003	$118,546,658

Net income (loss)	$3,117,343	$845,244

Net income (loss) attributable to common stockholders	$2,800,561	$168,166

Net income (loss) per share — diluted	$.09	$.01

Weighted average shares used in computation	30,467,766	24,357,338

      The foregoing unaudited pro forma results of operations reflect adjustments for amortization of goodwill, depreciation on re-valued buildings and equipment and interest on cash paid to the sellers. Per share amounts are calculated after preferred dividends are subtracted from net income. They do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions occurred at January 1, 1998 or of future results of operations of the consolidated entities.

Pooling Transactions

      On June 25, 1999, the Company acquired 100% of the stock of Barbella Environmental Technology, Inc. (“Barbella”), an environmental remediation and construction service company located in Somerville, New Jersey, for 810,000 shares of the Company’s common stock. The Company incurred merger costs totaling $595,000 in the Barbella transaction which were charged to expenses in the second quarter of 1999. On September 28, 1999, the Company acquired 100% of the stock of Eureka Plastics of California, Inc. (“Eureka”), and Ecosource Corporation (“Ecosource”), for 236,600 and 392,000 shares respectively of the Company’s common stock, in unrelated transactions. Both of these companies recycle and process plastics in Southern California. The Company incurred $ 810,000 of costs related to these mergers that were written off in the third quarter of 1999. On December 14, 1999, the Company acquired 100% of the stock of Clean Rock Industries, Inc. and Clean Rock Properties, Ltd. (collectively “Clean Rock”), for 422,164 shares of the

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company’s common stock. Clean Rock Industries, Inc. is a soil recycling facility located in Hagerstown, Maryland. Clean Rock Properties, Ltd. is a holding company that owns the real estate upon which this business operates. The Company incurred $440,000 of costs related to the Clean Rock merger which were charged to expense in the fourth quarter of 1999.

      The Company has accounted for each of the Barbella, Eureka, Ecosource and Clean Rock transactions as a pooling of interests. Accordingly, the accompanying financial statements include the applicable amounts for the pooled companies as if the acquisitions had taken place on January 1, 1998. Following is a summary of the amounts included in the accompanying statements of operations for the years ended December 31 for all of the pooled companies:

	1999	1998

Net sales	$34,480,025	$27,089,447
Net income	1,747,110	208,282
Net income per share	$06	$.01

      The statement of stockholders’ equity was also restated to include $850,523 of retained earnings and $457,302 of additional paid in capital for all of the pooled companies as of January 1, 1998. The Company had no inter-company transactions with the pooled entities prior to their acquisition.

      The following table reconciles the 1998 revenue and earnings previously reported by the Company to the 1998 amounts currently presented in the Company’s 2000 financial statements.

			Loss per
			Common
			Share — Basic
	Net Sales	Net Income	and Diluted

Year ended December 31, 1998 as originally reported	$45,704,940	$95,798	$(0.03)
Results of pooled companies for the year ended December 31, 1998	$27,089,447	$208,282	$0.01

Year ended December 31, 1998 as currently reported in the financial statements	72,794,387	304,080	$(0.02)

2000 Acquisitions

      On February 10, 2000, the Company acquired certain assets and certain liabilities of Baron Enterprises, Inc. (“Baron”), a manufacturer of plastic slip and tier sheets used in handling freight. Baron operates facilities in Denver, CO and Reidsville, NC. Both plants manufacture tier and slip sheets that are similar to products manufactured in the Company’s Chicago facility. The acquisition was accounted for as a purchase. Accordingly the $1,635,147 excess of the purchase price over the value of the net tangible assets acquired is included in acquired intangibles as of December 31, 2000.

      The $2,105,000 purchase price of the Baron acquisition consisted of 202,376 shares of the Company’s common stock valued at an aggregate of $1,800,000 and acquisition related costs of $305,000.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A summary of the allocation of the purchase price of the Baron acquisition to the net assets acquired follows:

Working capital	$1,540,072
Long-term assets	3,096,778
Long-term debt	(4,166,997)
Acquired intangibles	1,635,147

Aggregate purchase price	$2,105,000

      The unaudited pro forma combined results of operations of the Company and all of its subsidiaries for the years ended December 31, 2000 and 1999 after giving effect to certain pro forma adjustments as if the Baron acquisition had taken place on January 1, 1999, are as follows:

	2000	1999

Net sales	$175,226,924	$153,913,003

Net (loss) income	$(12,653,499)	$1,973,498

Net (loss) income attributable to common stockholders	$(13,473,255)	$1,656,716

Net (loss) income per share — diluted	$(.39)	$.05

Weighted average shares used in computation	34,319,470	30,670,142

      The foregoing unaudited pro forma results of operations reflect adjustments for amortization of goodwill, depreciation on re-valued buildings and equipment and interest on cash paid to the sellers. Per share amounts are calculated after preferred dividends are subtracted from net income. They do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions occurred at January 1, 1999 or of future results of operations of the consolidated entities.

4.     ACCOUNTS RECEIVABLE, NET

      Accounts receivable consist of the following at December 31, 2000 and 1999:

	2000	1999

Trade receivables	$29,679,374	$24,729,525
Unbilled receivables related to long-term contracts	8,749,307	5,922,762
Cost in excess of billings	4,252,847	1,829,469
Retainage	3,457,329	1,573,534
Allowance for doubtful accounts	(2,375,479)	(1,139,870)

Accounts receivable (net)	$43,763,378	$32,915,420

      In 1999 and 2000 the Company was involved in a project with a large governmental agency in which work was performed beyond the scope of the original project. Under the terms of the contract the Company was required to perform the additional work and notify the customer that additional claims under the contract would be forthcoming. Included in the unbilled receivables related to long-term contracts are $3,780,000 and $2,660,204 at December 31, 2000 and 1999, respectively, in unbilled claims for additional work performed beyond the original scope of this project with the customer’s acknowledgement that it would be billed for additional claims. The Company is in the process of resolving this contract claim, and the Company believes that these receivables are fully collectible. With the exception of payments due under long-term contracts, as

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

discussed in the Revenue Recognition section of Note 1, the Company believes that all receivables included in the table above are collectible within one year.

      The increase in the allowance for doubtful accounts is primarily due to the bankruptcy filings of three customers in 2000.

5.     INVENTORIES

      Inventories consist of the following at December 31, 2000 and 1999:

	2000	1999

Raw materials	$5,626,356	$2,673,427
Finished goods	4,097,034	4,666,116

Inventories	$9,723,390	$7,339,543

6.     PROPERTY, PLANT AND EQUIPMENT, NET

      Property, plant and equipment consist of the following at December 31, 2000 and 1999:

	Useful Lives	2000	1999

Land		$6,257,500	$6,264,240
Buildings	30 to 40 years	21,460,673	19,868,966
Machinery & equipment in use	5 to 20 years	69,427,149	41,543,210
Leasehold improvements	Life of lease	5,486,112	1,327,298
Furniture and office equipment	5 to 7 years	2,364,176	1,433,380
Construction in progress		11,841,860	21,447,443

		116,837,470	91,884,537
Less accumulated depreciation		(16,292,531)	(11,460,585)

Property, plant and equipment (net)		$100,544,939	$80,423,952

7.     NOTES AND CAPITAL LEASES PAYABLE

      In 1999 and the first six months of 2000, the Company had a line of credit with a division of Southern Pacific Bank (“SPB”) whereby borrowings would be collateralized by specific equipment and/or inventory and eligible accounts receivable. On June 30, 2000 the Company terminated the line of credit with SPB and entered into a new three-year Senior Credit Facility with three banks. The Senior Credit Facility provides for a $30,000,000 term loan and a $15,000,000 revolving credit line. The Senior Credit Facility allows the Company to select from two interest rate options, one based on a spread over the prime rate and the other based on a spread over the Eurodollar deposit rate. The spread above each interest rate option is determined by the Company’s ratio of consolidated debt to Earnings Before Interest, Taxes, Depreciation and Amortization. The revolving credit line has an unused commitment fee of .5%. The weighted average interest rate on short term borrowing on this revolving credit line was approximately 11.2% during 2000. The term loan is due in two quarterly installments of $1,250,000 on March 31, and June 30, 2001, four quarterly installments of $2,500,000 for the year thereafter with the remaining amount due in April of 2002.

      In terminating the previously existing line of credit, the Company incurred an extraordinary loss in the second quarter of 2000 for prepayment penalties and the write off of deferred loan costs amounting to $1,027,785, net of taxes. Proceeds from the Senior Credit Facility were used to pay down approximately $8.7 million of the Company’s existing indebtedness and for general corporate purposes. At December 31, 2000 the Company had outstanding borrowings of $42,400,000 under the Senior Credit Facility.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Senior Credit Facility requires the maintenance of defined levels of net worth, various financial performance ratios and restrictions on capital expenditures, dividend payments, acquisitions and additional indebtedness.

      At September 30, 2000 the Company was not in compliance with certain covenant requirements of the Senior Credit Facility for which the Company received waivers and amendments dated November 13, 2000. In addition to an interest rate increase of 200 basis points and amendment fees of $428,125, the terms of the amendments required the Company to raise a minimum of $2 million in equity prior to November 30, 2000, and additional $2 million prior to December 26, 2000, and an additional $500,000 prior to January 31, 2001. The amended terms also put further limits on the Company’s capital expenditures, and gave the senior lenders the option to permanently reduce their commitment on the revolving credit line when payments were made on that portion of the Senior Credit Facility by the amount paid.

      At December 31, 2000, the Company was not in compliance with certain financial covenant requirements of its amended Senior Credit Facility, for which the Company received a waiver and second amendment dated March 12, 2001. In addition to an interest rate increase of 50 basis points and amendment fees of $106,250, the terms of the amendment require the Company to raise $500,000 in equity in January and March 2001 and $500,000 per month thereafter until an aggregate of $6,500,000 is reached. The amended terms also put further limits on the Company’s capital expenditures, and gives the banking group the option to permanently reduce their commitment on the revolving credit line when payments are made on that portion of the Senior Credit Facility by the amount paid. In addition, the Waiver and Second Amendment contain a provision which requires that the Senior Credit Facility be refinanced or paid in full by April of 2002. See note 2.

      During 2000, the Company obtained $14,600,000 in new equipment financing through a Master Credit Facility with GE Capital in order to finance the expansion of its plastic lumber manufacturing facilities. The Master Credit Facility is secured by certain equipment and contains a minimum tangible net worth covenant. At December 31, 2000 the Company was not in compliance with the minimum tangible net worth covenant requirement. On March 30, 2001, the Company entered into amendments on the Master Credit Facility with GE Capital to waive the Tangible Net Worth Covenant for the fourth quarter 2000 and amended the covenant for each quarter of 2001. The Company will be required to accelerate a portion of the principal payments on the Master Credit Facility and will be required to refinance or repay a portion of the outstanding balance on the Master Credit Facility upon the refinancing or repayment of the Senior Credit Facility.

      At December 31, 2000, the Company had interest rate swap agreements outstanding with a notional amount of $20,000,000 under which the Company paid a fiscal rate of interest and received a floating rate of interest over the term of the interest rate swap agreement without the exchange of the underlying notional amounts. The interest rate swap agreements converted a portion of the Senior Credit Facility from a floating rate to a fixed rate obligation. The fair value

      Notes payable and capital leases consist of the following at December 31, 2000 and 1999:

	2000	1999

Revolving credit line under the Senior Credit Facility with interest payments monthly at prime plus 3.5% collateralized by accounts receivable, inventory and equipment of certain subsidiaries of the company	14,900,000	—
Term loan under the Senior Credit Facility with quarterly installments of $1,250,000 through June 30, 2001, quarterly installments of $2,500,000 through March 31, 2002, and the remainder due April 2, 2002, with monthly interest payments at prime plus 3.5% collateralized by substantially all the assets of certain subsidiaries of the company	27,500,000	—

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2000	1999

Equipment term loans under the Master Credit Facility due in monthly installments of approximately $270,000 due March 2007 bearing interest at LIBOR plus 3.5%	13,514,733	—
Low interest bearing money purchase mortgage note payable in monthly installments of $18,939 through December 31, 2009 including interest imputed at 8.5%, collateralized by the S&W facility	1,426,229	1,535,610
Insurance premium finance agreement payable in monthly installments including interest ranging from 5.64% to 7.12%	—	375,732
Real estate loan payable in monthly installments of approximately $14,720 through June 1, 2009 bearing interest at .50% over prime, collateralized by the SRP facility	1,093,559	1,159,538
Bridge loan converted to Real Estate Loan under the loan agreement with SPB on March 1, 1999 payable in monthly installments of $6,000 with a balloon payment due October 10, 2003, bearing interest at 2% over prime, collateralized by the CBC facility	—	1,386,000
Equipment term loans under loan agreement with SPB, due in monthly installments with a balloon payment due October 9, 2003, bearing interest at prime plus 1.25%, collateralized by equipment of certain subsidiaries of the Company	—	11,137,073
Notes payable to government agency, payable in monthly installments totaling $9,505 through July 1, 2003, including interest at 5% to 5.5%	285,665	387,427
Non interest bearing note with customer, payable at $.01 per pound of plastic shipped to the customer (approximately 700,000 pounds per month)	—	39,153
Receivables and Inventory loans under loan agreement with SPB, interest payments due monthly at prime plus 1%, collateralized by substantially all accounts receivable and inventories of subsidiaries of the Company	—	14,679,515
Other notes payable to financial institutions in monthly installments of $20,479, including interest at 8.15% to 8.5%, through 2014.	—	891,050
Capital lease payable on real estate in monthly installments of $41,566 through January 31, 2009 bearing interest of 10% collateralized by Chicago facility	3,000,000	3,013,813
Note payable assumed in acquisition of Brass payable in annual installments of $267,000 through December 31, 2002 plus interest accrued at 5% (interest imputed at 8.5%)	800,000	800,000
Other notes and capital leases payable in monthly installments of approximately $150,000, maturing from May 29,2001 to January 1, 2006, with interest ranging from 5.9% to 11.75%, collateralized by various equipment of subsidiaries of the Company	3,629,021	6,785,320

Total notes payable and capital leases	66,149,207	42,190,231
Less current portion	(11,535,698)	(5,867,779)

Long-term portion	$54,613,509	$36,322,45

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Notes payable and capital leases mature as follows:

Year Ending	Amounts

2001	$11,535,698
2002	42,320,355
2003	2,820,367
2004	2,398,114
2005	2,324,498
2006 and later	4,750,175

$66,149,207

8.     CONVERTIBLE SUBORDINATED DEBENTURES

      On February 2, 2000 the Company issued $7,500,000 of 5% convertible subordinated debentures. The principal terms of the debentures are as follows:

•	The conversion price is the lower of $9.65 or the lowest trading price of the Company’s common stock during the four trading days prior to the conversion date, but not less than $8.25 (the “minimum floating conversion price”).

•	If the market price stays below $8.25 for 10 consecutive trading days after the first anniversary of the date of issuance, the holder has the right to a put option. This put option enables the holder to require the Company (at the Company’s option) to either repurchase the debentures for cash or reset the minimum floating conversion price of the debentures to zero. If the Company elects to repurchase the debentures for cash, the repurchase price would be equal to 110 percent of the outstanding balance of the debentures plus accrued interest. If the Company elects to reset the minimum floating conversion price of the debentures to zero, the conversion price for the debentures into common stock shall be the lowest trading price between the effective date of the put notice and the fourth trading day immediately following the Company’s notification to the holder of its election to reset the minimum floating conversion price. The right of the debenture holder to convert the debenture to common stock is limited in that the holder may not convert the debenture if upon such conversion the holder will become a beneficial owner of more than 9.9% of the total issued and outstanding shares of the Company’s common stock. If the holder elects to convert and the entire debenture cannot be converted due to this limitation, the Company must settle in cash that portion of the debenture which cannot be converted to stock when the debenture matures in February of 2005, at 110% of the sum of the outstanding balance of the debenture that is in excess of the limitation and accrued but unpaid interest and default payments.

•	The Company can force conversion of the debentures at $9.65 if the market price stays above $16.84 for 20 consecutive trading days.

•	The debentures are scheduled to mature on February 2, 2005.

•	Under certain circumstances, the debentures can be redeemed for stock, cash or a combination thereof.

      On February 20, 2001 the holders of the convertible subordinated debentures exercised their put option to the Company. The Company elected not to repurchase the debentures thereby the minimum floating conversion price is effectively reset to zero. In conjunction with the issuance of the debentures, the Company issued 200,000 warrants to purchase Common stock at $10.09 per share. The Company expensed a beneficial conversion feature of $270,946 in the first quarter of 2000. The $575,703 value assigned to the warrants and the $750,000 discount attributed to the put feature are reflected as discounts from the face value of the

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

debentures and are being accreted into interest expense over the term of the debentures. The unamortized discount on the debentures was $244,787 as of December 31, 2000.

      On December 22, 1998 the Company issued $4,000,000 of convertible subordinated debentures and on January 26, 1999 the Company issued another $2,500,000 to the same debenture holders. The debentures were convertible into common stock at the lower of $5.29 or 90% of the lowest trading price in the four days preceding the conversion date. The $722,222 allocated to the 10% discount on conversion was recorded as additional paid-in-capital and interest expense on January 27, 1999, the earliest conversion date. The conversion price was adjustable downward if, in the one-year period after each issuance, the Company issues convertible securities or common stock at a more favorable price than the debenture conversion price. The 5% per annum debenture interest was payable 1.25% per quarter starting April 1, 1999. The Company issued the debenture holders warrants to purchase 100,000 and 62,500 shares of common stock at any time before December 22, 2003 and January 22, 2004, respectively, for $7.22 per share.

      The Company incurred costs totaling $1,289,703 related to the $6,500,000 debentures including $335,852 assigned to the 162,500 warrants. These costs were being amortized as additional interest expense over the five-year term of the debentures.

      On March 1, 2000 $4,000,000 of the previously issued debentures and $33,440 of unpaid interest were converted into 762,465 shares of common stock at the $5.29 conversion price. On May 5, 2000, the remaining $2,500,000 of the debentures and $12,671 of unpaid interest were converted into 930,620 shares of common stock at the conversion price of $2.70 per share. Both debentures were converted in accordance with the terms of the debentures. Unamortized debenture issue costs of $987,792 were charged to additional paid-in-capital in 2000.

9.     CAPITAL STOCK

Series A Convertible Preferred Stock

      The Series A preferred shares were non-voting and had a 10% cumulative stock dividend payable semi-annually. Each share was convertible into seven shares of the Company’s common stock at the option of the stockholder. In the event of any liquidation, after payment of debts and other liabilities, the holders of Series A Preferred Stock were entitled to receive, before the holder of any of the common stock, the stated value of $20.00 per share plus any unpaid dividends. The Series A Preferred Stock were redeemable at any time at the sole option of the Company for $25.00 per share.

      In 1998 approximately 2,431 Series A shares were converted into 17,017 common shares. Semi annual 5% stock dividends were declared as of March 31, 1998 and September 30, 1998 for a total of 21,511 Series A shares in 1998. At December 31, 1998 approximately 228,012 Series A shares were outstanding.

      In the first quarter of 1999, 1,050 Series A shares were converted into 7,350 shares of common stock. A 5% stock dividend of 11,351 Series A shares was declared as of March 31, 1999 to shareholders of record on March 1, 1999. In the second quarter of 1999, the Company notified all Series A Preferred shareholders of its intent to redeem the Series A Preferred Shares at the $25 per share redemption price unless the shareholder elected to convert the shares to common stock prior to the May 5, 1999 redemption date set by the Company. A dividend for the pro rata period from April 1, 1999 to May 5, 1999 totaling 2,285 Series A preferred shares was paid to shareholders in May. All Series A Preferred shareholders elected to convert to common stock resulting in the issuance of 1,684,187 common shares in the second quarter of 1999. At December 31, 2000 and 1999 no Series A Preferred shares were outstanding.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Series B Convertible Preferred Stock

      In the summer of 1998, the Company issued 211,020 shares of the Company’s Series B Preferred Stock to accredited investors. The Series B shares had substantially the same rights and features as the Series A Preferred shares except that the stated and liquidation value of the Series B shares was $21.00 per share. A 5% stock dividend of 7,455 Series B shares was declared as of September 30, 1998 for the pro rata portion of the six month period that the Series B preferred shares were outstanding. In 1998 approximately 63,776 Series B shares were converted into 446,432 common shares. At December 31, 1998 approximately 154,697 Series B shares were outstanding.

      In the first quarter of 1999, 48,113 Series B shares were converted into 336,790 common shares. A 5% stock dividend of 6,565 Series B shares was declared effective March 31, 1999 to shareholders of record on March 1, 1999. In July 1999, the Company notified all Series B Preferred shareholders of its intent to redeem the Series B Preferred Shares at the $25 per share redemption price, unless the Series B Preferred shareholders elected to convert their Series B Preferred Shares to common stock prior to the August 31, 1999 redemption date set by the Company. A dividend for the pro rata period from April 1, 1999 to August 31, 1999 totaling 4,747 Series B preferred shares was paid to shareholders of record July 1, 1999. All Series B shareholders elected to convert resulting in the issuance of 825,865 shares of common stock in the third quarter of 1999. As of December 31, 2000 and 1999, no Series B Preferred shares were outstanding.

Series D Convertible Preferred Stock

      In September of 2000 the Company issued 1,187,285 shares of its Series D Preferred Stock and received net proceeds of $4.1 million. The Series D Preferred Stock pays a quarterly cash dividend at an annual rate of 15%, with the initial dividend payable on March 31, 2001. Each share of Series D Preferred Stock is convertible into one share of the Company’s common stock at the option of the holder any time after March 31, 2001, subject to certain rights of the Company. The Company at its sole option can redeem the Series D Preferred Stock at 115% of the initial purchase price in cash prior to March 31, 2001. In addition, if the common stock of the Company is trading at an average closing price of $3.50 per share or higher for 20 consecutive trading days at any time prior to March 1, 2002 the Company has the right to require conversion of the Series D Preferred Stock into common stock. Otherwise, the Series D Preferred Stock automatically converts into common stock on March 1, 2002. The beneficial conversion feature in the amount of $1,080,563 is being accreted and recorded as preferred stock dividend from the date the Series D Preferred Stock was issued until the earliest possible conversion date.

Series E Convertible Preferred Stock

      In November of 2000, the Company issued 1,142,857 shares of its Series E Preferred Stock to the Stout Partnership, a related party, and received net proceeds of $2 million. The Series E Preferred Stock pays a monthly cash dividend at an annual rate of 10%, with the initial dividend payable on January 15, 2001. Each share of Series E Preferred Stock is convertible into one share of the Company’s common stock at the option of the holder any time after December 31, 2001, subject to certain rights of the Company. The Company can at its sole option redeem the Series E Preferred Stock at 110% of the initial purchase price in cash prior to December 31, 2001. In addition, if the common stock of the Company is trading at an average closing price of $1.75 per share or higher for 20 consecutive trading days at any time prior to March 1, 2002 the Company has the right to require conversion of the Series E Preferred Stock into common stock. Otherwise, the Series E Preferred Stock automatically converts into common stock on March 1, 2002.

      During February and March 2001, the Company issued an additional 571,428 of Series E Preferred stock to the Stout Partnership and received net proceeds of $1 million.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fusion Capital Fund II

      On December 7, 2000, the Company has entered into a common stock purchase agreement with Fusion Capital Fund II, LLC pursuant to which Fusion Capital agreed to purchase up to $12.0 million of the Company’s common stock in two tranches with each tranche representing $6.0 million of common stock. The $6.0 million of common stock purchasable under the first tranche of the common stock purchase agreement is to be purchased over a twelve-month period, subject to a 6-month extension or earlier termination at our discretion. The selling price of the shares will be equal to the lesser of (1) $15.00 or (2) a price based upon the future market price of the common stock without any fixed discount to the market price. Pursuant to the terms of the Agreement with Fusion, the Company may not sell shares to Fusion until such time as the Securities and Exchange Commission declares a registration statement effective which registers for resale the shares Fusion Capital has agreed to purchase. As of April 2, 2001, the Company has not filed a registration statement with the Securities and Exchange Commission.

Employee Stock Options

      The Company has granted stock options to key employees and directors. The option price at the date of grant is determined by the Board of Directors and is generally tied to the market price of the Company’s freely trading shares. The term for exercising the stock options is generally ten years. Stock options granted by the Company generally vest ratably over a period of three years. Employee stock option activity in 2000, 1999 and 1998 is as follows:

	Weighted	Number of
	Average	Options
	Exercise Price	Outstanding

Outstanding at December 31, 1997	$3.54	1,350,000
Granted	3.65	536,000
Exercised	—	—
Canceled	4.43	(215,000)

Outstanding at December 31, 1998	$3.46	1,671,000
Granted	6.93	3,040,250
Exercised	2.94	(343,332)
Canceled	5.04	(465,500)

Outstanding at December 31, 1999	$6.01	3,902,418
Granted	4.41	572,667
Exercised	3.75	(85,335)
Canceled	7.98	(803,000)

Outstanding at December 31, 2000	$5.37	3,586,750

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The weighted average remaining contractual life of all outstanding employee stock options is 7.8 years at December 31, 2000. Additional information regarding options outstanding at December 31, 2000, 1999 and 1998 follows:

	Range of		Outstanding		Exercisable
	Exercise Prices
				Weighted Average		Weighted Average
	Low	High	Number	Exercise Price	Number	Exercise Price

1998:
	$2.25	$4.00	1,533,500	$3.30	1,109,833	$3.23
	4.50	7.22	137,500	5.24	97,501	5.42

	$2.25	$7.22	1,671,000	$3.46	1,207,334	$3.41

1999:
	$2.25	$6.00	2,406,918	$4.45	1,182,875	$3.71
	7.22	12.50	1,495,500	8.53	284,166	8.27

	$2.25	$12.50	3,902,418	$6.01	1,467,041	$4.59

2000:
	$1.25	$6.25	2,634,250	$4.34	1,706,128	$4.23
	6.25	12.50	952,500	8.22	396,673	8.02

	$1.25	$12.50	3,586,750	$5.37	2,102,801	$4.95

      The following table summarizes the pro forma consolidated results of operations of the Company as though the fair value based accounting method in SFAS 123 had been used in accounting for employee stock options for the years ended December 31, 2000, 1999 and 1998.

	2000	1999	1998

As reported results of operations:
Net (loss) income	$(12,475,131)	$3,148,816	$304,080

Net (loss) income attributable to common stockholders	$(13,294,807)	$2,832,034	$(372,998)

Basic (loss) income per share	$(.39)	$.10	$(.02)

Diluted (loss) income per share	$(.39)	$.09	$(.02)

Pro forma results of operations:
Net (loss) income	$(14,199,284)	$1,086,001	$107,460

Net (loss) income attributable to common stockholders	$(15,019,040)	$769,219	$(569,618)

Basic (loss) income per share	$(.41)	$.03	$(.03)

Diluted (loss) income per share	$(.44)	$.03	$(.03)

      For purposes of the above disclosure, the determination of the fair value of stock options granted in 2000 was based on the following: (i) a risk free interest rate of 7%; (ii) expected option lives of four years; (iii) expected volatility in the market price of the Company’s common stock of 100%; and (iv) 2.5% expected dividends on the underlying common stock.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In 1999 and 1998 the determination of the fair value of stock options granted was based on the following: (i) a risk free interest rate of 7%; (ii) expected option lives of four years; (iii) expected volatility in the market price of the Company’s common stock of 75%; and (iv) 2.5% expected dividends on the underlying common stock.

      The weighted average fair value of options granted to employees were $2.96, $4.60 and $2.72 per share for the years ended December 31, 2000, 1999 and 1998 respectively.

Non-employee Stock Options

      Magellan Finance Corporation (“Magellan”), a stockholder, was originally granted options to purchase up to 353,684 shares of the Company’s common stock at $1.77 per share. Magellan exercised 117,895 of the options in 1997 and another 117,895 options in September 1998. The remaining 117,894 options were exercised on June 30, 1999.

      The Stout Partnership was granted 320,000 options at $2.25 per share in January 1998 in exchange for enabling the Company to obtain a line of credit by providing guarantees (see Notes 7 and 13). Stout Partnership exercised 250,000 shares in September 1999.

      Nonemployee stock option activity in 2000, 1999 and 1998 is summarized as follows:

	Weighted
	Average	Number of
	Exercise	Options
	Price	Outstanding

Outstanding at December 31, 1997.	$1.83	255,790
Granted	2.55	387,500
Exercised	1.80	(122,895)
Canceled	—	—

Outstanding at December 31, 1998.	$2.37	520,395
Granted	7.38	25,000
Exercised	2.32	(427,895)
Canceled	—	—

Outstanding at December 31, 1999.	$3.38	117,500
Granted	3.79	102,500
Exercised	5.00	(10,000)
Canceled	—	—

Outstanding at December 31, 2000.	$3.50	210,000

Stock options exercisable at December 31, 2000	$3.50	210,000

Stock Warrants

      Warrants to purchase 62,500 common shares at $7.22 per share were issued to the purchasers of $2,500,000 of convertible subordinated debentures in January 1999. Another 85,000 and 42,500 warrants to purchase common stock at $5.00 and $7.50, respectively, were also issued in conjunction with the sale of the $2,500,000 convertible subordinated debentures in 1999. The Company issued 500,000 warrants to purchase the Company’s common stock at $6.00 per share to the shareholders of Brass Investment Company as part of the acquisition consideration. The company issued warrants to purchase 200,000 common shares at $10.09 in conjunction with the issuance of $7,500,000 of convertible subordinated debentures in February 2000 (see

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

note 7). In December 2000, the company granted 250,000 warrants to the Stout Partnership at an exercise price of $1.50 per share. The warrants were granted in consideration of the Stout Partnership for exchanging the unsecured loan to a convertible subordinated debenture and providing the additional funding of Series E Preferred Stock (see note 7 and 13). In addition, Stout Partnership will receive 250,000 warrants in the event certain assets of the Company are not disposed of as of June 1, 2001. At December 31, 2000 a total of 1,260,000 warrants are outstanding.

Earnout Agreement With “Historical Shareholders”

      The Company had previously reserved 4,609,386 shares for issuance pursuant to earnout provisions in the Agreement and Plan of Reorganization entered into by the Company on December 15, 1995 and subsequently in an Earn Out Rights Agreement dated October, 1997. The parties to the agreement specified that the shares would be paid to certain shareholders (Historical Shareholders), who held the common stock as of the date of the Agreement and Plan of Reorganization, when net sales or production of Earth Care Global Holdings, on a consolidated basis, meet or exceed 2.0 million pounds of plastic lumber per month for three consecutive months, subject to certain limitations contained in the Agreement.

      In 1999 the Company determined that it was unlikely to meet the performance goals set out in the Earnout Rights Agreement and approached all of the Historical Shareholders and requested that they sign a Settlement Agreement. Under the terms of the Settlement Agreement, the historical shareholders individually waived any future rights to Earnout Shares in exchange for a reduced payment in the form of Company shares upon signing the agreement. Approximately 99% of the Historical Shareholders (representing 4,553,606 shares of the total 4,609,386 earn out shares) agreed to accept 15% of the original earnout shares. The remaining 1% of the Historical Shareholders could not be located by the Company, and there are no pending proceedings with these remaining shareholders.

      On January 17, 2000, the Company issued 632,833 shares to the Historical Shareholders who accepted the Settlement Agreement. The Company has included the $5,166,005 value of the shares issued in acquired intangibles and additional paid in capital on the balance sheet as of December 31, 1999.

Stock Reserved

      At December 31, 2000, common stock was reserved for the following:

Shares contingently issuable to USPL and CEI shareholders	55,845
Non employee stock options	210,000
Employee stock options	3,586,750
Warrants	1,260,000
Convertible debentures	5,842,058
Preferred Stock	2,330,143

13,284,796

10.     RESTRUCTURING, EQUIPMENT AND INVENTORY IMPAIRMENT CHARGES

      In the fourth quarter of 2000, the Company committed to a plan of restructure with respect to some of the smaller plants in its plastic lumber division. As a result, the Reidsville, North Carolina plant was closed in October of 2000, the Green Bay, Wisconsin and Vernon, California plants were closed in January 2001 and the Company plans to close the Sweetser, Indiana facility at the end of the third quarter of 2001. As a result, the Company recorded the following charges in the fourth quarter of 2000:

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Write-down for equipment impairment	$2,319,000
Lease termination costs in connection with the restructuring	1,098,000

Total restructuring charges in 2000	3,417,000

      The Company anticipates lease termination costs will be paid throughout 2001, as the Company completes its restructuring plan. As of December 31, 2000, the Company has accrued $1,098,000 in connection with lease termination costs. During 2000 and early 2001, the Company eliminated approximately 300 employees as part of this restructuring plan. The severance component of the restructuring plan was communicated to the employees in early January 2001. As a result, the Company will record a charge of $182,000 in the first quarter of 2001 in connection with severance. No severance cost was incurred for those employees terminated in 2000.

      During the first quarter of 1999, the Company committed to a plan to restructure and consolidate its two operating divisions and facilities. As part of this plan, the plastic lumber division discontinued the labor intensive flow mold process and converted entirely to the more efficient continuous extrusion method of manufacturing plastic lumber. As a result, the Company closed its facility in Mulliken, Michigan and one of its facilities in Trenton, Tennessee and recorded the following charges during the first quarter of 1999:

Write-down of flow mold inventory to its raw material value	$2,025,000
Write-down of flow mold equipment to its salvage value	1,315,000
Severance costs in connection with the restructuring	1,075,000
Exit costs in connection with the restructuring	1,330,000

$5,745,000

      Of the total charges recorded, $4,365,000 was recorded by the plastic lumber division and $1,380,000 was recorded by the environmental division, which includes the closing of the environmental division’s Norristown, Pennsylvania facility. The write-down of flow mold inventory was recorded as a component of gross profit within the accompanying consolidated statement of operations. Severance costs relates to the 61 employees from plants that were planned to be closed during the year. Exit costs consist primarily of lease termination and idle plant costs during the changeover.

      During 1999, the Company terminated 53 employees and paid $697,000 in severance costs. In addition, the company charged $973,000 to the exit cost accrual primarily for lease termination and idle plant costs. As of December 31, 1999, the Company has approximately $378,000 remaining in severance reserves and approximately $ 357,000 remaining in exit cost reserves, which are primarily for lease termination costs.

      During 2000, the Company determined it had $232,000 of excess accrual from the restructuring charges recorded during the first quarter of 1999. The residual excess reserve was reversed in 2000. As of December 31, 2000, approximately $51,431 remains in exit cost accruals, primarily for lease termination costs.

11.     EMPLOYEE BENEFIT PLANS

      The Company has defined contribution 401(k) and profit sharing plans that cover substantially all employees who have met the eligibility requirements. Employees may contribute up to the maximum allowable under current regulations to the 401(k). There are no employee contributions to the profit sharing plan. The Company’s contribution to each plan is at the discretion of the Company. The Company contributed $127,374, $132,493 and $5,772 in 2000, 1999 and 1998, respectively.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.     INCOME TAXES

      The provision for income taxes (benefit) includes federal and state taxes currently payable and those deferred because of temporary differences between financial statement and tax basis of assets and liabilities. The components of the provision for income taxes (benefit) included in the consolidated statements of operations is as follows:

	2000	1999	1998

Current:
Federal	$509,108	$178,647	$485,595
State	(290,728)	404,204	313,968

	218,380	582,851	799,563

Deferred:
Federal	(778,147)	1,225,417	(563,758)
State	(628,308)	(77,268)	(297,986)

	(1,406,455)	1,148,149	(861,744)

Total continuing operations	(1,188,075)	1,731,000	(62,181)
Extraordinary item	(655,729)	—	—

Total (benefit) provision for income taxes	$(1,843,804)	$1,731,000	$(62,181)

      The total provision for income taxes (benefit) differed from the amount obtained by applying the federal statutory income tax rate to pre-tax accounting income (loss), as follows:

	2000	1999	1998

Tax at statutory rate of 34%	$(4,322,902)	$1,659,136	$82,246
State taxes, net of Federal benefit	(803,245)	198,518	10,820
Nondeductible goodwill amortization	207,597	656,910	155,601
Increases (decreases) in valuation reserves	4,268,771	(435,500)	(157,494)
Earnings of Pooled Sub S corporations	—	(223,412)	39,957
Other	(538,296)	(124,652)	(193,311)

Income tax (benefit) expense	$(1,188,075)	$1,731,000	$(62,181)

      A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company determines a valuation allowance based on its analysis of amounts available in the statutory carryback period, consideration of future deductible amounts, and assessment of future profitability. As a result of the substantial operating losses incurred during 2000, the Company established valuation allowances for portions of the net operating loss carryforwards. The net change in the valuation allowance was an increase of $4,268,771 for the year ended December 31, 2000. The Company had net operating loss carryforwards of approximately $15,000,000 as of December 31, 2000 which begin to expire in 2010. A portion of these losses is subject to limitations regarding the offset of the Company’s future taxable income.

      In 1999 the Company used approximately $8,200,000 of Federal net operating loss carryforwards of to reduce taxes that would otherwise be payable. For financial reporting purposes a valuation allowance of $2,824,000 had been established to offset the net deferred tax assets related to these carryforwards at December 31, 1998. With the realization of the tax benefit of these loss carryforwards in 1999, the valuation

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

allowance was no longer needed and $2,388,500 of the reduction in the valuation allowance was recorded as a reduction of acquired intangible assets in 1999. The remaining $435,500 decrease in the valuation allowance was recorded as a reduction of income tax expense in 1999.

      The Company also realized $1,084,796 of tax benefits related to the exercise of non-qualified stock options in 1999. There was no exercise of non-qualified stock options in 2000 and 1998. The $1,084,796 of tax benefits and $1,439,966 net proceeds on the exercise of stock options was recorded as additional paid in capital in 1999.

      Temporary differences between financial statement carrying amounts and tax basis of assets and liabilities that give rise to significant deferred tax assets and liabilities as of December 31, 2000, 1999 and 1998 are as follows:

	2000	1999	1998

Deferred tax assets:
Goodwill	$2,703,389	$2,994,000	$409,000
Merger reserves and accrued expenses	2,542,012	1,176,000	113,000
Allowance for doubtful accounts	998,192	383,000	173,000
Original issue discount on debentures	288,800	289,000	—
Net operating loss	5,606,598	1,134,000	2,565,000
Inventory overhead	324,699	252,000	57,000
Other	218,277	74,000	6,000

Total deferred tax assets	12,681,967	6,302,000	3,323,000
Less valuation allowance	(4,268,771)	—	(2,824,000)

Net deferred tax asset	8,413,196	6,302,000	499,000
Deferred tax liabilities:
Property and equipment basis difference	7,473,353	6,585,000	219,000
Goodwill on asset purchases	241,099	250,000	—
Long term contracts	—	226,000	360,000
Other	26,459	178,000	430,000

Total gross deferred tax liabilities	7,740,911	7,239,000	1,009,000

Deferred tax asset (liabilities), net	$672,285	$(937,000)	$(510,000)

13.     RELATED PARTY TRANSACTIONS

      In 1999 and 1998, the Company borrowed up to $2,400,000 under a $2,500,000 line of credit agreement from a company controlled by a member of the Board of Directors and his family. The line of credit bears interest at prime plus 1% and expires on June 30, 2001. At December 31, 1999 $1,500,000 was outstanding under the line. No balance was outstanding at December 31, 1998. The Company paid $109,933 and $171,849 in interest on this line in 1999 and 1998, respectively. During 2000 the line of credit was paid-off and terminated in conjunction with the entering into the new three year credit agreement on June 30, 2000. See Note 7 — Notes and Capital Leases Payable.

      On February 2, 1999 the Stout Partnership made a $5,000,000 unsecured loan to the Company. The loan bears interest at 10% and matures on June 30, 2001. The proceeds were used in the purchase of Eaglebrook. The Stout Partnership borrowed the $5,000,000 from PNC Bank and the individual partners have personally

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

guaranteed the loan. At December 31, 1999, the balance outstanding on this loan was $4,500,000. The Company paid $529,055 and $321,644 in interest on this loan in 2000 and 1999 respectively.

      On December 1, 2000 the Stout Partnership exchanged the $5,000,000 unsecured loan into a subordinated convertible debenture of an equal dollar amount with a due date of July 1, 2002, with interest payable monthly in arrears at 11.5% per annum. The debenture is convertible into common stock at the lower of $2.00 per share or the lowest closing price of the Company’s common stock during the four trading days prior to but not including the conversion date. The debenture is convertible at any time, in whole or part, at the option of the holder.

      In addition Stout Partnership provided the Company with an additional funding of $2,000,000 as part of the Series E Preferred stock private placement in 2000. See Note 9 — Capital Stock.

      In consideration of the Stout Partnership exchanging its unsecured loan for a subordinated convertible debenture and providing the additional funding of Series E Preferred Stock, the Company granted 250,000 warrants at the exercise price of $1.50 per share. The $264,374 value assigned to the warrants is reflected as a discount from the face value of the debentures and is being accreted over the term of the debenture. In addition, Stout Partnership will receive 250,000 warrants in the event certain assets of the Company are not disposed of as of June 1, 2001.

      In June 1999 the Company entered into an agreement to charter air services from a company owned by a former director. During 2000, the Company did not utilize any services under this agreement and the charter service was discontinued. The Company leases approximately 3,240 square feet of office space for $51,000 per year from that same former director. The lease expires in October 2004.

      The Company has a professional services contract with Rosetto & Associates LLC, a private law firm, that performs legal work for the company as well as unrelated third parties. Mr. Rosetto, Executive Vice President, General Counsel and Secretary for the Company, is the sole principal of Rosetto & Associates. During 2000, Rosetto & Associates billed the Company $465,145 for legal services and the Company billed $160,800 to Rosetto & Associates for use of office space, office equipment and other shared services.

14.     COMMITMENT AND CONTINGENCIES

Operating Leases

      The Company leases office space, equipment, manufacturing facilities, and land under non-cancelable operating leases that expire at various dates through year 2028. Rent expense for all operating leases for the years ended December 31, 2000, 1999 and 1998 was approximately $2,514,000, $2,186,000 and $1,013,000, respectively. Future minimum payments are as follows for the year ending December»31:

2001	$1,964,000
2002	1,436,000
2003	1,167,000
2004	768,000
2005	217,000
Thereafter	5,289,000

Total	$10,841,000

      The Company leases approximately 7.5 acres of land at its Delaware soil recycling facility at a rental of $1.00 per ton of soil received with a minimum rental of $50,000 per year. Rent expense under this lease was $213,000, $190,000 and $219,986 in 2000, 1999 and 1998, respectively. The lease was renewed for five years in 1998 and contains two five-year renewal options. The lessor has the right and option at the time of renewal to

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

require the Company to purchase the property at a purchase price of $100,000 per acre subject to annual escalation based on the Consumer Price Index from inception of the lease. The Company currently leases approximately 5 acres of land under the New Jersey soil recycling facility. The lease term is 30 years with two renewal options.

Employment Agreements

      At December 31, 2000, the Company had employment agreements with certain officers and key employees. Salaries and benefits expense recorded under the Agreements totaled approximately $3,234,000, $2,544,000 and $1,714,000 during years ended December 31, 2000, 1999 and 1998, respectively. Future minimum payments under these employment agreements are as follows:

Year Ending December 31,	Amount

2001	$3,044,000
2002	1,995,000
2003	182,000
2004 and thereafter	—
$5,221,000

Legal Proceedings

      The Company is subject to claims and legal actions that arise in the ordinary course of its business. The Company believes that the ultimate liability, if any, with respect to these claims and legal actions, will not have a material effect on the financial position or results of operations of the Company.

Licensing Agreements

      During February of 1997, the Company entered into a licensing agreement with Rutgers University for the rights to commercially develop, manufacture and sell a composite building material from recycled waste. In exchange for $10,000 in cash and 187,500 shares of the Company’s common stock, the Company received an exclusive license to use this material for certain applications, including railroad ties, marine pilings and building materials. The total consideration was valued at $103,750 and has been recorded as a component of other assets in the consolidated balance sheet. This agreement is in effect for at least ten years from the date of the initial product sales and requires the Company to pay a maintenance fee and a 3% royalty fee. Such fees are subject to certain minimum future payment thresholds, as follows:

	Maintenance	Royalty
	Fee	Fee

2001	$10,000	$60,000
2002	10,000	60,000
2003	10,000	60,000
2004	10,000	60,000
Thereafter	50,000	280,000

	$90,000	$520,000

      The Company had minimal initial product sales in 1998 and paid $21,667 of maintenance and prorated royalty fees in 1998 after the initial shipments of railroad ties were made to potential customers for testing. The company had no sales in 1999. The company had no in sales in 2000 and 1999.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Carteret Biocycle Corp. (“CBC”) has a license and operating agreement with SD&G Aggregates, Inc. (“SD&G”) to conduct remediation of contaminated soils. The Company pays SD&G a royalty of 2% of CBC’s sales. CBC commenced operations in July 1998 and recorded royalty expense of $73,288, $77,790 and $ 33,360 in 2000, 1999 and 1998, respectively.

      The Company also has a license agreement with Paul T. Adam for the manufacture and commercial sale of contaminated or impacted dredge material from a wide variety of industrial waste streams that the Company uses in its environmental division. The license requires that the Company pay a royalty fee equal to 10% of net sales or 25% of net income, but in no event less than $.20 per ton. No royalty fee was paid in 2000. Minimum annual royalties are paid through 2003, although the license does not expire until December 5, 2011.

      The Company also has a non-exclusive license with the Strandex Corporation to manufacture a composite railing product and deck plank, although the Company no longer uses the Strandex technology to manufacture composite planks. The license expires on April 22, 2011. The license requires a royalty fee equal to $.032 per pound of product manufactured.

Loss Contingencies

      Loss contingencies are recorded and recognized by accruing a charge to income if it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

15.     SEGMENT REPORTING

      The Company’s sales generating operations are conducted through its environmental recycling division. Separate monthly consolidated financial statements are prepared for each division. There are no inter segment or foreign revenues. The corporate administrative expenses consist of the executive officers of the Company and include the legal, accounting and enterprise wide cash management functions and public company expenses. Substantially all of the debt and related interest expense is also retained at corporate. The corporate administrative and interest expenses are not allocated to the two Divisions for management reports. The operating income of each of the Divisions is the principal measurement tool used to manage the two segments. The operating results of each segment, excluding the aforementioned merger and restructuring, inventory and

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

equipment impairment charges, and the reconciliation of each element to the consolidated statement of operations for each of the years ended December 31, 2000, 1999 and 1998 follows (in thousands):

	2000	1999	1998

Revenues:
Environmental recycling	$100,530	$85,498	$51,544
Plastic lumber	73,214	53,046	21,250

	$173,744	$138,544	$72,794

Operating (loss) income:
Environmental recycling	$9,190	$12,353	$3,824
Plastic lumber	(8,362)	7,649	(622)
Corporate	(3,510)	(2,174)	(1,514)

	$(2,682)	$17,828	$1,688

Depreciation and amortization:
Environmental recycling	$3,242	$2,525	$1,272
Plastic lumber	3,171	2,551	1,368
Corporate	451	293	170

	$6,864	$5,369	$2,810

      Information with respect to assets of the segments and reconciliation to the financial statements is set forth below (in thousands):

	2000	1999

Segment assets at December 31:
Environmental recycling	$92,784	$77,471
Plastic lumber	103,222	85,045
Corporate	4,405	3,795

	$200,411	$166,311

      Expenditures for long-lived assets for the segments is set forth below (in thousands):

	2000	1999	1998

Segment assets at December 31:
Environmental recycling	$8,278	$21,346	$6,933
Plastic lumber	19,354	33,344	5,029
Corporate	186	5,529	740

	$27,818	$60,219	$12,702

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.     CHANGES IN VALUATION ACCOUNTS

	Balance at	Charges to	Charged to		Balance at
	Beginning	Costs and	Other		End of
Description	of Period	Expenses	Accounts	Deductions	Period

At December 31, 2000:
Allowance for Doubtful Accounts Receivable	$1,139,870	$1,766,109	—	$530,500	$2,375,479
Deferred Tax Asset Valuation Allowance	—	4,268,771	—	—	4,268,771
At December 31, 1999:
Allowance for Doubtful Accounts Receivable	$460,907	$621,755	57,208	—	$1,139,870
Deferred Tax Asset Valuation Allowance	2,824,000	(435,500)	(2,388,500)	—	—
At December 31, 1998:
Allowance for Doubtful Accounts Receivable	$475,030	$100,769	$150,808	$265,700	$460,907
Deferred Tax Asset Valuation Allowance	2,993,252	(169,252)			2,824,000

CLEAN EARTH, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

At SEPTEMBER 30, 2001, DECEMBER 31, 2000 AND DECEMBER 31, 1999

	2001	2000	1999

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$167,899	$206,226	$970,019
Accounts receivable, net of allowance for doubtful accounts of $1,288,720, $1,281,628 and $766,179, respectively	35,714,064	37,496,169	25,566,285
Prepaid expenses, inventories and other current assets	1,513,132	1,598,232	1,560,338

Total current assets	37,395,095	39,300,627	28,096,642
Property, plant and equipment (net)	28,547,027	29,265,132	24,840,762
Acquired intangibles (net)	21,779,255	22,383,409	22,481,733
Other assets	2,972,132	1,835,788	2,051,385

Total assets	$90,693,509	$92,784,956	$77,470,522

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$19,716,023	$17,995,552	$10,183,057
Notes and capital leases payable, current portion	1,450,288	1,130,277	1,819,582
Accrued expenses	1,953,408	1,855,873	1,408,351
Restructuring accrual		—	146,116
Other liabilities	697,002	1,177,242	1,455,166

Total current liabilities	23,816,721	22,158,944	15,012,272
Notes and capital leases payable, net of current portion	3,849,308	5,193,729	8,999,884
Deferred income taxes and other liabilities	318,469	571,382	780,927
Minority interest	194,282	196,383	250,165

Total liabilities	28,178,780	28,120,438	25,043,248

STOCKHOLDERS’ EQUITY
Common stock par value $1.00, 100 shares issued and outstanding	100	100	100
Additional paid-in capital	7,500,943	7,500,943	7,500,943
Advances from Parent	45,552,900	51,426,615	43,376,797
Retained Earnings	9,460,786	5,736,860	1,549,434

Total stockholders’ equity	62,514,729	64,664,518	52,427,274

Total liabilities and stockholders’ equity	$90,693,509	$92,784,956	$77,470,522

CLEAN EARTH, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND TWELVE MONTHS ENDED
DECEMBER 31, 2000 AND 1999

	2001	2000	1999

Sales, net	$88,677,015	$100,530,436	$85,498,314
Cost of services performed	75,300,479	82,427,680	63,875,421

Gross profit	13,376,536	18,102,756	21,622,893
Selling, general and administrative expenses	7,183,133	9,253,523	9,489,100
Restructuring and merger charges	—	—	2,415,000

Operating Income	6,193,403	8,849,233	9,718,793
Interest and other income	167,605	102,870	89,067
Interest expense	285,865	544,024	211,952
Intercompany interest expense	231,453	539,018	413,094
Trademark/Royalty Expense to USPL	2,309,891	3,645,080	2,653,340

Income before income taxes	3,533,799	4,223,981	6,529,474
Income tax provision (benefit)	—	36,555	—

Net Income	$3,533,799	$4,187,426	$6,529,474

CLEAN EARTH, INC. AND SUBSIDIARIES

UNAUDITED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2000 AND 1999

			Advances
		Additional	from		Total
	Common	Paid-in	(Returns to)	Retained	Equity
	Stock	Capital	Parent	Earnings	Stockholders’

Balance at December 31, 1998	100	4,524,470	16,673,751	3,310,691	24,509,012
Net Income				6,529,474	6,529,474
Settlement Agreement with Historical Shareholders		2,976,473			2,976,473
Advances from Parent, net*			18,672,442		18,672,442
USPL Corp. Overhead Allocation for Income Tax Purposes			8,030,604	(8,030,604)	—
Distributions to Sub. S shareholders — Clean Rock				(260,127)	(260,127)

Balance at December 31, 1999.	100	7,500,943	43,376,797	1,549,434	52,427,274
Net Income				4,187,426	4,187,426
Advances from Parent, net			8,049,818		8,049,818

Balance at December 31, 2000	100	7,500,943	51,426,615	5,736,860	64,664,518

*	Includes $16,432,463 for the purchase price of Brass Investment Co.

CLEAN EARTH, INC. AND SUBSIDIARIES

UNAUDITED STATEMENT OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND TWELVE MONTHS ENDED DECEMBER 31, 2000 AND 1999

	2001	2000	1999

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,533,799	$4,187,426	$6,529,474

Adjustments to reconcile net cash provided by (used in) operating activities:
Depreciation	1,937,145	2,275,258	1,832,047
Amortization	1,008,127	966,821	912,830
Loss (gain) on sale of property, plant and equipment	29,473	(18,000)
Changes in working capital, net of acquisitions:
Accounts receivable	1,782,105	(11,929,884)	(10,384,426)
Accounts payable	1,720,471	7,812,495	4,284,111
Other changes in working capital, net	(1,903,479)	(907,158)	(2,403,317)

Net cash provided by (used) in operating activities	8,107,641	2,386,958	770,719
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for property and equipment	(1,305,776)	(6,705,109)	(9,559,420)
Divestitures of property, plant and equipment	57,933	—	—

Net cash used in investing activities	(1,247,843)	(6,705,109)	(9,559,420)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash Advances from (repayment to) parent, net	(5,873,715)	8,049,818	2,239,979
Proceeds from notes payable, net of principal payments made	(1,024,410)	(4,495,460)	5,022,736

Net cash (used in) provided by financing activities	(6,898,125)	3,554,358	7,262,715

Net change in cash and cash equivalents	(38,327)	(763,793)	(1,525,986)
Cash and cash equivalents, beginning of period	206,226	970,019	2,496,005

Cash and cash equivalents, end of period	$167,899	$206,226	$970,019

CLEAN EARTH, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.     NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

      Clean Earth, Inc. and its subsidiaries (collectively the “Company”) are engaged in environmental remediation services, including recycling of soils which have been exposed to hydrocarbons and the beneficial reuse of dredge materials. The Company’s environmental remediation, dredge and soil recycling customers are located primarily in the Northeastern United States.

      The Company is a wholly owned subsidiary of U.S. Plastic Lumber Corporation (“USPL”), a Nevada corporation whose stock is currently traded on the Nasdaq National Market.

Basis of Presentation

      The Company’s consolidated financial statements have been prepared in accordance with generally accepted accounting principles. Management acknowledges its responsibility for the preparation of the accompanying consolidated financial statements which reflect all adjustments considered necessary, in the opinion of management, for a fair statement of the results of operations for the periods presented. The results of operations for the interim period ended September 30, 2001 are not necessarily indicative of the results of operations for the entire year.

Principles of Consolidation

      The accompanying consolidated financial statements include the accounts of Clean Earth, Inc. and its wholly owned subsidiaries, Clean Earth of Carteret, Inc. (“CEC”), Clean Earth of New Castle, Inc. (“CENC”), Clean Earth of Philadelphia, Inc. (“CEP”), Consolidated Technologies, Inc. (“CTI”), Integrated Technical Services, Inc. (“ITS”), Clean Earth of North Jersey, Inc. (“CENJ”), Barbella Environmental Technologies, Inc., (“Barbella”), Clean Earth of Maryland, Inc. and Clean Rock Properties, LTD. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

      The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Property, Plant and Equipment

      Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged to operations as incurred. Significant renewals, improvements and betterments are capitalized. Leasehold improvements are amortized over the shorter of the underlying lease term or the asset’s useful life. Applicable interest charges incurred during the construction of the new facilities are capitalized and amortized over the asset’s estimated useful lives.

CLEAN EARTH, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Impairment of Long Lived Assets

      It is the Company’s policy to review the carrying value of acquired intangibles and property, plant and equipment based on an evaluation of such factors as the occurrence of a significant adverse event or changes in the environment in which the business operates. The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 121, “Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed of.” This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Acquired Intangibles, Net

      Acquired intangibles are amortized on a straight-line basis as follows at September 30, 2001 and December 31, 2000 and 1999:

	Useful Lives	2001	2000	1999

Goodwill — acquisitions	20 years	$8,773,427	$8,764,569	$8,764,569
Goodwill — acquisitions	25 years	5,457,264	5,457,264	4,791,219
Permits — acquired	25 years	10,706,443	10,575,891	10,172,000

		24,937,134	24,797,724	23,727,788
Less accumulated amortization		(3,157,879)	(2,414,315)	(1,246,055)

Acquired intangibles (net)		$21,779,255	$22,383,409	$22,481,733

      Pursuant to an Earn Out Rights Agreement dated October, 1997 in connection with the reverse merger of USPL into the Company in December 1996, parties to the agreement specified that shares of USPL would be paid to certain shareholders (Historical Shareholders), who held common stock of USPL as of the date of the Agreement and Plan of Reorganization based upon certain performance goals of USPL.

      In 1999 USPL determined that it was unlikely to meet the performance goals set out in the Earn Out Rights Agreement and approached all of the Historical Shareholders and requested that they sign a Settlement Agreement. Under the terms of the Settlement Agreement, the historical shareholders agreed to a payment in the form of non-registered USPL shares upon signing the Settlement Agreement in exchange for giving up any rights or remedies they may have had pursuant to the Earn Out Rights Agreement and a full release of USPL from any further liability or obligation. On January 17, 2000, USPL issued 632,833 shares to the Historical Shareholders who accepted the Settlement Agreement, being approximately 99% of that class. USPL recorded the $5,166,005 value of the shares issued on the balance sheet of the Company as acquired intangibles and additional paid in capital as of December 31, 1999.

      During 2001, 2000 and 1999, the Company had been assessing the recoverability of acquired intangibles by determining whether the amortization of the balance over their remaining lives can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of acquired intangibles impairment, if any, would be measured based on projected discounted future operating cash flows using a discount rate commensurate with the risk of the acquired intangible. Effective January 1, 2002, the Company will adopt Statement of Financial Accounting Standard (“SFAS”) No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. The Company does not believe the adoption of SFAS No. 141, will have a material effect upon the Company’s financial condition or results of operations. Upon

CLEAN EARTH, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

adoption of SFAS No. 142 goodwill and other intangibles with indefinite useful lives will no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of the Statement. In addition, upon adoption of SFAS No. 142 the Company will be required to reassess the useful lives and residual values of all intangible assets acquired in business combinations, and make any necessary amortization period adjustments by the end of the first interim period after adoption. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle. The Company has not yet determined the impact that adoption of SFAS No. 142 will have upon its financial condition and results of operations.

Other Assets

      Other assets are summarized as follows at September 30, 2001 and December 31, 2000 and 1999:

	2001	2000	1999

Dredge disposal permits and deferred site development costs, net	$2,275,914	$946,247	$1,008,717
Non compete agreements, net	441,507	566,507	762,500
Other	254,711	323,034	280,168

Total other assets	$2,972,132	$1,835,788	$2,051,385

Prior to 1999, the Company incurred $2,165,397 of costs to permit and develop dredge material disposal sites in strip mines in Pennsylvania. Through 1999, these costs were being amortized over the estimated number of cubic yards of dredge material to be disposed of, which was 550,000 cubic yards. This resulted in amortization expense of $1,003,519 in 1999. Based on the success of the dredge disposal project through 1999, in 2000 the Company increased the estimated number of cubic yards over which the permit is being amortized to approximately 2,000,000 cubic yards, including ash material, to better reflect the expected work to be done under the permit. As a result, amortization for the nine months ended September 30, 2001 and twelve months ended December 31, 2000 was $138,133 and $68,588 in 2001 and 2000, respectively. Had the Company not changed the estimated units available for disposal in 2000, amortization expense related to this permit would have been $295,322 and $456,776 in 2001 and 2000, respectively.

      The cost of non-compete agreements is being amortized over six years resulting in amortization expense of $166,667 for the nine months ended September 30, 2001, and $137,500 and $39,600 for the twelve months ended December 31, 2000 and 1999 respectively.

Revenue Recognition

      Revenues from the environmental construction services companies are recognized on the percentage of completion method or as units are processed. Revenues from the environmental recycling facilities are recognized when material is treated. Under the percentage of completion method, contract revenue is recognized in the ratio of contract costs incurred to date to the estimated total costs to complete the project. Contract costs include all direct and indirect labor, material and equipment depreciation required to complete the contract. A liability is recorded for estimated losses, if any, on uncompleted contracts. Billings in excess of costs incurred and estimated profit recognized are included in other liabilities. Costs incurred and profits recognized in excess of billings on applicable contracts are included in accounts receivable.

      In accordance with industry practice, the Company classifies as current all assets and liabilities related to the performance of long-term contracts. The contracting cycle for certain long-term contracts may extend beyond one year and, accordingly, collection or payment of amounts related to these contracts may extend beyond one year. Also included within accounts receivable are unbilled revenues which represent revenue earned for work completed in accordance with contract provisions.

CLEAN EARTH, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income Taxes

      The Company provides for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” SFAS No. 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities.

Concentrations of Credit Risk

      Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of trade receivables. Trade receivables are concentrated primarily in the Northeastern United States. The Company does not require collateral from its customers. The Company is not dependent upon a single customer or a few customers for its business. One customer accounted for sales equal to or greater than 10% of the Company’s consolidated revenues for the nine months ended September 30, 2001. This customer represented 12%, 6% and 0% of consolidated revenues for the nine months ended September 30, 2001, twelve months ended December 31, 2000 and twelve months ended December 31, 1999 respectively. No single customer accounted for more than 10% of the Company’s consolidated revenues for the twelve months ended December 31, 2000 and 1999.

Fair Value of Financial Instruments

      Financial instruments include cash and cash equivalents, receivables, accounts payable and notes payable. The carrying amounts reported in the consolidated balance sheet for these financial instruments approximate their fair value. For certain instruments, including cash and cash equivalents, trade accounts receivable, other current assets, other assets, accounts payable and accrued expenses, the carrying amount approximates fair value due to their short maturity.

2.     LIQUIDITY AND CAPITAL RESOURCES

      The Company is dependent upon its parent, USPL, to provide, among other things, financing for working capital as well as legal and administrative support services. The Company’s liquidity and ability to meet its financial obligations and maintain its current operations in 2002 and beyond will be dependent on, among other things, USPL’s ability to meet its payment obligations under and maintain compliance with the debt covenants in its debt agreements. On September 28, 2001, USPL notified all of the banks which participate in its Senior Credit Facility that due to lower than expected sales at USPL’s plastic lumber division USPL could not make the $2.5 million term loan payment due September 30, 2001 without jeopardizing its business operations. In addition, USPL was not in compliance with some of the covenants under its Senior Credit Facility as of September 30, 2001. Substantially all of the assets of the Company have been pledged as collateral with respect to the Senior Credit Facility.

      On December 12, 2001, USPL reached an agreement with the participating banks that is effective as of November 14, 2001 whereby the lenders under the facility have agreed to accept interest only payments from USPL and allowed it to defer the September 30, and December 31, 2001 principal payments until the earlier of February 28, 2002 or the sale of some of its assets. The forbearance period terminates on February 28, 2002 or at the time of the Forbearance Default, as defined in the forbearance agreement. Forbearance Defaults include, but are not limited to (i) USPL’s failure to comply with any provision of the forbearance agreement, (ii) its failure to enter into a definitive agreement for the sale of certain of its assets on or prior to December 31, 2001, (iii) termination of its bonding capacity, or (iv) any other default under the Senior Credit Facility, other than existing and anticipated defaults listed in the forbearance agreement. USPL intends to comply with the terms of the forbearance agreement by selling 100% of the capital stock of the Company to a corporation owned by Founders Management Services, Inc. (“Founders”). See Note 9 for further information on the pending sale of the Company to Founders.

CLEAN EARTH, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      If USPL fails to complete the sale transaction to Founders it would be a default under the terms of its forbearance agreement with its senior lenders.

      On January 3, 2002, USPL notified all of the participants in its Master Credit Facility with GE Capital Corporation that it would not be making any further principal payments until at least April of 2002. In addition, USPL did not make the term payment of $1.7 million due January 2, 2002 and, as of September 30, 2001, was not in compliance with the tangible net worth covenant under the Master Credit Facility. USPL is currently in negotiations with GE Capital Corp. and the other participants to restructure the Master Credit Facility which would include a forbearance agreement deferring the unpaid principal, while continuing to make interest payments, and a waiver of the covenant violation. While the failure to make principal payments and to meet the tangible net worth covenant constitute events of default under the Master Credit Facility, none of the lenders that are party to the Master Credit Facility have taken any action against USPL. Although USPL believes that it will be successful in obtaining the necessary waiver and forbearance from these lenders and currently has a verbal agreement to forbear, and is currently negotiating a written forbearance agreement with these lenders, no assurance can be given as to whether or in what form this waiver and forbearance can be obtained. In the event that the necessary waiver and forbearance are not obtained or future principal and interest payments cannot be made, the lenders under the facility can demand immediate repayment from USPL of the outstanding balance on the Master Credit Facility, which was $11.4 million as of December 31, 2001.

      Pursuant to the terms of the Senior Credit Facility and the forbearance agreement, upon the occurrence of a Forbearance Default, the administrative agent for the lending banks, upon the request of the lending banks, can declare all commitments terminated, and/or declare all of our loans and other obligations due and payable. Although the failure to make a payment when due under the Master Credit Facility or the acceleration of the Master Credit Facility is a Forbearance Default under the Senior Credit Facility, the lending group has not taken any action against USPL and USPL is currently in discussions with the lending group. The Master Credit Facility also contains a provision whereby an event which would accelerate payment terms of USPL’s Senior Credit Facility would also accelerate the payment terms of the Master Credit Facility to the same due date as the Senior Credit Facility. At December 31, 2001, amounts outstanding on the Senior Credit Facility and the Master Credit Facility totaled $39.5 million, including accrued interest, fees and penalties, and $11.4 million, respectively. In addition, defaults under these lending agreements cause defaults, pursuant to cross default provisions, of USPL’s other agreements, including, but not limited to, other lending agreements, debenture agreements, lease agreements and others. USPL currently does not have the financial resources to repay these debt obligations in the event that these defaults are not waived in writing and such debt is immediately due without obtaining new debt and/or equity capital and/or selling some of its assets. USPL’s failure to comply with the terms of its Senior Credit Facility and Master Credit Facility, as well as any related forbearance agreements and other debt obligations, or to obtain waivers and/or forbearances from these lenders would have a material adverse effect upon the Company’s liquidity and capital resources and would raise substantial doubt about the Company’s ability to continue as a going concern.

      USPL is highly leveraged, and during 2000 and the nine months ended September 30, 2001 suffered significant losses from operations, primarily resulting from the significant expenses incurred in its plastic lumber division. USPL’s accumulated deficit and working capital deficit totaled approximately $33.9 million and $49.4 million, respectively, as of September 30, 2001.

      USPL’s obligations to make payments under and maintain compliance with the covenants in its Senior Credit Facility and Master Credit Facility are material financial commitments. It was obligated to make a principal payment on our Senior Credit Facility of $2.5 million on September 30, 2001, and an additional payment of $2.5 million was due on December 31, 2001. The forbearance agreement allowed USPL to defer these payments until February 28, 2002. While the sale transaction to Founders will not close prior to February 28, 2002, the senior lenders have indicated a willingness to extend the forbearance period for a short

CLEAN EARTH, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

period of time. USPL has additional principal payments on the Senior Credit Facility in the amount of $2.5 million due March 31, and June 30, 2002, and we will be required to refinance or repay its Senior Credit Facility on or before July 2, 2002. As of December 31, 2001, the outstanding balance on this Senior Credit Facility was $39.5 million, including accrued interest, fees and penalties. In addition, USPL may be required to redeem certain convertible debentures upon completion of the Clean Earth Sale Transaction, including, but not limited to, the $5.0 million convertible debenture payable to Stout Partnership, its largest stockholder. Several members of USPL’s board of directors and a member of its management are affiliated with Stout Partnership. The convertible debentures contain a provision which provides that the sale or transfer by USPL of substantially all of its assets (the sale transaction to Founders is considered to be the sale of substantially all of USPL’s assets) gives holders an option to consider the debentures immediately due and payable and require USPL to redeem these debentures at a redemption price equal to 100% of the outstanding principal amount of the debentures or at a premium. USPL currently does not have the financial resources to retire these debt obligations in 2002. The holder of a significant portion of USPL’s convertible debentures has a second lien on substantially all of the assets of the Company

3.     ACCOUNTS RECEIVABLE, NET

      Accounts receivable as of September 30, 2001, December 31, 2000 and December 31, 1999 consist of the following:

	2001	2000	1999

Trade receivables	$23,384,384	$22,318,314	$17,006,699
Unbilled receivables related to long-term contracts	7,369,150	8,749,307	5,922,762
Cost in excess of billings	3,117,171	4,252,847	1,829,469
Retainage	3,132,079	3,457,329	1,573,534
Allowance for doubtful accounts	(1,288,720)	(1,281,628)	(766,179)

Accounts receivable (net)	$35,714,064	$37,496,169	$25,566,285

      With the exception of payments due under long-term contracts, as discussed in the Revenue Recognition section of Note 1, the Company believes that all receivables included in the table above are collectible within one year.

4.     PROPERTY, PLANT AND EQUIPMENT, NET

      Property, plant and equipment consists of the following at September 30, 2001, December 31, 2000 and December 31, 1999:

	Useful Lives	2001	2000	1999

Land		$3,907,500	$3,907,500	$3,907,500
Buildings	30 to 40 years	6,399,976	6,372,524	4,634,610
Machinery & equipment in use	5 to 20 years	28,231,879	27,285,400	22,311,042
Leasehold improvements	Life of lease	958,141	825,465	327,806
Furniture and office equipment	5 to 7 years	485,802	456,269	356,235
Construction in progress		4,298	—	751,896

		39,987,596	38,847,158	32,289,089
Less accumulated depreciation		(11,440,569)	(9,582,026)	(7,448,327)

Property, plant and equipment (net)		$28,547,027	$29,265,132	$24,840,762

CLEAN EARTH, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.     NOTES AND CAPITAL LEASES PAYABLE

      Notes payable and capital leases consist of the following at September 30, 2001, December 31, 2000 and December 31, 1999

	2001	2000	1999

Mortgage note payable in monthly installments of $18,939 through December 31, 2009 including interest imputed at 8.5%, collateralized by the CENJ facility	$1,344,405	$1,426,229	$1,535,610
Real estate loan payable in monthly installments of approximately $14,720 through June 1, 2009 including interest imputed at .50% over prime, collateralized by the CEP facility	1,029,229	1,093,559	1,159,538
Notes payable to government agency, payable in monthly installments totaling $9,505 through July 1, 2003, including interest at 5% to 5.5%	201,742	285,665	387,427
Note payable assumed in acquisition of Brass payable in annual installments of $267,000 through December 31, 2002 plus interest accrued at 5% (interest imputed at 8.5%)	800,000	800,000	800,000
Other notes and capital leases payable in monthly installments of approximately $150,000, maturing from May 29,2001 to January 1, 2006, with interest ranging from 5.9% to 11.75%, collateralized primarily by various equipment of subsidiaries of the Company	1,924,220	2,718,553	6,936,891

Total notes payable and capital leases	5,299,596	6,324,006	10,819,466
Less current portion	(1,450,288)	(1,130,277)	(1,819,582)

Long-term portion	$3,849,308	$5,193,729	$8,999,884

      Notes payable and capital leases mature as follows:

Year Ending	Amounts

Remainder of 2001	$269,450
2002	1,979,434
2003	913,874
2004	464,415
2005	339,897
2006 and later	1,332,526

$5,299,596

      The Company did not make the payments of $266,667 that were due on December 31, 2001 and December 31, 2000 in connection with the $800,000 note assumed in the acquisition of Brass Investment Co. in 1999. On February 4, 2002 the Company reached an agreement with the holder of the note, Waste Management Inc., to amend the terms of the note whereby it would be due in equal annual installments beginning December 31, 2002. The agreement also waives the failure to make the aforementioned principal and interest payments that had been due on December 31, 2001 and 2000.

CLEAN EARTH, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.     RELATED PARTY TRANSACTIONS

      USPL provides cash management, legal and other administrative services for the Company. USPL provides cash to the Company when needed and the Company remits excess cash to USPL when available. The effects of these transactions are reflected in Advances From Parent within the Stockholders’ Equity section of the Company’s balance sheet. The Company paid interest to USPL in connection with long term financing of $231,000, $539,000 and $413,000 for the nine months ended September 30, 2001, the twelve months ended December 31, 2000 and the twelve months ended December 31, 1999 respectively.

      On December 1, 2000 the Stout Partnership exchanged a $5,000,000 unsecured loan to USPL into a subordinated convertible debenture of an equal dollar amount with a due date of July 1, 2002, with interest payable monthly in arrears at 11.5% per annum. Several members of USPL’s Board of Directors and a member of USPL’s management are affiliated with the Stout Partnership. The debenture is convertible into USPL common stock at the lower of $2.00 per share or the lowest closing price of the USPL’s common stock during the four trading days prior to but not including the conversion date. The debenture is convertible at any time, in whole or part, at the option of the holder.

      In addition Stout Partnership provided USPL with additional funding in the amount of $3,000,000 as part of USPL’s preferred stock private placement in 2000 and 2001.

      In consideration of the Stout Partnership exchanging its unsecured loan for a subordinated convertible debenture and providing the additional funding of Series E Preferred Stock, the USPL granted 250,000 warrants at the exercise price of $1.50 per share. The $264,374 value assigned to the warrants was reflected as a discount from the face value of the debentures and is being accreted over the term of the debenture. In addition, Stout Partnership received 250,000 warrants at an exercise price of $1.50 per share since certain assets of the Company were not disposed of as of June 1, 2001.

      The Company leases approximately 3,240 square feet of office space for $51,000 per year from a former director of USPL. The lease expires in October 2004.

      USPL has a professional services contract with Rosetto & Associates LLC, a private law firm that performs legal work for the Company, USPL and other of its subsidiaries as well as unrelated third parties. Mr. Rosetto, Executive Vice President, General Counsel and Secretary for USPL and Secretary of the Company, is the sole principal of Rosetto & Associates. During 2000, Rosetto & Associates billed USPL $465,145 for legal services and the USPL billed $160,800 to Rosetto & Associates for use of office space, office equipment and other shared services.

      USPL holds certain intellectual property used by the Company, including the trademark name “Clean Earth.” The Company paid a fee to USPL in connection with the use of intellectual property of $2,310,000, $3,645,000 and $2,653,000 for the nine months ended September 30, 2001, the twelve months ended December 31, 2000 and the twelve months ended December 31, 1999 respectively.

      The Company has a note payable to an officer of the Company in the amount of $30,944, due in 2002. This amount is included in Notes and Capital Leases Payable (see Note 4).

7.     COMMITMENTS AND CONTINGENCIES

Operating Leases

      The Company leases office space, equipment, facilities, and land under non-cancelable operating leases that expire at various dates through the year 2028. Rent expense for all operating leases for the nine months ended September 30, 2001 was approximately $2,634,000.

CLEAN EARTH, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Future minimum payments are as follows for the year ending December 31, (in thousands):

Remainder of 2001	$878
2002	3,847
2003	3,056
2004	1,696
2005	696

2006 and thereafter	6,216

Total	$16,389

      The Company leases approximately 7.5 acres of land at its Delaware soil recycling facility at a rental of $1.00 per ton of soil received with a minimum rental of $50,000 per year. Rent expense under this lease was $177,000 in the first nine months of 2001 and $190,000 and $220,000 for the twelve months ending December 31, 2000 and 1999 respectively. The lease was renewed for five years in 1998 and contains two five-year renewal options. The lessor has the right and option at the time of renewal to require the Company to purchase the property at a purchase price of $100,000 per acre subject to annual escalation based on the Consumer Price Index from inception of the lease. The Company currently leases approximately 5 acres of land under the New Jersey soil recycling facility. The lease term is 30 years with two renewal options.

Employment Agreements

      At September 30, 2001, the Company had employment agreements with certain officers. Salaries and benefits expense recorded under the Agreements totaled approximately $1,464,000, during the nine months ended September 30, 2001. Future minimum payments under these employment agreements are as follows (in thousands):

Year Ending December 31,	Amount

Remainder of 2001	$487
2002	1,100
2003	123
2004 and thereafter	—

$1,710

Legal Proceedings

      The Company is subject to claims and legal actions that arise in the ordinary course of its business. The Company believes that the ultimate liability, if any, with respect to these claims and legal actions, will not have a material effect on the financial position or results of operations of the Company.

Licensing Agreements

      Clean Earth of Carteret (“CEC”) has a license and operating agreement with SD&G Aggregates, Inc. (“SD&G”) to conduct remediation of contaminated soils. The Company pays SD&G a royalty of 2% of CBC’s sales. CBC commenced operations in July 1998 and recorded royalty expense of $63,000, in the first nine months of 2001 and $73,000 and 78,000 in the twelve months ended December 31, 2000 and 1999 respectively.

      The Company also has a license agreement with Paul T. Adam for the manufacture and commercial sale of contaminated or impacted dredge material from a wide variety of industrial waste streams that the Company uses in its environmental division. The license requires that the Company pay a royalty fee equal to

CLEAN EARTH, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10% of net sales or 25% of net income, but in no event less than $.20 per ton. No royalty fee was paid in 2001. Minimum annual royalties are paid through 2003, although the license does not expire until December 5, 2011.

Loss Contingencies

      Loss contingencies are recorded and recognized by accruing a charge to income if it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

8.     SALE TO FOUNDERS MANAGEMENT SERVICES

      On December 29, 2001 USPL entered into a Purchase Agreement, subsequently amended on February 12, 2002, with New CEI Inc., a newly created Delaware corporation owned by affiliates of Founders Management Services, Inc., an investment group headquartered in New York, New York (the “Purchaser”). Pursuant to the Purchase Agreement, USPL agreed to sell all of the outstanding capital stock of the Company to the Purchaser. The transaction is expected to close in March of 2002, and is subject to the approval of a majority of the outstanding shares of USPL.

      The purchase price will consist of:

•	$45.0 million, of which $44.0 million will be payable at the closing and $1.0 million will be held in escrow pending the outcome of several purchase price adjustments pursuant to the terms of the Purchase Agreement

•	45,000 shares of the Junior Preferred Stock of the Purchaser with such preferences, rights and limitations as provided in the Certificate of Designation, including, but not limited to, a 5% dividend payable in kind to USPL

      The Purchaser also agreed to retain $5.5 million in debt of the Company. The cash portion of the Purchase Price is subject to adjustment based on the non-cash adjusted working capital, as defined in the Purchase Agreement and the amount of actual debt of the Company based upon a final audited balance sheet to be delivered after the Closing.

      If on the closing date of the transaction, USPL, the Company or any subsidiary of the Company is in default or will be in default of an obligation and as a result the obligee would have the right to accelerate the date of payment of such obligation or other obligations, the cash portion of the purchase price will be reduced by the amount of the accelerated portion of the obligation. If the reduction of the cash portion of the purchase price occurs due to such a default, the purchaser will deliver a promissory note to USPL at the closing in the principal amount equal to the reduction. The promissory note will be payable under the same terms and conditions as the obligation which gave rise to the reduction in the purchase price. The purchaser will use the amount of the cash portion of the purchase price so reduced to pay the related defaulted obligation and the promissory note will be secured by liens against the same real estate or other collateral as the defaulted obligation. USPL currently believes that it is unlikely that there will be any defaults that would result in its receipt of a promissory note pursuant to the terms of the Purchase Agreement described above.

      If the purchaser has received the mezzanine financing of at least $8.0 million but less than $10.0 million by or at the closing, the cash portion of the purchase price will be reduced by the amount by which the amount of the mezzanine financing is less than $10.0 million, but such reduction will not, unless USPL, at its sole discretion, agrees otherwise, cause the closing date cash payment to be less than $43.5 million. In such event USPL will be deemed to be an investor in the Company and will be entitled to the same rights to which the mezzanine financing investors are entitled, including the receipt of a warrant to purchase such number of shares of the Company’s common stock equal to the same proportion of the aggregate number of shares

CLEAN EARTH, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

subject to the warrants issued to all the mezzanine financing investors. USPL does not intend to close the Clean Earth Sale Transaction if the closing date cash payment would be materially less than $43.5 million.

      In addition, the claims for payment pursuant to (i) USPL’s ownership interest in the joint venture between Interstate Industrial Corp. and USPL (ii) the Quakertown Founding Site Agreement between Integrated Technical Services, a subsidiary of the Company, and the Pennsylvania Department of Environmental Protection were not included as part of the Purchase Agreement. The net book value of these claims of approximately $4,869,000 is included in the Company’s balance sheet as of September 30, 2001.

      In accordance with the Purchase Agreement, USPL will transfer all licenses and trademarks relating to the assets, business and operations of the Company from U.S. Plastic Lumber IP Corporation, a wholly owned subsidiary of USPL, to the Company. The licenses and trademarks have a net book value of approximately $62,000.

      Prior to the closing date, the Company is required to conduct its business in the ordinary course, as defined in the Purchase Agreement.

      Pursuant to the Purchase Agreement, the Purchaser agreed, among other things, to pay or cause the Company to pay to the guarantors (the “B.C. Guarantors”) of the indemnity agreement with AIG Environmental (“AIG”) with respect to a $57.5 million contract with the City of New York for a project known as “Remedial Action for Pennsylvania Avenue Landfill” located in Brooklyn, New York (the “Brooklyn Contract”) the following fees: $125,000 at Closing, $125,000 at the time of receipt of the first mobilization monies or advances thereunder, and an additional $125,000 at the Closing if the B.C. Guarantors prior to the Closing provide, on the demand of AIG, a $4.0 million letter or letters of credit as additional security. The Purchaser agrees to use its best efforts to have the foregoing letter or letters of credit terminated or replaced following the Closing. If the Purchaser is unable to terminate or replace the letters of credit of the B.C. Guarantors within 30 days from the closing date, then the Purchaser will pay the B.C. Guarantors an additional $125,000 to be paid on the 31st day subsequent to the closing date. Notwithstanding the foregoing, the Purchaser will cause the letters of credit to be removed within 30 days of the closing date. If for any reason, the Purchaser is unable to remove or terminate the letters of credit by 30 days subsequent to the closing date, the Purchaser will negotiate in good faith additional payments to the B.C. Guarantors. The B.C. Guarantors consist of a group of persons and entities, including USPL directors, Mark Alsentzer and August Schultes, family members and affiliates of such directors, and officers of a subsidiary of the Company. In the event that the sale transaction does not close, the Company is obligated to pay the B.C. Guarantors a total of $862,500 in fees in exchange for the guarantee.

      Also pursuant to the Purchase Agreement, USPL agreed to assume all liability relating to certain matters in which CENJ has been named a “potentially responsible party”. As a result, a reserve in the amount of $324,485 currently on the balance sheet of the Company in connection with such matters, will be assumed by and transferred to USPL.

NEW CEI INC.

UNAUDITED BALANCE SHEET AS OF DECEMBER 31, 2001

Assets
Cash	$120
Transaction costs	50,000
Formation expenses	300

Total Assets	$50,420

Liabilities and Equity
Accounts Payable	$50,300
Shareholders Equity Preferred:
Authorized: 7,500,000 shares of Preferred Stock, par value $0.001 per share, none issued	—
20,000,000 shares of Common Stock, par value $0.001 per share	—
Issued 120 shares of Common Stock at $0.001 per share	1
Paid in Capital	119

Total Liabilities and Equity	$50,420

APPENDIX A

PURCHASE AGREEMENT

      THIS PURCHASE AGREEMENT (the “Agreement”) is entered into as of December 29, 2001 among New CEI Inc., a Delaware corporation (“Purchaser”) and Clean Earth, Inc., a Delaware corporation (the “Company”) and U.S. Plastic Lumber Corp., a Nevada corporation (the “Shareholder”).

RECITALS

      The Shareholder owns all of the issued and outstanding capital stock of Company and wishes to sell, and the Purchaser wishes to purchase, all of the issued and outstanding capital stock of the Company upon the terms and subject to the conditions hereinafter set forth.

AGREEMENT

      NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     DEFINITIONS

      Unless otherwise defined herein or the context otherwise requires, the terms defined in this Article 1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined. Unless otherwise indicated, any reference herein to a “Section”, “Article”, or “Schedule” shall mean the applicable section, article or schedule of or to this Agreement. All accounting terms used in this Agreement not defined in this Article 1 shall, except as otherwise provided for herein, be construed in accordance with generally accepted accounting principles, consistently applied.

      “Acquisition Transaction” shall have the meaning assigned to it in Section 7.9(a).

      “Action” shall mean any actual claim, action, suit, arbitration, hearing, inquiry, proceeding, complaint, charge or investigation by or before any Governmental Entity or arbitrator and any appeal from any of the forgoing.

      “Adjusted Net Worth” shall mean the Company’s total assets (excluding cash and cash equivalents, receivables related to the Quakertown Claim and the change order related to the Interstate Industrial Joint Venture Claim and receivables from the Shareholder) less current liabilities (excluding the current portion of capital leases and mortgages of the Company and payables to the Shareholder) and capital leases, mortgages and obligations to employees.

      “Affiliate” of a Person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with the indicated Person.

      “Agreement” shall mean this Purchase Agreement.

      “ANCWC” shall mean the adjusted non-cash working capital, which is defined as current assets (excluding cash and its equivalents, receivables related to the Quakertown Claim and the Interstate Industrial Joint Venture Claim, and receivables from the Shareholder) minus current liabilities (excluding the current portion of capital leases and mortgages and payables to the Shareholder).

      “Arbiter” shall have the meaning assigned to it in Section 6.18.

      “Arrangements” shall have the meaning assigned to it in Section 4.2.

      “Audited Financial Statements” shall have the meaning assigned to it in Section 6.19.

      “BOA Commitment” shall have the meaning assigned to it in Section 8.1(h).

      “Brooklyn Contract” shall mean the contract between the Barbella Environmental Technology, Inc., a subsidiary of Company and the City of New York, not yet entered into as of the date of this Agreement, relating to environmental services at the Brooklyn Landfill on Pennsylvania Avenue in the Borough of Brooklyn.

      “business day” shall mean a calendar day other than Saturday, Sunday or a legal holiday.

      “Cash Purchase Price” shall have the meaning assigned to it in Section 2.2(b).

      “Closing” and “Closing Date” shall have the respective meanings assigned to such terms in Section 2.4.

      “Closing Date Cash Payment” shall have the meaning assigned to it in Section 2.2(a)(i).

      “Code” shall mean the Internal Revenue Code of 1986, as amended.

      “Common Stock” shall mean the Company’s authorized class of common stock, $0.01 par value per share.

      “Damages” shall mean any and all losses, liabilities, obligations, costs, expenses, damages or judgments of any kind or nature whatsoever, including, but not limited to, reasonable attorneys’, accountants’, and experts’ fees, disbursements of counsel, and other costs and expenses incurred pursuing indemnification claims under Article 10 hereof.

      “Distributed Claims” shall mean collectively, the Quakertown Claim and the Interstate Industrial Joint Venture Claim.

      “DOL” shall mean the United States Department of Labor.

      “EBITDA” shall have the meaning assigned to it in Section 4.22(a).

      “Employment Agreements” shall have the meaning assigned to it in Section 7.8.

      “Environmental Laws” shall mean all Legal Requirements pertaining to the protection of the environment, the treatment, emission and discharge of gaseous, particulate and effluent pollutants and the use, handling, storage, treatment, removal transport, transloading, cleanup decontamination, discharge and disposal of Hazardous Materials, including, without limitation, those statutes, laws, rules and regulations set forth below in the definitions of “Hazardous Material”.

      “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

      “ERISA Affiliate” shall mean any Person which is (or at any relevant time was) a member of a controlled group of corporations within the meaning of Code Section 414(b), all trades or businesses under common control within the meaning of Code Section 414(c), and all affiliated service groups within the meaning of Code Section 414(m), of which the Company is (or any relevant time was) a member.

      “Escrow Agent” shall have the meaning assigned to it in the Escrow Agreement.

      “Escrow Agreement” shall mean the escrow agreement of even date herewith by and among the Shareholder, Purchaser and the Escrow Agent, substantially in the form attached hereto as Exhibit A.

      “Escrowed Funds” shall have the meaning assigned to it in Section 2.2(a).

      “Final Closing Date Balance Sheet” shall mean the Closing Date Balance Sheet mutually accepted by the Purchaser and the Shareholder or as determined pursuant to the dispute procedures set forth in Section 6.18.

      “Final Commitment Date” shall mean the later of (i) January 7, 2002 and (ii) the date which is 5 business days following the delivery by the Shareholder to Purchaser of all of the Exhibits and Schedules to this Agreement.

      “Financial Assurances” shall mean financial instruments, deposits, trust funds, escrow funds, surety bonds, letters of credit or other similar financial assurance instruments.

      “Fully Diluted Common Stock” shall mean with respect to the Purchaser, at the time of determination, (i) all shares of common stock outstanding, (ii) all shares of common stock issuable or reserved for issuance upon conversion of outstanding shares of Preferred Stock or other series or classes of capital stock, (iii) all shares of common stock issuable upon exercise of all outstanding stock options (excluding stock options issued pursuant to a stock option plan approved by the Board of Directors of the issuer and outstanding as of the Closing Date, which are provided for below), warrants and subscription rights, and (iv) all shares of common stock issuable or reserved for issuance upon exercise of all stock options which are issuable pursuant to any stock option plan adopted by the issuer on or prior to the Closing Date to the extent the number of shares issuable or reserved for issuance upon the exercise of such plan options exceeds ten (10%) of the sum of the shares of common stock determined under (i), (ii) and (iii).

      “Governmental Entity” shall mean any local, state, federal or foreign (i) court, (ii) government or (iii) governmental department, commission, instrumentality, board, agency or authority, including the IRS and other taxing authorities.

      “Guaranty” shall mean any guaranty or similar agreement made by Shareholder as a corporate guarantor of any liabilities or obligations on behalf of the Company.

      “Hazardous Material” shall mean any flammable, ignitable, corrosive, reactive, radioactive or explosive substance or material, hazardous waste, toxic substance or related material and any other substance or material defined or designated as a hazardous or toxic substance, material or waste by any Environmental Law currently in effect or as amended or promulgated in the future and shall include, without limitation:

(a) those substances included within the definitions of “hazardous substances”, “hazardous materials”, “toxic substances”, or “solid waste” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601, et. seq., the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et. seq., and the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et. seq., and in the regulations promulgated pursuant thereto;

(b) those substances defined as “hazardous substances”, “hazardous materials”, “toxic substances”, or “solid waste” in any state in which the Company performs services, does business or owns or leases Real Property;

(c) those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor thereto) as hazardous substances (40 CFR Part 302 and any amendments thereto);

(d) such other substances, materials and wastes that are or become regulated under applicable local, state or federal laws or regulations, or which are or become classified as hazardous or toxic under any Legal Requirement; and

(e) any material, waste or substance that is, in whole or in part, (i) petroleum, asbestos, polychorinated biphenyls, methylene chloride, trichorothylene, transdichoroethylene, dioxins or dibenzofurans, (ii) designated as an “extremely hazardous substance” pursuant to Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended, or (iii) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Sections 1251 et. seq. (U.S.C. Section 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. Section 1317), or Section 112 or other sections of the Clean Water Act, as amended.

      “Indebtedness” shall mean, when used with reference to any Person, without duplication, (i) any liability of such Person created or assumed by such Person or any Subsidiary thereof, (A) for borrowed money, (B) evidenced by a bond, note, debenture, or similar instrument (including a purchase money obligation, deed of trust or mortgage) given in connection with the acquisition of, or exchange for, any property or assets (other than inventory or similar property acquired and consumed in the Ordinary Course), including securities and other Indebtedness, (C) in respect of letters of credit issued for such Person’s account and “swaps” of interest and currency exchange rate (and other interest and currency exchange rate hedging agreements) to which such Person is a party or (D) for the payment of money as lessee under leases that should be, in accordance with generally accepted accounting principles, recorded as capital leases for financial reporting purposes; (ii) any liability of others described in the preceding clause (i) to the extent guaranteed as to payment of principal or interest by such Person or in effect guaranteed as to payment by such Person through an agreement, contingent or otherwise, to purchase, repurchase or pay the related Indebtedness or to acquire security therefor; (iii) all liabilities or obligations secured by a Lien upon property owned by such Person and upon liabilities or obligations as to which such Person customarily pays interest or principal, whether or not such Person has assumed or become liable for the payment of such liabilities or obligations; and (iv) any amendment, renewal, extension, revision or refunding of any such liability or obligation; provided, however, that Indebtedness shall not include any liability for compensation of such Person’s employees or for inventory or similar property or services acquired and consumed in the Ordinary Course or for services, including but not limited to accounts payable.

      “Interstate Industrial Joint Venture Claim” shall mean the claims for payment or other consideration of the Company and its Subsidiaries pursuant to the Joint Venture Agreement dated December 31, 1997 between Interstate Industrial Corp. and the Shareholder.

      “IRS” shall mean the United States Internal Revenue Service.

      “Junior Preferred Stock” shall have the meaning assigned to it in Section 2.2(a)(ii).

      “Leased Real Property” shall mean all real property, including Structures, leased by the Company.

      “Legal Requirements” shall mean any statute, law, ordinance, rule, regulation, permit, order, writ, judgment, injunction, decree or award issued, enacted or promulgated by any Governmental Entity or any arbitrator.

      “Lien” shall mean all liens (including judgment and mechanics’ liens, regardless of whether liquidated), mortgages, assessments, security interests, easements, claims, pledges, trusts (constructive or other), deeds of trust, options or other charges, encumbrances or restrictions.

      “Material Adverse Effect” shall mean the Company or a Subsidiary has (i) incurred or suffered any liability (whether accrued, absolute, contingent, or otherwise) or as to its property or assets, any physical loss, change, or damage or destruction (whether or not covered by insurance), in either case which has a material adverse impact on the consolidated financial condition or results of operations of the Company and its Subsidiaries or (ii) entered into any commitment, contractual obligation, or transaction other than in the Ordinary Course.

      “Mezzanine Commitment” shall have the meaning assigned to it in Section 8.1(g).

      “Ordinary Course” shall mean, when used with reference to the Company or a Subsidiary, the ordinary course of the Company’s or its Subsidiary’s business, consistent with past practices.

      “Owned Real Property” shall mean all real property, including Structures, owned by the Company or a Subsidiary.

      “PBGC” shall mean the Pension Benefit Guaranty Corporation.

      “Permits” shall have the meaning assigned to such term in Section 4.16.

      “Permitted Liens” shall mean (a) Liens for ad valorem real or personal property taxes or assessments not at the time due and (b) Liens in respect of pledges or deposits under worker’s compensation laws or similar legislation, carriers’, warehousemen’s, mechanic’s, laborers’ and materialmen’s and similar liens, if the obligations secured by such Liens are not then delinquent and would not be delinquent but for the existence of a grace period then in effect.

      “Persons” shall mean all natural persons, corporations, business trusts, associations, limited liability companies, companies, partnerships, joint ventures, Governmental Entities and any other entities.

      “Policies” shall have the meaning assigned to it in Section 4.9(b).

      “Pre-Closing Balance Sheet” shall have the meaning assigned to it in Section 6.17.

      “Proprietary Information” shall have the meaning assigned to it in Section 4.8(b).

      “Proxy Statement” shall have the meaning assigned to it in Section 7.1(f).

      “Quakertown Claim” shall mean the claims for payment or other consideration of the Company and its Subsidiaries pursuant to the Quakertown Founding Site Agreement dated December 1998 between Integrated Technical Services, a subsidiary of the Company and Pennsylvania Department of Environmental Protection.

      “Real Property” shall mean the Owned Real Property and the Leased Real Property, collectively.

      “Registered Rights” shall have the meaning assigned to it in Section 4.8(a).

      “Securities” shall mean shares of the Junior Preferred Stock and the Warrant issued by the Purchaser to the Shareholder as part of the Purchase Price, as contemplated by Article 2 hereof.

      “Securities Act” shall mean the Securities Act of 1933, as amended.

      “Shares” shall have the meaning assigned to it in Section 2.1.

      “Structure” shall mean any facility, building, plant, factory, office, warehouse structure or other improvement owned or leased by the Company.

      “Subsidiary” of a Person shall mean any corporation, partnership, limited liability company, association or other business entity at least 50% of the outstanding voting power of which is at the time owned or controlled directly or indirectly, in the aggregate, by such Person or by one or more Subsidiary entities of such Person, or both.

      “Tax” shall mean any Federal, state, local or foreign income, gross receipts, license, payroll, unemployment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including, without limitation, taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), employment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax or other tax, assessment or charge of any kind whatsoever, including, without limitation, any interest, fine, penalty or addition thereto, whether disputed or not.

      “Tax Return” shall mean any return, declaration, report, claim for refund or information, or statement relating to Taxes, and any exhibit, schedule, attachment or amendment thereto.

      “Unaudited Financial Statements” shall have the meaning assigned to it in Section 4.4(a).

      “Unaudited Interim Balance Sheet”, “Unaudited Interim Balance Sheet Date” and “Unaudited Interim Financial Statements” shall have the meanings assigned to each in Section 4.4(a).

      “Unaudited Year End Financial Statements” shall have the meaning assigned to it in Section 4.4(a).

      “Warrant” shall have the meaning assigned to it in Section 2.2(a)(iii).

2.     PURCHASE OF SECURITIES

      2.1 Sale and Delivery. The Shareholder agrees to sell and deliver to Purchaser, and Purchaser agrees to purchase and accept from the Shareholder, free and clear of all Liens, on the terms and conditions set forth in this Agreement, and for the purchase price described in Section 2.2 below, 100 shares of Common Stock (the “Shares”). The Shares constitute all of the outstanding capital stock of the Company.

      2.2 Purchase Price. (a) The Purchase Price for all of the Shares shall be as follows:

(i) Forty Five Million dollars ($45,000,000) (subject to adjustment as provided in Section 2.2(b)), of which Forty Four Million dollars ($44,000,000) (subject to adjustment as provided in Section 2.2(c)) (as adjusted, the “Closing Date Cash Payment”) shall be payable at the Closing in cash, by wire transfer to an account designated in writing by the Shareholder, and One Million dollars ($1,000,000) (the “Escrowed Funds”) shall be delivered to the Escrow Agent to be held and paid pursuant to the Escrow Agreement provided in Section 2.3;

(ii) delivery at the Closing to the Shareholder of Junior 5% Preferred Stock of Purchaser (the “Junior Preferred Stock”) to Shareholder having a stated value of Five Million Dollars ($5,000,000) and such preferences, rights and limitations as provided in the Certificate of Designation attached hereto as Exhibit B; and

(iii) delivery at the Closing to the Shareholder of a Common Stock Purchase Warrant of Purchaser substantially in the form attached hereto as Exhibit C (the “Warrant”) to purchase Four percent (4%) of the Purchaser’s Fully Diluted Common Stock as of the Closing Date.

      (b) Notwithstanding the foregoing, the cash portion of the Purchase Price shall be subject to adjustment as follows:

(i) If at the time of Closing, the aggregate of the outstanding obligations of the Company and its Subsidiaries on a consolidated basis under capital equipment leases, promissory notes (including notes payable to Waste Management, Inc.), obligations to employees and the long-term portion of all other liabilities (including without limitation the mortgage notes on the Company’s Philadelphia, Pennsylvania and Kearney, New Jersey properties) as reflected on the Final Closing Date Balance Sheet is greater or less than $5,500,000, the cash portion of the Purchase Price shall be (A) decreased, to the extent greater than $5,500,000, by the amount of the excess, or (B) increased, to the extent less than $5,500,000, by the amount of the difference;

(ii) If the ANCWC as of the Closing Date as reflected in the Final Closing Date Balance Sheet is less than $10,000,000, the cash portion of the Purchase Price shall be reduced by the amount of the deficiency; and

(iii) If the ANCWC as of the Closing Date as reflected in the Final Closing Date Balance Sheet is greater than $12,500,000, the cash portion of the Purchase Price shall be increased by the amount of the difference.

The cash portion of the Purchase Price after the above adjustments, if any, is hereafter referred to as the “Cash Purchase Price”.

      (c) The Closing Date Cash Payment shall be subject to adjustment as follows:

(i) If the aggregate of the outstanding obligations of the Company and its Subsidiaries on a consolidated basis under capital equipment leases, promissory notes (including notes payable to Waste Management, Inc.), obligations to employees and the long-term portion of all other liabilities (including without limitation the mortgage notes on the Company’s Philadelphia, Pennsylvania and Kearney, New Jersey properties) as reflected in the Pre-Closing Balance Sheet is greater or less than $5,500,000, the Closing Date Cash Payment shall be (A) decreased, to the extent greater than $5,500,000, by the amount of the excess, or (B) increased, to the extent less than $5,500,000, by the amount of the difference;

(ii) If the ANCWC as reflected in the Pre-Closing Balance Sheet is less than $10,000,000, the Closing Date Cash Payment shall be reduced by the amount of the deficiency; and

(iii) If the ANCWC as of the Closing Date as reflected in the Pre-Closing Balance Sheet is greater than $12,500,000, the Closing Date Cash Payment shall be increased by the amount of the difference.

      2.3 Escrow; Payment of Adjustments. Purchaser shall deliver $1,000,000 at the Closing by wire transfer to the Escrow Agent named in the Escrow Agreement to be held and distributed to the Shareholder or Purchaser, as follows. If the Cash Purchase Price as determined by the Final Closing Date Balance Sheet is equal to or less than the Closing Date Cash Payment (the amount by which it is less than the Closing Date Cash Payment is the “Difference”), the Escrow Agent, within five days following receipt of the Final Closing Date Balance Sheet, shall transmit by wire transfer all of the Escrowed Funds to the Shareholder. To the

extent the Difference is greater than $1,000,000, the Shareholder shall promptly after receipt of such balance sheet wire transfer to Purchaser the amount by which the Difference exceeds the Escrowed Funds. If the Cash Purchase Price as determined by the Final Closing Date Balance Sheet is more than the Closing Date Cash Payment (the “Excess”), the Escrow Agent shall, after receipt of such balance sheet, deliver from the Escrowed Funds to the Shareholder the amount of the Excess and to the Purchaser the amount by which the Escrowed Funds exceeds the Excess. If the Excess is greater than the Escrowed Funds, the Purchaser shall promptly wire transfer to the Shareholder the balance of the Excess. If the Shareholder fails to make any payment required to be made by the Shareholder to the Purchaser pursuant to this Section 2.3, the Purchaser, at its sole option, may retire or cancel for every $1,000 of the underpayment or any portion of the underpayment, .02% of the shares of Junior Preferred Stock.

      2.4 Closing. The purchase and sale of the Shares and the consummation of the other transactions contemplated by this Agreement (the “Closing”) shall occur at 10:00 AM, local time, on the third day subsequent to receipt of approval of the shareholders of the Shareholder. The Closing shall be held simultaneously at the offices of the Purchaser at 711 Fifth Avenue, New York, NY 10022 and at the office of the general counsel for the Company, 2300 Glades Road, Suite 440W, Boca Raton, FL 33431, or at such other time or on such other date as shall be agreed upon by the Shareholder and the Purchaser upon fulfillment of all conditions precedent to the Closing, such hour and date being herein generally referred to as the “Closing Date”. At the Closing:

(a) The Shareholder shall deliver or cause to be delivered to Purchaser in exchange for payment by Purchaser of the Purchase Price to the Shareholder:

(i) a certificate or certificates representing the Shares duly endorsed for transfer, or accompanied by duly executed assignments separate from the certificate, transferring to Purchaser good and marketable title to the Shares, free and clear of all Liens;

(ii) the Escrow Agreement duly executed by the Shareholder and the Company;

(iii) all of the documents, certificates, and instruments required to be delivered, or caused to be delivered, by the Shareholder pursuant to Section 8.1 hereof; and

(iv) all records, documents, and files of the Company, including, without limitation, all minute books, stock records, stock certificate books, and internal accounting records.

(b) Purchaser shall deliver or cause to be delivered to the Shareholder, in exchange for Shares:

(i) a wire transfer to the Shareholder’s designated account in the amount of the Closing Date Cash Payment;

(ii) a certificate or certificates representing the Junior Preferred Stock;

(iii) the Warrant duly executed by the Company;

(iv) the Escrow Agreement duly executed by Purchaser and the Escrow Agent; and

(v) all of the documents, if any, required to be delivered by Purchaser pursuant to Section 8.2 hereof.

(c) Purchaser shall deliver or cause to be delivered to the Escrow Agent at the Closing One Million dollars ($1,000,000) by wire transfer as provided in Section 2.1(a).

3.     REPRESENTATIONS AND WARRANTIES CONCERNING THE SHAREHOLDER

      The Shareholder hereby represents and warrants to Purchaser that:

      3.1 Ownership of Shares. The Shareholder owns and will own up to the Closing of record and beneficially the Shares and has, and will have, at all times prior to and as of the Closing, valid title to the Shares free and clear of all Liens.

      3.2 Execution and Delivery. All consents, approvals, authorizations and orders necessary for the execution, delivery and performance by the Shareholder and the Company of this Agreement (including, without limitation, the transfer and sale of the Shares to Purchaser) have been duly and lawfully obtained, and the Shareholder has, and at the Closing the Shareholder will have, full right, power, authority and capacity to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by the Shareholder and the Company and constitutes the legal, valid and binding agreement of the Company and the Shareholder enforceable against the Shareholder and the Company in accordance with its terms.

      3.3 No Conflicts. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) conflict with or result in a breach or violation of any term or provision of, or (with or without notice or passage of time, or both) constitute a default under, any indenture, mortgage, deed of trust, trust (constructive and other), loan agreement or other agreement or instrument to which the Shareholder is a party or by which the Shareholder or the Shares are bound, or (b) result in the violation of the provisions of the Articles of Incorporation or Bylaws of the Shareholder, each as amended, or any Legal Requirement applicable to the Shares or the Shareholder. Schedule 4.2 sets forth a list of all agreements requiring the consent of any party thereto to any of the transactions contemplated hereby.

      3.4 No Brokers. Except for its agreement with Banc of America Securities, LLC and the fees payable thereunder for which the Shareholder has sole responsibility, no broker, finder or similar agent has been employed by or on behalf of the Shareholder in connection with this Agreement or the transactions contemplated hereby, and the Shareholder has not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

      3.5 Purchase Entirely for Own Account. The Securities to be issued to the Shareholder will be acquired by the Shareholder for investment for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling, granting any participation in or otherwise distributing the same. The Shareholder further represents that the Shareholder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

      3.6 Disclosure of Information. The Shareholder, individually or through its investment advisor, believes it has received all the information it considers necessary or appropriate for deciding whether to accept the Securities as part of the Purchase Price. The Shareholder further represents that, individually or through its investment advisor, it has had an opportunity to ask questions and receive answers from the Company and Purchaser regarding the terms and conditions of the Securities and the business, properties, prospects and financial condition of the Company and Purchaser.

      3.7 Restricted Securities. The Shareholder understands that the Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such Securities or an interest therein may not be resold without registration under the Securities Act only in certain limited circumstances. In the absence of an effective registration statement covering the Securities or an available exemption from registration under the Securities Act, the Securities must be held indefinitely. In this connection, the Shareholder acknowledges that there is no public market for any of the securities of Purchaser, and understands the resale limitations by the Securities Act, including without limitation, the Rule 144 condition that current information about the Company or Purchaser, as the case may be, be available to the public.

      3.8 Legends. It is understood that the certificates evidencing the Securities it is purchasing and the shares of Common Stock of the Purchaser issued upon exercise of the Warrant may bear the following legend:

      “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION

OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

      THESE SECURITIES UNDER CERTAIN CONDITIONS MAY BE RETIRED OR CANCELLED PURSUANT TO THE PROVISIONS OF ARTICLES 2 AND 10 OF THE PURCHASE AGREEMENT, DATED AS OF DECEMBER 29, 2001, AMONG THE COMPANY, CLEAN EARTH, INC. AND U.S. PLASTIC LUMBER CORP.”

4.     REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY.

      The Shareholder and the Company hereby jointly and severally represent and warrant to Purchaser that:

      4.1 Organization and Good Standing.

(a) The Company has been duly organized and is existing as a corporation in good standing under the laws of the State of Delaware with full power and authority (corporate and other) to own and lease its properties and to conduct its business as currently conducted. The Company has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each jurisdiction set forth on Schedule 4.1(a), such jurisdictions comprising all jurisdictions in which the Company owns or leases any property, or conducts any business, so as to require such qualifications.

(b) Except as set forth in Schedule 4.1(b), the Company has no Subsidiary nor owns or controls, or has any other equity investment or other interest in, directly or indirectly, any corporation, joint venture, partnership, association or other entity.

(c) Each of the Company’s Subsidiaries set forth in Schedule 4.1(b) has been duly organized and is existing as a corporation in good standing under the laws of its state of incorporation with full power and authority (corporate and other) to own and lease its properties and to conduct its business as currently conducted. Each such Subsidiary has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each jurisdiction in which such Subsidiary owns or leases any property or conducts any business, so as to require such qualifications. Each such jurisdiction is set forth in Schedule 4.1(c).

      4.2 No Conflicts. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not: (a) conflict with or result in a breach or violation of any term or provision of, or constitute a default under (with or without notice or passage of time, or both), or otherwise give any Person a basis to terminate or not perform or accelerate or increase its rights under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or affected or to which any of the property or assets of the Company or any of its Subsidiaries is bound or affected (collectively, “Arrangements”) including, without limitation, all Arrangements referred to in Section 4.19 hereof, (b) result in the violation of the provisions of the Certificate of Incorporation or Articles of Incorporation, as the case may be, or Bylaws of the Company or any of its Subsidiaries, each as amended, or any Legal Requirement applicable to or binding upon it, (c) result in the creation or imposition of any Lien upon any property or asset of the Company or any of its Subsidiaries or (d) otherwise adversely affect the contractual or other legal rights or privileges of the Company or any of its Subsidiaries. Schedule 4.2 sets forth a list of all agreements requiring the consent of any party thereto to any of the transactions contemplated hereby.

      4.3 Capitalization. The authorized capital stock of the Company consists solely of One Hundred (100) shares of Common Stock having a par value of $1.00 per share, of which only the Shares are, and as of the Closing will be, issued and outstanding. All of the Shares and all of the issued and outstanding shares of capital stock of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid, nonassessable and outstanding. The Company is the direct beneficial owner of all of the outstanding shares of the capital stock of each of its Subsidiaries, and holds such securities free and clear of any Liens except as set forth on Schedule 4.3, which Liens shall be discharged or released in full prior to or simultaneously with the Closing. There are no existing options, warrants, rights, calls or commitments of any character relating to the shares of Common Stock or any other capital stock or securities of the Company or any of its Subsidiaries. There are no outstanding securities or other instruments convertible into or exchangeable for shares of Common Stock or any other capital stock or securities of the Company or any of its Subsidiaries and no commitments to issue such securities or instruments and no Person has any right of first refusal, preemptive right, subscription right or similar right with respect to any shares of Common Stock or any other capital stock or securities of the Company or any of its Subsidiaries. The offer, issuance and sale of the Shares were (i) exempt from the registration and prospectus delivery requirements of the Securities Act, (ii) registered or qualified (or exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities laws and (iii) accomplished in conformity with all other Legal Requirements.

      4.4 Financial Statements.

(a) The Company has delivered to Purchaser true and complete copies of (i) the unaudited consolidated balance sheet of the Company and its subsidiaries at December 31, 2000, and the related unaudited statements of income, equity and cash flow for the twelve (12) month-periods ended December 31, 2000 and December 31, 1999 (the “Unaudited Year End Financial Statements”) and (ii) the “Unaudited Interim Balance Sheet” meaning the unaudited consolidated balance sheet of the Company and its subsidiaries at November 30, 2001 (the “Unaudited Interim Balance Sheet Date”) and the related unaudited consolidated statements of income, equity and cash flow for the eleven-month period ended November 30, 2001 (collectively the “Unaudited Interim Financial Statements”, and along with the Unaudited Year End Financial Statements, the “Unaudited Financial Statements”).

(b) The Unaudited Financial Statements present fairly the consolidated financial condition of the Company and its Subsidiaries in all material respects as of the dates indicated therein and the results of operations and changes in financial position of the Company and its Subsidiaries for the periods specified therein, have been prepared in conformity with generally accepted accounting principles applied on a consistent basis during the periods covered thereby and prior periods, have been derived from the accounting records of the Company and represent only actual, bona fide transactions and present fairly the consolidated results of the operations of the Company and its Subsidiaries for the periods or as of the dates indicated therein.

      4.5 Title to Property; Encumbrances.

(a) The Company or its Subsidiaries, as the case may be, has, and at the Closing will have, good, valid and marketable title in fee simple to all Owned Real Property and all personal property reflected on the Unaudited Interim Balance Sheet as owned by the Company and its Subsidiaries and all Owned Real Property and personal property acquired by the Company and its Subsidiaries subsequent to the Unaudited Interim Balance Sheet Date, in each case free and clear of all Liens except (i) as set forth on Schedule 4.5(a), (ii) for sales and other dispositions of inventory in the Ordinary Course since the Unaudited Interim Balance Sheet Date which, in the aggregate, have not been materially different from prior periods, and (iii) Permitted Liens. Notwithstanding anything to the contrary herein, all Owned Real Property and all personal property is being delivered hereunder “as is, where is” without any representations or warranties except as specifically set forth herein.

(b) Schedule 4.5(b) contains a true and complete list and legal description of each parcel of Owned Real Property and a general description of each Structure situated thereon. The Shareholder has heretofore furnished to Purchaser true and complete copies of all deeds, other instruments of title and policies of title insurance indicating and describing the Company’s ownership of the Owned Real Property, as well as copies of any surveys or environmental reports relating to the real property.

(c) Schedule 4.5(c) contains a list of all tangible personal property having a cost or net book value in excess of One Hundred Thousand Dollars ($100,000.00) owned by the Company or any of its Subsidiaries (other than personal property held by the Company or any of its Subsidiaries as lessee under an operating lease).

(d) Schedule 4.5(d) contains a list of all real property leases, licenses, personal property leases and conditional sales agreements under which the Company or any of its Subsidiaries is the lessee, licensee or purchaser, together with (i) the location and nature of each of the subject properties (including a legal description of all Leased Real Property), (ii) the termination date of each such lease, license or agreement, (iii) the name of the lessor, licensor or conditional sale vendor and (iv) all rental and other payments required to be made for the fiscal year ending December 31, 2002. True and complete copies of all real property leases, licenses and personal property leases listed on Schedule 4.5(d) have been delivered to Purchaser heretofore, as well as copies of any title reports, surveys or environmental reports or audits relating to any Leased Real Property. Except as set forth in Schedule 4.5(d), no such lease, license or agreement will require the consent of the lessor, licensor or vendor to or as a result of the consummation of the transactions contemplated by this Agreement. For the purposes of this Section 4.5(d), a “lease” shall include a sublease. Each of the leases, licenses and agreements set forth on Schedule 4.5(d) is in full force and effect and is valid, binding and enforceable in accordance with its respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally. No event or condition has happened or exists which constitutes a material default or breach or, after notice or lapse of time or both, would constitute a material default or breach by the Company or any of its Subsidiaries, or to the Company’s and the Shareholder’s knowledge, any other party under and of such leases, licenses or agreements. There does not exist any security interest, lien, encumbrance or claim of others created or suffered to exist on any interest created under any of the leases, licenses and agreements set forth on Schedule 4.5(d) (except for those that result from or relate to leased assets).

(e) The Owned Real Property and personal property described in Sections 4.5(a), 4.5(b) and 4.5(c) and the Leased Real Property and personal property held by the Company or its Subsidiaries pursuant to the leases and licenses described in Schedule 4.5(d) comprise all of the Real Property and personal property used in the conduct of business of the Company and its Subsidiaries.

      4.6 Accounts Receivable. Except as reserved on the Unaudited Interim Balance Sheet, all accounts receivable of the Company and its Subsidiaries reflected in the Unaudited Interim Balance Sheet and all accounts receivable of the Company and its Subsidiaries that have arisen since the Unaudited Interim Balance Sheet Date (except such accounts receivable as have been collected since such date) are valid and enforceable claims, and the goods and services sold and delivered that gave rise to such accounts were or will be sold and delivered in conformity with all applicable express and implied warranties, purchase orders, agreements and specifications. Schedule 4.6 contains an aging of the Company’s accounts receivable as of the Unaudited Interim Balance Sheet Date. The Company has established an allowance for doubtful accounts reflected on the Unaudited Interim Balance Sheet, which has been determined in accordance with generally accepted accounting principles and which the Company believes to be a fair amount.

      4.7 Inventories. Except as described in Schedule 4.7, all inventory set forth or reflected in the Unaudited Interim Balance Sheet or acquired by the Company or its Subsidiaries since the Unaudited Interim Balance Sheet Date, consist of a quality and quantity usable in the Ordinary Course.

      4.8 Trademarks, Patents, Etc.

(a) Schedule 4.8(a) contains a list of all letters patent, patent applications, trade names, trademarks, service marks, trademark and service mark registrations and applications, copyrights, copyright registrations and applications, URLs, grants of a license or right to the Company or its Subsidiaries with respect to the foregoing, both domestic and foreign, claimed by the Company or its Subsidiaries or used or proposed to be used by the Company or its Subsidiaries in the conduct of its business, whether registered or not (collectively herein, “Registered Rights”).

(b) Except as described in Schedule 4.8(b), the Company owns and has the unrestricted right to use the Registered Rights and every trade secret, know-how, process, discovery, development, design, technique, customer and supplier list, promotional idea, marketing and purchasing strategy, invention, process, confidential data and or other information (collectively herein, “Proprietary Information”) required for or incident to the design, development, manufacture, operation, sale and use of all products and services sold or rendered or proposed to be sold or rendered by the Company or its Subsidiaries, free and clear of any right, equity or claim of others. The Company and each of its Subsidiaries has taken reasonable security measures to protect the secrecy, confidentiality and value of all Proprietary Information.

(c) Schedule 4.8(c) contains a list and description of all licenses of or rights to Proprietary Information granted to the Company or its Subsidiaries by others or to others by the Company or its Subsidiaries. Except as described in Schedule 4.8(c), (i) neither the Company nor any of its Subsidiaries has sold, transferred, assigned, licensed or subjected to any Lien, any Registered Right or Proprietary Information or any interest therein, and (ii) neither the Company nor any of its Subsidiaries has violated or breached and is not obligated or under any liability whatever to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Registered Right or Proprietary Information.

(d) There is no claim or demand of any Person pertaining to, or any Action that is pending or, to the Shareholder’s or the Company’s knowledge, threatened, which challenges the rights of the Company or its Subsidiaries in respect of any Registered Right or any Proprietary Information.

      4.9 Banking and Insurance.

(a) Schedule 4.9(a) contains a list of the names and locations of all financial institutions at which the Company or any of its Subsidiaries maintains a checking account, deposit account, securities account, safety deposit box or other deposit or safekeeping arrangement, the numbers or other identification of all such accounts and arrangements and the names of all persons authorized to draw against any funds therein.

(b) Schedule 4.9(b) contains a list of all insurance policies and bonds (including, without limitation, all performance and warranty bonds required under outstanding contracts or purchase orders) and self insurance arrangements currently in force that cover or purport to cover risks or losses to or associated with the business, operations, premises, properties, assets, employees, agents and directors (including, without limitation, those arising with respect to environmental matters) of the Company and its Subsidiaries (collectively, the “Policies”) and sets forth, with respect to each such policy, bond and self insurance arrangement, a description of the insured loss coverage, the expiration date and time of coverage, the dollar limitations of coverage, a general description of each deductible feature and principal exclusion and the premiums paid and to be paid prior to expiration. The Policies are in full force and effect, and neither the Company nor any of its Subsidiaries is in default under any of them. Neither the Company nor any of its Subsidiaries has received any notice of cancellation or intent to cancel or increase the premiums with respect to any of the Policies, nor, to its or the Shareholder’s knowledge, is there any basis for such action.

      4.10 Indebtedness; Absence of Undisclosed Liabilities.

(a) Neither the Company nor any of its Subsidiaries has any obligation for Indebtedness in excess of $25,000 other than as set forth on Schedule 4.10(a), and copies of all instruments and documents evidencing, creating, securing or otherwise relating to such Indebtedness have been delivered to Purchaser heretofore. Except as set forth in Schedule 4.10(a), no instrument or document evidencing, creating, securing or otherwise relating to Indebtedness will require the consent or waiver of any person to or as a result of the consummation of the transactions contemplated by this Agreement.

(b) Except as disclosed on Schedule 4.10(b), neither the Company nor any of its Subsidiaries has any material liabilities or obligations, secured or unsecured, whether absolute, accrued or contingent, which are not specifically reserved against or reflected as a liability in the Unaudited Financial Statements, except for non-material liabilities and obligations incurred in the ordinary course of business and consistent with past practices since the Unaudited Interim Balance Sheet Date.

      4.11 Judgments; Litigation. Except as set forth on Schedule 4.11:

(a) There is no (i) outstanding judgment, order, decree, award stipulation or injunction of any Governmental Entity or arbitrator against or affecting the Company or any of its Subsidiaries or their respective properties, assets or business or (ii) Action pending against or affecting the Company, any of its Subsidiaries or its properties, assets or business.

(b) There is no (i) outstanding judgment, order, decree, award, stipulation, injunction of any Governmental Entity or arbitrator against or affecting any officer, director or employee of the Company or any of its Subsidiaries relating to the Company, its Subsidiaries or its business, (ii) to the Company’s or the Shareholder’s knowledge, Action threatened against or affecting the Company, its Subsidiaries or its properties, assets or business, (iii) Action pending or, to the Company’s or the Shareholder’s knowledge, threatened against the Company’s officers, directors or employees relating to the Company, its Subsidiaries or its business or (iv) to the Company’s or the Shareholder’s knowledge, basis for the institution of any Action against the Company, its Subsidiaries or any of their respective officers, directors, employees, properties or assets which, if decided adversely, would have a Material Adverse Effect.

      4.12 Income and Other Taxes. Except as set forth on Schedule 4.12:

(a) All Tax Returns required to be filed through and including the date hereof in connection with the operations of the Company and its Subsidiaries are true, complete and correct in all respects and have been properly and timely filed on a consolidated and individual basis. The Company has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been timely filed. Purchaser has heretofore been furnished by the Company with true, correct and complete copies of each Tax Return of the Company and of each Subsidiary with respect to the past three (3) taxable years ending December 31, 1998, 1999 and 2000, and of all reports of, and communications from, any Governmental Entities relating to such period. The Company has disclosed on its Federal Income Tax Returns all positions taken therein that could give rise to a substantial understatement of income for federal income tax purposes within the meaning of Code Section 6662.

(b) All Taxes required to be paid or withheld and deposited through and including the date hereof in connection with the operations of the Company and its Subsidiaries have been duly and timely paid or deposited by the Company and its Subsidiaries. The Company and its Subsidiaries have properly withheld or collected all amounts required by law for income Taxes and employment Taxes relating to their respective employees, creditors, independent contractors and other third parties, and for sales Taxes on sales and revenues, and have properly and timely remitted such withheld or collected amounts to the appropriate Governmental Entity. The Company and its Subsidiaries have no unpaid liabilities for any Taxes for any taxable period ending prior to or coincident with the Closing Date.

(c) The Company has and will have made adequate provision on its books of account for all Taxes with respect to the business, properties and operations of the Company and its Subsidiaries through the Closing Date. The accruals for Taxes in the Unaudited Interim Balance Sheet are adequate to cover all liabilities for Taxes of the Company and its Subsidiaries for all periods ending on or before the Unaudited Interim Balance Sheet Date and the accruals for Taxes in the Closing Date Balance Sheet will be adequate to cover all liabilities for taxes of the Company and its Subsidiaries for all periods ending on or before the Closing Date.

(d) The Company (i) has not filed any consent or agreement pursuant to Code Section 341(f), and no such consent or agreement will be filed at any time on or before the Closing Date; (ii) has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate the Company to make any payments that will not be deductible under Code Section 280G, (iii) is not a United States real property holding corporation within the meaning of Code Section 897(c)(2); (iv) is not a party to a tax allocation or sharing agreement; (v) has never been (or does not have any liability for unpaid Taxes because it was) a member of an affiliated group with the meaning of Code Section 1504(a); (vi) has never applied for a tax ruling from a Governmental Entity and (vii) has never filed or been the subject of an election under Code Section 338(g) or Code Section 338(h)(10) or caused or been the subject of a deemed election under Code Section 338(e).

      4.13 Questionable Payments. Neither the Company nor its Subsidiaries nor, to the Shareholder’s or the Company’s knowledge, any of their respective directors, officers, agents, employees or other Person associated with or acting on behalf of the Company or any of its Subsidiaries has (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payments to government officials or employees, or foreign government officials or employees, from corporate funds, (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, (d) made any false or fictitious entries on the books of account of the Company or any of its Subsidiaries, (e) made or received any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, or (f) made any other payment, favor or gift not fully deductible for federal income tax purposes. The books and records of the Company and each of its Subsidiaries have been maintained in accordance with good business practice, state in reasonable detail, and accurately and fairly reflect in all material respects the transactions and dispositions of the assets of the Company and its Subsidiaries.

      4.14 Employee Benefit Matters.

(a) Schedule 4.14 contains a complete list of all Plans. For purposes of this Section 4.14, the term “Plan” shall mean any plan maintained by the Company or any of its Subsidiaries which is either an “employee benefit plan” as defined in Section 3(3) of ERISA or a “fringe benefit plan” as defined in Section 6039D of the Code with respect to each Plan which is not a Multiemployer Plan as defined in Section 3(37) of ERISA. True and complete copies of each of the following documents (and any amendments thereto), where applicable, have been delivered previously to Purchaser: (i) the Plan documents; (ii) a written description of each Plan which is not in writing; (iii) if the Plan is funded through a trust or any third-party funding vehicle, the trust or other funding agreement; (iv) the Plan’s most recent financial statements; (v) the two most recent annual reports (including all schedules and attachments thereto) required by ERISA; (vi) any actuarial report and valuation prepared within the last 5 years; (vii) the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under Code Section 401 or to be recognized as tax-exempt under Code Section 501(c); (viii) the most recent summary plan description and each summary of material modifications required by ERISA; (ix) any agreement providing for the provision of administrative or investment management services with respect to the Plan; and (x) all documents and correspondence received from or provided to the DOL, IRS and PBGC during the past two years.

(b) Each Plan, other than a Multiemployer Plan, and related trust, annuity, or other funding agreement complies and has been maintained in compliance with all applicable Legal Requirements. With respect to each Plan which is not a Multiemployer Plan, no non-exempt prohibited transaction (as defined in Code Section 4975 and ERISA Sections 406 and 408) has occurred and no “fiduciary” (as defined in ERISA Section 3(21)) has committed any breach of duty which could subject the Company or any of its Subsidiaries, any ERISA Affiliate, or any director, officer, or employee thereof to material liability under Title I of ERISA or to tax under Code Section 4975. All material obligations required to be performed by the Company and its Subsidiaries and any other Person under the terms of each Plan and applicable Legal Requirement have been performed. Except as set forth on Schedule 4.14, there have been no Reportable Events as defined in ERISA, and no events described in Sections 4062, 4063 or 4064 of ERISA and no termination or partial termination of any Plan which is not a Multiemployer Plan.

(c) With respect to each Plan which is not a Multiemployer Plan, all required reports and descriptions, including, without limitation, annual reports (Form 5500), summary annual reports, and summary plan descriptions, have been filed and distributed timely and the most current Form 5500 required to be filed with the relevant authority has been attached hereto as part of Schedule 4.14. With respect to each Plan which is a welfare plan (as defined in ERISA Section 3(1)) other than a Multiemployer Plan, the requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sections 162(k) and 4980B have been satisfied in all material respects.

(d) All contributions, premiums, and other payments, including, without limitation, employer contributions and employee salary reduction contributions, have been paid when due or accrued in accordance with the past custom and practice of the Shareholder and the Company and any ERISA Affiliate. No Plan, other than a Multiemployer Plan, that is subject to Part 3 of Subtitle B of Title I of ERISA or to Code Section 412 has incurred any accumulated funding deficiency, whether or not waived, and no other actual or contingent liability for any other expenses or obligations of any Plan exists.

(e) With respect to each Plan which is not a Multiemployer Plan, there are no pending or, to the Company’s and the Shareholder’s knowledge, threatened Actions (other than routine claims for benefits) asserted or instituted against any such Plan or the assets of any such Plan, or against the Company or any of its Subsidiaries, or any ERISA Affiliate, trustee, administrator, or fiduciary of such Plan which could result in a liability, and neither the Company nor the Shareholder has any knowledge of any facts that could form the basis of any such Action. There is no pending or, to the Company’s or the Shareholder’s knowledge, threatened or contemplated Action by any Governmental Entity with respect to any such Plan which could result in a liability, and neither the Company nor the Shareholder has knowledge of any facts that could reasonably be expected to cause or trigger such an Action.

(f) The Company (or, if applicable, an ERISA Affiliate,) may terminate, suspend, or amend each Plan, other than a Multiemployer Plan, at any time without any liability, except to the extent otherwise required by Code Section 4980B, without the consent of the participants or employees covered by such Plan. Neither the Company or any of its Subsidiaries nor any ERISA Affiliate has announced any intention, made any amendment or binding commitment, or given any written or oral notice providing that the Company or an ERISA Affiliate (i) will create additional Plans covering employees of the Company or any of its Subsidiaries or any ERISA Affiliate, (ii) will increase benefits promised or provided pursuant to any Plan, or (iii) will exercise after the Closing Date any right or power it may have to terminate, suspend, or amend any Plan.

(g) Except as set forth on Schedule 4.14, neither the Company nor any ERISA Affiliate maintains or has maintained at any time, or contributes to or has contributed to or is or was required to contribute to, any (i) Plan subject to Title IV or ERISA, including, without limitation, any Multiemployer Plan, within the past five years, or (ii) funded or unfunded medical, health, accident, or life insurance plan or arrangement for current or future retirees or terminated employees or their spouses or dependents (except to the extent required by Code Sections 162(k) or 4980B) within the past five years.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a termination of employment or other event entitling any Person to any additional or other benefits, or that would otherwise modify benefits or the vesting of benefits, provided under any Plan.

(i) No event has occurred which could subject the Company or any of its Subsidiaries or any ERISA Affiliate to any liability (i) under any legal requirement relating to any Plan or (ii) resulting from any obligation of the Company or an ERISA Affiliate to indemnify any Person against liability incurred with respect to or in connection with any Plan.

(j) Except as set forth on Schedule 4.14, each Plan, other than a Multiemployer Plan, which is intended to be qualified under Code Section 401 has received, within the last five years, a favorable determination letter from the IRS. No event has occurred and no facts or circumstances exist which is likely to cause or result in the loss or revocation of such determination.

      4.15. Compliance with Law. Through and including the date hereof, neither the Company nor any of its Subsidiaries (i) has violated or conducted its business or operations in violation of, and has not used or occupied its properties or assets in violation of, any Legal Requirement, (ii) to the Company’s and the Shareholder’s knowledge, has been alleged to be in violation of any Legal Requirement, and (iii) has received any notice of any alleged violation of, or any citation for noncompliance with, any Legal Requirement.

      4.16 Permits, Licenses, Etc. The Company and each of its Subsidiaries possesses, and is operating in material compliance with, all franchises, licenses, permits, certificates, authorizations, rights and other approvals of Governmental Entities (collectively “Permits”) necessary to (i) occupy, maintain, operate and use the Real Property as it is currently used and proposed to be used, (ii) conduct its business as currently conducted and as proposed to be conducted, and (iii) maintain and operate its Permits. Schedule 4.16 contains a list of all Permits. Each Permit has been lawfully and validly issued, and no proceeding is pending or, to the Company’s and the Shareholder’s knowledge, threatened looking toward the revocation, suspension or limitation of any Permit. The consummation of the transactions contemplated by this Agreement will not result in the revocation, suspension or limitation of any Permit and, except as set forth in Schedule 4.16, no Permit will require the consent of its issuing authority to or as a result of the consummation of the transaction contemplated hereby.

      4.17 Regulatory Filings. The Company and each of its Subsidiaries has made all required registrations and filings with and submissions to all applicable Governmental Entities relating to the operations of the Company and its Subsidiaries as currently conducted and as proposed to be conducted, including, without limitation, all such applicable Governmental Entities having jurisdiction over any matters pertaining to conservation or protection of the environment, and the treatment, discharge, use, handling, storage, production, or disposal of Hazardous Materials. All such registrations, filings and submissions were when filed and are in compliance with all Legal Requirements (including all Environmental Laws) and other requirements, no material deficiencies have been asserted by any such applicable Governmental Entity with respect to such registrations, filings or submissions and, to the Company’s and the Shareholder’s knowledge, no facts or circumstances exist which would indicate that a material deficiency may be asserted by any such authority with respect to any such registration, filing or submission.

      4.18 Consents. All consents, authorizations and approvals of any Person to or as a result of the consummation of the transactions contemplated hereby, that are necessary or advisable in connection with the continued operations and business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted, or for which the failure to obtain the same might have, individually or in the aggregate, a Material Adverse Effect, have been, and prior to the Closing will be, lawfully and validly obtained by the Company and its Subsidiaries, as the case may be. All consents, authorizations and approvals described in Schedules 4.5(d), 4.10(a) and 4.16 will have been lawfully and validly obtained prior to the Closing.

      4.19 Material Contracts; No Defaults.

(a) Schedule 4.19(a) contains the aggregate contract backlog of the Company and its Subsidiaries outstanding on the date hereof and a list and description of each sales order and sales contract in the backlog having an indicated gross value on the date hereof in excess of Two Hundred Thousand Dollars ($200,000). All outstanding sales orders and sales contracts of the Company or a Subsidiary have been entered into in the Ordinary Course. Except as set forth on Schedule 4.19(a), (i) the Company and its Subsidiaries have obtained all performance and surety bonds required under or pursuant to such contracts and orders from a recognized insurance company at a commercially reasonable cost and (ii) for those contracts for which a bond will be, but is not yet, required to be obtained by the Company, or a Subsidiary subject to the then financial condition of the Company or the applicable Subsidiary, there is no reason to believe that the Company or the applicable Subsidiary will not be able to obtain any such bond from a recognized insurance company at a commercially reasonable cost.

(b) Schedule 4.19(b) sets forth the aggregate amount of all outstanding purchase orders and purchase commitments and a list and description of all outstanding purchase orders and purchase commitments of the Company and it Subsidiaries as of the date hereof having a gross indicated value in excess of Seventy-Five Thousand Dollars ($75,000) in the aggregate from any single supplier or other vendor. All outstanding purchase orders and purchase commitments of the Company and its Subsidiaries have been incurred in the Ordinary Course.

(c) Schedule 4.19(c) contains a true and complete list of all sales agency, sales representative, and similar contracts or agreements of the Company and its Subsidiaries, true and complete copies of the same have been delivered to Purchaser heretofore. Except as described in Schedule 4.19(c), all of such contracts and agreements are terminable at any time by the Company or the Subsidiary without penalty (including, without limitation, any obligation to repurchase inventories on hand) upon not more than thirty (30) days’ notice.

(d) Schedule 4.19(d) contains a true and complete list and description of all noncompetition and confidentiality agreements and covenants under which the Company, its Subsidiaries or any of their respective officers, directors or employees or the Shareholder is obligated; true and complete copies of the same have been delivered to Purchaser heretofore. Except as described in Schedule 4.19(d), neither the Company nor any Subsidiary is restricted by any agreement from carrying on its business or engaging in any other activity anywhere in the world (including relocating, closing, or terminating any of its operations or facilities), and neither the Company nor any officer, director or key employee of the Company, any of its Subsidiaries or the Shareholder is a party to or otherwise bound or affected by any agreement, covenant or other arrangement or understanding that would restrict or impair his ability to perform diligently his other duties to the Company or its Subsidiaries, as the case may be. Schedule 4.19(d) also contains a true and complete list and description of all noncompetition and confidentiality agreements or covenants in favor of the Company or any of its Subsidiaries, and true and complete copies of the same have been delivered to Purchaser heretofore. There is no actual and, to the knowledge of the Shareholder and the Company, there is no pending or threatened violation or breach by any of the parties thereto of any such agreement.

(e) Schedule 4.19(e) contains a true and complete list and description of all contracts, agreements, understandings, arrangements and commitments, written or oral, of the Company and any of its Subsidiaries with any officer, director, consultant, employee or Affiliate of the Company or any of its Subsidiaries or with any associate, Affiliate or employee of any Affiliate of the Company, other than those disclosed in Schedule 4.21(a) hereto; in each case a true and complete copy of such written contract, agreement, understanding, arrangement or commitment or a true and complete summary of such oral contract, agreement, understanding, arrangement or commitment has been delivered to Purchaser heretofore. Schedule 4.19(e) also sets forth the employee severance policy for the Company and each of its Subsidiaries in effect as of the date hereof.

(f) Schedule 4.19(f) contains a true and complete list and description of all other material contracts, agreements, understandings, arrangements and commitments, written or oral, of the Company and its Subsidiaries by which it or its properties, rights or assets are bound that are not otherwise disclosed in this Agreement or the Schedules hereto. True and complete copies of such written contracts, agreements, understandings, arrangements and commitments and true and complete summaries of such oral contracts, agreements, understandings, arrangements and commitments have been delivered to Purchaser heretofore. For the purposes of this subsection (f), “material” means any contract, agreement, understanding, arrangement or commitment that (i) involves performance by any party more than ninety (90) days from the date hereof, (ii) involves payments or receipts by the Company or any of its Subsidiaries in excess of Two Hundred and Fifty Thousand Dollars ($250,000), (iii) involves capital expenditures in excess of Fifty Thousand Dollars ($50,000) or (iv) otherwise materially affects the Company.

      4.20 Absence of Certain Changes. Since the Unaudited Interim Balance Sheet Date, except as disclosed in Schedule 4.20, neither the Company nor any of its Subsidiaries has: (i) incurred any debts, obligations or liabilities (absolute, accrued, contingent or otherwise), other than current liabilities incurred in the Ordinary Course which, individually or in the aggregate, are not material; (ii) subjected to or permitted a Lien (other than a Permitted Lien) upon or otherwise encumbered any of its assets, tangible or intangible; (iii) sold, transferred, licensed or leased any of its assets or properties except in the Ordinary Course; (iv) discharged or satisfied any Lien other than a Lien securing, or paid any obligation or liability other than, current liabilities shown on the Unaudited Interim Balance Sheet and current liabilities incurred since the Unaudited Interim Balance Sheet Date, in each case in the Ordinary Course; (v) canceled or compromised any debt owed to or by or claim of or against it, or waived or released any right of material value other than in the Ordinary Course; (vi) suffered any physical damage, destruction or loss (whether or not covered by insurance) causing or likely to cause a Material Adverse Effect; (vii) entered into any material transaction or otherwise committed or obligated itself to any capital expenditure other than in the Ordinary Course; (viii) made or suffered any change in, or condition affecting, its condition (financial or otherwise), properties, profitability, prospects or operations other than changes, events or conditions in the Ordinary Course, none of which (individually or in the aggregate) has had or may have a Material Adverse Effect; (ix) made any change in the accounting principles, methods, records or practices followed by it or depreciation or amortization policies or rates theretofore adopted; (x) other than in the Ordinary Course, made or suffered any amendment or termination of any material contract, agreement, lease or license to which it is a party; (xi) paid, or made any accrual or arrangement for payment of, any severance or termination pay to, or entered into any employment or loan or loan guarantee agreement with, any current or former officer, director or employee or consultant; (xii) paid, or made any accrual or arrangement for payment of, any increase in compensation, bonuses or special compensation of any kind to any employee other than pursuant to an agreement disclosed on Schedule 4.21(a) or Schedule 4.21(b) or other than in the Ordinary Course, or paid, or made any accrual or arrangement for payment of, any increase in compensation, bonuses or special compensation of any kind to any officer or director of the Company or any of its Subsidiaries or any consultant to the Company or any of its Subsidiaries; (xiii) made or agreed to make any charitable contributions or incurred any nonbusiness expenses; (xiv) changed or suffered change in any benefit plan or labor agreement affecting any employee of the Company or any of its Subsidiaries otherwise than to conform to Legal Requirements; or (xv) entered into any agreement or otherwise obligated itself to do any of the foregoing.

      4.21 Employees and Labor Matters.

(a) Schedule 4.21(a) contains a true and complete list of all contracts, agreements, plans, arrangements, commitments and understandings (formal and informal) pertaining to terms of employment, compensation, bonuses, profit sharing, stock purchases, stock repurchases, stock options, commissions, incentives, loans or loan guarantees, severance pay or benefits, use of the Company’s or its Subsidiaries’ property and related matters of the Company or its Subsidiaries with any current or former officer, director, employee or consultant, and true and complete copies of all such contracts, agreements, plans, arrangements and understandings have been delivered to Purchaser heretofore. Attached to Schedule 4.21(a) is the most current copy of the employee handbook containing the employment policies utilized by the Company and each of its Subsidiaries and distributed to each of their employees.

(b) Schedule 4.21(b) contains a true and complete list of all labor, collective bargaining, union and similar agreements under or by which the Company or any of its Subsidiaries is obligated, and true and complete copies of all such agreements have been delivered to Purchaser heretofore. There has been no actual or, to the knowledge of the Shareholder or the Company, threatened violation or breach of any such agreements.

(c) Except as set forth on Schedules 4.21(a) and 4.21(b), neither Purchaser nor the Company or any of its Subsidiaries will have any responsibility for continuing any person in the employ (or retaining any person as a consultant) of the Company or one of its Subsidiaries from and after the Closing or have any liability for any severance payments to or similar arrangements with any such Person who shall cease to be an employee of the Company or any of its Subsidiaries at or prior to the Closing.

(d) There is not occurring or, to the Shareholder’s or the Company’s knowledge, threatened, any strike, slow down, picket, work stoppage, charge or complaint of employment discrimination or other concerted action or similar occurrence by any union or other group of employees or other persons against the Company, its Subsidiaries or their premises or products nor does the Company or the Shareholder know any basis for any such allegation, charge or complaint.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, alone or in conjunction with another event (such as termination of employment), (i) result in any payment (including severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee or independent contractor of the Company or its Subsidiaries under any Plan or otherwise, (ii) increase any benefits otherwise payable under any Plan or otherwise or (iii) result in the acceleration of the time of payment or vesting of any such benefits. There are no agreements, arrangements or understandings between the Company or any of its Subsidiaries and any officer, director or employee of the Company or any of its Subsidiaries relating to the management or operation of any business of the Company and its Subsidiaries.

      4.22 Financial Representations.

(a) The Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the eleven months ended November 30, 2001 is at least $11,000,000.

(b) At Closing, the Company’s Adjusted Net Worth shall not be less than $53,900,000.

(c) The Company’s consolidated revenues from operations for the eleven months ended November 30, 2001 is at least $108,000,000.

(d) The Company and its Subsidiaries have written contractual commitments evidencing a backlog of at least $150,000,000, in the aggregate, as of the date of this Agreement.

      4.23 Principal Customers and Suppliers.

(a) Schedule 4.23(a) contains a true and complete list of the name and address of each customer that purchased in excess of five percent (5%) of the Company’s goods or services reflected on the Unaudited Financial Statements, and since the Unaudited Interim Balance Sheet Date no such customer has terminated its relationship with or adversely curtailed its purchases from the Company or its Subsidiaries or indicated (for any reason) its intention so to terminate its relationship or curtail its purchases.

(b) Schedule 4.23(b) contains a true and complete list of each supplier from whom the Company and its Subsidiaries purchased in excess of five percent (5%) of the Company’s purchases of goods or services reflected in the Unaudited Financial Statements, and since the Unaudited Interim Balance Sheet Date no such supplier has terminated its relationship with or adversely curtailed its accommodations, sales or services to the Company and its Subsidiaries or indicated (for any reason) its intention to terminate such relationship or curtail its accommodations, sales or services.

      4.24 Disclosure. The representations and warranties of the Shareholder and the Company under this Agreement and all the statements in all Schedules or other documents delivered or to be delivered hereunder by the Shareholder and the Company to Purchaser are, and when delivered will be, true and complete in all material respects and do not or will not when delivered, contain any untrue statement of a material fact or omit to state a material fact necessary to be stated therein to make the statements not misleading under the circumstances under which they were or are made. All of the information relating to the Company and its subsidiaries contained in the Shareholder’s Form 10-K for the year ended December 31, 2000 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30 in each of 2000 and 2001 filed, and any annual or quarterly reports or to be filed prior to the Closing Date, with the Securities and Exchange Commission are, and with respect to future filings prior to the Closing Date will be, true and complete in all material respects and do not or will not when filed, contain any untrue statement of a material fact or omit to state a material fact necessary to be stated therein to make the statements not misleading under the circumstances under which they were or are made.

      4.25 Corporate Records. The copies or originals of the Certificate of Incorporation or Articles of Incorporation, as the case may be, Bylaws, minute books and stock records of the Company and each of its Subsidiaries previously delivered to, or made available for inspection by, Purchaser are true, complete and correct.

      4.26 Hazardous Materials. Except as set forth on Schedule 4.26:

(a) No Hazardous Material (i) has been released, placed, stored, generated, used, manufactured, treated, deposited, spilled, discharged, released or disposed of on or under any real property currently or previously owned or leased by the Company or any of its Subsidiaries or is presently located on or under any Real Property (or, to the Company’s and the Shareholder’s knowledge, any property adjoining any Real Property) in amounts requiring investigation or cleanup under Environmental Laws, (ii) is presently maintained, used, generated, or permitted to remain in place by the Company or its Subsidiaries in violation of any Environmental Law, or (iii) is of a type, location, material, nature or condition which requires special notification to third parties by the Company or any of its Subsidiaries under Environmental Law or common law.

(b) No notice, citation, summons or order has been received by the Company or any of its Subsidiaries or Shareholder, no notice has been given by the Company or any of its Subsidiaries or the Shareholder and no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the knowledge of the Company or the Shareholder, threatened by any Governmental Entity, with respect to (i) any alleged violation by the Company or any of its Subsidiaries of any Environmental Law, (ii) any alleged failure by the Company or any of its Subsidiaries to obtain and maintain any environmental permit, certificate, license, approval, registration or authorization required in connection with its business or properties, or (iii) any use, possession, generation, treatment, storage, recycling, transportation, release or disposal by or on behalf of the Company or any of its Subsidiaries of any Hazardous Material.

(c) Neither the Company nor any of its Subsidiaries has received any request for information, notice of claim, demand or notification from any Governmental Entity, or any owner, lessor or lessee of property that it is or that indicates that it may be a “potentially responsible party” with respect to any investigation or remediation of any threatened or actual release of any Hazardous Material.

(d) No notice has been received by the Company or any of its Subsidiaries with respect to the listing or proposed listing of any property currently or previously owned, operated or leased by the Company on the National Priorities List promulgated pursuant to CERCLA, CERCLIS or any similar state list of sites requiring investigation or cleanup.

(e) There are no underground storage tanks (including as that term is defined, construed and otherwise used in the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), as amended, and all rules, regulations, standards, guidelines and publications issued thereunder, and in comparable state and local laws) located in, at, on, or under any of the properties of the Company or any of its Subsidiaries.

(f) There are no facts or circumstances which are likely to require material capital expenditures within five years of the Closing Date to maintain compliance with all current and any currently pending or proposed Environmental Laws. Neither the Company nor any of its Subsidiaries has actual or potential liability for indemnity or similar obligations with respect to any third party under any Environmental Law.

(g) The Company and the Shareholders have provided the Purchaser with true and complete copies of all environmental reports, studies, assessments, and sampling data (“Environmental Reports”) within their possession that have been issued within the past five years by or for the Company or any Subsidiary, or by any Governmental Authority, relating to the property or operations of the Company or any Subsidiary. Schedule 4.26(g) contains a true and complete list of all such Environmental Reports.

      4.27 Brokers’ Fees. Except pursuant to the Company’s agreement with Banc of America Securities, LLC, which provides for fees to be paid by the Shareholder, no broker, finder or similar agent has been employed by or on behalf of the Company or its Subsidiaries in connection with this Agreement or the transactions contemplated hereby, and the Company has not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

4A.     DELIVERY OF EXHIBITS AND SCHEDULES

      Each Party shall cause the Company to deliver to the other all of their respective Schedules referenced in this Agreement no later than January 7, 2002. Both parties shall mutually agree upon the final form of the Exhibits no later than the Final Commitment Date.

5.     REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser hereby represents and warrants to the Shareholder that:

      5.1 Organization and Good Standing. Purchaser has been duly organized and is existing as a corporation in good standing under the laws of the State of Delaware with full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

      5.2 Execution and Delivery. This Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser, have been duly executed and delivered by Purchaser and constitute the legal, valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms.

      5.3 No Conflicts. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) conflict with or result in a breach or violation of any term or provision of, or constitute a default under (with or without notice or passage of time, or both), or otherwise give any Person a basis for accelerated or increased rights or termination or nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement or instrument of which Purchaser is a party or by which Purchaser is bound or affected or to which any of the property or assets of Purchaser is bound or affected, (b) result in the violation of the provisions of the Certificate of Incorporation or Bylaws of Purchaser or any Legal Requirement applicable to or binding upon it, (c) result in the creation or imposition of any Lien upon any property or asset of Purchaser or (d) otherwise adversely affect the contractual or other legal rights or privileges of Purchaser. Schedule 5.3 sets forth a list of all agreements to which Purchaser is a party requiring the consent of any party thereto to any of the transactions contemplated hereby.

      5.4 Ability to Close. Subject to the receipt of the financings contemplated by the Mezzanine Commitment and BOA Commitment, Purchaser will have the ability and financial wherewithal to close the purchase of the Shares on the Closing Date.

      5.5 Capitalization. The authorized and outstanding capital stock of Purchaser, as of the Closing Date, inclusive of all classes or series of stock is as set forth on Schedule 5.5. All of the outstanding shares of capital stock have been duly authorized and validly issued and are, and will be, fully paid, nonassessable and outstanding. Other than the Warrant and other than as set forth on Schedule 5.5, there will be (i) no existing options, warrants, right, calls or commitments of any character relating to the shares of Common Stock or any other capital stock or securities of Purchaser, (ii) no outstanding securities or other instruments convertible into or exchangeable for shares of Common Stock or any other capital stock or securities of the Company and no commitments to issue such securities or instruments and no Person has any right of first refusal, preemptive right, subscription right or similar right with respect to any shares of Common Stock or any other capital stock or securities of Purchaser. The issuance of the Securities will be (i) exempt from the registration and prospectus delivery requirements of the Securities Act, (ii) registered or qualified (or exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities laws and (iii) accomplished in conformity with all other Legal Requirements.

      5.6 Consents. All consents, authorizations and approvals of any Person to or as a result of the consummation of the transactions contemplated hereby, that are necessary or advisable in connection with the operations and business of Purchaser as currently conducted and as proposed to be conducted, or for which the failure to obtain the same might have, individually or in the aggregate, a Material Adverse Effect, have been lawfully and validly obtained by Purchaser.

      5.7 Valid Issuance of the Junior Preferred Stock. The Junior Preferred Stock being issued to the Purchaser hereunder will, upon issuance pursuant to the terms hereof, be duly authorized and validly issued, fully paid, nonassessable and free of any Liens created by Purchaser and the issuance will, assuming the accuracy of the representations and warranties made by the Shareholder to Purchaser, be in compliance with applicable state and federal securities laws. The Warrant, when issued in accordance with this Agreement, will constitute the valid and binding obligation of Purchaser to issue the shares of Common Stock underlying the Warrant upon exercise thereof in accordance with its terms.

      5.8 Absence of Litigation. There is no action, suit or proceeding or, to Purchaser’s knowledge, any investigation, pending, or to Purchaser’s knowledge, threatened against Purchaser and in which an unfavorable outcome, ruling or finding in any said matter, or for all matters taken as a whole, might have a Material Adverse Effect. There is not pending or threatened any such action, suit, proceeding or investigation that questions this Agreement or the right of Purchaser to execute, deliver and perform under same.

      5.9 Brokers’ Fees. No broker, finder or similar agent has been employed by or on behalf of Purchaser in connection with this Agreement or the transactions contemplated hereby, and Purchaser has not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby, except with respect to a structuring fee payable by Purchaser to Founders Management Services, Inc.

      5.10 Disclosure. The representations and warranties of Purchaser under this Agreement and all the statements in all Schedules or other documents delivered or to be delivered hereunder by Purchaser to the Shareholder and the Company are, and when delivered will be, true and complete in all material respects and do not or will not when delivered, contain any untrue statement of a material fact or omit to state a material fact necessary to be stated therein to make the statements not misleading under the circumstances under which they were or are made.

6.     CONDUCT OF BUSINESS PENDING CLOSING

      During the period commencing on the date hereof and continuing through the Closing Date, the Shareholder and the Company covenant and agree that, except as expressly contemplated by this Agreement or to the extent that Purchaser shall otherwise expressly consent in writing (the term “Company” in Sections 6.1 through 6.16 includes the Company and each of its Subsidiaries):

      6.1 Qualification. The Shareholder will cause the Company and the Company shall maintain all qualifications to transact business and remain in good standing in its jurisdiction of incorporation and in the foreign jurisdiction set forth on Schedule 4.1(a).

      6.2 Ordinary Course. The Company shall conduct its business in, and only in, the Ordinary Course and, to the extent consistent with such business, shall preserve intact its current business organizations, keep available the services of its current officers and employees and preserve the relationships with customers, suppliers and others having business dealings with them to the end that the goodwill and going business value shall be unimpaired at the Closing Date. The Company shall maintain its properties and assets in good condition and repair.

      6.3 Corporate Changes. The Company shall not: (a) amend its Certificate of Incorporation or Bylaws (or equivalent documents), (b) acquire by merging or consolidating with, or agreeing to merge or consolidate with, or purchase substantially all of the stock or assets of, or otherwise acquire, any business or any corporation, partnership, association or other business organization or division thereof, (c) enter into any partnership or joint venture, except in the Ordinary Course, (d) declare, set aside, make or pay any dividend or other distribution (other than the distribution of the Distributed Claims) in respect of its capital stock or purchase or redeem, directly or indirectly, any shares of its capital stock, (e) issue or sell any shares of its capital stock of any class or any options, warrants, conversion or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares, or (f) liquidate or dissolve or obligate itself to do.

      6.4 Indebtedness. The Company shall not incur any Indebtedness or, other than in the Ordinary Course of its business, any liabilities; or sell any debt securities or lend money to or guarantee the Indebtedness of any Person other than a Subsidiary in the Ordinary Course of its business. The Company shall not restructure or refinance its existing Indebtedness. Any intercompany indebtedness or transactions between the Company and Shareholder will be settled at or prior to Closing, except for the distribution of the Distributed Claims to the Shareholder.

      6.5 Accounting. The Company shall not make any change in the accounting principles, methods, records or practices followed by it or depreciation or amortization policies or rates heretofore adopted by it. The Company shall maintain its books, records and accounts in accordance with generally accepted accounting principles applied on a basis consistent with that of prior periods.

      6.6 Compliance with Legal Requirements. The Company shall comply promptly with all requirements that applicable law may impose upon it and its operations and with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, Purchaser in connection with any such requirements imposed upon Purchaser, or upon any of its affiliates, in connection therewith or herewith.

      6.7 Disposition of Assets. The Company shall not sell, transfer, license, lease or otherwise dispose of, or suffer or cause the encumbrance by any Lien upon any of its properties or assets, tangible or intangible, or any interest therein, except for sales of inventory or excess equipment or other assets in the Ordinary Course of its business.

      6.8 Compensation. The Company shall not (a) adopt or amend in any material respect any collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other plan, agreement, trust, fund or arrangement for the benefit of employees (whether or not legally binding) other than to comply with any Legal Requirement or (b) pay, or make any accrual or arrangement for payment of, any increase in compensation, bonuses or special compensation of any kind, or any severance or termination pay to, or enter into any employment or loan or loan guarantee agreement with, any current or former officer, director, employee or consultant of the Company, except as may be within the Ordinary Course of its business, but in no event shall the compensation of any employee who currently earns over $75,000 per year be increased.

      6.9 Modification or Breach of Agreement; New Agreements. The Company shall not terminate or modify, or commit or cause or suffer to be committed any act that will result in breach or violation of any term of or (with or without notice or passage of time, or both) constitute a default under or otherwise give any person a basis for non-performance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement, instrument, arrangement or understanding, written or oral, to which it is a party. The Company shall refrain from becoming a party to any contract or commitment other than in the Ordinary Course. The Company shall meet all of its contractual obligations in accordance with their respective terms.

      6.10 Capital Expenditures. Except for capital expenditures or commitments necessary to maintain its properties and assets in good condition and repair (the amount of which shall not in the aggregate exceed Fifty Thousand Dollars ($50,000)) and for equipment or machinery acquired to perform services under contracts then outstanding or about to be outstanding, the Company shall not purchase or enter into any contract to purchase any capital assets.

      6.11 Consents. The Company shall use its best efforts to obtain any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by any party hereto in connection with the transactions contemplated hereby or the taking of any action in connection with the consummation thereof.

      6.12 Insurance; Bonds. The Company shall maintain its Policies in full force and effect and shall not do, permit or willingly allow to be done any act by which any of the Policies may be suspended, impaired or canceled.

      6.13 Discharge. The Company shall not cancel, compromise, release or discharge any claim of the Company upon or against any person or waive any right of the Company of material value, and not discharge any Lien (other than Permitted Liens) upon any asset of the Company or compromise any debt or other obligation of the Company to any Person other than Liens.

      6.14 Actions. The Company shall not institute, settle or agree to settle any Action before any Governmental Entity, except as it relates to the Distributed Claims.

      6.15 Permits. The Company shall maintain in full force and effect, and comply with, all Permits.

      6.16 Tax Assessments and Audits. The Company shall furnish promptly to Purchaser a copy of all notices of proposed assessment or similar notices or reports that are received from any taxing authority and which relate to the Company’s operations for periods ending on or prior to the Closing Date. The Shareholder shall cause the Company to promptly inform Purchaser, and permit, at the Company’s expense, the participation in and control by Purchaser, of any investigation, audit or other proceeding by a Governmental Entity in connection with any Taxes, assessment, governmental charge or duty and shall not consent to any settlement or final determination in any proceeding without the prior written consent of Purchaser.

      6.17 Pre-Closing Balance Sheet. In anticipation of the Closing, the Company shall, and the Shareholder shall cause the Company to, deliver to Purchaser prior to the Closing Date a consolidated balance sheet of the Company and its Subsidiaries (the “Pre-Closing Balance Sheet”) as of the last day of the month immediately preceding the month in which the Closing Date occurs; provided, however, if the Closing Date is less than twenty (20) calendar days after the last day of the month immediately preceding the month in which the Closing Date occurs, the Pre-Closing Balance Sheet shall be as of the last day of the month immediately preceding the month immediately preceding the month in which the Closing Date occurs. The Pre-Closing Balance Sheet need not be audited but shall be prepared in accordance with generally accepted accounting principles, consistently applied and shall fairly present the consolidated financial condition of the Company and its Subsidiaries.

      6.18 Final Closing Date Balance Sheet. As soon as practicable following the Closing Date (and in no event later than 90 days following the Closing Date), the Company shall have prepared and delivered, at the expense of Purchaser, to the Shareholder and Purchaser an audited final consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with generally accepted accounting principles, accompanied by the unqualified report thereon of KPMG LLP (the “Final Closing Date Balance Sheet”), as of the day prior to the Closing Date. The computations set forth in the Final Closing Date Balance Sheet shall be conclusive and binding upon the parties hereto, unless the Shareholder or Purchaser, within thirty (30) days after the receipt of the Final Closing Date Balance Sheet, notifies the other in writing that it disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefor. If within a further period of one week, the parties do not reach agreement resolving the dispute, the parties shall submit the dispute to a partner at a nationally recognized independent accounting firm mutually agreeable to the parties, which shall not have a material relationship with either the Company, the Shareholder or Purchaser within two years preceding the appointment (the “Arbiter”), for resolution. If the parties cannot agree on the selection of a partner at such an independent accounting firm to act as Arbiter, the parties shall request the American Arbitration Association to appoint such a partner at such an independent accounting firm, and such appointment shall be conclusive and binding on the parties. Promptly, but no later than twenty (20) days after its acceptance of his or her appointment as Arbiter, the Arbiter shall determine, based solely on presentations by, on the one hand, the Shareholder and, on the other hand, Purchaser, and not by independent review, only those issues in dispute and shall render a report as to the dispute and the resulting computation of the number(s) in question, which shall be conclusive and binding upon the parties. All proceedings conducted by the Arbiter shall take place in The City of New York. In resolving any disputed item, the Arbiter (i) shall be bound by the provisions of this Section 6.18 and (ii) may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees, costs and expenses of the Arbiter shall be borne by Purchaser in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by the Shareholder or unsuccessfully disputed by Purchaser (as finally determined by the Arbiter) bears to the aggregate dollar amount of such disputed items so submitted, with the remainder of such costs and expenses to be borne by the Shareholder.

      6.19 Audited Financial Statements. On or prior to a date which is not later than ten days prior to the Closing Date, the Company shall have delivered to Purchaser at the Purchaser’s expense, the consolidated balance sheet of the Company and its Subsidiaries at December 31, 2001 and the related consolidated statements of income, cash flow and the stockholders’ equity for the year then ended accompanied by the report of KPMG LLP, (collectively, the “Audited Financial Statements”). The Audited Financial Statements will (i) present, fairly the consolidated financial condition of the Company and its Subsidiaries in all material respects as of December 31, 2001 and the results of operations and changes in financial position of the Company and its Subsidiaries for the year then ended, (ii) have been prepared in conformity with generally accepted accounting principles applied on a consistent basis during the period covered thereby and prior periods, and (iii) have been derived from the accounting records of the Company and represent only actual, bona fide transactions and present fairly the consolidated results of the operations of the Company and its Subsidiaries for the period or as of the dates indicated therein. The Audited Financial Statements shall reflect that there has been no material adverse change in the consolidated financial condition or the consolidated results of operations of the Company and its Subsidiaries from those reflected in the Unaudited Interim Financial Statements.

7.     ADDITIONAL COVENANTS

      7.1 Covenants of the Shareholder. During the period from the date hereof through the Closing Date, the Shareholder agrees to:

(a) comply and have the Company and each Subsidiary comply promptly with all requirements that applicable Legal Requirements may impose upon it with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, Purchaser in connection with any requirements imposed upon Purchaser or upon any of its Affiliates in connection with this Agreement or the transactions contemplated by this Agreement;

(b) obtain (and to cooperate with Purchaser in obtaining) any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by the Company or the Shareholder in connection with the transactions contemplated by this Agreement;

(c) promptly advise Purchaser orally and, within five (5) business days thereafter in writing, of any change in the consolidated business or condition of the Company and its Subsidiaries that has had or may have a Material Adverse Effect; and

(e) deliver to Purchaser prior to the Closing a written statement disclosing any materially untrue statement in this Agreement or any Schedule hereto (or supplement thereto) or document furnished pursuant hereto, or any material omission to state any material fact required to make the statements herein or therein contained complete and not misleading, promptly upon the discovery of such untrue statement or omission, accompanied by a written supplement to any Schedule to this Agreement that may be affected thereby; provided, however, that the disclosure of such untrue statement or omission shall not prevent Purchaser from terminating this Agreement pursuant to Section 9.1(b) hereof or obtaining the expenses contemplated by Section 7.4 hereof at any time at or prior to the Closing in respect of any original untrue or misleading statement;

(f) prepare and deliver a proxy statement or information statement relating to the transaction contemplated by this Agreement prepared in accordance with the Securities Exchange Act of 1934, as amended, and the rules thereunder (the “Proxy Statement”), to the shareholders of the Shareholder soliciting their vote in favor of the transaction and containing advice that the Board of Directors recommends that the shareholders approve the transaction or, if the Proxy Statement is an information statement, informing them of the transaction, the foregoing recommendation; and in connection therewith deliver at the meeting of the stockholders of the Shareholder the votes or proxies of the officers and directors of the Company and the Subsidiaries and their respective affiliates in favor of the transaction; and

(g) cause the Company’s Subsidiary that is party to the Brooklyn Contract not to distribute any “mobilization” monies or advances received under or in connection with the Brooklyn Contract, other than to pay such expenses actually incurred in the performance of its obligations thereunder or to pay profits based on the percentage-of-completion method under generally accepted accounting principles to the Company and/or the Shareholder.

      7.2 Covenants of Purchaser. During the period from the date hereof to the Closing Date, Purchaser shall:

(a) comply promptly with all requirements that applicable Legal Requirements may impose upon it with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, the Shareholder in connection with any such requirements imposed upon the Shareholder or the Company or upon any of the Company’s affiliates in connection therewith or herewith;

(b) use its reasonable best efforts to obtain any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by Purchaser in connection with the transactions contemplated by this Agreement;

(c) provide such information with respect to the Purchaser as the Shareholder may reasonably request for inclusion in the Proxy Statement for distribution to the shareholders of the Shareholder; and

(d) at the Closing pay or cause the Company to pay to the guarantors of the indemnity agreement with AIG Environmental with respect to the Brooklyn Contract (the “B.C. Guarantors”) fees of: $125,000 at Closing, $125,000 at the time of receipt of the first mobilization monies or advances thereunder, and an additional $125,000 at the Closing if the B.C. Guarantors prior to the Closing provide, on the demand of AIG Environmental, a $4,000,000 letter or letters of credit as additional security. Purchaser agrees to use its best efforts to have the foregoing letter or letters of credit terminated or replaced following the Closing. In the event Purchaser is unable to terminate or replace the letters of credit of the B.C. Guarantors within 30 days from the Closing Date, then Purchaser shall pay the B.C. Guarantors an additional $125,000 to be paid on the 31st day subsequent to the Closing Date. Notwithstanding the foregoing, Purchaser shall cause the letters of credit to be removed within 30 days of the Closing Date. If for any reason, Purchaser is unable to remove or terminate the letters of credit by 30 days subsequent to the Closing Date, the Purchaser shall negotiate in good faith additional payments to the B.C. Guarantors.

      7.3 Access and Information

(a) During the period commencing on the date hereof and continuing through the Closing Date, the Shareholder shall cause the Company and its Subsidiaries to afford to Purchaser and to Purchaser’s accountants, counsel, investment bankers and other representatives, reasonable access to all of its properties, books, contracts, commitments, records and personnel and, during such period, to continue to cause the Company and its Subsidiaries to furnish promptly to Purchaser all information concerning its business, properties and personnel as Purchaser may reasonably request.

(b) Except to the extent permitted by the provisions of Section 7.5 hereof, Purchaser, the Company and the Shareholder shall keep the contents of this Agreement and all other documents and information relating hereto and thereto, or furnished or acquired pursuant to or in connection with, this Agreement and the Schedules hereto, or the transactions contemplated hereby or thereby, confidential; provided, however, that either party may disclose such information: (i) to its parent company or its Subsidiaries, (ii) to its counsel, accountants and auditors, in any case, as and to the extent necessary to enable them to perform their respective services to such party in connection with this Agreement and the transactions contemplated hereby, so long as such Person is informed by the disclosing party of the confidential nature of the information so disclosed, (iii) in the case of Purchaser, to its stockholders any advisors or prospective financial investors in connection with the financing of this transaction, and (iv) as and to the extent required by applicable law, rule or regulation or policy of any stock exchange; provided, however, that, in connection with such disclosure, the disclosing party shall inform the other parties of such disclosure and shall take all reasonable available measures to protect the confidentiality of such disclosed information. The foregoing, however, shall not preclude any financial investor committed to participate in the financing of the transaction from making disclosure to its stockholders of its financial commitment provided that such disclosure is subject to the prior consent of the Purchaser and the Shareholder, which consent may not be unreasonably withheld. Upon termination of this Agreement prior to the Closing for any reason, each party shall promptly return or destroy all confidential information in writing or in computer format received pursuant to or in connection with this Agreement by another party and, if destroyed, furnish an officer’s certificate detailing such destruction to the provider thereof

      7.4 Certain Notifications. At all times from the date hereof to the Closing Date, each party shall promptly notify the others in writing of the occurrence of any event that will or may result in the failure to satisfy any of the conditions specified in Article 8 hereof.

      7.5 Publicity; Employee Communications. At all times prior to the Closing Date, each party shall obtain the consent of all other parties hereto prior to issuing, or permitting any of its directors, officers, employees or agents to issue, any information to the employees of the Company or its Subsidiaries or any third party with respect to this Agreement or the transactions contemplated hereby; provided, however, that no party shall be prohibited from supplying any information to any of its representatives, agents, attorneys, advisors, financing sources and others to the extent necessary to complete the transactions contemplated hereby so long as such representatives, agents, attorneys, advisors, financing sources and others are made aware of the terms of this Section 7.5. Nothing contained in this Agreement shall prevent any party to this Agreement at any time from furnishing required information to any Governmental Entity or authority pursuant to a Legal Requirement or from complying with its legal or contractual obligations. Notwithstanding the foregoing, the Shareholder may make a press release announcing this transaction when and as it deems appropriate after providing Purchaser at least 2 days prior written notice of any such proposed press release together with a copy thereof.

      7.6 Further Assurances.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements, to consummate and make effective the transactions contemplated by this Agreement.

(b) If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the Shareholder and the proper officers or directors of Purchaser, as the case may be, shall take or cause to be taken all such necessary or convenient action and execute, and deliver and file, or cause to be executed, delivered and filed, all necessary or convenient documentation.

      7.7 Inconsistent Action. The Shareholder shall not take or suffer to be taken, and shall not permit the Company to take or cause or suffer to be taken, any action that would cause any of the representations or warranties of any of the Shareholder in this Agreement to be untrue, incorrect, incomplete or misleading.

      7.8 Post-Closing Employment. Except for the Employment Agreements, the Shareholder acknowledges and agrees that after the Closing (a) neither Purchaser nor the Company nor a Subsidiary of the Company shall be required to employ or retain any employee of the Company or any other Person, and (b) Purchaser, in its sole and absolute discretion, may cause the Company and its Subsidiaries to retain all, some, or none of such employees.

      7.9 Acquisition Proposals. (a) Subject to the delivery of the financing commitments provided for under Sections 8.1(g) and (h), neither the Shareholder nor the Company nor any of their respective officers and directors has, and the Shareholder and the Company shall each direct and use their respective best efforts to cause their respective employees, agents and representatives (including without limitation, any investment banker, attorney or accountant retained by the Shareholder or the Company) not to, initiate, solicit or encourage, directly or indirectly, any proposal or offer to acquire all or any substantial part of the Company or any capital stock of the Company, whether by merger, purchase of assets, stock purchase or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transaction being referred to herein as an “Acquisition Transaction”).

      (b) Notwithstanding any other provisions of this Agreement, in response to an unsolicited proposal or inquiry with respect to an Acquisition Transaction, (i) the Company may engage in discussions or negotiations regarding such proposal or inquiry with a third party who (without solicitation or initiation, directly or indirectly, by or with the Company, the Shareholder or any representative of the Company or the Shareholder after the date of this Agreement) seeks to initiate such discussions or negotiations and may negotiate with and furnish to such third party information concerning the Company and its business, properties and assets, if, and only if, the Board of Directors of the Company determines in good faith, based upon an opinion of outside legal counsel, that a failure to furnish the information or participate in the discussions or negotiations could reasonably conflict with the proper discharge of the fiduciary duties of the Company’s directors.

      (c) In the event the Company shall receive any proposal or inquiry of the type referred to in paragraph (b) above, it shall (i) immediately provide Purchaser a copy of all information provided to the third party, (ii) inform Purchaser that information is to be provided, that negotiations are to take place or that an offer has been received, as the case may be, and (iii) furnish to Purchaser the identity of the person receiving such information or the proponent of such offer, if applicable, and, if an offer has been received, a description of the material terms thereof.

8.     CONDITIONS PRECEDENT TO CLOSING

      8.1 Conditions of Purchaser. Notwithstanding any other provision of this Agreement, the obligations of Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

(a) There shall not be instituted and pending or threatened any Action before any Governmental Entity (i) challenging the acquisition of the Shares by Purchaser or otherwise seeking to restrain or prohibit the consummation of the transactions contemplated hereby or (ii) seeking to prohibit the direct or indirect ownership or operation by Purchaser of all or a material portion of the business or assets of the Company, or to compel Purchaser or the Company to dispose of or hold separate all or a material portion of the business or assets of the Company or Purchaser;

(b) The representations and warranties of the Shareholder and the Company in this Agreement shall be true and correct in all respects on and as of the Closing Date with the same effect as if made on the Closing Date and the Shareholder and the Company shall have complied with all covenants and agreements and satisfied all conditions on the Shareholder’s part to be performed or satisfied on or prior to the Closing Date;

(c) Purchaser shall have received from Blank Rome Comisky & McCauley LLP, counsel for the Shareholder and the Company, a written opinion dated the Closing date and addressed to Purchaser, in substantially the form attached as Exhibit D hereto;

(d) Purchaser shall have received from the President of the Company a certificate dated the Closing Date in substantially the form attached as Exhibit E hereto;

(e) Purchaser shall have received from the Chief Executive Officer of the Shareholder a certificate dated the Closing Date in substantially the form attached as Exhibit F hereto indicating that there are no material misstatements or omissions and no Material Adverse Effect has occurred to the Company and its Subsidiaries from that reflected in the Unaudited Interim Financial Statements;

(f) Purchaser shall have received a certificate of the Secretary of the Company in substantially the form attached as Exhibit G hereto;

(g) On or prior to the Final Commitment Date, Purchaser shall have received a written commitment (the “Mezzanine Commitment”) reasonably satisfactory to Purchaser from investors or lenders to provide acquisition financing or external mezzanine debt financing of at least $10,000,000;

(h) On or prior to the Final Commitment Date, Purchaser shall have received a written commitment (the “BOA Commitment”) reasonably satisfactory to Purchaser from a syndicate of institutional lenders led by Banc of America to provide a line of credit to the Company in an amount of at least $32,000,000;

(i) On or prior to the Closing Date, Purchaser shall have received acquisition financing or external mezzanine debt financing of at least $10,000,000 pursuant to the Mezzanine Commitment;

(j) On or prior to the Closing Date, the Company shall have received a line of credit to the Company in an amount of at least $32,000,000 pursuant to the BOA Commitment;

(k) On or prior to January 20, 2002, Purchaser shall have been reasonably satisfied with the results of its environmental due diligence review of the Company and its Subsidiaries;

(l) On or prior to the Final Commitment Date, the Purchaser shall have not advised the Shareholder that based on its review of the Exhibits and Schedules it has determined not to proceed with the purchase of the Shares;

(m) On or prior to the Final Commitment Date, the Purchaser, shall have received executed Employment Agreements satisfactory to Purchaser, between the Company or a Subsidiary and each of Frank Barbella, Theodore Budzynski, Brent Kopenhaver, Steven Sands and Michael Goebner;

(n) All consents required to be obtained by the Shareholder or the Company from third parties, including from any Governmental Entity, landlord, bank or other Person, necessary for the consummation of the transactions contemplated hereby shall have been obtained. Purchaser shall apply at its sole cost and expense for approval under the Hart-Scott-Rodino Antitrust Improvements Act, of 1976, as amended of the purchase of the Shares to the extent necessary within ten days following the delivery of the Mezzanine Commitment and the BOA Commitment; and

(o) The Audited Financial Statements do not reflect a material adverse change in the consolidated financial condition or the consolidated results of operations of the Company and its Subsidiaries from those reflected in the Unaudited Interim Financial Statements.

      8.2 Conditions of the Shareholder. Notwithstanding any other provision of this Agreement, and except as set forth below, the obligations of the Shareholder to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a) the conditions set forth in subsection (a) of Section 8.1,

(b) the representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date and Purchaser shall have complied with all covenants and agreements and satisfied all conditions on its part to be performed or satisfied on or prior to the Closing Date. The Chairman of the Board or President of the Purchaser shall execute a Certificate at Closing to this effect in the form of Exhibit H hereto;

(c) Shareholder shall have received from Reitler Brown LLC, counsel for Purchaser, a written opinion dated the Closing date and addressed to Shareholder, in substantially the form attached as Exhibit I hereto;

(d) On or prior to the Final Commitment Date, the Shareholder shall have received a written commitment (the “Credit Line Commitment”) reasonably satisfactory to the Shareholder from its existing bank group to provide a working capital line to the Shareholder in an amount not less than $8,000,000;

(e) On or prior to the Closing Date, the Shareholders shall have received the working capital line referred to in Section 8.2(d);

(f) The stockholders of the Shareholder shall have approved this Agreement and sale of the Shares;

(g) All consents required to be obtained by the Purchaser from third parties, including from any Governmental Entity, lessor, bank or other Person, necessary for the consummation of the transactions contemplated hereby shall have been obtained;

(h) the obligations of the Shareholder under the Guaranties and the Financial Assurances set forth on Schedule 8.2 and those under Guaranties and Financial Assurances incurred subsequent to the date of this Agreement and as to which the Purchaser has been given notice prior to their incurrence shall have been terminated; and

(i) Shareholder shall have received from Purchaser a certificate from the Secretary of Purchaser in substantially the form attached hereto as Exhibit J.

      8.3 Condition of Both Purchaser and Shareholder. On or prior to January 15, 2002, the Purchaser and the Shareholder shall have entered into an agreement as to whether Purchaser shall have the right: (a) to elect, and to cause the Shareholder and all members of the Shareholder Consolidated Group to elect and take all reasonable steps to effectuate, treatment of the purchase of Shares as an asset sale pursuant to Section 338(h)(10) of the Code, and (b) in such event to obtain customary representations, covenants and indemnifications in respect of the members of the Shareholder Consolidated Group’s obligations in filing returns and satisfying any associated tax liability related to such election. “Shareholder Consolidated Group” shall mean any entity considered to be within the affiliated group of the Shareholder, within the meaning of Section 1504(a), on the date of the Agreement or the Closing Date, and any successor entities.

9.     TERMINATION, AMENDMENT AND WAIVER

      9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual consent of Purchaser and the Shareholder;

(b) by Purchaser if (i) there has been a Material Adverse Effect or (ii) any of the conditions precedent to Closing set forth in Section 8.1 (a) through (f) and (i), (j) and (n) have not been met on the Closing Date, or any of the conditions set forth in Sections 8.1(g), (h), (k), (l), (m) and (o) have not been met on or prior to the Closing Date and, in each case, Purchaser is not then in material default of its obligations hereunder;

(c) by the Shareholder and the Company acting together if any of the conditions precedent to Closing set forth in Section 8.2 (a) through (c), and (e) through (h) have not been met on the Closing Date or any of the conditions set forth in Sections 8.1(g) or (h) or Section 8.2(d) have not been met on or prior to the Closing Date, and, in each case, the Company and the Shareholder are not then in material default of their obligations hereunder; or

(d) by either Purchaser or the Shareholder and the Company acting together if the Closing is not effected on or prior to March 31, 2002 or the condition precedent to the Closing set forth in Section 8.3 has not been met on or prior to the Closing Date.

      9.2 Effect of Termination.

(a) In the case of any termination of this Agreement, the provisions of this Article 9, Sections 7.3 and 12.1 shall remain in full force and effect.

(b) Upon termination of this Agreement as provided in Section 9.1(a), except as stated in Section 9.2(a), this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or their respective directors, officers, employees, agents or other representatives.

(c) In the event of termination of this Agreement as provided in Section 9.1(b) or (c) hereof, no liability or obligation on the part of any party shall arise from such termination except as provided in Section 9.2(a) and Section 12.1.

      9.3 Amendment. This Agreement may be amended at any time by a written instrument executed by Purchaser and the Shareholder. Any amendment effected pursuant to this Section 9.3 shall be binding upon all parties hereto.

      9.4 Waiver. Any term or provision of this Agreement may be waived in writing at any time by the party or parties entitled to the benefits thereof. Any waiver effected pursuant to this Section 9.4 shall be binding upon all parties hereto. No failure to exercise and no delay in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any other right, power or privilege. No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of any preceding or subsequent breach of the same or any other covenant or agreement. The rights and remedies of each party under this Agreement are in addition to all other rights and remedies, at law or in equity, that such party may have against the other parties.

10.     INDEMNIFICATION

      10.1 Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement or in any writing delivered pursuant hereto or at the Closing shall survive the Closing and the consummation of the transactions contemplated hereby (and any examination or investigation by or on behalf of any party hereto) until a date one year following the Closing Date, except for those representations and warranties contained in this Agreement relating to taxes and environmental matters which shall survive for the applicable statutory period in which claims can be brought by third parties.

      10.2 Indemnification.

(a) The Shareholder covenants and agrees to defend, indemnify and hold harmless Purchaser and the Company and each Person who controls Purchaser or the Company within the meaning of the Securities Act from and against any Damages arising out of or resulting from: (i) any material inaccuracy in or material breach of any representation or warranty made by the Shareholder in this Agreement or the Proxy Statement (unless arising out of information provided to the Shareholder by Purchaser specifically for inclusion therein) or in any writing delivered pursuant to this Agreement or at the Closing; (ii) the failure of the Shareholder to perform or observe fully any covenant, agreement or provision to be performed or observed by the Shareholder pursuant to this Agreement or any other Agreements executed as part of this Agreement; or (iii) any claims relating to the enforcement of the Purchaser’s rights under this Agreement.

(b) Purchaser covenants and agrees to defend, indemnify and hold harmless the Shareholder and each Person who controls Shareholder from and against any Damages arising out of or resulting from: (i) any material inaccuracy in or material breach of any representation or warranty made by Purchaser in this Agreement or in any writing delivered pursuant to this Agreement or at the Closing (including without limitation, any writing delivered to the Shareholder by Purchaser specifically for inclusion in the Proxy Statement); (ii) the failure by Purchaser to perform or observe any covenant, agreement or condition to be performed or observed by it pursuant to this Agreement; (iii) any claims relating to the enforcement of the Company’s rights under this Agreement or (iv) Shareholder’s liability arising subsequent to the Closing from any Guaranties or Financial Assurances on behalf of the Company with respect to the Shareholder which were to be terminated at the Closing pursuant to this Agreement and which relate to events or matters after the Closing Date.

(c) The Company shall, and Purchaser shall cause for a period of 6 years from the Closing Date, the Company to (i) continue to agree to indemnify and hold harmless, and provide advancement of expenses to all, past and present directors and officers of the Company and of its Subsidiaries, to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement for acts or omissions occurring at or prior to the Closing Date (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in the Company’s certificate of incorporation and bylaws, the current provisions therein regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses, (iii) cause to be maintained the current policies of directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred on or before the Closing Date, and (iv) cause to be maintained, the current policies of the Company and its Subsidiaries of environmental liability insurance with respect to claims arising from facts or events that occurred on or before the Closing Date. It is agreed that the Indemnitees to whom this Section applies shall be considered third party beneficiaries of this Section.

(d) The Shareholder may offset any Damages payable by the Shareholder to Purchaser pursuant to this Article 10 by the amount, if any, by which the net worth of the Company as of the Closing Date as determined in accordance with generally accepted accounting principles is shown by the Shareholder to be greater than the Net Worth of the Company as reflected on the Final Closing Date Balance Sheet.

(e) Purchaser may, at its option, credit towards any Damages payable by the Shareholder to Purchaser pursuant to this Article 10, through the retirement or cancellation of shares of Junior Preferred Stock registered in the name of the Shareholder with the stated value of such shares equal to the amount of the offset. Such credit, if the option is exercised, shall be after a date that the determination of the damages has become final either by agreement or a judicial or arbitration award as to which the time for appeal has expired.

      10.3 Third Party Claims.

(a) If any party entitled to be indemnified pursuant to Section 10.2 (an “Indemnified Party”) receives notice of the assertion by any third party of any claim or of the commencement by any such third party of any Action (any such claim or Action being referred to herein as an “Indemnifiable Claim”) with respect to which another party hereto (an “Indemnifying Party”) is or may be obligated to provide indemnification, the Indemnified Party shall promptly notify the Indemnifying Party in writing (the “Claim Notice”) of the Indemnifiable Claim; provided, that the failure to provide such notice shall not relieve or otherwise affect the obligation of the Indemnifying Party to provide indemnification hereunder, except to the extent that any Damages directly resulted or were caused by such failure.

(b) The Indemnifying Party shall have thirty (30) days after receipt of the Claim Notice to undertake, conduct and control, through counsel of its own choosing, and at its expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided, that (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party (subject to the consent of the Indemnifying Party, which consent shall not be unreasonably withheld), provided that the fees and expenses of such counsel shall not be borne by the Indemnifying Party, and (ii) the Indemnified Party shall not settle any Indemnifiable Claim without the Indemnifying Party’s consent. The Indemnifying Party shall not pay or settle such claim without the Indemnified Party’s consent, which consent shall not be unreasonably withheld.

(c) If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, the Indemnified Party shall have the right to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided, that the Indemnified Party shall provide at least five business days prior notice to the Indemnifying Party of any compromise or settlement of any such Indemnifiable Claim.

      10.4 Exclusive Remedy. The remedy provided by this Section 10 is the sole and exclusive remedy for the recovery of any Damages. Purchaser expressly waives all rights and remedies against the Shareholder, whether by statute, rule, regulation, in tort, or otherwise except for the right of indemnification under this Article 10.

      10.5 Indemnification Threshold. No indemnification demand shall be made under this Article X until such time that the party making an indemnification demand believes, in good faith, that it has a claim or claims for indemnity totaling Three Hundred Seventy Five Thousand Dollars ($375,000). Once cumulative aggregate damages exceed Three Hundred Seventy Five Thousand Dollars ($375,000) (the “Threshold”), the Indemnifying Party shall be liable for all Damages to the Indemnified Party, in excess of the first One Hundred Seventy Five Thousand Dollars ($175,000) of the Threshold. Notwithstanding anything to the contrary herein, under no circumstances shall Shareholder’s liability hereunder exceed the amount of $25,000,000.

      10.6 Punitive Damages. Notwithstanding anything to the contrary contained herein, no party shall be entitled to recover punitive damages from another party under this Section 10.

      10.7 Accounts Receivable. If Shareholder indemnifies Purchaser with respect to a breach of the representations and warranties in Section 4.6 relating to the collection of accounts receivable, Purchaser shall, concurrently with its receipt of such indemnification, assign to the Shareholder all of its title to, and the right to collect on, the accounts receivable in question.

      10.8 Taxes and Insurance. Any indemnification payment pursuant to this Section 10 shall take into account (a) any tax benefit to the Indemnified Party resulting from the loss giving rise to such payment net of any tax cost to such Indemnified Party resulting from the receipt of such payment and (b) any insurance proceeds or other third party reimbursement actually received.

11.     POST CLOSING COVENANTS

      In addition to any other covenants in this Agreement that shall survive the Closing of this transaction, the parties agree that the following covenants shall continue to survive post Closing:

(a) Purchaser shall cause the Company to fully cooperate with the Shareholder in Shareholder’s efforts to collect the Distributed Claims, including allowing employees of the Company to assist the Shareholder in its collection efforts. Shareholder shall be solely liable for all expenses to be incurred associated with pursuing the aforementioned claims.

(b) Purchaser shall provide Shareholder, within 30 days of the end of each of the first three quarters of its fiscal year and 90 days of the end of the last quarter of its fiscal year, its balance sheet and statement of operations for such quarter or fiscal year which need not be audited but prepared in accordance with generally accepted accounting principles of the Company so long as Shareholder holds at least $100,000 stated value of Junior Preferred Stock or the Warrant to purchase at least 1% of the fully-diluted shares of Common Stock of the Company.

(c) To the extent any Guaranties or Financial Assurances of Shareholder made on behalf of the Company are not removed on or before the Closing Date, and Shareholder waives the removal of the Guaranty or Financial Assurance as a condition precedent to Closing, then Purchaser shall cause the Company to use its best efforts, post Closing, to have the Shareholder removed as a guarantor or to release Shareholder from the Financial Assurance for any obligation or debt of the Company as soon as practical subsequent to Closing, without any expense to the Company or Purchaser other than expenses incurred to provide a Financial Assurance in replacement or substitution.

(d) Purchaser will maintain an office or agency in the United States at such address as may be designated in writing from time to time to the registered holders of the Junior Preferred Stock, where notices, presentations and demands to or upon Purchaser in respect of the Junior Preferred Stock may be given or made. Unless or until another office or agency is designated by Purchaser, such office shall be at the address set forth adjacent to Purchaser’s name in Section 12.2 of this Agreement.

(e) Purchaser will (i) maintain its corporate existence, rights, powers and privileges in good standing, (ii) comply in all material respects with all laws and governmental regulations and restrictions applicable to its business or properties, (iii) keep records and books of account and maintain a system of internal accounting controls in accordance with generally accepted accounting principles and in compliance with Section 13(b)(2) of the Securities Exchange Act of 1934 (as amended), and (iv) retain independent public accountants of recognized national standing as auditors of Purchaser’s annual financial statements.

12.     GENERAL PROVISIONS

      12.1 Expenses. (a) All costs and expenses (including, without limitation, all legal fees and expenses and fees and expenses of any brokers, finders or similar agents) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the same. Except as provided in Section 12.1(b), (c), (d) or (e), the termination and abandonment of this Agreement by the Purchaser or by the Shareholder shall not result in the liability of the Shareholder or the Company to Purchaser or the Purchaser to the Shareholder or the Company.

      (b) If the termination or abandonment of this Agreement is by the Purchaser as a result of the failure of the condition set forth in Sections 8.1(b), (c), (d), (e), (f), (n) (other than the failure of the shareholders of U. S. Plastic Lumber Corp. to approve the transaction, the failure to make or process a filing, if required, under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended, or as a result of a Material

Adverse Effect with respect to the Company), the Shareholder shall promptly pay Purchaser a fee of (i) $200,000 plus verifiable out-of-pocket expenses not to exceed $400,000 if the Shareholder has not made at or prior to termination, a public announcement of the proposed sale of the Company to Purchaser (the “Public Announcement”) and (ii) $400,000 plus verifiable out-of-pocket expenses not to exceed $400,000 if the Shareholder has made a Public Announcement.

      (c) If the termination or abandonment of this Agreement is by Purchaser as a result of the failure of the condition set forth in Section 8.1(i), Purchaser shall promptly pay to the Shareholder a fee equal to (i) $100,000 plus verifiable out of pocket expenses not to exceed $200,000 if such termination is prior to any Public Announcement of the transaction and (ii) $200,000 plus verifiable out of pocket expenses not to exceed $200,000 if such termination is subsequent to a Public Announcement and no further expenses shall be owing by Purchaser under this Agreement.

      (d) If the termination or abandonment of this Agreement is by Purchaser because of a Material Adverse Effect or failure of the condition set forth in Section 8.1(o), the Shareholder shall promptly pay Purchaser for verifiable out-of-pocket expenses not to exceed $400,000.

      (e) If the termination or abandonment of this Agreement is by Shareholder as a result of the failure of a condition set forth in Sections 8.2 (b), (c), (g) or (i), Purchaser shall promptly pay to the Shareholder a fee equal to (i) $200,000 plus verifiable out of pocket expenses not to exceed $400,000 if such termination is prior to any Public Announcement of the transaction and (ii) $400,000 plus verifiable out of pocket expenses not to exceed $400,000 if such termination is subsequent to a Public Announcement.

      (f) The payments to be made pursuant to this Section 12.1 are intended to be paid as liquidated damages, and not as a penalty. Upon payment in full by the applicable party under this Section 12.1, this Agreement shall be null and void and of no further force and effect, and such party shall be relieved of any further liability to the other party. Such payment under this Section 12.1 shall be the sole and exclusive remedy of the parties for the failure to consummate the transaction.

      12.2 Notices. All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (a) if delivered personally (including by overnight express or messenger), upon delivery, (b) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three (3) days after being mailed, or (c) if given by telecopy, upon confirmation of transmission by telecopy, in each case to the parties at the following addresses:

(a)	If to Purchaser, addressed to:

               New CEI Inc.

               c/o Founders Management Services Inc.
               711 Fifth Ave.
               New York, NY 10022
               Attention: Warren H. Haber, Chairman
               Telecopy: 212-223-2490

With a copy to:

               Reitler Brown LLC

               800 Third Avenue, 21st floor
               New York, NY 10022
               Attention: Leo Silverstein, Esq.
               Telecopy: (212) 371-5500

(b) If to Shareholder, addressed to:

               U. S. Plastic Lumber Corp.

               2300 W. Glades Road
               Suite 440W
               Boca Raton, Florida 33431
               Attention: Bruce C. Rosetto, Vice President and General Counsel
               Telecopy: (561) 394-5335

With a copy to:

               Blank Rome Comisky & McCauley LLP

               One Logan Square
               Philadelphia, Pennsylvania 19103-6998
               Attention: Alan L. Zeiger, Esq.
               Telecopy: (215) 569-5628

      12.3 Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.

      12.4 Entire Agreement. This Agreement, including the exhibits and schedules attached hereto and other documents referred to herein, contains the entire understanding of the parties hereto in respect of its subject matter and supersedes all prior and contemporaneous agreements and understandings, oral and written, between the parties with respect to such subject matter.

      12.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Purchaser and the Shareholder and their respective successors and assigns; provided, however, that the Shareholder shall not directly or indirectly transfer or assign any of the Shareholder’s respective rights hereunder in whole or in part without the prior written consent of Purchaser, and any such transfer or assignment without said consent shall be void, ab initio. Subject to the immediately preceding sentence, and except as set forth in Article 10, this Agreement is not intended to benefit, and shall not run to the benefit of or be enforceable by, any other person or entity other than the parties hereto and their permitted successors and assigns.

      12.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same Agreement.

      12.7 Recitals, Schedules and Exhibits. The recitals, schedules and exhibits to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth at length herein.

      12.8 Construction.

(a) The article, section and subsection headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(b) As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires.

(c) For the purposes of this Agreement, unless the context clearly requires, “or” is not exclusive.

      12.9 Governing Law. This Agreement shall be governed by, enforced and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state. Each of the parties hereto hereby consents to the exclusive jurisdiction of, and venue in, any federal or state court of competent jurisdiction located in the Wilmington, Delaware.

      IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.

PURCHASER:
New CEI Inc.

By:	/s/ J. D. WHITE

J. D. White, Secretary

SHAREHOLDER:
U.S. Plastic Lumber Corp.

By:	/s/ MARK ALSENTZER

Mark Alsentzer, Chairman and CEO

COMPANY:
Clean Earth, Inc.

By:	/s/ BRUCE C. ROSETTO

Bruce C. Rosetto, Secretary

AMENDMENT TO PURCHASE AGREEMENT

      Amendment dated as of February 12, 2002, to the Purchase Agreement dated as December 29, 2001 among New CEI Inc. (“Purchaser”) and Clean Earth, Inc. (the “Company”) and U.S. Plastic Lumber Corp. (the “Shareholder”).

      IT IS HEREBY AGREED, that the Purchase Agreement is amended in the following particulars only:

1. Section 1 is hereby amended as follows:

a) The definition of “Adjusted Net Worth” is hereby amended to read as follows:

“Adjusted Net Worth” shall mean the Company’s total assets (excluding cash and cash equivalents, receivables related to the Quakertown Claim and the change order related to the Interstate Industrial Joint Venture Claim, and receivables from the Shareholder) less current liabilities (excluding the current portion of capital leases and mortgages of the Company, payable to the Shareholder and the PRP Reserve), billings in excess of cost (to the extent not included in current liabilities) and capital leases, mortgages and obligations to employees.

b) The definition of “ANCWC” is hereby amended to read as follows:

“ANCWC” shall mean the adjusted non-cash working capital, which is defined as current assets (excluding cash and its equivalents, receivables related to the Quakertown Claim and the Interstate Industrial Joint Venture Claim, and receivables from the Shareholder) minus (i) current liabilities (excluding the current portion of capital leases and mortgages and payables to the Shareholder) and (ii) all billings in excess of cost.

c) The definition of “Final Commitment Date” is hereby amended to read as follows:

“Final Commitment Date” shall mean February 1, 2002.

d) The definition of “Securities” is hereby amended to read as follows:

“Securities” shall mean shares of the Junior Preferred Stock issued by Purchaser to the Shareholder as part of the Purchase Price, as contemplated by Article 2 hereof.”

e) The following definitions are added:

“PRP Reserve” is hereby defined as the $324,485 reserve on the balance sheet of the Company as of the November 30, 2001 in respect to the following matters in which Clean Earth of North Jersey, Inc. has been named as a “potentially responsible party”: Spectron, Four County Landfill and Bayonne Barrel.”

f) The definition of “Fully Diluted Common Stock” is hereby deleted and all references to “Fully Diluted Common Stock” as a defined term are hereby deleted.

g) “Warrant” is hereby deleted and all references in this Agreement except as set forth in Section 2.2(b)(v) to “Warrant” as a defined term are hereby deleted.

2. Section 2.2(a)(ii) is hereby amended to change “Five Million Dollars ($5,000,000)” to “Four Million Five Hundred Thousand Dollars ($4,500,000)” and to delete “; and” at the end of this subsection.

3. Section 2.2(a)(iii) is hereby deleted.

4. Section 2.2(b) is hereby amended as follows:

a) Section 2.2(b)(i) is amended to read as follows:

“If the aggregate of the outstanding obligations of the Company and its Subsidiaries on a consolidated basis under capital equipment leases, promissory notes (including notes payable to Waste Management, Inc.), obligations to employees and the long-term portion of all other liabilities (including without limitation the mortgage notes on the Company’s Philadelphia,

Pennsylvania and Kearney, New Jersey properties, and excluding the PRP Reserve and all billings in excess of cost) as reflected on the Final Closing Balance Sheet is greater or less than $5,500,000, the Closing Date Cash Payment shall be (A) decreased, to the extent greater than $5,500,000, by the amount of the excess, or (B) increased, to the extent less than $5,500,000, by the amount of the difference.”

b) New clauses (b)(iv) and (b)(v) are added to read as follows:

“(iv) Except as provided below, if on the Closing Date, the Shareholder, the Company or any Subsidiary of the Company is in default, or but for the failure of any grace period to expire would be in default, or as a result of the sale of the Shares by the Shareholder and the failure to obtain the consent of the obligee will be in default of an obligation which is included in or would have been deemed if such default or failure had not occurred an obligation subject to the provisions of Section 2.2(b)(i) and as a result the obligee has or would have the right to accelerate the date or dates of payment of such obligation or other obligations of the Company or a Subsidiary which are or would be subject to the provisions of Section 2.2(b)(i) (collectively the “Defaulted Obligation”), the cash portion of the Purchase Price shall be reduced by the amount of the accelerated portion of the obligation or obligations less the amount by which such acceleration has resulted in the reduction of the cash portion of the Purchase Price pursuant to Section 2.2(b)(i) or Section 2.2(b)(ii). In the event that a reduction of the cash portion of the Purchase Price is effected pursuant to this Section 2.2(b)(iv) Purchaser shall deliver a promissory note (the “D.O. Note”), to the Shareholder at the Closing in the principal amount equal to such reduction payable on such terms and at such date or dates as the obligation giving rise to the reduction would have been payable by the Company or a Subsidiary had the default not occurred. Purchaser shall use the amount of the Cash Portion of the Purchase Price so reduced to pay the related Defaulted Obligation and the D.O. Promissory Note shall be secured by liens against the real estate or other collateral related to the Defaulted Obligation of the same nature and priority as the liens, if any, in favor of the Defaulted Obligee with respected the Defaulted Obligation.

Defaulted Obligations shall not include obligations which are accelerated as a result of the failure of the obligee to provide its consent to the sale of the Shares pursuant to this Agreement with respect to leases of equipment possessed or operated by the Company or a Subsidiary (in an aggregate amount not to exceed $150,000) or obligations to Bank of America under that certain Credit Agreement dated as of June 30, 2000. The Shareholder will use its best efforts to obtain all required consent(s) prior to the Closing Date. Purchaser agrees to use its best efforts to have the D.O. Note refinanced within a reasonable period following the Closing Date on terms and with security no more adverse to Purchaser than those of the D.O. Note and related security and apply the proceeds thereof to the payment of the related D.O. Note. The foregoing shall not require Purchaser to incur any material expense or fees to effect any such refinancing.”

“(v) In the event Purchaser has received external debt financing (“Mezzanine Financing”) of at least $8,000,000 but less than $10,000,000 by or at the Closing as described in Section 8.1(i), the cash portion of the Purchase Price shall be reduced by the amount by which the amount of Mezzanine Financing is less than $10,000,000, but such reduction shall not, unless the Shareholder, in its sole discretion, agrees otherwise, cause the Closing Date Cash Payment to be less than $43,500,000 (the “Mezzanine Financing Related Reduction”). In such event the Shareholder shall be deemed to be an investor in the Mezzanine Financing to the extent of the Mezzanine Financing Related Reduction which shall be payable on the same terms and entitling Shareholder to the same rights, privileges and limitations to which the Mezzanine Financing investors are entitled and are subject, including the receipt of a warrant to purchase such number of shares of Common Stock of Purchaser equal to the same proportion of the aggregate number of shares subject to the warrants herein issued to all the Mezzanine Financing investors with respect to the Mezzanine Financing Related Reduction (the “Mezzanine Warrants”) as the amount of the Mezzanine Financing Related Reduction represents of the total amount of the Mezzanine Financing. In no event shall the amount payable by Purchaser to the Shareholder as a Mezzanine Financing investor be subject to reduction or set-off by Purchaser for indemnity of obligations of the Shareholder pursuant to Section 10.2(a) of the Agreement.”

5. Section 2.2(c)(i) is hereby amended to read as follows:

“If the aggregate of the outstanding obligations of the Company and its Subsidiaries on a consolidated basis under capital equipment leases, promissory notes (including notes payable to Waste Management, Inc.), obligations to employees and the long-term portion of all other liabilities (including without limitation the mortgage notes on the Company’s Philadelphia, Pennsylvania and Kearney, New Jersey properties, and excluding the PRP Reserve and all billings in excess of cost) as reflected on the Pre-Closing Balance Sheet is greater or less than $5,500,000, the Closing Date Cash Payment shall be (A) decreased, to the extent greater than $5,500,000, by the amount of the excess, or (B) increased, to the extent less than $5,500,000, by the amount of the difference.”

6. The second sentence of Section 2.3 is hereby amended to read as follows:

“If the Cash Purchase Price as determined by the Final Closing Date Balance Sheet is equal to or less than the Closing Date Cash Payment (the amount by which it less than the Closing Date Cash Payment is the “Difference”), the Escrow Agent, within five days following receipt of the Final Closing Date Balance Sheet, shall transmit by wire transfer all of the Escrowed Funds to Purchaser.”

7. Section 2.4(b)(iii) is hereby deleted and the designation of the following clauses (iv) and (v) are hereby redesignated as (iii) and (iv).

8. The reference in Section 2.4(c) to “Section 2.1(a)” is hereby replaced by a reference to “Section 2.3”.

9. The material prior to the solid capitalized portion of Section 3.8 is hereby amended to read:

“Legends. It is understood that the certificates evidencing the Securities it is purchasing may bear the following legend:”

10. Section 4.22(b) is hereby amended to read in its entirety as follows:

“At Closing the Company’s Adjusted Net Worth shall be not less than $56,200,000 before deductions for the following during the period subsequent to December 30, 2001: reductions for intangibles, write-offs of permits and up to $100,000 per month for depreciation of tangible fixed assets.

11. Section 5.5 is hereby amended by the deletion from the third sentence of: “Other than the Warrant and”

12. Section 5.7 is hereby amended to read as follows:

“5.7 Valid Issuance of the Securities. The Securities being issued to the Shareholder hereunder will, upon issuance pursuant to the terms hereof, be duly authorized and validly issued, fully paid, nonassessable and free of any Liens created by Purchaser and the issuance will, assuming the accuracy of the representations and warranties made by the Shareholder to Purchaser, be in compliance with applicable state and federal securities laws.”

13. Clause (d) of Section 6.3 is hereby amended to read as follows:

“(d) declare, set aside, make or pay any dividend or other distribution (other than the distribution of the Distributed Claims and PRP Reserve) in respect of its capital stock or purchase or redeem, directly or indirectly, any shares of its capital stock;”

14. Section 6.9 is hereby amended by revision of the second sentence of Section 6.9 to read as follows:

“The Company shall refrain and shall cause each of its Subsidiaries to refrain from becoming a party to any contract or commitment other than in the Ordinary Course (but in no event shall the Company or a Subsidiary enter into a contract or commitment for products or services in an amount greater than $3,000,000 without the prior consent of Purchaser which consent shall not be unreasonably withheld.)”

15. Section 6.10 is hereby amended to read as follows:

“Capital Expenditures. Except for capital expenditures or commitments necessary to maintain its properties and assets in good condition and repair (the amount of which shall not in the aggregate exceed Fifty Thousand Dollars ($50,000)) and for equipment or machinery (no item of which shall exceed $100,000) acquired to perform services under contracts then outstanding or about to be outstanding, the Company shall not purchase or enter into any contract to purchase any capital assets.”

16. Article 6 is hereby amended by the addition of the following Sections 6.20 and 6.21:

“6.20 “(c) Shareholder shall assume all liability relating to the PRP Reserve matters. Shareholder agrees to cause the transfer of the PRP Reserve currently on the Company’s books and records prior to the Closing Date to the books and records of the Shareholder.”

“6.21 The Shareholder and the Company will cause the transfer to the Company on or prior to the Closing Date of all licenses and trademarks relating to the assets, business and operations of the Company or any of its Subsidiaries from or with U.S. Plastic Lumber IP Corp., a subsidiary of Shareholder, without any cost, expense or fees payable by the Company, any of its subsidiaries or Purchaser. The Shareholder and the Company jointly and severally represent and warrant to Purchaser that (i) the foregoing licenses constitute all the licenses to which the Shareholder or any of its subsidiaries, other than the Company or a subsidiary of the Company, is a licensor or licensee which are currently outstanding relating to assets, business or operations of the Company or any of its subsidiaries and (ii) the foregoing trademarks constitute all the trademarks relating to the assets, business or operations of the Company or any of its subsidiaries.”

17. Article 7 is hereby amended as follows:

a) Section 7.2 is hereby amended to add the following subsection (e):

“(e) at the Closing pay or cause the Company to pay to the guarantors of any indemnity obligation with respect to any contracts for such guarantors act as an indemnitor to AIG Environmental on behalf of the Company, other than the Brooklyn Contract, a fee equal to 1.5% of the bond amount for any such contracts as follows: 50% of the fee at time of Closing and 50% within 30 days of mobilization fee being invoiced. Purchaser shall use its best efforts to remove the foregoing guarantors from their indemnity obligations under any such contracts as of the Closing Date.”

b) The following Sections 7.10, 7.11 and 7.12 are added hereby:

“7.10 Coverage of Company Employees. The Shareholder shall cooperate with the Company in its efforts to have those Plans (as defined in Section 4.14(a)) of the Shareholder that provide benefits or are applicable to the employees of the Company or any of its Subsidiaries (other than stock option or stock ownership plans of the Shareholder) to be adopted by the Company and continued for the covered employees of the Company and its Subsidiaries effective as of the Closing Date. In the event the adoption or continuation of the relevant Plan by the Company can not reasonably be effected on the Closing Date, the Shareholder agrees to continue to make such Plan or Plans available to the covered employees of the Company and its Subsidiaries until the earlier of the date of the effectiveness of a corresponding Plan by the Company or a date 45 days following the Closing Date, subject to Purchaser reimbursing the Shareholder for any costs associated, directly or indirectly, with the Shareholder causing the Plan or Plans to be continued subsequent to the Closing Date.”

“7.11 338(h)(10) Election Payment. Purchaser shall provide to the Shareholder no later than a date 30 days after the Closing Date, a schedule setting forth the fair market values, reasonably determined, of the relevant classes of the assets of the Company and each of its Subsidiaries for purposes of the allocation of the Purchase Price if the sale of the Shares to Purchaser is treated as a sale of assets pursuant to Section 338(h)(10) of the Code (the “FMV Allocation Schedule”). The Shareholder agrees to prepare and provide Purchaser with a schedule (the “Shareholder Schedule”) setting forth and computing, based on the FMV Allocation Schedule, all the federal, foreign, state and local income, sales and transfer taxes which Shareholder and its Subsidiaries are required to pay if the sale of the Shares to Purchaser is treated as a sale of assets pursuant to Section 338(h)(10) (the “Directly Related Tax Liability”) no later than 60 days prior to the date such election is required to be made. (The election is required to be made under the Code no later than the 15th day of the ninth month following the Closing Date, such 15th day hereinafter referred to as the “Ultimate Election Date”). If Purchaser determines to make the Section 338(h)(10) election with respect to its purchase of the Shares it shall provide written advice of such election to the Shareholder no later than 30 days prior to the Ultimate Election Date. Upon receipt of such advice, the Shareholder shall prepare and execute such documents required to join in such election (the “Related Tax Documents”) and prepare the related income tax returns providing for the Directly Related Tax Liability set forth in the Shareholder Schedule as such schedule may be amended with the agreement of Purchaser, copies of which shall be delivered to Purchaser no later than ten days prior to the Ultimate Election Date. Purchaser, no later than five days prior to the Ultimate Election Date, after receipt of the Related Tax Documents and copies of the related income tax returns certified as true and correct by the Chief Financial Officer of the Shareholder, shall deliver (i) the amount of the Directly Related Tax Liability and (ii) $625,000 to Blank Rome Comisky & McCauley LLP, as Escrow Agent, with instructions to have such Directly Related Tax Liability paid to the appropriate authorities with the filing of the returns and to pay $625,000 to the Shareholder. The tax returns shall include the Company and those Subsidiaries of the Company that are required under applicable federal and state regulations to be included in such returns, shall be timely filed and the Section 338(h)(10) election shall not be rescinded without the prior written consent of Purchaser. The Escrow Agent shall perform its obligations under either an amendment to the Escrow Agreement or a separate agreement which shall afford the Escrow Agent with similar indemnification rights and protections as those provided in the Escrow Agreement.”

“7.12 Possible Merger. In the event a proposal is presented to the stockholders of Purchaser no later than one year following the Closing Date to merge or consolidate Purchaser with, or sell substantially all the assets of Purchaser to, a corporation or limited liability company and a result of such merger, consolidation or sale is that the holders of the Common Stock of Purchaser will receive upon consummation shares, or securities convertible into shares, which are listed or admitted to trading on a national stock exchange or the Nasdaq Stock Market or Nasdaq Small Capital Stock Market, the Shareholder will not assert, and not permit any transferee to assert any dissenter’s rights with respect to the Securities.”

18. Purchaser acknowledges that the terms of the proposed external debt financing from lenders which it has received are reasonably satisfactory and that it deems the condition set forth in Section 8.1(g) satisfied subject to the provisions of Section 2.2(b)(v).

19. With respect to the conditions set forth in Sections 8.1(h) and the condition set forth in Section 8.2(d), Purchaser and the Shareholder, respectively, acknowledges that the terms of the proposed financing from Bank of America which it has received are reasonably satisfactory and the above-referenced conditions is satisfied.

20. Section 8.1(k) is hereby amended to read as follows:

“(k) On or prior to February 15, 2002, Purchaser shall have been reasonably satisfied with the results of its environmental due diligence review of the Company and its Subsidiaries.”

21. Section 8.3 is hereby deleted.

22. Section 9.1(d) is hereby amended to read as follows:

“(d) by either Purchaser or the Shareholder and the Company acting together if the Closing is not effected on or prior to (i) March 31, 2002, provided however, that the failure to effect the Closing by such date is not primarily due to acts, omissions or failure of the terminating party or (ii) May 15, 2002 if the Closing is not effected due solely to the review by the SEC of the Proxy Statement to be distributed to the Shareholder’s stockholders, and distribution of the Proxy Statement to said stockholders and the pending meeting related thereto, with respect to the proposed sale of the Shares, provided that the Shareholder is diligently responding to such comments the Staff of the SEC has made in connection with such review.”

23. Section 10.2(e) is hereby amended to delete the clause “registered in the name of the Shareholder”.

24. Section 11(b) is hereby amended to read as follows:

“(b) Purchaser shall provide Shareholder, within 30 days of the end of each of the first three quarters of its fiscal year and 90 days of the end of the last quarter of its fiscal year, its balance sheet and statement of operations for such quarter or fiscal year which need not be audited but prepared in accordance with generally accepted accounting principles of the Company so long as Shareholder holds at least $100,000 stated value of Junior Preferred Stock or New CEI Shares representing at least 1% of Purchaser’s Fully Diluted Common Stock.”

25. Section 12.1(c) is hereby amended by adding the following:

“In no event shall the failure to receive external mezzanine debt financing pursuant to Section 8.1(i) relieve Purchaser from any obligations under this Section 12.1(c) if such failure is due to the lack of availability of a Mezzanine Financing Related Reduction (as defined in Section 2.2(b)(v)) .”

This amendment constitutes as of the date hereof the only amendment to the Purchase Agreement superseding any other amendment that may have been negotiated.

      IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.

PURCHASER:
New CEI Inc.

By:	/s/ J.D. WHITE

J. D. White, Secretary

SHAREHOLDER:
U.S. Plastic Lumber Corp.

By:	/s/ MARK ALSENTZER

Mark Alsentzer, Chairman and CEO

COMPANY:
Clean Earth, Inc.

By:	/s/ BRUCE C. ROSETTO

Bruce C. Rosetto, Secretary

APPENDIX B

CERTIFICATE OF INCORPORATION

OF
NEW CEI INC.
UNDER SECTION 102 OF THE

General Corporation Law of the State of Delaware

      I, John Watkins, being a natural person over the age of 18 years with a mailing address of Reitler Brown LLC, 800 Third Avenue, New York, New York 10022, for the purpose of forming a corporation pursuant to Section 102 of the General Corporation Law, do hereby certify as follows:

      FIRST: The name of the corporation (the “Corporation”) is New CEI Inc.

      SECOND: The address of the registered office of the Corporation is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is The Corporation Trust Company.

      THIRD: The purposes for which the Corporation is formed are to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).

      FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is (i) 20,000,000 shares of Common Stock each having a par value of $0.001 per share and (ii) 7,500,000 shares of Preferred Stock each having a par value of $0.001 per share (the “Preferred Stock”), which Preferred Stock the Board of Directors of the Corporation is hereby expressly authorized to issue from time to time in one or more series, each series having such voting powers, dividends, designations, preferences and other rights, qualifications, limitations and restrictions as designated by the Board of Directors from time to time.

      FIFTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

      SIXTH: Meetings of stockholders may be held within or outside of the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such places as may be designated from time to time by the board of directors or in the by-laws of the Corporation. Election of directors need not be by written ballot except and to the extent provided in the by-laws of the Corporation.

      SEVENTH. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under §291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under §279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders of class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

      In Witness Whereof, I, John Watkins, the sole incorporator of New CEI Inc., have executed this Certificate of Incorporation on this                day of December, 2001, and do hereby certify under the penalties of perjury that the facts stated in this Certificate of Incorporation are true.

/s/ JOHN WATKINS

John Watkins
Sole Incorporator

Mailing Address:

Reitler Brown LLC
800 Third Avenue
New York, New York 10022

CERTIFICATE SETTING FORTH RESOLUTIONS OF THE BOARD OF DIRECTORS

OF
NEW CEI INC.
PURSUANT TO SECTION 151
OF
THE GENERAL CORPORATION LAW
OF
THE STATE OF DELAWARE

      We, the undersigned,                and                , the Chairman of the Board of Directors and the Secretary, respectively, of New CEI Inc., a Delaware corporation, the Certificate of Incorporation of which was filed in the office of the Secretary of State of Delaware and recorded in the office of the Recorder of Kent County, Delaware, on December, 2001, DO HEREBY CERTIFY: That by unanimous written consent of the Directors of the Corporation the following resolutions were duly adopted:

      The number, designation, preferences and the relative, participating, optional and other special rights and qualifications, limitations and restrictions of the following series of Preferred Stock (collectively the “Designation Preferences and Limitations of the Junior 5% Preferred Stock”) are as follows:

1. Number and Designation. The number of shares to constitute the total authorized amount of the series of Preferred Stock, par value $.001 per share, of the Corporation shall be 50,000 shares and the designation of such shares shall be “5% Junior Preferred Stock”.

2. Stated Value; Date of Issue. The 5% Junior Preferred Stock shall have a stated value of $100 per share (the “Stated Value”). The date a share of 5% Junior Preferred Stock is issued is referred to herein as its “Date of Issue”.

3. Dividends.

(a) The holders of shares of 5% Junior Preferred Stock shall be entitled to receive dividends per annum equal to 5.0% of the Stated Value per share of 5% Junior Preferred Stock. Such dividends shall compound and be cumulative in respect of each share of 5% Junior Preferred Stock annually, in arrears, on the last day in each year (each a “Dividend Payment Date”). Each period commencing on the later of the Date of Issue of a share of 5% Junior Preferred Stock or the first day after the last preceding Dividend Payment Date and ending on the next Dividend Payment Date or, in the case of a final dividend, the effective date of a liquidating distribution or redemption of such shares of 5% Junior Preferred Stock is referred to herein as a “Dividend Period.” If the date fixed for payment of a final liquidating distribution on any shares of 5% Junior Preferred Stock or the date on which the shares of 5% Junior Preferred Stock are redeemed does not coincide with a Dividend Payment Date, then subject to the provisions hereof relating to such liquidating distribution or redemption, the final Dividend Period applicable to such shares shall be the period from the last Dividend Payment Date prior to the date such liquidating distribution or redemption occurs through the effective date of such liquidating distribution or redemption.

(b) Dividends on each share of 5% Junior Preferred Stock shall be paid in the form of additional authorized, duly issued, fully paid and nonassessable shares of 5% Junior Preferred Stock. Each share so issued shall be valued at its Stated Value. Delivery of the dividend shares shall be deemed to have occurred upon the date such dividends are declared by the Board of Directors of the Corporation and the holder entitled to receive such shares of 5% Junior Preferred Stock shall be treated for all purposes as the record holder of such shares of 5% Junior Preferred Stock as of the time such dividends are declared.

(c) If full dividends on all outstanding shares of 5% Junior Preferred Stock have not been declared and paid or irrevocably set aside in trust for payment for the then current Dividend Period and all prior Dividend Periods, the Corporation shall not (i) declare or pay or set aside for payment any dividends or make any other distribution or payments on the Common Stock or any other securities of the Corporation ranking junior to shares of 5% Junior Preferred Stock with respect to the payment of dividends or upon liquidation (collectively with the Common Stock, “Junior Securities”) or (ii) make any payment on account of the purchase, redemption or other retirement of, or pay or make available any money for a sinking fund for the redemption of, any Junior Securities.

4. Redemption.

(a) The Corporation shall redeem all but not less than all of the outstanding 5% Junior Preferred Stock, upon the occurrence of a Redemption Event which shall be the earlier of (i) the tenth anniversary of the Date of Issue or (ii) a Change of Control which shall mean (x) the merger, consolidation or sale or conveyance for cash or stock in one or a series of related transactions, of all or substantially all of the assets of the Corporation to any Person (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) other than a Principal or an Affiliate; or (y) if any Person, other than an Affiliate or Principal, shall acquire direct or indirect beneficial ownership of more than 50% of the total combined voting power with respect to the election of directors of the issued and outstanding Common Stock of the Corporation, or (iii) the consummation of the sale by the Corporation or a successor of shares of its Common Stock or securities convertible into shares of Common Stock of the Corporation or of a successor which sale is the subject of a Registration Statement declared effective under the Securities Act of 1933, as amended, by the Securities and Exchange Commission and resulted in gross proceeds to the Corporation of at least $25,000,000. “Affiliate” means any individual, corporation, limited liability company, partnership, association, trust or other entity or organization that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person; and “Principal” means the Corporation, each stockholder of the Corporation as of the date of issue by the Corporation of shares of 5% Junior Preferred Stock and each Affiliate of such stockholder. Within five (5) business days following the occurrence of a Redemption Event, the Corporation shall provide each holder of 5% Junior Preferred Stock with written notice of such Redemption Event and the redemption to be effected as a result thereof (the “Mandatory Redemption Notice”).

(b) Within five (5) business days following receipt of any Mandatory Redemption Notice, each holder of shares of 5% Junior Preferred Stock to be redeemed shall deliver to the Corporation (i) the certificates representing the shares to be redeemed or (ii) a statement by such holder to the effect that such certificates have been lost, stolen or destroyed and an agreement of such holder to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Redemption Price for such shares shall be paid in immediately available funds within five (5) business days following the date that the holder of such shares complies with the requirements of the preceding sentence.

(c) Such redemption shall be deemed to have been made as of the close of business on the applicable date of payment of the Redemption Price for such shares, and the rights of the holder thereof, except for the right to receive the Redemption Price for such redeemed shares as provided in this Section 4, shall cease and terminate as to such redeemed shares on such date.

(d) As used herein, “Redemption Price” means the sum of the Stated Value of the shares to be redeemed plus all accrued but unpaid dividends thereon, as calculated pursuant to Section 3 herein, as of the effective date of such redemption.

5. No Voting Rights. Except as otherwise required by law or as otherwise specifically provided herein, the holder of each share of the 5% Junior Preferred Stock shall not be entitled to vote on any matter submitted to the stockholders of the Corporation including but not limited to the election of directors or to otherwise participate in any action taken by the Corporation or its stockholders.

6. Ranking. The Corporation may at any time create, authorize or issue, without the consent of any of the holders of the 5% Junior Preferred Stock, other classes or series of capital stock which rank senior to, junior to, or on parity with, the 5% Junior Preferred Stock in respect of dividends and junior or on parity with the 5% Junior Preferred Stock in respect of dissolution, liquidation or winding-up. However, other than with respect to the Series A Convertible Preferred Stock, the Corporation may not, without the consent of the holders of a majority of the outstanding shares of the outstanding, 5% Junior Preferred Stock create, authorize or issue preferred stock ranking senior to the 5% Junior Preferred Stock with respect to dissolution, liquidation or winding-up.

7. Subordination.

7.1 Redemption and liquidation obligations and payments with respect to the 5% Junior Preferred Stock shall be subordinated to the payment of all Indebtedness of the Corporation (as hereinafter defined). The term “Indebtedness” shall mean any principal of, premium, if any, accrued and unpaid interest on, and any and all other obligations arising out of or as a result of Debt (as hereinafter defined) of the Corporation and its consolidated subsidiaries outstanding on the date of initial issuance of the 5% Junior Preferred Stock or hereafter created, incurred, assumed, issued or guaranteed by the Company, together with all interest thereon accruing after commencement of a case, proceeding or other action related to the bankruptcy, reorganization or insolvency of the Corporation, unless in any instrument or instruments evidencing or securing such indebtedness or pursuant to which the same is outstanding, it is provided that such indebtedness is not superior in right of redemption or liquidation payments with respect to the 5% Junior Preferred Stock. The term “Debt” shall mean (a) any debt (whether created, incurred or assumed), unconditional or contingent, (i) for borrowed money or (ii) evidenced by a note, debenture or similar instrument (including a purchase money obligation so evidenced), or (iii) the face amount of any letters of credit; (b) any debt of others described in the preceding clause (a) which the Corporation has guaranteed or for which it is otherwise liable; (c) trade indebtedness; and (d) any amendment, modification, deferral, renewal, extension or refinancing of any debt described in (a), (b) or (c).

7.2 Upon the maturity of any Indebtedness or any distribution of assets of the Company pursuant to any dissolution, winding up, liquidation or reorganization of the Company, whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Company or otherwise, the holders of all Indebtedness shall first be entitled to receive payment in full of all of the Indebtedness before the holders of 5% Junior Preferred Stock become entitled to receive any redemption or liquidation payments on the 5% Junior Preferred Stock; and upon the occurrence of any of the above-described events, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than securities of the Company as reorganized or readjusted or securities of the Company or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated to the payment of Indebtedness which may at any time be outstanding) to which the holders of the 5% Junior Preferred Stock would be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, shall be paid directly to the holders of Indebtedness or their representative or representatives or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the principal of and premium, if any, and interest on the Indebtedness held or represented by each, to the extent necessary to pay in full all Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Indebtedness.

7.3 No redemption or liquidation payment on account of the 5% Junior Preferred shall be made if any event of default or default in respect of any Indebtedness has occurred and is continuing. No payment on account of the 5% Junior Preferred Stock shall be made, either directly or indirectly, by the Corporation, if, at the time of such payment or purchase, or immediately after giving effect thereto, Indebtedness shall be or shall become in default, unless simultaneously with making such payment, full payment of amounts which are, or with the lapse of time or the giving of notice or both would become, due as a result of such default has been made. Nothing contained herein shall be deemed to preclude or prohibit the Corporation from making any payment on account of the 5% Junior Preferred Stock at a time when the Corporation is not in default or would not be in default with notice or lapse of time or both under any Indebtedness after giving effect to such payment.

7.4 In the event any direct or indirect payment or distribution shall be made to the holders of the 5% Junior Preferred Stock in contravention of the provisions of this Section 7, then such payment or distribution shall be held in trust for the benefit of the holders of Indebtedness and shall be paid over by the holders of the 5% Junior Preferred Stock in the manner as provided in Section 7.2.

7.5 Notwithstanding any provision of Section 7 herein, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or otherwise, after payment or provision for payment of the Indebtedness of the Corporation, the holders of the 5% Junior Preferred Stock shall be entitled to receive, before the holders of any Junior Securities out of the remaining net assets of the Corporation, the Stated Value of the 5% Junior Preferred Stock.

In the event that, after payment or provision for payment of the Indebtedness of the Corporation, the remaining net assets of the Corporation are not sufficient to pay the stated value to the holders of the 5% Junior Preferred Stock, then no such distribution shall be made on account of any shares of any other class or series of capital stock of the Corporation ranking on a parity with the shares of the 5% Junior Preferred Stock upon such liquidation unless proportionate distributive amounts shall be paid on account of each share of the 5% Junior Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of all such parity shares, including other shares of 5% Junior Preferred Stock, are respectively entitled upon such liquidation.

APPENDIX C

OPINION OF SANDERS MORRIS HARRIS, INC.

SANDERS MORRIS HARRIS

G. Clyde Buck

Senior Vice President &
Managing Director

January 8, 2002

PERSONAL AND CONFIDENTIAL

Board of Directors

U.S. Plastic Lumber Corporation
2300 Glades Road
Suite 440W
Boca Raton, FL 33431

Gentlemen:

      You have advised Sanders Morris Harris, Inc. (“SMH”) that New CEI Inc. (“New CEI”) has proposed to acquire Clean Earth, Inc. (“CEI”), the environmental remediation and dredging segment of U.S. Plastic Lumber Corp. (“USPL”), at a price of approximately $45 million in cash, 50,000 shares of Junior Preferred Stock of New CEI and a warrant to purchase 4% of common stock of New CEI. In addition, New CEI will retain $5.5 million of debt held by CEI. The proposed transaction is subject to a definitive agreement (the “Agreement”).

      You have requested that SMH act as financial advisor to the Board of Directors of USPL and issue an opinion (“Opinion”) as to the fairness, from a financial point of view, to USPL and its common shareholders of the terms of the proposed transaction (the “Transaction”).

      SMH, as part of its investment banking business, is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

      In arriving at our Opinion, we have, among other things:

1.	Reviewed a letter of intent for the Transaction dated September 5, 2001;

2.	Reviewed the Purchase Agreement between New CEI and U.S. Plastic Lumber Corp. dated December 29, 2001;

3.	Reviewed draft dated December 27, 2001 of USPL’s Schedule 14A Proxy Statement;

4.	Reviewed USPL’s audited financial statements and annual report and Form 10-K for the fiscal year ended December 31, 2000;

5.	Reviewed USPL’s Form 10-Q report and unaudited financial statements for the quarters ended March 31, 2001, June 30, 2001, and September 30, 2001;

6.	Reviewed USPL’s, U.S. Plastic Lumber Ltd.’s (“USPL Ltd.”) and CEI’s unaudited financial statements for the eleven months ended November 30, 2001;

7.	Reviewed USPL management’s projected income statements for CEI the years ending December 31, 2002 — 2004;

8.	Reviewed historical market prices and trading volume for USPL’s common stock;

9.	Reviewed USPL press releases dated October 1, 2001, and October 15, 2001;

10.	Reviewed a selling memorandum for CEI prepared by Banc of America Securities;

11.	Reviewed resolutions of the Board of Directors of New CEI regarding the 5 percent Junior Preferred Stock;

12.	Reviewed a document setting forth the terms and conditions of the Warrants to be issued in conjunction with the Transaction; and

13.	Discussed with management various assets, liabilities and operations of USPL and its subsidiaries, CEI and USPL Ltd.

      With your permission, we have assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by or for us, or publicly available, for purposes of this Opinion, and have further relied upon the assurances of management of USPL that it is not aware of any facts that will make such information inaccurate or misleading in any respect material to our analysis. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities of USPL or USPL’s subsidiary, CEI, nor have we conducted a physical inspection of the properties and facilities of USPL or CEI. We have assumed that the financial forecasts provided to us by USPL have been reasonably determined on bases reflecting the best currently available estimates and judgment of USPL’s management as to the future financial performance of CEI. We have further assumed in our analyses that, in, all material respects, such forecasts and projections will be realized in the amounts and times indicated thereby. We express no view as to such forecasts or the assumptions on which they were based. We have relied as to all legal, accounting and tax matters with respect to the Transaction on legal counsel accountants and other financial advisors of USPL. We were not authorized to negotiate the terms of the Transaction, and we have based our opinion solely upon the proposed Agreement as negotiated by others. We were not asked to, and we did not, solicit third party offers to acquire all or part of USPL or USPL’s subsidiary, CEI.

      For purposes of rendering our Opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the transaction will be satisfied without waiver thereof. We have also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which USPL is a party, as contemplated by the Agreement, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the consideration to be received or the time of such receipt.

      Our Opinion is limited to the fairness, from a financial point of view, of the proposed transaction to USPL’s common shareholders, and we express no opinion as to the merits of the underlying decision by USPL to engage in the transaction. Our Opinion necessarily is based upon market, economic and other conditions as they exist and can be evaluated on the date hereof, and we assume no responsibility to update or revise our Opinion based upon circumstances or events occurring after the date hereof.

      We have acted as financial advisor to the Board of Directors of USPL in connection with the transaction and will receive a fee for our services, including for rendering this Opinion. In addition, USPL has agreed to indemnify us for certain liabilities arising out of our engagement. As we have previously advised you, in the ordinary course of business, we or our affiliates may trade in USPL’s common stock for our own accounts and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Kenneth Leung, a director of USPL, is a managing director of SMH.

      Based upon and subject to the foregoing, it is our Opinion that, as of December 31, 2001 and the date hereof, the financial terms of the proposed Transaction are fair to USPL and its common shareholders from a financial point of view.

SANDERS MORRIS HARRIS, INC.

By:	/s/ G. CLYDE BUCK

G. Clyde Buck
Managing Director

(SANDERS MORRIS HARRIS LOGO)

DATE:	February 12, 2002
TO:	The Board of Directors of U.S. Plastic Lumber Corporation 2300 West Glades Road, Suite 440W Boca Raton, FL 33431
FROM:	G. Clyde Buck
RE:	Alteration of the purchase price of Clean Earth, Inc.

In regards to the alteration of the purchase price of Clean Earth, Inc., we have reviewed the Amendment to the Purchase Agreement, dated February 12, 2002, and based on this review, our opinion as to the fairness of the transaction has not changed. We still believe that, as of both December 31, 2001, and the date hereof, the financial terms of the proposed transaction are fair to USPL and its common shareholders from a financial point of view.

REVOCABLE PROXY

U.S. PLASTIC LUMBER CORP.
SPECIAL MEETING OF STOCKHOLDERS

MARCH __________, 2002

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
U.S. PLASTIC LUMBER CORP.

     The undersigned hereby appoints Mark S. Alsentzer and Bruce C. Rosetto, and each of them, as true and lawful attorneys-in-fact and proxies of the undersigned, with full power of substitution in each for the undersigned, to appear at and represent the undersigned in all matters coming before the special meeting (the “Special Meeting”) of stockholders of U.S. Plastic Lumber Corp. (“USPL”) to be held at the principal executive offices of USPL at 2300 W. Glades Road, Suite 440W, Boca Raton, Florida 33431, on March      , 2002 at 2:00 p.m., Eastern Standard Time, and any postponement or adjournment thereof, and to vote all shares of USPL’s common stock that the undersigned is entitled to vote, with all the powers and authority that the undersigned would possess if personally present at the Special Meeting. The undersigned directs the proxies to vote as follows:

     PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE: X.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING:

Item 1.	To approve the sale of all of the outstanding capital stock of Clean Earth, Inc., our wholly-owned subsidiary, which together with its subsidiaries comprise our environmental recycling division, to New CEI Inc., pursuant to the Purchase Agreement dated as of December 29, 2001 and the amendment thereto dated as of February 12, 2002 between USPL, Clean Earth, Inc. and New CEI Inc. and the transactions contemplated thereby (the “Clean Earth Sale Transaction”), as described in the accompanying proxy statement.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

Item 2.	To act upon any adjournment or postponement of the Special Meeting, if necessary, to permit further solicitation of proxies if we lack sufficient votes to approve the Clean Earth Sale Transaction at the Special Meeting.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

Item 3.	In their discretion, to vote on any other business as may properly come before the Special Meeting or any adjournment or postponement of the Special Meeting.

PLEASE DATE AND SIGN ON THE REVERSE SIDE

     ALL OF THE PROPOSALS SET FORTH ABOVE ARE PROPOSALS OF USPL. NONE OF THE PROPOSALS IS RELATED TO OR CONDITIONED UPON THE APPROVAL OF ANY OTHER PROPOSAL.

     WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED ABOVE BY THE UNDERSIGNED. IF NO CONTRARY INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE PROPOSALS 1 AND 2. IF ANY OTHER BUSINESS IS PRESENTED AT THE SPECIAL MEETING, OR ANY ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT PRESENT, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING.

     THE PROXY AGENTS PRESENT AND ACTING IN PERSON OR BY THEIR SUBSTITUTES (OR, IF ONLY ONE IS PRESENT AND ACTING, THEN THAT ONE) MAY EXERCISE ALL THE POWERS CONFERRED BY THIS PROXY. DISCRETIONARY AUTHORITY IS CONFERRED BY THIS PROXY AS TO CERTAIN MATTERS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

     The undersigned may revoke this proxy any time before it is voted by (i) filing with the Secretary of USPL a written notice of revocation bearing a later date than this proxy, (ii) duly executing a later dated proxy relating to the same shares or (iii) attending the Special Meeting and voting in person (although attendance of the Special Meeting will not in itself constitute a revocation of the proxy). Before the taking of the vote at the Special Meeting, any written notice of revocation or subsequent proxy should be sent to U.S. Plastic Lumber Corp., 2300 W. Glades Road, Suite 440W, Boca Raton, Florida 33431, attention: Secretary, or hand delivered to our Secretary, or to our proxy solicitor, Georgeson Shareholder located at 111 Commerce Road, Carlstadt, New Jersey 07072-2586.

     The undersigned hereby acknowledges receipt of the notice of the Special Meeting and the proxy statement relating to the Special Meeting.

Dated , 2002

PLEASE SIGN EXACTLY AS NAME APPEARS BELOW

Signature

Signature

     (JOINT OWNERS SHOULD EACH SIGN, ATTORNEYS-IN-FACT, EXECUTORS, ADMINISTRATORS, CUSTODIANS, PARTNERS OR CORPORATION OFFICERS SHOULD GIVE FULL TITLE).

     YOUR VOTE IS IMPORTANT! PLEASE DATE, SIGN, AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE PROMPTLY. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

     THANK YOU FOR VOTING!